Exhibit 99.1
Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
[               ], 2023
Dear 3M Company Shareholder:
On July 26, 2022, 3M Company (“3M”) announced its plan to separate its health care business into an independent public company. The separation will occur through a pro rata distribution by 3M of at least 80.1% of the outstanding shares of common stock of a newly formed company, 3M Health Care Company (“SpinCo”), which will hold 3M’s health care business.
The separation will result in two world-class public companies well-positioned to pursue their respective growth plans. As leading standalone companies, 3M and SpinCo are each expected to benefit from (i) the ability to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth; (ii) enhanced management focus, with each public company having distinct boards and management teams with relevant expertise able to focus on strengthening its business; (iii) improved operational agility and focus, enabling each of 3M and SpinCo to pursue its distinct operating priorities and strategies with increased flexibility to act based on its unique characteristics, better positioning each for long-term success; (iv) greater access to capital through the creation of distinct and compelling investment profiles appealing to different long-term investor bases; (v) independent equity currencies, enabling each company to use its own industry-focused stock to consummate future acquisitions or other transactions; and (vi) enhanced recruitment and retention, including by aligning employee, management, and board incentives with performance. We expect that 3M will remain a leading global material science innovator serving diverse end markets, with global science and technology and manufacturing capabilities, and a portfolio of iconic brands. 3M will continue to leverage its innovation to capitalize on customer opportunities aligned with key global megatrends, such as electronics, safety, mobility, digitization, home improvement, and sustainability.
Following the distribution, 3M will own up to 19.9% of the outstanding shares of SpinCo common stock. Each 3M shareholder as of the close of business on [                ], 2023, the record date for the distribution, will receive [               ] shares of SpinCo common stock for each share of 3M common stock held by such shareholder as of such time, with cash paid in lieu of fractional shares. SpinCo common stock issued in the distribution will be issued in book-entry form only, which means that no physical share certificates will be issued.
For U.S. federal income tax purposes, the distribution is intended to be generally tax-free to 3M shareholders.
No vote of 3M shareholders is required for the distribution. You do not need to take any action to receive shares of SpinCo common stock to which you are entitled as a 3M shareholder, and you do not need to pay any consideration or surrender or exchange your 3M common stock or take any other action to receive your shares of SpinCo common stock.
SpinCo intends to apply to have its common stock authorized for listing on the [               ] under the symbol “[                ].” Following the distribution, 3M common stock will continue to trade on the New York Stock Exchange under the symbol “MMM.”
We encourage you to read the attached information statement, which is being made available to all 3M shareholders as of the record date for the distribution. The information statement describes the distribution in detail and contains important business and financial information about SpinCo, including its historical financial statements.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
We believe the separation provides tremendous opportunities for our businesses, as we work to continue to build long-term value. We appreciate your continuing support of 3M and look forward to your future support of 3M and SpinCo.

Sincerely,

Michael F. Roman
Chairman and Chief Executive Officer
3M Company

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
Preliminary and Subject to Completion, Dated [               ], 2023
INFORMATION STATEMENT
3M Health Care Company
This information statement is being furnished in connection with the distribution by 3M Company (“ParentCo”) to its shareholders of at least 80.1% of the outstanding shares of common stock of 3M Health Care Company (“SpinCo”), a wholly owned subsidiary of ParentCo that will hold ParentCo’s health care business. ParentCo will distribute at least 80.1% of the shares of SpinCo common stock on a pro rata basis to ParentCo shareholders in a distribution that is intended to qualify as generally tax-free to ParentCo shareholders for U.S. federal income tax purposes. Following the distribution, SpinCo will be a separate publicly traded company, and ParentCo will initially own up to 19.9% of the outstanding shares of SpinCo common stock.
For each share of ParentCo common stock held of record by you as of the close of business on [               ], 2023, which is the record date for the distribution, you will receive [              ] shares of SpinCo common stock. You will receive cash in lieu of any fractional shares of SpinCo common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of ParentCo common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of SpinCo common stock in connection with the distribution. We expect the shares of SpinCo common stock to be distributed by ParentCo to you at 12:01 a.m., Eastern Time, on [               ]. We refer to the date of the distribution of the SpinCo common stock as the “distribution date.”
Until the separation and distribution occur, SpinCo will be a wholly owned subsidiary of ParentCo, and consequently, ParentCo will have the sole and absolute discretion to determine and change the terms of the separation (or to terminate the separation).
No vote of ParentCo shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send ParentCo a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of ParentCo common stock or take any other action to receive your shares of SpinCo common stock.
There is no current trading market for SpinCo common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before [             ], and we expect “regular-way” trading of SpinCo common stock to begin on the first trading day following the completion of the distribution. SpinCo intends to apply to have its common stock listed on [              ] under the symbol “[                ].” Following the distribution, ParentCo common stock will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “MMM.”
In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors” beginning on page 36.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is [               ].
This information statement will be made publicly available on or about [               ]. Notice of this information statement’s availability will be first sent to ParentCo shareholders on or about [                ].

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Non-GAAP Financial Data
All financial information presented in this information statement is derived from the historical combined financial statements included elsewhere in this information statement. All financial information presented in this information statement has been prepared in U.S. Dollars in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except for the presentation of the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion.
We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion in this information statement because we believe such measures provide investors with additional information to measure our performance and liquidity. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for an explanation on why we use these non-GAAP financial measures, their definitions, and their limitations.
Presentation of Information
Unless the context otherwise requires:
•Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SpinCo assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.
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Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
•References in this information statement to “SpinCo,” “we,” “us,” “our,” “our company” and “the Company” refer to 3M Health Care Company, a Delaware corporation, and its subsidiaries.
•References in this information statement to “ParentCo” refer to 3M Company, a Delaware corporation, and its consolidated subsidiaries, including the Health Care Business prior to completion of the separation, unless the context otherwise requires or unless otherwise specified.
•References in this information statement to the “Health Care Business” refer to the health care business of ParentCo as defined in the historical combined financial statements included in this information statement.
•References in this information statement to the “ParentCo Business” refer to ParentCo’s businesses other than the Health Care Business.
•References in this information statement to the “separation” refer to the separation of the Health Care Business from ParentCo’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, SpinCo, to hold the assets and liabilities associated with the Health Care Business after the distribution.
•References in this information statement to the “distribution” refer to the distribution by ParentCo of at least 80.1% of SpinCo’s issued and outstanding shares of common stock to ParentCo shareholders as of the close of business on [               ], 2023, which is the record date for the distribution.
•References in this information statement to SpinCo’s per share data assume a distribution ratio of [              ] shares of SpinCo common stock for each share of ParentCo common stock.
•References in this information statement to SpinCo’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the Health Care Business as conducted by ParentCo prior to the completion of the separation.
•References in this information statement to the “separation and distribution agreement” refer to the separation and distribution agreement to be entered into between SpinCo and ParentCo, that will, among other things, contain the key provisions relating to the separation of the Health Care Business from the remaining businesses of ParentCo and the distribution of at least 80.1% of the outstanding shares of SpinCo’s common stock to holders of ParentCo common stock entitled to such distribution.
Trademarks, Trade Names and Service Marks
The trademarks, trade names and service marks of SpinCo appearing in this information statement are, as applicable, our property, licensed to us or, prior to the completion of the distribution, the property of ParentCo. The name and mark, 3M, and other trademarks, trade names and service marks of ParentCo appearing in this prospectus are the property of ParentCo. Solely for convenience, trademarks, trade names and service marks referred to in this information statement may appear without the “®”, “™” or “℠” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This information statement also contains additional trademarks, trade names and service marks belonging to other parties. We do not intend our use or display of these other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, such other parties.
Industry Information
Unless indicated otherwise, the information concerning the industries in which SpinCo participates contained in this information statement is based on SpinCo’s general knowledge of and expectations concerning the industry. SpinCo’s competitive position and industry size are based on estimates using SpinCo’s internal data and estimates, data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. Further, SpinCo’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.
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Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Questions and Answers About the Separation and Distribution

What is SpinCo and why is ParentCo separating the Health Care Business and distributing SpinCo common stock?	SpinCo, which is currently a wholly owned subsidiary of ParentCo, was formed to hold the Health Care Business. ParentCo intends to separate SpinCo from the rest of ParentCo by distributing at least 80.1% of the outstanding SpinCo common stock to ParentCo shareholders on a pro rata basis as of the record date for the distribution. The separation of SpinCo from ParentCo is intended, among other things, to enable each company to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth, enhance management focus, and improve operational agility. ParentCo expects that the separation will result in enhanced long-term performance of the businesses held by both ParentCo and SpinCo for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	ParentCo is delivering this document to you because you are a holder of shares of ParentCo common stock. If you are a holder of shares of ParentCo common stock as of the close of business on [ ], 2023, the record date of the distribution, you will be entitled to receive [ ] shares of SpinCo common stock for every share of ParentCo common stock that you hold at such time. This document will help you understand how the separation and distribution will affect your post-separation ownership in ParentCo and SpinCo.

How will the separation of the Health Care Business from the ParentCo Business work?	As part of the separation, and prior to the completion of the distribution, ParentCo and its subsidiaries expect to complete an internal reorganization (which this information statement refers to as the “internal reorganization”) in order to transfer the Health Care Business to SpinCo. To accomplish the separation, ParentCo will distribute at least 80.1% of the outstanding shares of SpinCo common stock to ParentCo shareholders as of the record date on a pro rata basis, in a distribution intended to be generally tax-free to ParentCo shareholders for U.S. federal income tax purposes. The number of shares of ParentCo common stock you own will not change as a result of the separation.

Why is the separation of SpinCo structured as a distribution?	ParentCo believes that a distribution of shares of SpinCo common stock to ParentCo shareholders, which is intended to be generally tax-free to ParentCo shareholders for U.S. federal income tax purposes, is an efficient way to separate the Health Care Business in a manner that will enhance the ability of each of ParentCo and SpinCo to execute its long-term business strategies.

What is the record date for the distribution?	The record date for the distribution will be the close of business on [ ], 2023.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

When will the distribution occur?	The distribution is subject to a number of conditions but, subject to the satisfaction or waiver of such conditions, it is expected that the distribution will occur at 12:01 a.m., Eastern Time, on [ ], to holders of record of shares of ParentCo common stock at the close of business on [ ], 2023, the record date for the distribution.

What do shareholders need to do to participate in the distribution?	Shareholders of ParentCo as of the record date for the distribution are not required to take any action to receive SpinCo common stock in the distribution, but you are urged to read this entire information statement carefully. No ParentCo shareholder approval is required for the distribution, and you are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of ParentCo common stock, or take any other action to receive your shares of SpinCo common stock. Please do not send in your ParentCo stock certificates. The distribution will not affect the number of outstanding shares of ParentCo common stock or any rights of ParentCo shareholders, although it will affect the market value of each outstanding share of ParentCo common stock.

How will shares of SpinCo common stock be issued?
You will receive shares of SpinCo common stock through the same channels that you currently use to hold or trade shares of ParentCo common stock, whether through a brokerage account, 401(k) plan or other channels. Receipt of SpinCo shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements or 401(k) statements.

If you own shares of ParentCo common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, ParentCo, with the assistance of [                ], the distribution agent for the distribution (the “distribution agent” or “[                ]”), will electronically distribute shares of SpinCo common stock to you or to your brokerage firm on your behalf in [book-entry form]. [                ] will mail you a [book-entry] account statement that reflects your shares of SpinCo common stock or your bank or brokerage firm will credit your account for the shares.

How many shares of SpinCo common stock will I receive in the distribution?	You are entitled to receive [ ] shares of SpinCo common stock for every share of ParentCo common stock held by you as of close of business on the record date for the distribution. Based on approximately [ ] shares of ParentCo common stock outstanding as of [ ], 2023, a total of approximately [ ] shares of SpinCo common stock will be distributed to ParentCo’s shareholders and approximately [ ] shares of SpinCo common stock will continue to be owned by ParentCo. For additional information on the distribution, see “The Separation and Distribution.”

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Will fractional shares of SpinCo common stock be distributed in the distribution?	No fractional shares will be distributed in the distribution. Fractional shares that ParentCo shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

What are the conditions to the distribution?
The distribution is subject to the satisfaction (or waiver by ParentCo in its sole and absolute discretion) of the following conditions:
•the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part, there being no order suspending the effectiveness of the registration statement in effect, and there being no proceedings for such purposes having been instituted or threatened by the SEC;
•this information statement having been made available to the holders of record of shares of ParentCo common stock at the close of business on [                  ], 2023, the record date for the distribution;
•the receipt by ParentCo and continuing validity of (1) one or more rulings from relevant tax authorities, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, regarding certain tax matters relating to the separation and the distribution, including a private letter ruling from the U.S. Internal Revenue Service (the “IRS”) regarding certain U.S. federal income tax matters relating to the separation and the distribution (an “IRS Ruling”) and (2) one or more opinions of ParentCo’s tax advisors, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, with respect to certain tax matters relating to the distribution and certain related transactions, including one or more opinions of ParentCo’s tax advisors (each, a “Tax Opinion”) regarding the qualification of the distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

•the internal reorganization and the transfer of assets and liabilities from ParentCo to SpinCo having been completed in accordance with the separation and distribution agreement;
•the receipt of one or more opinions from an independent appraisal firm to the ParentCo Board of Directors as to the solvency of ParentCo and SpinCo after the completion of the distribution, in each case, in a form and substance acceptable to the ParentCo Board of Directors in its sole and absolute discretion;

•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted by the applicable governmental authority;
•the execution of certain agreements contemplated by the separation and distribution agreement;
•no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being pending or being in effect;

•the shares of SpinCo common stock to be distributed having been accepted for listing on [                ], subject to official notice of distribution;
•ParentCo having received certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and being satisfied in its sole and absolute discretion that, as of the effective time of the distribution, ParentCo will have no liability under such arrangements; and
•no other event or development existing or having occurred that, in the judgment of ParentCo’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.
ParentCo and SpinCo cannot assure you that any or all of these conditions will be met, or that the separation or distribution will be consummated even if all of the conditions are met. ParentCo can decline at any time to go forward with the separation or distribution. In addition, ParentCo may waive any of the conditions to the distribution. For a complete discussion of all of the conditions to the distribution and the potential waiver of such conditions, see “The Separation and Distribution—Conditions to the Distribution.”

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

What is the expected date of completion of the distribution?	The completion and timing of the distribution are dependent upon a number of conditions. It is currently expected that the shares of SpinCo common stock will be distributed by ParentCo at 12:01 a.m., Eastern Time, on [ ], to the holders of record of shares of ParentCo common stock at the close of business on [ ], 2023, the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can ParentCo decide to cancel the distribution of SpinCo common stock even if all the conditions have been met, or proceed with the distribution of SpinCo common stock even if any of the conditions have not been met?	Yes. Until the distribution has occurred, the ParentCo Board of Directors has the right to terminate the distribution, even if all of the conditions described in the section entitled “The Separation and Distribution—Conditions to the Distribution” are satisfied. Alternatively, ParentCo may waive any of the conditions to the distribution and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the ParentCo Board of Directors waived any such condition, such waiver could have a material adverse effect on ParentCo’s and SpinCo’s respective businesses, financial condition or results of operations, the trading price of SpinCo’s or ParentCo's common stock, or the ability of shareholders to sell their shares after the distribution. If ParentCo elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, ParentCo will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as ParentCo determines to be necessary and appropriate in accordance with applicable law.

What if I want to sell my ParentCo common stock or my SpinCo common stock?	You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your shares of ParentCo common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of SpinCo common stock in connection with the distribution.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

What is “regular-way” and “ex-distribution” trading of ParentCo common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, SpinCo expects that there will be two markets in ParentCo common stock: a “regular-way” market and an “ex-distribution” market. ParentCo common stock that trades in the “regular-way” market will trade with an entitlement to shares of SpinCo common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to SpinCo common stock distributed pursuant to the distribution. If you are the registered holder of your shares and want to sell your shares, you should determine whether you want to sell your shares with or without an entitlement to shares of SpinCo common stock in the distribution and make any trades in the “regular way” or “ex-distribution” market accordingly. If you decide to sell any shares of ParentCo common stock before the distribution date and hold your shares in “street name,” you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SpinCo common stock with or without your entitlement to SpinCo common stock pursuant to the distribution.

Where will I be able to trade shares of SpinCo common stock?	SpinCo intends to apply for authorization to list its common stock on [ ] under the symbol “[ ].” It is anticipated that trading in shares of SpinCo common stock will begin on a “when-issued” basis on or shortly before [ ] and will continue up to and through the distribution date, and that “regular-way” trading in SpinCo common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell SpinCo common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. SpinCo cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of ParentCo common stock?	ParentCo common stock will continue to trade on the NYSE after the distribution under the symbol “MMM.”

Will the number of shares of ParentCo common stock that I own change as a result of the distribution?	No. The number of shares of ParentCo common stock that you own will not change as a result of the distribution.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Will the distribution affect the market price of my ParentCo common stock?	Yes. As a result of the distribution, it is expected that the trading price of shares of ParentCo common stock immediately following the distribution will be different from the “regular-way” trading price of such shares immediately prior to the distribution because the trading price of ParentCo common stock will no longer reflect the value of the Health Care Business. There can be no assurance whether the sum of the market value of the ParentCo common stock and the SpinCo common stock following the separation will be higher or lower than the market value of ParentCo common stock if the separation did not occur. This means, for example, that the combined trading prices of one share of ParentCo common stock and [ ] shares of SpinCo common stock after the distribution may be equal to, greater than or less than the trading price of one share of ParentCo common stock before the distribution.

What are the material U.S. federal income tax consequences of the separation and the distribution?
It is a condition to the distribution (which condition ParentCo may waive in its sole discretion) that ParentCo receive (1) one or more rulings from relevant tax authorities, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, regarding certain tax matters relating to the separation and the distribution, including an IRS Ruling and (2) one or more opinions of ParentCo’s tax advisors, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, with respect to certain tax matters relating to the distribution and certain related transactions, including one or more Tax Opinions.
Accordingly, it is expected that you will not recognize any gain or loss, and no amount will be included in your income, upon your receipt of SpinCo common stock pursuant to the distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of SpinCo common stock.
For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

What will SpinCo’s relationship be with ParentCo following the separation?
After the separation, ParentCo and SpinCo will be separate companies with separate management teams and separate boards of directors. ParentCo and SpinCo will enter into a separation and distribution agreement to effect the separation and to provide a framework for SpinCo’s relationship with ParentCo after the separation, and they will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a stockholder’s and registration rights agreement. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between SpinCo and ParentCo of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between SpinCo and ParentCo subsequent to the completion of the separation (including the relationship of ParentCo as a stockholder of SpinCo). For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”
Additionally, following the distribution, ParentCo will own up to 19.9% of the outstanding shares of SpinCo common stock. See the questions below entitled “How will ParentCo vote any shares of SpinCo common stock it retains?” and “What does ParentCo intend to do with any shares of SpinCo common stock it retains?”

How will ParentCo vote any shares of SpinCo common stock it retains?
ParentCo will agree to vote any shares of common stock that it retains in proportion to the votes cast by SpinCo’s other shareholders and is expected to grant SpinCo a proxy to vote ParentCo’s shares of SpinCo common stock in such proportion. For additional information on these voting arrangements, see “Certain Relationships and Related Party Transactions.”

What does ParentCo intend to do with any shares of SpinCo common stock it retains?	ParentCo currently plans to dispose of all of the SpinCo common stock that it retains after the distribution as soon as a disposition is warranted consistent with the business reasons for the retention of those shares, which may include dispositions of such shares through one or more exchanges for ParentCo debt, pro rata distributions to ParentCo shareholders, and/or exchanges for ParentCo shares (in each case, not later than one year after the distribution) and/or sales of such shares (not later than five years after the distribution).

Who will manage SpinCo after the separation?	SpinCo’s management team will possess deep knowledge of the health care industry. For more information regarding SpinCo’s management and directors, see “Management” and “Directors.”

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Are there risks associated with owning SpinCo common stock?	Yes. Ownership of SpinCo common stock is subject to both general and specific risks relating to its business, the industry in which it operates, its ongoing contractual relationships with ParentCo and its status as a separate, publicly traded company. Ownership of SpinCo common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully. We also encourage you to read carefully the sections entitled “Summary—Certain Risks Relating to Operating as a Standalone Entity” and “Summary—Certain Risks Relating to SpinCo’s Indebtedness.”

Does SpinCo plan to pay dividends?
After the separation and distribution, SpinCo will evaluate whether to pay a regular cash dividend. The timing, declaration, amount of, and payment of any dividends following the separation and the distribution will be within the discretion of SpinCo’s Board of Directors and will depend upon many factors, and there can be no assurances that SpinCo will begin or continue to pay a dividend in the future. See “Dividend Policy.” There can also be no assurance that, after the separation and distribution, the combined annual dividends on the common stock of SpinCo and ParentCo, if any, will be equal to the annual dividends on ParentCo common stock prior to the separation and distribution.

Will SpinCo incur any indebtedness prior to or at the time of the distribution?	Yes. SpinCo expects to complete one or more financing transactions before the distribution is completed. Approximately $[ ] of the proceeds of such financings are expected to be used to distribute cash to ParentCo. As a result of such transactions, SpinCo anticipates having approximately $[ ] of outstanding indebtedness upon completion of the distribution. On the distribution date, SpinCo anticipates that the debt will consist of [ ]. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to SpinCo’s Business.”

Who will be the distribution agent for the distribution and transfer agent and registrar for SpinCo common stock?	The distribution agent, transfer agent and registrar for the SpinCo common stock will be [ ]. For questions relating to the transfer or mechanics of the stock distribution, you should contact [ ] toll free at [ ] or non-toll free at [ ].

Do I have appraisal rights in connection with the distribution?	No. Holders of ParentCo common stock are not entitled to appraisal rights in connection with the distribution.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Where can I find more information about ParentCo and SpinCo ?
Before the distribution, if you have any questions relating to ParentCo’s business performance, you should contact:
3M Investor Relations Department
Bldg. 224-1W-02
St. Paul, MN 55144-1000
Tel: (651) 737-6523
After the distribution, SpinCo shareholders who have any questions relating to SpinCo’s business performance should contact SpinCo at:
3M Health Care Company
[Address 1]
[Address 2]
Attention:
The SpinCo investor website (www.[             ].com) will be operational on or around [                    ]. The SpinCo website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

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INFORMATION STATEMENT SUMMARY
The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and SpinCo’s business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SpinCo assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, or when otherwise specified, references in this information statement to “SpinCo,” “we,” “us,” “our,” “our company,” and “the Company” refer to 3M Health Care Company, a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references in this information statement to “ParentCo” refer to 3M Company, a Delaware corporation, and its consolidated subsidiaries, including the Health Care Business prior to completion of the separation.
Unless the context otherwise requires, or when otherwise specified, references in this information statement to SpinCo’s historical assets, liabilities, products, businesses or activities of SpinCo’s businesses are generally intended to refer to the historical assets, liabilities, products, businesses, or activities of the Health Care Business of ParentCo as it was conducted as part of ParentCo prior to completion of the separation.
Our Company
SpinCo is a leading global healthcare company developing, manufacturing, and commercializing a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs. We serve customers in over 90 countries with a global team of approximately 20,000 employees and an established global network of 24 plants across 12 countries. In each of the last two years, we have generated over $8 billion of revenue, $1.3 billion of net income, and $2 billion of Adjusted EBITDA. We deliver growth at attractive margins with the guiding principle of enabling better, smarter, safer healthcare for all.
We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering advanced solutions has helped us solve our customers’ toughest challenges and develop long-standing relationships. We have a culture committed to offering more sustainable options, providing world-class education and resources, and actively advancing health equity in the communities we serve.
We are organized into four operating business segments that are aligned with the end markets we serve.
•Medical Solutions (57% of 2022 total sales): Solutions including active wound care and incision management, vascular access, sterilization, temperature management, surgical supplies, auscultation, and monitoring, designed to accelerate healing, prevent complications, and lower the total cost of care.
•Health Information Systems (15% of 2022 total sales): Software and consulting services including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms that eliminate revenue cycle waste, create more time for patient care, and drive value-based care.
•Oral Care Solutions (16% of 2022 total sales): Comprehensive suite of dental and orthodontic solutions including brackets, aligners, restorative cement, and bonding agents that address oral care across the “life of the tooth,” including disease prevention, direct and indirect restoration, and broad orthodontic needs, while maximizing practitioner effectiveness through digitally enabled workflows and tools.
•Separation and Purification Sciences (12% of 2022 total sales): Filtration and purification technologies including filters, purifiers, cartridges, and membranes that simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water.

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We believe SpinCo is an integral part of the global healthcare ecosystem. Our solutions are relied on every day within the global healthcare industry to enable higher quality patient care, more efficient processes and workflows, and improved standards of safety and accuracy. Specifically, we estimate that our wound care products treat more than 1.6 million hard-to-heal wounds annually. Approximately 6,000 health systems worldwide – including 75% of U.S. hospitals – use at least one of our software solutions, which includes the most widely used medical coding software in the world. Our 3M™ Filtek™ products have been used in over two billion dental restoration procedures worldwide, and more than 25 million dialysis treatments annually are performed using our life-saving membranes. In 2022, SpinCo generated 62% of total revenues from the Americas, 18% from Asia Pacific, and 20% from Europe, Middle East and Africa (EMEA).
Our products and services are present along a patient’s journey through prevention, diagnosis, treatment, and recovery. It starts with good oral health, which is the key to ensuring good overall health. Our Oral Care Solutions segment provides innovative dental and orthodontic solutions that are used in prevention, treatment, diagnosis, and recovery to keep patients smiling. Incidence rates of chronic conditions, many of which are linked to poor oral health, are on the rise and many patients suffer from complications such as persistent wounds. Furthermore, many of these patients often end up requiring life-saving therapies or surgery. We believe our Medical Solutions segment is a leading provider of wound care therapy with solutions that follow the patient from hospital to home and support them through the recovery process. The Medical Solutions segment also provides a comprehensive portfolio of surgical solutions, from perioperative temperature management blankets to post-operative incision management, all designed to mitigate a patient’s risk of infection or complications, both during treatment and recovery. Our Separation and Purification Sciences segment collaborates with biopharmaceutical manufacturers to incorporate our filters in the drug development and production processes. This business also works with medical customers to supply membrane media that serve as the critical component in medical technology that offer life-saving treatments such as hemodialysis and blood oxygenation. Lastly, our Health Information Systems segment provides software solutions to healthcare systems to ensure accuracy of reimbursement and reduce the administrative burden that clinicians face. Ultimately, the clinicians can focus on what they do best, delivering the best care and experience for the patient at all touch points across the journey.
We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a weighted average market growth rate (WAMGR) of 4-7% through 2025. We address customer needs that are aligned with key global market drivers, including growing demand for access to healthcare in emerging economies and regions with increasing population, workflow optimization to improve quality of care, increasing digital

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technology and data-driven care delivery, shifting care from the hospital to lower-cost care sites, and increasing demand for personalized care, such as cell and gene therapies and orthodontic clear tray aligners.
Our business possesses strong customer relationships, a portfolio of trusted brands, differentiated technology, and manufacturing expertise. We serve a diverse customer base, ranging from multidisciplinary hospitals and local clinics/practices to biopharmaceutical manufacturers. Our long-tenured and collaborative customer relationships globally give us unique insights into their needs and preferences. These insights inform our innovation processes, drive stronger customer retention, and create multiple avenues for further customer engagement. As a result, we have been successful in developing several first-to-market products across our portfolio.
Our solutions have been evaluated in numerous clinical studies, and results from these studies confirm the safety, efficacy, and clinical benefit for their intended use. Our proprietary ability to provide premium solutions to our customers is driven by our broad technology platforms, which includes deep material science and data science expertise, as well as our differentiated manufacturing capabilities and highly developed proprietary process technology. This is present across our global manufacturing footprint, where we have invested significantly in developing healthcare-specific quality management systems (“QMS”) that support the production of safe and effective medical products in our manufacturing facilities. Our strong QMS will help ensure that we can scale our manufacturing operations quickly and efficiently while maintaining quality and regulatory compliance.
Our Markets
Introduction
We operate in a diverse set of end markets with varied growth rates, including higher-growth markets such as wound care and bioprocessing filtration, and markets with more moderate growth, such as oral care consumables. Our solutions are also aligned with key global market drivers, such as optimizing workflows to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower cost care sites, and increasing demand for personalized care.
Healthcare Market Drivers
•Growing global economy and rising middle class population driving increased demand for access to healthcare: As the global population grows and economic development continues, particularly in emerging markets, individuals will increasingly seek access to healthcare. Our global manufacturing presence and regional capabilities enable us to expand further globally and meet this increasing customer demand for healthcare.
•Optimizing workflows to improve quality of care: Of the $4.3 trillion in U.S. healthcare spending, an estimated 15-30% is potentially wasteful. The largest category of potentially wasteful spending is administrative costs that do not contribute to health outcomes. Our solutions are designed to optimize workflows, enabling clinicians to be more productive by spending less time on administrative tasks and more time focused on improving the patient care experience. Our solutions also support reducing infections and complications that lead to an increase in avoidable administrative and clinical costs.
•Increasing digital technology and data-driven care delivery: Both clinicians and patients have shifted their preferences towards utilizing digitally enabled solutions to provide data-driven care. Whether it is interactions with patients through a digital interface or the use of data to make informed health decisions, the need for digital tools in the healthcare industry has grown over time. Our solutions integrate digital processes and data in multiple ways and across different parts of the healthcare industry to enable efficient and effective delivery of care.
•Shifting care from the hospital to lower-cost care sites: Although hospitals continue to be a core site for delivery of care, patients are increasingly looking for flexibility of care when and where they need it. Alternative care sites, such as ambulatory surgery centers, retail clinics, and the home, are more affordable and accessible to patients. We believe our solutions enable clinicians to extend their care delivery from

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acute to ambulatory to home settings without compromising the quality of care and while reducing the total cost of care.
•Increasing demand for personalized care: Engaging patients in a personalized way allows clinicians to provide a better care experience while improving outcomes and reducing costs. This spans several areas of healthcare, including personalized biopharmaceutical treatments, customized orthodontic aligner treatments, and follow-up wound care at home. We believe our solutions deliver personalized care options in a way that is patient-centric, scalable, and cost-effective.
Market Segment Opportunity
We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a weighted average market growth rate (WAMGR) of 4-7% through 2025.
•Medical Solutions: We believe our Medical Solutions segment addresses an approximately $50 billion market opportunity that we estimate will grow at an annual rate of 2-5% in the aggregate through 2025, based on data from BCC Research, TDRC and Grand View Research (in each case relating to one or more components of the market opportunity). Growth in the Medical Solutions market is driven by increasing surgical procedure volumes and wound acuity, rising chronic conditions resulting in growing incidence rates of chronic wounds, expanding use of Negative Pressure Wound Therapy (“NPWT”) solutions outside the United States, shifting of care to out-of-hospital settings, increasing focus on health economics and care pathway efficiencies in the delivery of healthcare, growing clinical attention on healthcare-associated infections, and the increasing prevalence of digitally enabled solutions.
•Health Information Systems: We believe our Health Information Systems segment addresses an approximately $50 billion market opportunity in the United States that we estimate will grow at an annual rate of 6-9% through 2025 (based on data from Frost & Sullivan, The Freedonia Group and Fortune Business Insights, in each case relating to one or more components of the market opportunity), as well as a growing opportunity internationally. Growth in this market is driven by hospital spending on information technology, increasing scrutiny of revenue leakage and healthcare information technology return on investment, delivery shifting to lower-cost care settings, digital technology driving healthcare efficiency, and a broad shift to value-based care.
•Oral Care Solutions: We believe our Oral Care Solutions segment addresses an approximately $40 billion market opportunity that we estimate will grow at an annual rate of 4-7% through 2025, based on data from MarketsandMarkets. Growth in this market is driven by increasing oral care procedure volumes, growing patient education and awareness, evolving standards of preventative care, shifting patient preferences that emphasize aesthetics and active involvement in treatment plans, and changing industry service economics, which is enabled by innovation and growth of digital workflows, quality of manufacturing and diagnostics driving optimal patient care to create custom solution offerings for all.
•Separation and Purification Sciences: We believe our Separation and Purification Sciences segment addresses an approximately $65 billion market opportunity that we estimate will grow at an annual rate of 5-8% in the aggregate through 2025, based on data with respect to one or more components from The Freedonia Group, Baytel and MarketsandMarkets. Growth in the total market is driven by increasing biopharma innovation, expanding use of new modalities focused on personalized medicine, such as targeted antibodies and cell and gene therapies, growing efforts to reduce bioprocessing complexity, rising prevalence of single-use products, growing sustainability needs, shifting geographic demand, and an increasingly complex global regulatory environment.

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Investment Highlights
SpinCo has numerous competitive advantages in attractive markets that we expect to continue to drive our success over the long term, including:
A Proven Category Leader Addressing Critical Global Healthcare Needs with a Focus on Enabling Better, Smarter, Safer Healthcare
•We provide over 100,000 channel partners and end-user customers across more than 90 countries with what we believe are market-leading solutions that have contributed to our #1 position in wound care, #1 position in dental and orthodontic bonding systems, and #1 position in computer-assisted coding.
•We estimate that our wound care products treat more than 1.6 million hard-to-heal wounds annually. Approximately 6,000 health systems worldwide – including over 75% of U.S. hospitals – use at least one of our software solutions, and approximately 450,000 clinicians benefit from the use of these solutions. Our 3M™ Filtek™ products have been used in over two billion dental restoration procedures worldwide, and more than 30 million patients worldwide have been treated with our orthodontic solutions. We enable more than 25 million dialysis treatments annually by supplying membrane media.
•We strive to enable better, smarter, safer healthcare for all:
◦Better: We implement processes and platforms to make it easier for healthcare professionals to provide the care patients deserve.
◦Smarter: Our solutions harness digital and data-driven capabilities to increase the effectiveness of care.
◦Safer: We apply our clinical intelligence and innovation to improve standards of safety and accuracy, reducing harm and human error.
Serving a $205 Billion Global Market with Attractive Industry Tailwinds
•We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a WAMGR of 4-7% through 2025.
•Our solutions are aligned to multiple attractive industry tailwinds, including the increasing need to optimize workflows, deliver digitally-enabled and data-driven care, shift to alternative care sites and provide personalized care.
•Additionally, there is a significant effort within the healthcare industry to reduce wasteful spending; our solutions support these initiatives by: reducing infections and complications, increasing clinician productivity, and decreasing avoidable administrative costs.
Unique Material and Data Science Expertise Powering Innovation
•For approximately 70 years, we have been serving the healthcare industry by leveraging our deep material science and process capabilities in areas such as adhesives, films, nonwovens, nanotechnology, advanced composites, biomaterials, surface filtration and separation membranes. Furthermore, we have added significant data science and digital capabilities through organic innovation and over a dozen acquisitions over the past 35 years. These capabilities are supported by proprietary intellectual property with over 7,300 patents issued globally.
•We have been the first-to-market in multiple areas of innovation, including Negative Pressure Wound Therapy (NPWT), antimicrobial transparent film dressings, integrated computer-assisted coding and clinical documentation improvement, tooth-colored dental composites, and hybrid chromatographic clarification solutions. In addition, we have a long history of introducing transformative solutions across our businesses:

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◦3M™ PREVENA™ Incision Management System is a negative pressure medical device indicated to aid in the reduction of superficial surgical site infections (SSIs) for patients at a high risk for post-operative infections.
◦3M™ M*Modal Fluency Direct combines proprietary speech recognition with natural language understanding to provide more accurate clinical documentation.
◦3M™ Filtek™ Matrix is a digital restorative workflow solution that is designed to simplify a traditional composite placement to a three-step process.
◦3M™ Harvest RC is a new solution for the manufacturing of recombinant protein therapeutics that employs next-generation hybrid chromatographic technology to combine three processing steps into one.
•In each of the last three years, sales from new products, defined as products within five years of their initial commercial launch, comprised 19% of total revenues.
Leading $1 Billion+ Digital Healthcare Business with Broad Adoption
•Our Health Information Systems segment, which generated over $1.2 billion in revenue in 2022, has been operating for over 35 years. We believe we are uniquely positioned to serve our customers in an increasingly digitizing healthcare landscape.
•Today, we do business in 25 countries and approximately 35 U.S. states use our methodologies. We believe our medical coding software is among the most widely used in the world with more than 2,800 health systems relying on 3M™ 360 Encompass™ to process their healthcare records each month. Furthermore, our 3M™ M*Modal speech solutions include innovative features designed to support clinical productivity.
◦Our expertise encompasses the sales and marketing processes, subscription-based revenue model management, and software implementation and upgrade processes that are unique to a digital business. Our customer relationships are long tenured, diverse and collaborative.
◦We have multiple customers that have been with us longer than 30 years. Our customer retention rate ranges from 95-99% on our medical coding software solutions, such as 3M™ 360 Encompass™.
•As the healthcare industry increasingly looks to utilize digital and data-driven tools to increase efficiency and improve health outcomes, our expertise and track record in this space gives us a strong foundation to expand our capabilities and solutions to address customer needs.
Trusted Brands and Long-Standing Customer Relationships Driving a Track Record of Durable Growth
•Across our businesses, we are a provider of what we believe to be trusted, market-leading brands, such as PREVENA™, V.A.C.®, Tegaderm™, Littmann®, Filtek™, 360 Encompass™, and Membrana™. Many of these brands carry a legacy of innovation and industry recognition, and today, we believe, are seen as among the best in class. Additionally, our brand value is supported by strong clinical and economic evidence.
•We attribute our position as a market leader to the value of our brands, which support customer loyalty. Globally, we sell our solutions to more than 100,000 channel partner and end-user customers.
•We maintain strong relationships with our customers through a robust sales team, which includes 3,800 sales force members and 2,000 customer service members, and a service support team that serves as clinical and technical experts for our customers. These experts also are the key to providing customer insights that not only strengthen new product launches, but also fuel our innovation pipeline.

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•We also have a long standing history of partnering with national and local government agencies around the world. For example, our Health Information Systems segment has been working with the Centers for Medicare and Medicaid Services (CMS) for over 35 years to develop and update both public and proprietary algorithms, benchmarks and classification systems.
•The strength of our brands and our long-tenured customer relationships, coupled with our legacy of innovation has driven our proven track record of durable, recurring revenue growth. We have experienced steady positive organic sales growth since 2018, except for 2020 due to COVID.
Operational Excellence Delivering Attractive Margins and Cash Flow
•Our operational capabilities, which include advanced manufacturing infrastructure, are a core driver of our ability to deliver high-quality and precision solutions in a cost-efficient manner at scale. We have invested in smart, vertically integrated manufacturing capabilities powered by automation and data analytics.
•We have differentiated manufacturing expertise in diverse areas including precision coating, inspecting films and nonwovens, specialty film and polymer processing and additive manufacturing.
•We deploy automation tools, including robotics and vision systems, to drive productivity and quality.
•We benefit from robust QMS that standardize processes, reduce errors, and improve the overall quality of the products being manufactured.
•We continuously strive for operational excellence and have delivered greater than 16% net income margin and greater than 28% Adjusted EBITDA margins for each of the last two years. For each of the last three years, our free cash flow (“FCF”) conversion, with free cash flow defined as net cash provided by (or used in) operating activities less purchases of property, plant, and equipment, has been greater than 100%. We have generated over $1.6 billion of cash from operating activities and over $1.4 billion of FCF in each of the last three years, which will provide us the ability to reinvest in our business, reduce leverage, opportunistically pursue accretive M&A, and return capital to shareholders.
Purpose-Driven Culture and Highly Engaged Workforce Led by an Experienced Executive Team
•We have a long-tenured and diverse talent base with rich technical qualifications and deep healthcare industry experience. Our employee base consists of approximately 20,000 employees with over 45% having more than 10 years of tenure at 3M Health Care. Our management team has extensive experience both across the healthcare industry and within 3M and will be invaluable as we embark on the process of establishing SpinCo and growing our healthcare business.
•Our strong culture of collaboration and partnership and focus on employee engagement programs enable us to create an integrated, equitable organization and are key drivers of employees spending a significant part of their career at SpinCo.
•Health equity is core to our employee engagement, bringing meaning and purpose to the work that our employees do. We have multiple company-wide initiatives designed to increase awareness around health equity issues.
•We emphasize diversity, equity, and inclusion as key tenets of our company culture and our employees are aligned to enable better, smarter, safer healthcare for all.

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Business Strategies
•Expand Leading Franchises by Increasing Customer Reach and Enhancing Customer Loyalty
•We plan to increase sales growth by growing our market share within our leading franchises through multiple strategies, including:
◦Expanding into alternative sites of care: Our current customers include hospitals and health systems, with whom we have long-lasting and collaborative relationships. As care increasingly shifts outside of traditional settings, we have an opportunity to grow our customer relationships in these alternate sites of care and expand our market reach. We will look to grow our remote monitoring capabilities and enhance our sales coverage of alternate sites of care.
◦Evolving our commercial model to meet local expectations: As the need for high-quality healthcare solutions expands globally, we are well-positioned to capitalize on our existing global footprint and expand our presence in key countries to broaden our customer reach. Our expansion strategy is designed to understand the specific needs of priority countries by tailoring solutions to focus on local and regional outcome measures.
◦Increasing customer loyalty through our evidence-based approach: Our existing customer relationships are strong, partnership-oriented, and long-tenured. By integrating clinical evidence and customer education more deeply into our solution positioning with customers, we have an opportunity to strengthen our customer relationships and ground them in data, research, and best practices.
•Continue to Deliver Customer-Centric Innovation
•We have a strong culture of purposeful innovation focused on solving our customers’ most critical problems. Our innovation engine has powered multiple key product launches across many years, including our original launch of surgical drapes in 1948, the 1964 launch of Addent™, the first tooth-colored filling material, and the 1982 launch of 3M™ Tegaderm™ transparent film dressings.
•Our research and development organization supports our innovation efforts and consists of more than 2,100 employees including research scientists, chemical engineers, data scientists, software engineers, application development engineers, and product developers. Our R&D team members have an average tenure of nine years. Our research and development teams operate within all our business segments as well as at the SpinCo level, which allows us to maintain specialized knowledge and find assets for collaboration. From 2020 to 2022, we invested a cumulative $1.7 billion in R&D (excluding amortization), representing over 7% of sales in each year to power our innovation efforts. As a standalone company, we will have more flexibility to allocate resources to priority R&D.
•We continue to grow our solution offerings and expect to launch multiple new products in the coming years. Our innovation will focus on key areas that enable us to deliver high impact and leverage our existing capabilities and strengths, including:
◦Setting new industry innovation standards: We have launched multiple solutions that represented significant industry innovations when they were introduced. An example of this innovation is the recent introduction of our 3M™ Harvest RC solution, which represents the next generation in harvest and clarification technology for high cell density cultures.
◦Continuing to leverage our ability to share technology across our platforms to drive unique, differentiated solutions: We believe we have the unique capability to combine our deep heritage of material science innovation and existing digital and data science platforms to create unique solutions. In our ongoing innovation efforts, we plan to continue to harness this capability and draw upon additional technology combinations across our portfolio of solutions.

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◦Expanding into and entering higher-growth markets: As we look to increase our presence in select high-growth markets where we operate and penetrate high-growth markets where we do not currently operate, we can leverage the resources and capabilities from our existing portfolio innovation.
•Strengthen Healthcare Capabilities by Expanding Market Access and Development
•We have relationships with the clinical community and regulatory authorities globally and have the opportunity to accelerate our partnerships and interactions to raise awareness of the clinical and health economics outcomes generated by our solutions. Furthermore, we hope to further extend these partnerships to gain insights on future areas of innovation and opportunities for geographical expansion. Most importantly, we hope to engage these clinical and regulatory partners to advance our commitment to health equity.
•We also have the opportunity to expand access to our solutions outside of the United States. Our Asia Pacific (“APAC”) and EMEA sales comprise 18% and 20% of total sales, respectively. Given the importance of government policies and regulatory infrastructures in determining the success of healthcare business operations, we plan to conduct our international expansion with a strong focus on the regulatory environment and market access through frequent interactions with international regulatory bodies.
•We plan to reflect our singular focus on the healthcare industry by investing in our talent base and advancing our commitment to health equity. We will seek to grow our existing talent base in critical areas of expertise such as market access and healthcare regulation. We can also engage our employee population by augmenting our internal health equity programming in the space and increasing internal and external awareness of our public-facing health equity advocacy efforts.
•Leverage Data Science Expertise to Increase Digitization of Healthcare
•We believe our Health Information Systems segment, which has operated for over 35 years, puts us at the center of the digitization of the healthcare industry. We plan to use our knowledge and expertise from operating this business to increase our digital capabilities at the customer, product, and operations levels:
◦Digital Customer: Throughout the customer journey, there are multiple opportunities for us to incorporate digital capabilities to increase customer engagement, including omnichannel marketing, e-commerce and digital selling capabilities, and the use of digital education tools.
◦Digital Product: Within our solutions, we have a fully digital segment as well as multiple digitally enabled solutions. By increasing the digital capabilities of a larger portion of our solutions, we can increase functionality and create opportunities for more seamless integration across solutions.
◦Digital Operations: We have multiple internal operational and manufacturing processes that represent an opportunity for increased digitization and data utilization. We will continue to increase our use of data and analytics to optimize our internal operations and further integrate our digital operations throughout our business.
•Accelerate Growth Through Strategic M&A and Partnerships
•A key part of our strategy as a standalone company is to utilize strategic M&A and partnerships to augment our organic innovation and grow our healthcare solution offerings. As a standalone company, we will have the ability to more efficiently allocate resources to pursue these opportunities.
•Inorganic growth represents an opportunity for us to grow our existing presence in high-growth markets and enter high-growth markets where we do not currently operate. We will continue to seek attractive M&A opportunities that focus on differentiated, clinician-preferred solutions, and look to emulate the success of our prior acquisitions, such as Acelity (approximately $6.7 billion enterprise

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value transaction) and M*Modal (approximately $1 billion enterprise value transaction). Acelity further expanded our established position and product offering in the attractive wound care end market segment. M*Modal enabled us to enter the fast-growing clinician productivity market segment.
•We will also continue to seek opportunities to partner with institutions and companies to augment growth. A recent example is our ongoing collaboration with Amazon Web Services (“AWS”) to accelerate the innovation and advancement of 3M M*Modal ambient intelligence. We will look to continue to identify partnership opportunities that align with and accelerate our strategic goals.
Our Segments
Medical Solutions
Our Medical Solutions segment delivers trusted, innovative solutions, including wound therapy, medical devices, and medical consumables, that accelerate healing, prevent complications, and lower the total cost of care globally. Our solutions draw upon the deep heritage of material science and the technologies we have developed over decades, including adhesives, biomaterials, films, nonwovens, and specialty materials.
For over 70 years, our clinically proven products have helped treat wounds and are used daily by clinicians. We are a pioneer across multiple markets and our innovative products set the standard of care for healthcare professionals. Clinical guidelines and recommendations drive uptake of our products supported by proven patient outcomes, improved ease of use, and streamlined clinician and patient experience. We also have specialized personnel who work with clinicians and hospital staff to provide technical support and education.
Our global solutions are offered through market-leading brands in:
•Wound Care Solutions: We are one of the leading providers of wound care solutions in the world. Our solutions deliver predictable and improved patient outcomes, streamline clinician and patient experiences, and enable faster healing. Our broad range of solutions can be used across clinical applications, care settings, and clinician groups. We are focused on accelerating healing through negative pressure wound and incision therapy, reducing postoperative infections and complications, and reducing the total cost of care across care pathways.
•Infection Prevention and Surgical Solutions: We offer solutions that address patient and staff safety by reducing preventable infections and complications while improving the efficiency and effectiveness of care. Our portfolio range includes vascular access, temperature management, device reprocessing, and other perioperative solutions, as well as medical tapes and wraps and monitoring and diagnostic solutions such as our well-known Littmann® branded stethoscopes.
We sell our products both direct and through distributors to hospitals for use in operating rooms, inpatient care units, and central sterilization, as well as the out-of-hospital setting, including ambulatory surgical centers, skilled nursing facilities, long-term care facilities, and patient homes. A selection of our key brands and solutions include:
•Negative Pressure Wound Therapy solutions, including 3M™ V.A.C.® Therapy, for chronic or acute open wounds and surgical site management
•3M™ Tegaderm™ I.V. dressings for vascular access care
•3M™ Bair Hugger™ solutions for perioperative temperature management
•3M™ Attest™ solutions for device reprocessing monitoring
•3M™ Littmann® stethoscopes for auscultation
Health Information Systems
Our Health Information Systems segment delivers a broad array of innovative software solutions and services that eliminate revenue cycle waste, create more time to care, and lead the shift to value-based care. Our solutions

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operate across multiple areas of the healthcare system and reflect our deep and diverse knowledge of different aspects of healthcare.
Since this business began more than 35 years ago, we have developed a rich and unique understanding of the healthcare data landscape. We are now an integral part of the day-to-day operations of the healthcare industry and at the heart of solving many of its largest future challenges. Approximately 6,000 health systems worldwide — including over 75% of U.S. hospitals — use at least one of our Health Information Systems solutions, and approximately 450,000 clinicians benefit from the use of these solutions. This includes our artificial intelligence (AI) based clinical intelligence engine, which applies natural language processing (NLP) and natural language understanding (NLU) technology to significant amounts of structured and unstructured clinical documents each day. We have worked with federal government agencies, such as CMS, for over 35 years to develop and update both public and proprietary algorithms, benchmarks, and classification systems. We do business in 25 countries around the world and approximately 35 U.S. states use our 3M methodologies. With roughly 250 active industry and technology partners, including the established electronic health record (EHR) systems, our solutions are embedded in the healthcare ecosystem.
Our solutions are typically delivered to our customers as an integrated workflow or set of workflows that involve both digital software-based solutions and related services. We have dedicated adoption specialists that manage physician experiences, and we often deploy client success managers that are physically “embedded” with our customers following the sale of a solution to ensure that their experience using our solutions is successful. These efforts result in uniquely collaborative customer relationships that drive a more robust customer experience and provide us with useful insights to inform our operations.
Our solutions, which include trusted brands, such as 3M™ 360™ Encompass and 3M™ M*Modal, are offered to customers across three key areas:
•Revenue Cycle Management: Our offerings include solutions that streamline a provider’s revenue cycle, automate coding processes, send provider codes directly to billing, and reduce burdens on clinical staff.
•Clinician Productivity: Our offerings include solutions that reduce the administrative burden of clinical documentation and empower clinicians in all settings to easily document their full patient story.
•Value-Based Care: Our offerings include solutions that empower payers with measurable, believable, and actionable information to identify root causes and solutions faster.
Our solutions are utilized by a variety of customers across inpatient, outpatient, and ambulatory settings as well as payers and government agencies. Our representative channel and end customers span a broad range and include large healthcare providers, regional health systems, payers, and other third-party HCIT solution providers.
Oral Care Solutions
Our Oral Care Solutions segment provides a comprehensive array of dental and orthodontic solutions that span the life of the tooth, addressing clinical needs in prevention, restoration, replacement, and malocclusion correction. We bring together our 75-year history of material science innovation and oral care domain knowledge to improve the efficiency and quality of treatment delivery.
Our solutions are used by most dental offices every day. We are recognized by dental professionals as a trusted partner, offering predictability, quality, and control to drive optimized patient outcomes. We are responsible for several category inventions within oral care, including the introduction of the first-ever tooth-colored composites.
We maintain a meaningful focus on innovation, which is informed by a long history of daily interactions with customers, where we can gather insights and apply them to our strategic processes. This innovation is also supported by our strong engagement with academic institutions as well as our significant material science experience, which allows us to use our unique chemistry and technology expertise to simplify and standardize procedures. We have consistently ranked highly on The Anaheim Group’s Innovation Index, which highlights innovative companies in the dental industry, and have been named the top-ranked company in multiple years. Our scientific approach to

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product development and innovation is central to our solutions, and our business is supported by upwards of 2,500 patents and pending patent applications across the dental and orthodontic industries. In 2022, we were recognized with a Heroes of Chemistry award from the American Chemical Society highlighting our scientific innovation.
Given our growing data science and digital capabilities, we are well-positioned to take advantage of the movement towards digitization within oral care. We have launched solutions that combine our advanced material science expertise with data science and digital technologies to improve the workflows and processes associated with oral care treatments. We are actively building our “custom smiles” solution portfolio, which uses digital capabilities to enable our partnered oral care providers to deliver customized esthetic and restorative treatments to their patients.
Our solutions improve the patient and practitioner experience, and offer differentiated value through our science, education, and service. Our brands, including Filtek™, Clinpro™, Scotchbond™, and Clarity™, are recognized and trusted in the global oral care market. Our solutions serve both channel and end customers and include larger dental organizations, smaller practitioner groups, sole practitioner clinics and distributors.
Separation and Purification Sciences
We believe our Separation and Purification Sciences segment is a global leading provider of filtration and purification solutions. We are dedicated to advancing membrane science to enable life-saving treatments and cleaner water by leveraging our technical expertise in functionalizing membranes and deep expertise in process filtration. Our products are used in the manufacturing processes of biopharma and medical technologies, such as cell and gene therapies, vaccines, and hemodialysis, as well as in the manufacturing of microelectronics, food and beverage products, and water filtration for commercial and residential applications.
Every year, our products touch the lives of millions of people. Each year, approximately one million open heart surgeries are performed using oxygenators that are enabled by one of our membranes. The drinking water consumed by millions of households is purified by our treatment and filtration technologies, providing over seven million units (cartridges) to households and commercial end users annually.
Our products are offered globally under well-known and trusted brands, including 3M™ Zeta Plus™, 3M™ Aqua-Pure™, 3M™ Liqui-Cel™, 3M™ PUREMA™, 3M™ OXYPHAN™ and 3M™ OXYPLUS™. We sell our products directly to biopharmaceutical manufacturers, medical technology companies, integrators of manufacturing plants and water treatment systems, and through a broad range of distributors.
Research and Development Activities
Our R&D activities are focused on developing new solutions that are clinically supported and differentiated as well as improving on our marketed solutions to address evolving customer needs and enable better outcomes and access for patients. Our R&D capabilities include R&D organizations that operate within each of our business segments, as well as a central R&D organization that operates across all our business segments.
Our business segment R&D organizations are responsible for the full product development life cycle, leveraging industry insights, domain-specific expertise in end-to-end product development, and a detailed understanding of customer applications and usability to innovate in both new and marketed products. Our product developers and engineers are embedded and regularly engaged with our customers, which creates alignment and generates valuable insights that are leveraged throughout the new product development process.
In addition to our segment R&D capabilities, our centralized R&D organization serves as an innovation engine for building new technology platforms and advancing existing platforms. This organization centrally coordinates innovation efforts, the use of shared services, and the dissemination of best practices across our organization, while also leading strategic innovation initiatives focused on expanding into new markets.
In 2022, our R&D team consisted of more than 2,100 employees, including research scientists, chemical engineers, data scientists, software engineers, application development engineers and product developers. They are supported by a team of accomplished clinicians from our medical affairs group. We partner with our medical affairs

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group to expand awareness of our clinical leadership by increasing both the number of peer-reviewed publications and the visibility for existing publications that address our solutions.
Sales and Marketing
To serve our diverse customer base across our prioritized geographies, we take a multi-model commercial approach, including direct-to-customer, distribution, key account management, inside sales, and e-commerce. We augment our commercial model with both marketing and service support. Our service support teams include clinical specialists (licensed nurses or technicians), medical liaisons (clinical professionals such as surgeons and dentists), and application engineers (technical subject matter experts). These teams provide high-quality customer support serving as the clinical and/or technical expert for the customer.
To expand our market coverage into emerging geographies in the Latin America (“LATAM”), EMEA, and Asia regions, we employ an export commercial model and leverage local partners to market and sell our products. Our export commercial team provides technical, clinical, and marketing support both directly to our customers as well as to our third-party partners, ensuring increased customer satisfaction and supporting our ability to grow our global presence.
Global Supply Chain and Sourcing
We believe we have best-in-class manufacturing and assembly production capabilities in 24 plants across 12 countries. Our distribution network includes 73 facilities across the globe. Our distribution network is strategically designed as a “hub and spoke” model. This approach optimizes route planning and increases the speed of deliveries to our customers in all regions.
Our supply chain resiliency program consisting of regional sources of supply, dual-source manufacturing capabilities and vertically integrated operations presents a competitive advantage by providing a reliable supply of products to our customers.
Sustainability / Environmental, Social, and Governance (ESG)
We stand behind our commitment to enable better, smarter, safer healthcare for all, through more sustainable products, a healthier planet, world-class education, and advancing health equity. Our sustainability and ESG commitments as well as our governance structure are aligned with our business strategy.
•Global Health Equity: We believe in improving patient outcomes and bringing value to our customers through our solutions, our people, and their expertise. In alignment with the United Nations Sustainable Development Goals, we endeavor to increase global health equity and improve healthcare access by addressing healthcare disparities and social drivers of health.
•Our People: Our employees are engaged and energized and they want to make a positive impact in our communities by addressing healthcare access and social drivers of health. These projects bring meaning and purpose to the work our employees do. We have more than 15 company-wide initiatives that create awareness about health equity and we also partner with community-based organizations globally addressing their needs and improving healthcare access.
•Our Planet: We are working to reduce our greenhouse gas emissions and intend to set goals to reduce our absolute Scope 1 and Scope 2 emissions and move to net-zero. We also intend to commit to increasing our renewable energy use throughout the business.
•Our Products: We have bold ambitions to shape a sustainable future through our products. We require every product that enters SpinCo’s new product commercialization process to include a commitment to driving sustainability. In addition, we seek to embed sustainability efforts into the production and use of our existing solutions.
•Reducing Waste and Advancing the Circular Economy: Many of SpinCo solutions support the reduction of process inefficiencies and waste elimination in the health care system. The SpinCo Service Centers

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support the circular economy by keeping SpinCo products in working order and seeking to reduce disposal in landfills. We are working to achieve “zero landfill” status in more than 50% of our manufacturing plants.
Certain Risks Relating to Operating as a Standalone Entity
SpinCo has no history of operating as an independent company. Following the separation and distribution, SpinCo will operate as a separate standalone entity, which involves certain risks, including the following:
•The separation will result in SpinCo being a smaller, less diversified company than ParentCo. As a result, SpinCo may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the diversification of SpinCo’s revenues, costs, and cash flows will diminish as a standalone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. SpinCo will also be more exposed to matters such as foreign currency exchange rates as a smaller, standalone company than it had been as a part of the larger ParentCo enterprise. Following the separation, SpinCo may also lose capital allocation efficiency and flexibility, as SpinCo will no longer have access to cash flow from ParentCo to fund SpinCo’s business.
•Generally, SpinCo’s working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of ParentCo. Following the completion of the distribution, SpinCo’s results of operations and cash flows may be more volatile, and SpinCo may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly. Please also read carefully the section entitled “Summary—Certain Risks Relating to SpinCo’s Indebtedness.”
•Prior to the distribution, SpinCo’s business has been operated by ParentCo as part of its broader corporate organization, rather than as an independent company. ParentCo or one of its affiliates performed various corporate functions for the Health Care Business, such as information technology, legal, treasury, accounting, auditing, human resources, investor relations, and finance. The Health Care Business historical and pro forma financial results reflect allocations of corporate expenses from ParentCo for such functions, which may be less than the expenses the Health Care Business would have incurred had it operated as a separate publicly traded company. SpinCo may also be unable to replicate corporate functions that will operate with the same degree of effectiveness as the equivalent ParentCo functions that the Health Care Business has historically benefited from.
•Currently, SpinCo’s business is integrated with the other businesses of ParentCo. Historically, SpinCo’s business benefited from ParentCo’s economies of scope and scale in costs, employees, vendor relationships and customer relationships. While SpinCo has sought to minimize the impact on its business when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future. Additionally, as a standalone company, SpinCo may be unable to obtain similar arrangements to the same extent as ParentCo did, or on terms as favorable as those ParentCo obtained, prior to the distribution. Among other benefits, the Health Care Business currently has access to ParentCo’s extensive global research and development resources, which have historically enhanced the Health Care Business’s ability to innovate, develop new products and technologies, and improve and update existing products and technologies. SpinCo’s lack of access to these research and development resources following the separation may negatively impact the Health Care Business.
•SpinCo will engage in the process of creating its own, or engaging third parties separate from ParentCo to provide, systems and services to replace many of the systems and services that ParentCo currently provides to SpinCo, including, for example, information technology infrastructure and systems and accounting and reporting systems. SpinCo may incur temporary interruptions in business operations if it cannot transition effectively from ParentCo’s existing operating systems, databases and programming languages that support these functions to its own systems. The process of implementing an information technology infrastructure,

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in particular, is expected to be expensive and time-consuming, and any difficulty or delay in developing such an infrastructure or transitioning from ParentCo’s information technology environment and systems could be disruptive to SpinCo’s business operations and create risks to SpinCo’s relationships with customers and other third parties. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt SpinCo’s business operations and have a material adverse effect on its profitability. In addition, SpinCo’s costs for the operation of these systems may be higher than the amounts reflected in its historical combined financial statements.
•SpinCo and ParentCo will enter into various agreements that will provide for the performance of services by ParentCo for the benefit of SpinCo. See “Certain Relationships and Related Party Transactions.” SpinCo will rely on ParentCo to satisfy its obligations under these agreements not only for a successful transition but also for the success of its long-term operations. If ParentCo is unable to satisfy its obligations and fully perform under these agreements, SpinCo could experience operational difficulties or losses. Following the expiration of the initial terms of these agreements, there is no guarantee that ParentCo will agree to renew these agreements or if ParentCo does agree to renew these agreements, that it will do so on substantially the same terms.
•SpinCo and ParentCo will also enter into various agreements that will provide for the performance of services by SpinCo for the benefit of ParentCo. If SpinCo does not satisfactorily perform its obligations under these agreements, it may be held liable for any resulting losses suffered by ParentCo, subject to certain limits. In addition, during the transition services periods under the transition services agreement, SpinCo’s management and employees may be required to divert their attention away from its business in order to provide services to ParentCo, which could adversely affect SpinCo’s business.
•The agreements that SpinCo will enter into with ParentCo in connection with the separation were prepared in the context of SpinCo still being a wholly owned subsidiary of ParentCo. Accordingly, during the period in which the terms of those agreements were prepared, SpinCo did not have an independent Board of Directors or a management team that was independent of ParentCo. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties and thus may be less beneficial to SpinCo than the terms that may have otherwise been obtained from unaffiliated third parties.
•After the completion of the distribution, the cost of capital for SpinCo’s business may be higher than ParentCo’s cost of capital prior to the distribution.
•As an independent public company, SpinCo will separately become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and will be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on SpinCo’s management and administrative and operational resources. Moreover, to comply with these requirements, SpinCo anticipates that it will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. SpinCo expects to incur additional annual expenses related to these steps, and those expenses may be significant. If SpinCo is unable to implement appropriate financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
•Because of the separation, SpinCo itself will be required to pay costs that would otherwise have been paid on its behalf by ParentCo. These costs could be substantial and material to SpinCo’s financial resources and may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to SpinCo, tax costs and costs to separate information systems.

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•Following the separation, SpinCo will no longer benefit from ParentCo’s established brand and reputation.
•Under the terms of the tax matters agreement that SpinCo will enter into with ParentCo, SpinCo is expected to be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions and these restrictions may limit SpinCo for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of its business.
•SpinCo may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all.
Certain Risks Relating to SpinCo’s Indebtedness
SpinCo expects to complete one or more financing transactions before the distribution is completed. Approximately $[              ] of the proceeds of such financings are expected to be used to distribute cash to ParentCo. As a result of such transactions, SpinCo anticipates having approximately $[                 ] of outstanding indebtedness upon completion of the distribution. SpinCo may also incur additional indebtedness in the future.
This significant amount of debt could potentially have important consequences to SpinCo and its debt and equity investors, including:
•requiring a substantial portion of its cash flow from operations to make interest payments;
•making it more difficult to satisfy debt service and other obligations;
•increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing its vulnerability to general adverse economic and industry conditions;
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;
•limiting SpinCo’s flexibility in planning for, or reacting to, changes in its business and the industry;
•placing SpinCo at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt;
•requiring SpinCo to repatriate earnings to the United States, causing withholding taxes to be applied, which in turn could increase SpinCo’s effective tax rate; and
•limiting SpinCo’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.
To the extent that SpinCo incurs additional indebtedness, the foregoing risks could increase. In addition, SpinCo’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and SpinCo may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.
Additionally, the Health Care Business has historically relied upon ParentCo to fund its working capital requirements and other cash requirements. After the separation and distribution, SpinCo will not be able to rely on the earnings, assets, or cash flow of ParentCo, and ParentCo will not provide funds to finance SpinCo’s working capital or other cash requirements. As a result, after the separation and distribution, SpinCo will be responsible for servicing its own debt and obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements. After the separation and distribution, SpinCo’s access to and cost of debt financing will be different from the historical access to and cost of debt financing under ParentCo. Differences in access to and cost of debt financing may result in differences in the interest rate charged to SpinCo on financings, as well as the amount of

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indebtedness, types of financing structures and debt markets that may be available to SpinCo. SpinCo’s ability to make payments on and to refinance its indebtedness, including the debt incurred in connection with the separation and distribution, as well as any future debt that SpinCo may incur, will depend on its ability to generate cash in the future from operations, financings, or asset sales. SpinCo’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond SpinCo’s control.
Summary of Risk Factors
An investment in SpinCo is subject to a number of risks, including risks relating to its business, risks related to SpinCo’s separation from ParentCo, and risks related to SpinCo common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement for a more thorough description of these and other risks.
Risks Related to the Separation and Distribution and SpinCo Common Stock
•SpinCo has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
•The separation will result in SpinCo being a smaller, less diversified company than ParentCo and SpinCo may be more vulnerable to changing market conditions. The diversification of SpinCo’s revenues, costs, and cash flows will diminish as a standalone company and as a result its operations, cash flows, working capital and financing requirements may be subject to increased volatility.
•SpinCo may not achieve some or all of the expected benefits of the separation for a variety of reasons, including diversion of management resources, susceptibility to market fluctuations, inability to obtain certain goods, services or technology on favorable terms or at all and higher than expected separation costs.
•SpinCo may fail to have necessary systems and services in place when certain of the transaction agreements with ParentCo expire. Replacing these systems and services may also be more expensive or less efficient than the systems and services ParentCo is expected to provide during the transition period to SpinCo.
•SpinCo’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.
•In connection with the distribution, SpinCo expects to incur debt obligations, and SpinCo may incur additional obligations in the future, which could adversely affect its business and profitability and its ability to meet other obligations.
•If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SpinCo, as well as ParentCo and ParentCo’s shareholders, could be subject to significant tax liabilities. In addition, if certain internal restructuring transactions were to fail to qualify as transactions that are generally tax-free for U.S. federal or non-U.S. income tax purposes, SpinCo, as well as ParentCo, could be subject to significant tax liabilities.
•Following the distribution, the price of SpinCo common stock may fluctuate significantly.
•A significant number of shares of SpinCo common stock may be sold following the distribution, including the shares of SpinCo common stock that will be retained by ParentCo after the distribution, which may cause the SpinCo stock price to decline.
Risks Related to SpinCo’s Business
•SpinCo’s results may be impacted by the effects of, and changes in, worldwide economic, political, regulatory, international trade and geopolitical conditions, natural disasters, war, foreign currency exchange rates and fluctuation, changes in interest rates, and other events beyond its control.

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•SpinCo may not be able to access the capital and credit markets on terms that are favorable to SpinCo, or at all. SpinCo’s ability to issue additional debt or enter into other financing arrangements on acceptable terms could be adversely affected by its debt levels, unfavorable changes in economic conditions or uncertainties that affect the capital markets, including disruption caused by the COVID-19 pandemic.
•SpinCo operates in highly competitive markets, competition may increase in the future, and the healthcare industry may be disrupted, causing SpinCo to lower prices or resulting in a loss of market share.
•Consolidation in the healthcare industry may result in pricing pressures, decreased average selling prices, exclusion from important market segments, counterparties with greater negotiating power, and loss of customers.
•SpinCo’s growth objectives are largely dependent on the timing and market acceptance of its new product and service offering, including its ability to continually renew its pipeline of new products and services and to bring those products and services to markets.
•The success of SpinCo’s products could suffer if SpinCo is unsuccessful in maintaining strong working relationships with healthcare professionals.
•Changes in reimbursement practices of third-party payers or other cost containment measures could affect the demand for SpinCo’s products and the prices at which they are sold. Current or worsening economic conditions, including recessionary pressures, may result in decreased demand for SpinCo’s products and services, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition.
•SpinCo’s future results are subject to vulnerability with respect to materials and fluctuations in the costs and availability of purchased components, compounds, raw materials, energy, and labor due to shortages, increased demand and wages, logistics, supply chain interruptions, manufacturing site disruptions, regulatory developments, natural disasters and other disruptive factors.
•SpinCo operates in a strictly regulated industry and is subject to risks related to international, federal, state, and local treaties, laws, and regulations that are subject to change at any time, as well as compliance risks related to legal or regulatory requirements, contract requirements, policies and practices, or other matters that require or encourage SpinCo or its suppliers, vendors, or channel partners to conduct business in a certain way. The failure to comply with or the outcome of legal or regulatory proceedings related to compliance with the these requirements could have a material adverse effect on SpinCo’s business.
•SpinCo is exposed to risks associated with product liability claims, including existing claims and claims resulting from the actions or inactions of its customers or third parties that are outside of its control.
•Security and data breaches, cyberattacks, and other cybersecurity incidents involving SpinCo’s information technology systems and infrastructure could disrupt or interfere with SpinCo’s operations and expose SpinCo to numerous expenses, liabilities, and other negative consequences.
•SpinCo may be unable to obtain, maintain, protect, or effectively enforce its intellectual property rights. Protecting against the unauthorized use of proprietary technology is difficult and expensive and SpinCo may need to litigate with third parties to enforce or defend its intellectual property rights.
The Separation and Distribution
On July 26, 2022, ParentCo announced its intention to separate its Health Care Business into an independent public company. The separation is expected to occur through a pro rata distribution to ParentCo shareholders of at least 80.1% of the shares of common stock of SpinCo, a company formed to hold the Health Care Business.
On [               ], 2023, the ParentCo Board of Directors approved the distribution of at least 80.1% of SpinCo’s issued and outstanding shares of common stock on the basis of [              ] shares of SpinCo common stock for every

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share of ParentCo common stock held as of the close of business on [               ], 2023, the record date for the distribution.
Upon completion of the distribution, ParentCo will own up to 19.9% of the outstanding shares of SpinCo common stock. ParentCo will agree to vote any shares of common stock that it retains in proportion to the votes cast by SpinCo’s other shareholders, and ParentCo is expected to grant SpinCo a proxy to vote ParentCo’s shares of SpinCo common stock in such proportion. For additional information on these voting arrangements, see the section entitled “Certain Relationships and Related Party Transactions.” ParentCo will dispose of all of the retained shares of SpinCo common stock as soon as a disposition is warranted consistent with the business reasons for the retention of those shares, which may include dispositions of such shares through one or more exchanges for ParentCo debt, pro rata distributions to ParentCo shareholders and/or exchanges for ParentCo shares (in each case, not later than one year after the distribution) and/or sales of such shares (not later than five years after the distribution).
SpinCo’s Post-Separation Relationship with ParentCo
After the separation, ParentCo and SpinCo will each be separate companies with separate management teams and separate boards of directors. Prior to the separation, ParentCo and SpinCo will enter into the separation and distribution agreement. In connection with the separation, SpinCo will also enter into various other agreements to effect the separation and to provide a framework for SpinCo’s relationship with ParentCo after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a stockholder’s and registration rights agreement. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between SpinCo and ParentCo of the assets, employees, liabilities, and obligations (including, among others, investments, property (including intellectual property), employee benefits, and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between SpinCo and ParentCo subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”
Reasons for the Separation
The ParentCo Board of Directors believes that the separation of the Health Care Business from ParentCo into an independent, publicly traded company is in the best interests of ParentCo and its shareholders for a number of reasons, including:
•Ability for each business to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth. The separation will permit each of ParentCo and SpinCo to concentrate its financial resources to solely meet the unique needs of its own businesses, which will allow each company to invest capital at the time and in the manner most appropriate for its distinct strategic priorities and business needs. This will facilitate a more efficient allocation of capital between the Health Care Business and the ParentCo Business, based on the profitability, cash flow, and growth opportunities of each company. In addition, after the separation, the Health Care Business will no longer be required to compete internally with the ParentCo Business for capital and other corporate resources. As an independent entity, SpinCo will be free to invest its financial resources in its own organic and inorganic opportunities at the pace of a standalone healthcare business, to accelerate growth and drive shareholder value.
•Enhanced management focus through distinct boards and management teams with relevant expertise. The separation will permit each company to be led by a separate, dedicated board and management team with relevant and deep expertise in its industry, able to focus on strengthening such company’s core businesses, addressing its unique operating and other needs, and pursuing distinct and targeted opportunities. The board and management team of each company will be well-positioned to rapidly transform each company’s management systems and processes to those targeted at its specific growth and market strategies.
•Improved operational agility, better positioning each company for long-term success. The separation will permit each of ParentCo and SpinCo to more effectively pursue its own distinct operating priorities and

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strategies in line with each company’s industry-specific focus. In particular, it will enable each of the two companies to maintain a sharper focus on strengthening its core business and growth opportunities, pursuing distinct paths to long-term growth and profitability, and addressing its unique operating and other needs. Each company will also have increased operational flexibility to design and implement corporate strategies based on the particular characteristics of the industry in which each business operates.
•Distinct and compelling investment profiles appealing to different long-term investor bases. The separation will allow each company to more effectively articulate a clear investment thesis and to enhance each company’s structural and operational transparency, enabling investors to separately value and invest in each company based on their distinct investment identities. This is expected to attract different, long-term investor bases for each company and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities. With investors better suited and aligned to its business, each company will be able to pursue its industry-specific business objectives consistent with the expectations of its distinct investor base.
•Creation of independent equity currencies. The separation will create independent equity securities for SpinCo and ParentCo, aligned with each company’s respective industry, providing each company with more flexibility to capitalize on its unique strategic opportunities. This will afford SpinCo direct access to the capital markets, and the opportunity to use its own industry-focused stock to consummate future acquisitions or other transactions that are more closely aligned with its strategic goals and expected growth opportunities.
•Enhanced employee recruitment and retention, including by aligning management incentives with performance. The separation will allow each of ParentCo and SpinCo to more effectively recruit, retain and develop talent with the appropriate skill set and expertise directly applicable to each company’s needs. In addition, the separation will enable each of ParentCo and SpinCo to offer equity-based and other incentive compensation arrangements that more closely reflect and align management and employee incentives with each company’s specific growth objectives, financial goals, and business performance.
The ParentCo Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:
•Risk of Failure to Achieve Anticipated Benefits of the Separation. The anticipated benefits of the separation may not be achieved for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating the businesses of ParentCo and SpinCo; and following the separation, each of ParentCo and SpinCo may be more susceptible to market fluctuations and other adverse events than if they remained a combined company because the business of each entity will be less diversified than ParentCo’s business prior to the completion of the separation.
•Loss of Scale and Increased Administrative Costs. As part of ParentCo, SpinCo currently takes advantage of ParentCo’s size and purchasing power in procuring certain goods and services. After the separation, as standalone companies, each of ParentCo and SpinCo may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the separation. In addition, as part of ParentCo, SpinCo benefits from certain functions performed by ParentCo, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, ParentCo will not perform these functions for SpinCo, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of SpinCo’s smaller scale as a standalone company, its cost of performing such functions could be higher than the amounts reflected in SpinCo’s historical financial statements, which could cause SpinCo’s profitability to decrease.
•Disruptions and Costs Related to the Separation. The actions required to separate SpinCo from ParentCo could disrupt each company’s operations. In addition, ParentCo and SpinCo will incur substantial costs in connection with the separation and the transition to SpinCo becoming a standalone public company, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs

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associated with hiring key senior management personnel who are new to SpinCo, tax costs and costs to separate information systems.
•Limitations on Strategic Transactions. Under the terms of the tax matters agreement that SpinCo will enter into with ParentCo, SpinCo is expected to be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions under applicable law. These restrictions may limit for a period of time SpinCo’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of SpinCo’s business.
•Uncertainty Regarding Stock Prices. Neither ParentCo nor SpinCo can predict the effect of the separation on the trading prices of SpinCo or ParentCo common stock or know with certainty whether the combined market value of [         ] shares of SpinCo common stock and one share of ParentCo common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.
In determining to pursue the separation, the ParentCo Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.
Reasons for ParentCo’s Retention of Up to 19.9% of the Shares of SpinCo Common Stock
In considering the appropriate structure for the separation, ParentCo determined that, immediately after the distribution becomes effective, ParentCo will retain up to 19.9% of the outstanding shares of SpinCo common stock. ParentCo intends to responsibly dispose of such shares after the distribution as soon as a disposition is warranted consistent with the business reasons for the retention of those shares. Such dispositions may be effected through one or more exchanges of shares of SpinCo common stock for ParentCo debt, pro rata distributions of such shares of SpinCo common stock to ParentCo shareholders, and/or exchanges of shares of SpinCo common stock for ParentCo stock (in each case, not later than one year after the distribution) and/or sales of such shares of SpinCo common stock (not later than five years after the distribution). ParentCo’s retention of shares of SpinCo common stock is expected to support the establishment of optimal capital structures for each of ParentCo and SpinCo by (i) providing ParentCo with a valuable asset that can be used to reduce its aggregate liabilities, allowing ParentCo the opportunity to capitalize on strategic opportunities and strengthen its balance sheet, and (ii) providing a means for ParentCo to increase its financial flexibility without increasing the amount of leverage that SpinCo would incur, thereby providing SpinCo with a stronger balance sheet and greater ability to fund growth.
Any sales of substantial amounts of SpinCo common stock in the public market by ParentCo or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of SpinCo common stock to decline. See the second risk factor in the section entitled “Risk Factors—Risks Related to SpinCo Common Stock” for additional details.
Corporate Information
SpinCo was incorporated in Delaware for the purpose of holding the Health Care Business in connection with the separation and distribution described in this information statement. Prior to the contribution of the Health Care Business to SpinCo by ParentCo, which will occur prior to the distribution, SpinCo will have no operations, and will have no assets or liabilities of any kind, other than those incidental to its formation and the separation. The address of SpinCo’s principal executive offices will be [              ]. Its telephone number after the distribution will be [              ]. SpinCo will maintain an Internet site at www.[              ].com. This website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

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Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to ParentCo shareholders who will receive shares of SpinCo common stock in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of SpinCo’s securities. The information contained in this information statement is believed by SpinCo to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither ParentCo nor SpinCo will update the information, except as may be required in the normal course of their respective disclosure obligations and practices.

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SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following summary financial data reflects the combined operations of the Health Care Business. The summary historical and unaudited pro forma condensed combined financial data shown below should be read in conjunction with the sections herein entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and “Certain Relationships and Related Party Transactions,” as well as our audited and unaudited combined financial statements and the corresponding notes included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the summary historical and pro forma condensed combined financial data, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.
We derived the summary historical combined financial information for each of the fiscal years in the three-year period ended December 31, 2022 from our audited combined financial statements and for each of the six months ended June 30, 2023 and 2022 from our unaudited combined financial statements, both of which are included elsewhere in this information statement.
The summary unaudited pro forma combined financial information for the six months ended June 30, 2023 and the year ended December 31, 2022 have been derived from our unaudited pro forma condensed combined financial information, which is included elsewhere in this information statement. The unaudited pro forma condensed combined financial data is based upon available information and assumptions that we believe are reasonable and supportable. The summary unaudited pro forma condensed combined financial data is for illustrative and informational purposes only. The summary unaudited pro forma condensed combined financial data may not necessarily reflect what our financial condition or results of operations would have been had we been a standalone company during the periods presented. In addition, the summary unaudited pro forma condensed combined financial

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data may not necessarily reflect what our financial condition, results of operations, and cash flows may be in the future.

	Pro Forma		Historical
	Six months ended June 30,	Year ended December 31,	Six months ended June 30,		Years ended December 31,
($ in millions)	2023	2022	2023	2022	2022	2021	2020
Net sales
Sales of product					$6,300	$6,398	$5,594
Sales of software and rentals					1,830	1,773	1,687
Total net sales					8,130	8,171	7,281
Operating expenses
Costs of product					2,953	2,773	2,501
Costs of software and rentals					482	475	465
Selling, general and administrative					2,235	2,278	2,166
Research and development					767	766	719
Total operating expenses					$6,437	$6,292	$5,851
Operating income					1,693	1,879	1,430
Other expense (income) – net					1	(3)	(10)
Income before income taxes					1,692	1,882	1,440
Provision for income taxes					349	422	302
Net income	$	$	$	$	$1,343	$1,460	$1,138
Cash from (used for) operating activities			$	$	1,679	2,202	2,026
Other data(a):
Adjusted EBITDA*	$	$	$	$	$2,278	$2,484	$2,058
Free cash flow*			$	$	$1,428	$1,925	$1,755
Free cash flow conversion*					106%	132%	154%
__________________
(a)In addition to reporting financial results in accordance with U.S. GAAP, the Health Care Business also provides non-GAAP measures that we use, and plan to continue using, when monitoring and evaluating operating performance and measuring cash available to invest in our business. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The non-GAAP financial measures presented in this information statement are supplemental measures of our performance and our liquidity that we believe help investors understand our underlying business performance and the Company uses these measures as an indication of the strength of the Company and its ability to generate cash.
*Non-GAAP financial measure.

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	Pro Forma	Historical
	As of June 30,	As of June 30,	As of December 31,
($ in millions)	2023	2023	2022	2021
Cash and cash equivalents	$	$	$61	$91
Total assets			$13,594	$14,075
Long-term borrowings			$—	$—
Defined benefit pension			$91	$147
Total liabilities			$1,852	$2,016
Total equity			$11,742	$12,059
Total liabilities and equity			$13,594	$14,075

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RISK FACTORS
You should carefully consider the following risks and other information in this information statement in evaluating SpinCo and SpinCo common stock. Any of the following risks and uncertainties could materially adversely affect SpinCo’s business, financial condition or results of operations.
Risks Related to SpinCo’s Business
General Economic Risks
SpinCo’s results may be impacted by the effects of, and changes in, worldwide economic, political, regulatory, international trade and geopolitical conditions, natural disasters, war and other events beyond its control.
SpinCo develops, manufactures, distributes and sells its products globally, and, accordingly, SpinCo’s operations and the execution of its business strategies and plans are subject to global competition and economic and geopolitical risks that are beyond its control, such as, among other things, disruptions in financial markets, economic downturns, military conflicts, public health emergencies such as COVID-19, political changes and trends such as protectionism, economic nationalism resulting in government actions impacting international trade agreements, imposing trade restrictions such as tariffs, and retaliatory countermeasures, changes in regulatory regimes that could restrict SpinCo’s ability to manufacture and sell its products (including healthcare regulatory regimes), diminished or insufficient protection of intellectual property and government deficit reduction and other austerity measures in locations or industries in which SpinCo operates. Further escalation of specific trade tensions, including those between the United States and China, or more broadly of global trade conflict, could adversely impact SpinCo’s business and operations around the world. SpinCo’s business is also impacted by social, political and labor conditions in locations in which SpinCo or its suppliers or customers operate; adverse changes in the availability and cost of capital; monetary policy; interest rates; inflation; recession; commodity prices; currency volatility or exchange control; ability to expatriate earnings; and other laws and regulations in the jurisdictions in which SpinCo or its suppliers or customers operate. Both domestic and international markets experienced significant inflationary pressures in 2022, and inflation rates in the United States, as well as in other countries in which SpinCo operates, may continue at elevated levels for the near-term. Interest rate increases or other government actions taken to reduce inflation could also result in recessionary pressures in many parts of the world. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations have affected, and may continue to affect, the reported value of SpinCo’s assets and liabilities, as well as SpinCo’s cash flows.
The global economy has been impacted by the military conflict between Russia and Ukraine. The United States and other governments have imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. ParentCo suspended operations of its subsidiaries, including those of the Health Care Business, in Russia in March 2022 and, in September 2022, committed to a plan to exit the related assets in Russia, including those of the Health Care Business, through a now-pending sale of ParentCo’s Russian subsidiaries. The disposition is pending regulatory approval. In the year ended December 31, 2022, Health Care recorded a charge of $8 million primarily related to impairment of net assets in Russia in connection with 3M management's committed exit and disposal plan. In the fiscal year ended December 31, 2022, Health Care related sales in ParentCo’s Russian subsidiaries accounted for less than 1% of the combined net sales of the Health Care Business, approximately 2.4% of net sales for the fiscal year ended December 31, 2022 of the Oral Care Solutions segment, and less than 1% of net sales for all other business segments of the Health Care Business. SpinCo does not expect any significant impact from this divestiture. SpinCo also has other operations that source certain raw materials from suppliers in Russia and has experienced related supply disruption due to the conflict. These geopolitical tensions could result in, among other things, cyberattacks, further supply chain disruptions impacting downstream customers, higher energy costs, lower consumer demand, and changes to foreign exchange rates and financial markets, any of which may adversely affect SpinCo’s business and supply chain.
In addition, natural disasters, such as hurricanes, tornadoes, windstorms, earthquakes, wildfires and floods and other extreme weather events (including those caused by climate change) and actions taken by the United States and other governments in response to such events could cause significant economic disruption and political and social instability in the United States and areas outside of the United States in which SpinCo operates. These events could

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result in decreased demand for SpinCo’s products, adversely affect its manufacturing and distribution capabilities, cause physical damage to its facilities as well as those of its suppliers, customers and other business partners, negatively impact the health and well-being of individuals and communities in which SpinCo or its suppliers or customers operate or increase the costs for or cause interruptions in the availability of natural resources, sources and supply of energy.
Unexpected events, such as those related to the coronavirus (COVID-19) public health crisis, may increase SpinCo’s cost of doing business and disrupt SpinCo’s operations.
Due to SpinCo’s global operations, SpinCo’s business is and will be impacted by unexpected events, including war, acts of terrorism, public health crises (such as the COVID-19 pandemic), civil unrest, natural disasters, and severe weather in the locations in which SpinCo or its suppliers or customers operate, and these events have adversely affected, and could in the future adversely affect, SpinCo’s operations and financial performance.
For example, the global pandemic associated with COVID-19, including related governmental responses to the pandemic, has significantly increased economic and demand uncertainty and has impacted and will continue to impact SpinCo’s operations, including its supply chain and its manufacturing and distribution capabilities. Some of SpinCo’s products are particularly sensitive to reductions in elective medical procedures, which have previously been suspended or reduced in markets where SpinCo’s products are marketed and sold in response to the COVID-19 pandemic. It is not possible to predict whether elective medical procedures will again be suspended or reduced in the future due to a resurgence of COVID-19 or other epidemic and, to the extent individuals and customers are required to continue to de-prioritize, delay or cancel elective procedures, SpinCo’s business, cash flows, financial condition and results of operations could be negatively affected. In addition, the COVID-19 pandemic has adversely impacted the continued service and availability of skilled personnel necessary to run SpinCo’s operations, including through increased absenteeism in connection with the rise of COVID-19 variants. Although SpinCo may seek to mitigate these staffing challenges through overtime and enlisting contingent labor, staffing shortages could strain SpinCo’s operations and increase its expenses. In addition, SpinCo may be unable to retain employees who object to governmental vaccine mandates or heightened safety protocols. To the extent SpinCo’s management or other personnel are impacted in significant numbers by COVID-19 and are not available to perform their professional duties, SpinCo could experience disruptions in its manufacturing operations or disruptions in other activities and other functions. A future resurgence of COVID-19 or other public health crisis may also affect the ability of suppliers and vendors to provide products and services to SpinCo. Some of these factors may increase demand for certain SpinCo products, while others may decrease demand from certain end markets or make it more difficult for SpinCo to serve customers. SpinCo may also experience customer requests for potential payment deferrals or other contract modifications, supply chain under-liquidation, delays of deliveries and the achievement of other billing milestones, delays or cancellations of new projects and related down payments, and other factors related, directly and indirectly, to the resurgence of the COVID-19 pandemic’s or other public health crises’ effects on its customers that adversely impact SpinCo’s businesses. COVID-19 pandemic has also impacted and the resurgence of the COVID-19 pandemic or other public health crisis may further impact the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates, and interest rates.
SpinCo is not able to predict the impact of unexpected events, such as the COVID-19 pandemic, and unexpected events may have a material adverse effect on its business, cash flows, financial condition and results of operations.
General Business Risks
SpinCo’s future results may be affected by its operational execution.
SpinCo’s financial results depend on the successful execution of its business operating plans. SpinCo intends to monitor the dynamics of the economy, the healthcare industry and the markets in which it competes and assess opportunities for improved operational effectiveness, productivity and efficiency and to better align expenses with revenues, while preserving its ability to make investments in research and development projects, capital and its people. There can be no assurance that SpinCo will realize the benefits of such activities, or that such activities will

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not result in unexpected consequences, such as a reduced ability to generate sales or provide the experience that SpinCo’s customers, suppliers, vendors, and channel partners expect from it. Further, such improvements may be realized later than expected, and the ongoing costs of implementing these plans might be greater than expected. These measures could yield unintended consequences, such as distraction of SpinCo’s management and employees, business disruption, inability to attract or retain key personnel and reduced employee productivity, any of which could negatively affect SpinCo’s business, sales, financial condition and results of operations. If these measures are not successful or sustainable, SpinCo might undertake additional realignment and cost reduction efforts, which could result in future charges.
In addition, the ability to adapt SpinCo’s business model and other changes, including responding to evolving customer needs and service expectations, are important. If SpinCo is unable to demonstrate these abilities, it could negatively impact SpinCo’s ability to win new business, drive revenue and enhance its brand. Operational challenges, including those related to customer service, pace of change and productivity improvements, could result in a material adverse effect on SpinCo’s business, results of operations, financial condition and cash flows.
Acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring could affect future results.
SpinCo intends to monitor its business portfolio and organizational structure and may make acquisitions, divestitures and changes to its organizational structure or enter into strategic alliances or joint ventures. These activities may result in substantial investment of SpinCo’s resources. The success of any such activities will depend upon a number of factors, including SpinCo’s ability to:
•identify suitable acquisition targets or assets, conduct due diligence, negotiate transactions on favorable terms, and ultimately complete such transactions;
•compete for acquisition targets and assets, which may lead to substantial increases in purchase price or terms that are less attractive to SpinCo;
•finance any future acquisition, investment, alliance or other transaction on terms acceptable to SpinCo, if at all (which may involve the use of SpinCo’s shares for payment of the purchase price);
•comply with applicable laws and regulations, including foreign laws and regulations;
•obtain any legally required rulings by antitrust or other regulatory bodies;
•successfully and timely integrate and operate acquired businesses;
•protect intellectual property and prevail in litigation relating to newly acquired technologies;
•predict or realize expected growth opportunities, cost savings, synergies, and market acceptance of acquired companies’ products; and
•successfully identify and retain key target employees and customers.
In addition, acquisitions may expose SpinCo to significant risks and uncertainties, including failure to identify significant non-compliant behaviors or practices by, or liabilities relating to, the acquisition target (or its agents) prior to acquisition; successor liability imposed by regulators for actions by the acquisition target (or its agents) prior to acquisition; and diversion of management’s attention from existing operations to the acquisition and integration process. Such transactions will be subject, in certain circumstances, to the consent of ParentCo under the Tax Matters Agreement, as discussed in “—Risks Related to the Separation and Distribution.” There can be no assurance that any future transactions of this type will be pursued or, if pursued, will be successful.

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SpinCo’s business dealings may involve third-party partners in various markets, and the actions or inactions of these third parties could adversely affect its business.
SpinCo’s business dealings may involve third-party partners such as distributors, dealers, wholesalers, packagers, resellers, agents, and others. Such dealings expose SpinCo to known and unknown risks, including risks related to economic, political, and regulatory environments, performance and quality control, difficulty in establishing additional or replacement suppliers in a timely or cost-effective manner in the event of termination, conflicts of interest, and legal and regulatory violations committed by these third parties, which may not be subject to SpinCo’s control. These third parties may suffer or cause SpinCo to suffer commercial, financial, or reputational harm or violate local laws or regulations, each of which may be outside of SpinCo’s control and could jeopardize its ability to continue doing business in these markets or cause its relationships to deteriorate. A reduction or interruption in the supply of materials or components used in manufacturing SpinCo’s products, due to factors such as one or more suppliers experiencing reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics, an inability to timely develop and validate alternative sources if required, or a significant increase in the price of such materials or components, could adversely affect SpinCo’s business, results of operations, financial condition, cash flows or reputation.
SpinCo may not be able to access the capital and credit markets on terms that are favorable to SpinCo, or at all.
SpinCo expects to access the capital markets to supplement its existing funds and cash generated from operations to satisfy its needs for working capital, to meet capital expenditure and debt service requirements, and for other business initiatives. SpinCo’s ability to issue additional debt or enter into other financing arrangements on acceptable terms could be adversely affected by its debt levels, unfavorable changes in economic conditions or uncertainties that affect the capital markets, including disruption caused by the COVID-19 pandemic. In the event of adverse capital and credit market conditions, SpinCo may be unable to obtain capital market financing on favorable terms, or at all.
Change in SpinCo’s credit ratings could increase cost of funding.
SpinCo’s credit ratings are important to its cost of capital. The major rating agencies will routinely evaluate SpinCo’s credit profile and assign debt ratings to SpinCo. This evaluation is based on a number of factors, which include financial strength, business and financial risk, as well as transparency with rating agencies and timeliness of financial reporting. As of [               ] 2023, SpinCo has a credit rating of [               ] from Moody's Investors Service and a credit rating of [               ] from S&P Global Ratings. Changes in SpinCo’s credit ratings could adversely affect its ability to obtain capital market financing and the cost of such financing. Moreover, a reduction in SpinCo’s credit rating to below investment-grade could cause certain customers to reduce or cease to do business with SpinCo, which would adversely impact its financial performance.
Foreign currency exchange rates and fluctuations in those rates may affect SpinCo’s ability to realize projected growth rates in its sales and earnings.
Because SpinCo’s financial statements are denominated in U.S. dollars and a material percentage of its revenues are derived from outside the United States, SpinCo’s results of operations and its ability to realize projected growth rates in sales and earnings could be adversely affected if the value of the U.S. dollar strengthens significantly against foreign currencies.
SpinCo cannot predict with any certainty changes in foreign currency exchange rates or its ability to mitigate these risks. SpinCo may experience additional volatility because of increasing inflationary pressures and other macroeconomic factors, including in emerging market countries. SpinCo may be unable to hedge the effects of foreign exchange rate changes in a cost-effective manner.
Changes in interest rates could adversely affect SpinCo.
SpinCo may be exposed to changes in interest rates, including through variable rate debt and due to the fact that increases in interest rates may adversely affect the financial condition of SpinCo’s counterparties in a manner that

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may affect their ability to transact with SpinCo or their demand for SpinCo’s products and services. Any of the foregoing could adversely affect SpinCo’s business, results of operations, financial condition and cash flows.
Market Dynamic Risks
SpinCo operates in highly competitive markets, competition may increase in the future, and the healthcare industry may be disrupted, causing SpinCo to lower prices or resulting in a loss of market share.
Healthcare markets are characterized by rapidly evolving technology, frequent introduction of new products, intense competition and pricing pressure. SpinCo faces substantial competition from international and domestic companies of all sizes, including existing competitors, new market entrants and non-traditional entrants. Demand for SpinCo’s products and services, which impacts revenue and profit margins, will be affected by, among other things, (i) the development and timing of the introduction of competitive products and services; (ii) SpinCo’s pricing strategies; (iii) changes in customer order patterns, such as changes in the levels of inventory maintained by customers, vendors, or channel partners; (iv) changes in customers’ preferences for SpinCo’s products and services, including the success of products and services offered by competitors; (v) changes in customer designs for their products and services that can affect the demand for SpinCo’s products and services; (vi) changes in the business environment related to disruptive technologies, such as artificial intelligence, block-chain, expanded analytics and other enhanced learnings from increasing volume of available data; (vii) local market conditions, such as mandatory intellectual property transfers, protectionist measures and other government policies supporting increased local competition; (viii) costs of production or delivery, whether due to geographic location, currency fluctuations, taxes, duties, or otherwise; (ix) the perception of SpinCo’s brand and image in the market; (x) changing regulatory standards, legal requirements, or enforcement rigor; (xi) failure to acquire or effectively integrate businesses and technologies that complement or expand SpinCo’s existing businesses; and (xii) consolidation among customers, suppliers, channel partners or competitors.
In addition, SpinCo’s inability to obtain and maintain regulatory authorizations for, and supply commercial quantities of, SpinCo’s offerings as quickly and effectively as its competitors could limit market acceptance. SpinCo’s competitors may also have greater financial, marketing and other resources, respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns; adopt more aggressive pricing policies, or be more successful in attracting potential customers, employees and strategic partners.
Consolidation in the healthcare industry could have an adverse effect on SpinCo’s revenues and results of operations.
Many healthcare industry companies, including healthcare systems, distributors, manufacturers, providers, and insurers, are consolidating or have formed strategic alliances. As the healthcare industry consolidates, competition to provide products and services is expected to continue to intensify, resulting in pricing pressures, decreased average selling prices and the exclusion of certain suppliers from important market segments. Consolidations create larger enterprises with greater negotiating power and may result in the loss of a SpinCo customer where the combined enterprise selects one distributor from two incumbents. If consolidation trends continue, it could adversely affect SpinCo’s business results, cash flows, financial condition, or prospects. If SpinCo faces an increase in costs or reduces its prices because of industry consolidation, or if SpinCo loses customers as a result of consolidation, its business, results of operations, financial condition and cash flows could be adversely affected.
Reductions in customers’ research budgets or government funding may adversely affect SpinCo’s business.
SpinCo’s customers include hospitals, universities, healthcare providers, government agencies and public and private research institutions; in particular, SpinCo’s Health Information Systems segment sells products to ministries of health. Research and development spending of such customers can fluctuate based on spending priorities and general economic conditions. The level of government funding of research and development is unpredictable. The availability of governmental research funding may be adversely affected by many factors, including public spending priorities, available resources, economic conditions and governmental spending reductions, particularly during periods of economic uncertainty. Stalemates in national, regional, or local government budgeting decisions could also lead to substantial delays or reductions in governmental spending. Any reduction or delay in governmental funding could cause SpinCo’s customers to delay or forego purchases of its products.

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SpinCo’s growth objectives are largely dependent on the timing and market acceptance of its new product and service offerings, including its ability to continually renew its pipeline of new products and services and to bring those products and services to market.
A significant element of SpinCo’s strategy is to increase revenue growth by focusing on innovation and new product and service development. New and service product development requires significant investment in research and development, clinical trials and regulatory approvals. The ability to bring new products and services to market is subject to difficulties or delays in product and service development, such as the inability to identify viable new products and services, obtain adequate intellectual property protection, regulatory approvals and reimbursement in the United States and abroad, and successfully complete clinical trials or gain market acceptance of new products and services. It is uncertain when or whether SpinCo’s products, services, or solutions currently under development will be launched or will be commercially successful. Additionally, new offerings may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors’ innovations or reverse engineering efforts. If SpinCo cannot successfully introduce new offerings that address the needs of its customers, SpinCo’s offerings may become obsolete, and its business results, cash flows, and financial condition could suffer.
The success of many of SpinCo’s products depends upon certain key healthcare professionals.
SpinCo works with leading global healthcare professionals who provide considerable knowledge and experience. The research, development, marketing and sales of many of SpinCo’s products depends on maintaining working relationships with healthcare professionals. SpinCo relies on these professionals for assistance in the development and marketing of its products. The resurgence of the COVID-19 pandemic or other public health crisis may limit access to these professionals and resulting travel restrictions, shutdowns and similar measures in response to any such public health crisis may impact SpinCo’s ability to maintain these relationships, which in turn would adversely affect its ability to develop, market and sell new and improved products. If new laws, regulations, or other developments limit SpinCo’s ability to appropriately engage these professionals or to continue to receive their advice and input or SpinCo is otherwise unsuccessful in maintaining strong working relationships with these healthcare professionals, the success of SpinCo’s products could suffer, which could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
Changes in reimbursement practices of third-party payers or other cost containment measures could affect the demand for SpinCo’s products and the prices at which they are sold.
Sales of many of SpinCo’s products directly or indirectly depend on the availability of reimbursement and the amount of reimbursement that its customers may seek from various third-party payers, including government programs, authorities, or agencies (e.g., Medicare and Medicaid in the United States), and private health plans. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the market acceptance rate of new technologies and products.
In general, employers and third-party payers, particularly in the United States, have become increasingly cost-conscious, with higher deductibles imposed in many medical plans. Additionally, austerity measures or other reforms by foreign governments may limit, reduce or eliminate payments for SpinCo’s products and adversely affect both pricing flexibility and demand for SpinCo’s products. Even if SpinCo develops promising new products, it may find limited demand for the products unless reimbursement approval is obtained from third-party payers. Further legislative or administrative reforms that impact reimbursements or pricing could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
In addition, current or worsening economic conditions, including recessionary pressures, may adversely affect the ability of SpinCo’s customers to pay for its products and services, and the amount spent on healthcare generally, which could result in decreased demand for SpinCo’s products and services, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition.
Pricing pressure has also increased due to continued consolidation among healthcare providers, trends towards managed care, the shift towards governments becoming the primary payers of healthcare expenses, reduction in

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reimbursement levels and medical procedure volumes and government laws and regulations relating to sales and promotion, reimbursement and pricing generally. As a result of these and other measures, including future measures or reforms that cannot be predicted, reimbursement may not be available or sufficient to allow SpinCo to sell its products on a competitive basis. Legislation and regulations affecting reimbursement for SpinCo’s products may change at any time. SpinCo cannot predict the impact of these pressures and initiatives or any negative effects of any additional regulations that may affect its business.
SpinCo’s future results are subject to vulnerability with respect to materials and fluctuations in the costs and availability of purchased components, compounds, raw materials, energy, and labor due to shortages, increased demand and wages, logistics, supply chain interruptions, manufacturing site disruptions, regulatory developments, natural disasters and other disruptive factors.
SpinCo depends on various components, compounds, raw materials, and energy (including oil and natural gas and their derivatives) supplied by others for the manufacturing of its products. If suppliers fail to meet their delivery obligations, raise prices, or cease to supply to SpinCo, it may continue to cause delays in delivery or significantly increase SpinCo’s costs. If SpinCo loses suppliers, if their operations are substantially interrupted, if their prices continue to increase significantly due to inflationary pressures, or if any of them fail to meet performance or quality specifications, SpinCo may be required to identify and qualify one or more replacement suppliers. This also may require SpinCo to redesign or modify its products to incorporate new components and obtain regulatory authorization, qualification or certification of these redesigned or modified products.
Supplier relationships could be interrupted due to supplier material shortages, climate impacts, natural and other disasters, equipment malfunctions, transportation delays, inflationary pricing pressures, work stoppages, labor shortages and other disruptive events such as military conflicts, or could be terminated. In addition, some of SpinCo’s suppliers are limited- or sole-source suppliers, and SpinCo’s ability to meet its obligations to customers depends on the performance, product quality, and stability of such suppliers and SpinCo’s ability to source alternatives in a cost effective manner. Any sustained interruption in SpinCo’s receipt of adequate supplies or the distribution of SpinCo’s products, or disruption to key manufacturing sites’ operations due to natural and other disasters or events, such as government actions relating to discharge or emission permits or other legal or regulatory requirements, could result in a material adverse effect on its business, results of operations, financial condition and cash flows. In addition, there can be no assurance that SpinCo’s processes to minimize volatility in component and material pricing will be successful or that future price fluctuations or shortages will not result in a material adverse effect on its business, results of operations, financial condition and cash flow and its ability to fulfill supply obligations to its customers. SpinCo could incur contractual penalties, experience a deterioration in customer relationships, or suffer harm to its reputation if SpinCo is unable to fulfill its obligations to customers, any of which could have a material adverse effect on SpinCo’s business, results of operations, financial condition and cash flows. The risks of disruption, including from war, natural disasters, climate change-related physical and transitional risks, actual or threatened public health emergencies, or other business continuity events, could adversely affect SpinCo’s operations and limit SpinCo’s ability to meet its commitments to customers or significantly impact its financial results and condition.
In addition, many of SpinCo’s products require sterilization prior to sale and SpinCo utilizes contract sterilizers to perform this service. To the extent SpinCo’s contract sterilizers are unable to sterilize SpinCo’s products, whether due to capacity, availability of materials for sterilization, regulatory or other constraints, including federal and state regulations on the use of ethylene oxide, SpinCo may be unable to transition to alternative internal or external resources or methods in a timely or cost effective manner or at all, which could have a material impact on SpinCo’s results of operations and financial condition.

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Legal and Compliance Risks
SpinCo is subject to risks related to international, federal, state, and local treaties, laws, and regulations that are subject to change at any time, as well as compliance risks related to legal or regulatory requirements, contract requirements, policies and practices, or other matters that require or encourage SpinCo or its suppliers, vendors, or channel partners to conduct business in a certain way. The outcome of legal and regulatory proceedings related to compliance with the treaties, laws, regulations, and requirements could have a material adverse effect on SpinCo’s business, results of operations, financial condition and cash flows.
SpinCo operates globally, including in some jurisdictions that pose potentially elevated risks of fraud or corruption or increased risk of internal control issues, and is subject to risks related to international, federal, state, and local treaties, laws, and regulations, including those involving product liability; antitrust; intellectual property; environmental, health, and safety; tax; the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-bribery laws; international import and export requirements and trade sanctions compliance; regulations of the U.S. Food and Drug Administration (“FDA”) and similar foreign agencies; privacy laws and information security policies and regulations; U.S. federal healthcare program-related laws and regulations including the False Claims Act, anti-kickback laws and the Sunshine Act; and other matters. SpinCo is also subject to compliance risks related to legal or regulatory requirements, contract requirements, policies and practices, or other matters that require or encourage SpinCo and its suppliers, vendors, or channel parties, to conduct business in a certain way. In particular, SpinCo is subject to legal risks with respect to the below laws and regulations:
•Antitrust — Regulatory authorities may have authority in the event of alleged non-compliance with applicable law to impose fines and sanctions on SpinCo or to require changes or impose conditions on the way SpinCo conducts business. Under certain circumstances, violations of antitrust laws could result in suspension or debarment of SpinCo’s ability to contract with certain parties or complete certain transactions. In addition, an increasing number of jurisdictions also provide private rights of action for competitors or consumers to seek damages asserting claims of anti-competitive conduct. An adverse outcome under any such investigation or audit could subject SpinCo to fines or criminal or other penalties.
•FCPA and other anti-bribery laws — The failure to comply with the FCPA and similar anti-corruption and anti-bribery laws could result in significant civil fines and penalties or criminal sanctions against SpinCo. Because of the predominance of government-sponsored healthcare systems around the world, many customer relationships outside of the United States are with governmental entities, the employees of which may be considered government officials under such laws. Many anti-corruption laws also prohibit bribery of private sector individuals, and thus extend far beyond interactions with government officials. SpinCo is subject to the FCPA’s accounting provisions, which require SpinCo to keep accurate books and records and to maintain an adequate system of internal accounting controls sufficient to provide reasonable assurances of management’s control, authority, and responsibility over SpinCo’s assets. Global enforcement of anti-corruption laws has increased substantially in recent years, with more frequent voluntary self-disclosure by companies, aggressive investigations (including coordinated investigations across countries and governmental authorities) and enforcement proceedings by U.S. and non-U.S. governmental agencies, and assessment of significant civil and criminal fines, penalties, and other sanctions against companies and individuals. From time to time, SpinCo or its affiliates receive reports, internally and externally, via various reporting channels, about business and other activities that raise compliance or other legal or litigation issues. SpinCo has in the past, and in the future could be, required to investigate such reports and cooperate with U.S. and foreign regulatory authorities in such investigations, audit, monitor compliance or alter its practices as part of such investigations. While SpinCo maintains and implements U.S. and international compliance programs, including policies and procedures, training, and internal controls designed to reduce the risk of noncompliance, SpinCo’s employees, suppliers, vendors, channel partners or agents may violate such policies and procedures and engage in practices that contravene relevant laws and regulations. Any alleged or actual violations of these anti-corruption laws may subject SpinCo to government scrutiny, criminal or civil sanctions and other liabilities, including exclusion from government contracting, and could disrupt its business, adversely affect its reputation and result in a material adverse effect on its business, results of operations, financial condition and cash flows.

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•Environmental Laws — SpinCo is subject to environmental, health, and safety laws, and regulations concerning, among other things, the generation, handling, transportation, and disposal of hazardous substances or wastes, the remediation of hazardous substances or materials at various sites, and emissions or discharges into the land, air or water. If SpinCo or its suppliers violate these environmental laws and regulations, facilities could be shut down and violators could be fined, or otherwise sanctioned. New laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination could require SpinCo to incur costs or could become the basis for new or increased liabilities that could be material.
•Anti-Kickback and False Claims Laws — SpinCo’s products are purchased by healthcare providers that typically bill various third-party payers, such as governmental healthcare programs (e.g., Medicare, Medicaid and comparable non-U.S. programs), private insurance plans and managed care plans, for the healthcare services provided to their patients. As a result, SpinCo’s products are subject to regulation regarding quality and cost by the United States Department of Health and Human Services, including the Centers for Medicare & Medicaid Services (CMS), as well as comparable state and non-U.S. agencies responsible for reimbursement and regulation of health are goods and services, including laws and regulations related to kickbacks, false claims, self-referrals and healthcare fraud. Many states have similar laws that apply to reimbursement by state Medicaid and other funded programs as well as in some cases to all payers. As a manufacturer of products reimbursable by federal healthcare programs, SpinCo is subject to the Physician Payments Sunshine Act, which requires it to annually report certain payments and other transfers of value it makes to U.S.-licensed physicians or U.S. teaching hospitals. Any failure to comply with these laws and regulations could subject SpinCo or its officers and employees to criminal and civil financial penalties.
•Privacy Laws — Because SpinCo is a business with a significant global footprint, compliance with evolving regulations and standards in data privacy and cybersecurity may result in increased costs, compliance challenges, and the threat of increased regulatory enforcement activity. SpinCo’s business relies on the secure electronic transmission, storage and hosting of sensitive information, including personal information, protected health information, financial information, intellectual property and other sensitive information related to our customers and workforce. SpinCo is required to comply with increasingly complex and changing legal and regulatory requirements that govern the collection, use, storage, security, transfer, disclosure and other processing of personal data in the United States and in other countries, including, but not limited to, the Health Insurance and Portability Act of 1996 (HIPAA), as amended, and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and the California Consumer Privacy Act (CCPA) in the United States, the Global Data Protection Regulation (GDPR) within the European Union, and various other country-specific requirements at the state and federal level in the United States and other laws around the world. In addition, privacy laws and regulations in other regions of the world are becoming stricter and may potentially impose additional requirements on SpinCo’s business, and certain jurisdictions have implemented data localization laws which can be costly and operationally difficult to satisfy. SpinCo cannot be sure how these laws and regulations will be interpreted, enforced, or applied to its operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, SpinCo’s ongoing efforts to comply with evolving laws and regulations may be costly and require ongoing modifications to its policies, procedures, and systems. If SpinCo or third parties fail to adequately safeguard confidential personal data, or if such information or data are wrongfully used by SpinCo or third parties or disclosed to unauthorized persons or entities, such an event could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
SpinCo’s results of operations could be adversely impacted if the costs to comply with these evolving treaties, laws, regulations, and requirements are greater than projected by SpinCo. In addition, the outcome of legal and regulatory proceedings related to compliance with these treaties, laws, regulations, and requirements are difficult to reliably predict, may differ from SpinCo’s expectations, and can result in, among other things, government scrutiny; criminal, civil or administrative sanctions, including fines; limitations on the extent to which SpinCo can conduct business; employee and business partner terminations due to policy violations; reputational damage; private rights of

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action that result in litigation exposure, including expenses and costs incurred in connection with settlement or court proceedings, for SpinCo; and other liabilities. In some instances, SpinCo may make self-disclosures to relevant authorities who may pursue or decline to pursue enforcement proceedings against it. In addition, detecting, investigating and resolving actual or alleged violations of these acts is expensive and could consume significant time and attention of SpinCo’s senior management. Although SpinCo maintains general liability insurance to mitigate monetary exposure, the amount of liability that may result from certain of these risks may not always be covered by, or could exceed, the applicable insurance coverage. Various factors or developments can lead SpinCo to change current estimates of liabilities and related insurance receivables where applicable or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. Conducting internal investigations or responding to audits or investigations by government agencies could be costly and time-consuming. A future adverse ruling, settlement or unfavorable development could result in future charges that could result in a material adverse effect on its business, results of operations, financial condition and cash flows in any particular period. In addition, negative publicity related to the matters noted above or other matters involving SpinCo may negatively impact SpinCo’s reputation.
Climate change, or legal, regulatory or market measures to address climate change may materially adversely affect SpinCo’s business, results of operations, financial condition and cash flows.
The effects of global climate change present risks to SpinCo’s business. The impacts of climate change may include physical risks (e.g., rising sea levels or frequency and severity of extreme weather conditions, including natural disasters), social and human effects (e.g., population dislocations or harm to health and well-being), compliance costs and transition risks (e.g., regulatory or technology changes), shifts in market trends (e.g., customers increasingly prioritize purchasing products that are sustainably made) and other adverse effects. Such impacts may disrupt SpinCo’s supply chain and operations by adversely affecting its ability to procure goods or services required for the operation of its business at the quantities and levels it requires due to impairment of the availability and cost of certain products, materials, commodities and energy. These outcomes may in turn result in customers transitioning to competitive products, loss of market share, negative publicity, reputational damage, loss of customer confidence or other negative consequences (including a decline in stock price).
There has also been increased focus by federal, international, state and local regulatory and legislative bodies to combat and/or limit the effects of climate change through a variety of means, including regulating greenhouse gas emissions (and the establishment of enhanced internal processes or systems to track them), policies mandating or promoting the use of renewable or zero-carbon energy and sustainability initiatives, and additional taxes on fuel and energy. If legislation or regulations are enacted or promulgated in the United States or in any other jurisdiction in which SpinCo does business that impose more stringent restrictions and requirements than its current legal or regulatory obligations, SpinCo and companies in its supply chain may experience increased compliance burdens and costs to meet the regulatory obligations, which could cause disruption in the sourcing, manufacturing and distribution of its products and adversely affect its business, results of operations, financial condition and cash flows.
Additionally, the impacts of climate change may further influence customer preferences and requirements, such as increased demand for products with lower environmental footprints, and for companies to produce and demonstrate progress against greenhouse gas reduction plans and targets. Failure to provide climate-friendly products or demonstrate greenhouse gas reductions could potentially result in loss of market share.
SpinCo operates in a strictly regulated industry and compliance with laws and regulations applicable to the commercialization of SpinCo’s products is costly and failure to comply may result in significant penalties.
The products SpinCo develops, manufactures, and commercializes are regulated in most of the markets SpinCo serves. These regulations are promulgated and enforced by government bodies in individual countries. These regulations govern the methods and controls used for the design, manufacture, packaging labeling, storage, safety, sales and distribution, marketing clearance or approval, advertising and promotion, sterilization, installation, servicing, performance and effectiveness of the products SpinCo sells globally. These regulations apply to all facilities of SpinCo’s business that conduct the activities previously described, regardless of where the facilities are located. These regulations apply to the activities performed by most of SpinCo’s employees, including but not

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limited to, sales and marketing, research and development, regulatory affairs, quality assurance, medical affairs, and operations, both before and after a product is commercially distributed. Importantly, these regulations differ by country and/or region and are dynamic.
SpinCo commits a significant amount of resources to maintain compliance with these regulations. Compliance with these regulations requires SpinCo to create systems, processes and procedures that are aligned with the regulations in all markets SpinCo serves. Compliance also requires SpinCo to maintain knowledge of the current regulations that govern its activities. As these regulations change, SpinCo must adapt its systems, processes, and procedures to comply with the new regulations.
Governing bodies monitor compliance, among other ways, by conducting regularly occurring and unexpected audits of SpinCo’s facilities. These audits are conducted to determine if SpinCo’s systems, processes, and procedures comply with the current regulations in the markets it serves. After each audit, the governing body typically provides a report of their findings. The report describes the observations made during the audit. Sometimes these observations describe minor non-compliance issues in SpinCo’s systems, processes, and procedures. Often, these gaps require commensurate modifications but have no impact to SpinCo’s ability to continue operations and commercialization of its products. In rare situations, the governing body may find significant or major non-compliance issues in SpinCo’s systems, processes, and procedures. If a governing body concludes, through these audits or otherwise, that SpinCo is not in compliance with applicable laws or regulations or that any of its products are defective, ineffective, or pose an unreasonable risk for patients, users, or others, the governing body may require SpinCo to recall a product or products, retract promotional materials, and/or cease shipment of products, among other required actions; these requirements may remain in place until SpinCo can demonstrate adequate compliance. Failure to demonstrate adequate modifications to SpinCo’s systems, processes, and procedures and continued compliance or repeat findings may result in more significant enforcement actions including but not limited to: warning letters, revocation of product approvals and licenses, injunctions, product seizure, penalties and fines, consent decrees, and criminal prosecution, among other actions. These actions may have a negative impact to SpinCo’s capital expenditures, earnings, and competitive position.
To market its products internationally in compliance with applicable medical device and pharmaceutical regulations, SpinCo must obtain approvals for products and product modifications. The regulations promulgated by the governing bodies also require SpinCo to submit data to demonstrate that its products meet the safety and effectiveness requirements to support the intended uses described in its labeling. This data is reviewed by the governing bodies to determine if SpinCo has provided the necessary and sufficient information to demonstrate the safety and effectiveness of its products for the intended use described in its labeling. In many cases, the governing bodies request additional information to make this determination. The additional information requested by the governing bodies sometimes requires SpinCo to conduct new testing, delaying the approval and commercialization of the product. In rare instances, the governing body will disapprove the application, prohibiting SpinCo’s ability to commercialize the product in that market. In these instances, SpinCo may decide to cease commercialization efforts for the product in that (or those) market(s) or it may decide to modify the product or retest the products and resubmit the data to the governing bodies. Delays to products approvals or disapproval of SpinCo’s applications may have a negative impact to SpinCo’s capital expenditures, earnings, and competitive position.
This global regulatory environment will likely continue to evolve, which could impact SpinCo’s ability, or increase the time and cost, to obtain future approvals for its products. The process of obtaining regulatory clearances and/or approvals to market and sell SpinCo’s products can be rigorous, costly and time-consuming and the clearances and/or approvals might not be granted timely or result in limitations on the indicated uses of products.
Regulatory authorities, including the FDA, also strictly regulate the indications for use and associated promotional safety and effectiveness claims that may be made about approved or cleared products. If regulatory authorities determine that SpinCo has promoted or marketed a product for off-label use, including through external-facing materials, oral statements, or physician training, SpinCo could be subject to fines, injunctions or other penalties.

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SpinCo is subject to laws and regulations governing government contracts, public procurement, and government reimbursements in many jurisdictions, as to which the failure to comply could adversely affect SpinCo’s business.
SpinCo sells its products to government entities throughout the world and will be directly or indirectly subject to government policies governing reimbursement for healthcare procedures and services and various statutes and regulations in a variety of jurisdictions that apply to companies doing business with the government. The laws governing government contracts can differ from the laws governing private contracts and government contracts may contain terms and conditions that are not applicable to private contracts or that expose SpinCo to higher levels of risk and potential liability than non-government contracts. Similarly, most jurisdictions have public procurement laws and reimbursement policies that set out rules and regulations for purchases and reimbursements by governmental entities. SpinCo’s failure to comply with these laws could result in contract terminations, suspension or debarment from contracting with these entities, civil fines and damages, criminal prosecution and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid, as well as possible recoupment of any overpayments related to such violations. These jurisdictions may modify their laws, policies, rules or regulations, or impose new requirements that adversely affect SpinCo’s business.
Additionally, some governmental entities, including the U.S. federal government, can terminate contracts for their convenience or for SpinCo’s default. These governmental entities may also be subject to continued legislative funding approval. Early termination for convenience of one or more of SpinCo’s contracts, or a change in a government customer’s funding levels, could impact SpinCo’s expected revenues. Early termination for default of one or more of SpinCo’s contracts could subject it to penalties and damages resulting from the default, including costs for the governmental entity to reprocure the items under contract, in addition to other penalties previously listed.
SpinCo will also be subject to government audits, investigations, and oversight proceedings. Efforts to ensure its business arrangements comply with applicable laws will involve substantial costs. If any actions by governmental or enforcement authorities are instituted against SpinCo, defense can be costly, time-consuming, and may require significant financial and personnel resources. If SpinCo is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal, and administrative penalties, damages, disgorgement, monetary fines, individual imprisonment, possible exclusion from participation in certain government healthcare programs (including Medicare and Medicaid in the United States), contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of its operations. In addition, any of SpinCo’s government contracts could be terminated or SpinCo could be suspended or debarred from all government contract work.
SpinCo is exposed to risks associated with product liability claims, including existing claims and claims resulting from the actions or inactions of its customers or third parties that are outside of its control.
SpinCo is exposed to potential product liability risks that are inherent in the design, manufacture and marketing of medical technologies. Customers or their patients may bring product liability claims if SpinCo’s products fail, or allegedly fail, to perform as expected or show a failure rate that is higher than expected, or the use of SpinCo’s products results, or is alleged to result, in bodily injury, death, or property damage. Even if these or similar claims are without merit, they can result in costly and time-consuming litigation. SpinCo may also be exposed to claims or regulatory action if its products do not conform or are alleged not to conform to applicable product or design specifications, labeling, or manufacturing requirements. Product and other liability actions, claims or injunctions are subject to significant uncertainty and may be expensive, time-consuming, and disruptive to SpinCo’s operations. For these and other reasons, SpinCo may choose to settle product liability claims and other liability actions, regardless of their actual merit. If any such action or injunction were finally determined adversely to SpinCo, such decision could result in significant damages and reputational harm, including the possibility of punitive damages, and SpinCo’s financial position could be adversely affected. Adverse publicity could result in additional regulation of SpinCo’s products or the healthcare industry in general, delay regulatory approval of new products, cause reputational harm and adversely affect SpinCo’s ability to promote, manufacture and sell its products, even if the claims against SpinCo are later shown to be unfounded or unsubstantiated.

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In addition, manufacturing or design defects, component failures, unapproved or improper use of SpinCo’s products, or inadequate disclosure of risks or other information relating to the use of SpinCo’s products could lead to injury or other serious adverse events. Such events could lead to recalls or safety alerts relating to SpinCo’s products (either voluntary or as required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs and lost sales and customers, enforcement actions and/or investigations by state and federal governments or other enforcement bodies, as well as negative publicity and damage to SpinCo’s reputation that could reduce future demand for its products.
Information Technology and Intellectual Property Risks
SpinCo employs information technology systems to support its business and collect, store, and use proprietary and confidential information. Security and data breaches, cyberattacks, and other cybersecurity incidents involving SpinCo’s information technology systems and infrastructure could disrupt or interfere with SpinCo’s operations; result in the compromise and misappropriation of proprietary and confidential information belonging to SpinCo or its customers, suppliers, and employees; and expose SpinCo to numerous expenses, liabilities, and other negative consequences, any or all of which could adversely impact SpinCo’s business, reputation, and results of operations.
In the ordinary course of business, SpinCo relies on centralized and local information technology networks and systems, some of which are provided, hosted or managed by vendors and other third parties, to process, transmit, and store electronic information, and to manage or support a variety of businesses. That technology includes systems that could be used to process, transmit and store sensitive information, including personal information, protected health information, employee data, financial information, intellectual property, clinical data, and sales and marketing data. Third parties and threat actors, including organized criminals, nation-state, or nation-state supported actors who are increasingly well-resourced, regularly attempt to gain unauthorized access to the information technology networks and infrastructure, data, and other information used by or belonging to SpinCo, and many such attempts are increasing in their frequency, sophistication and intensity and are not recognized until launched against a target. Despite SpinCo’s cybersecurity and business continuity measures (including employee and third-party training, monitoring of networks and systems, patching, maintenance, and backup of systems and data), its information technology networks and infrastructure are still potentially susceptible to attack, compromise, damage, disruption, or shutdown, including as a result of the exploitation of known or unknown hardware or software vulnerabilities in its systems, the introduction of computer viruses or ransomware, service or cloud provider disruptions or security breaches, phishing attempts, employee error or malfeasance, power outages, telecommunication or utility failures, systems failures, natural disasters, or other catastrophic events. Furthermore, SpinCo relies on third-party vendors to supply and/or support certain aspects of its information technology systems and resulting products. These third-party systems could also become vulnerable to cyber-attack, malicious intrusions, breakdowns, interference, or other significant disruptions, and may contain defects in design or manufacture or other problems that could result in system disruption or compromise the information security of SpinCo’s own systems. SpinCo’s increased adoption of remote working, initially driven by the pandemic, also introduces additional threats and risk of disruptions to its information technology networks and infrastructure. The ongoing Russia-Ukraine conflict may increase cybersecurity risks on a global basis.
Despite its cybersecurity measures, it is possible for security vulnerabilities or a cyberattack to remain undetected for an extended time period, up to and including several years, and the prioritization of decisions with respect to security measures and remediation of known vulnerabilities that SpinCo and the vendors and other third parties upon which SpinCo relies may prove inadequate to protect against attacks. While SpinCo may experience in the future cyberattacks on and disruptions of its information technology systems and infrastructure, SpinCo is not aware of any such incidents to date having had a material impact.
If SpinCo’s information technology systems, products or services or sensitive data are compromised, there are many consequences that could result. Consequences include, but are not limited to, patients or employees being exposed to financial or medical identity theft or suffer a loss of product functionality; losing existing customers or have difficulty attracting new customers; experiencing difficulty preventing, detecting, and controlling fraud; being exposed to the loss or misuse of confidential information; having disputes with customers, physicians, and other

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healthcare professionals; experiencing increases in operating expenses or an impairment in its ability to conduct its operations; incurring expenses or losing revenues as a result of a data privacy breach, product failure, information technology outages or disruptions; voluntary or forced recalls or modifications to SpinCo’s products; or suffering other adverse consequences including time-consuming and expensive lawsuits or other legal action and damage to SpinCo’s reputation.
As noted previously, SpinCo is subject to numerous international, federal and state privacy and security laws. Security and data breaches, cyberattacks, and other cybersecurity incidents involving data protected by such laws, such as patient medical records and other health information, could subject SpinCo to onerous governmental and regulatory investigations, fines and remediation actions, in addition to private litigation by affected individuals.
SpinCo may be unable to obtain, maintain, protect, or effectively enforce its intellectual property rights.
SpinCo is substantially dependent on patent and other proprietary rights and relies on a combination of patents, trademarks, tradenames, copyrights, trade secrets, and agreements (such as employee, non-disclosure and non-competition agreements) to protect its business and proprietary intellectual property. However, SpinCo cannot assure that its means of obtaining, maintaining, and enforcing its intellectual property rights will be adequate to maintain a competitive advantage.
In addition, intellectual property laws differ in various jurisdictions in which SpinCo operates and are subject to change at any time, which could further restrict SpinCo’s ability to protect its intellectual property and proprietary rights. In particular, a portion of SpinCo’s revenues is derived from jurisdictions where adequately protecting intellectual property rights may prove more challenging or impossible. In addition, the laws of many jurisdictions may not provide an adequate forum to effectively address situations where SpinCo’s intellectual property rights have been compromised.
Furthermore, protecting against the unauthorized use of proprietary technology is difficult and expensive and SpinCo may need to litigate with third parties to enforce or defend patents issued to it or to determine the enforceability and validity of its proprietary rights or those of others. Determining whether an offering infringes, misappropriates, or otherwise violates a third party’s intellectual property rights involves complex legal and factual issues, and the outcome of this type of litigation is often uncertain and inconsistent.
At any given time, SpinCo may be involved as either plaintiff or defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of patent and other intellectual property litigation, such litigation could in the future result in SpinCo’s payment of significant monetary damages and/or royalty payments, negatively impact SpinCo’s ability to sell current or future products, or prohibit it from enforcing its patent and proprietary rights against others, which could result in a material adverse effect on its business, results of operations, financial condition and cash flows. Regardless of the merits or outcome, the resolution of any intellectual property dispute could require significant financial and management resources.
SpinCo may not receive protection for pending or future applications relating to intellectual property rights owned by or licensed to it and the claims allowed under any issued intellectual property rights may not be sufficiently broad to protect SpinCo’s products, services, solutions, and any associated trademarks. Products sold by SpinCo’s competitors may infringe, misappropriate, or otherwise violate intellectual property rights owned or licensed by SpinCo and such infringement, misappropriation or violation may be undetected by SpinCo. In addition, as SpinCo’s patents expire, SpinCo may be unsuccessful in extending their protection through patent term extensions. SpinCo’s inability to protect its intellectual property could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
Additionally, SpinCo licenses or will license certain intellectual property owned by ParentCo. As ParentCo is the owner of such intellectual property, ParentCo will have discretion to enforce such intellectual property rights, including whether or not to prosecute any infringement of the intellectual property. To the extent ParentCo does not prosecute infringement of the intellectual property licensed to SpinCo, such intellectual property will not be protected and continued infringement of such intellectual property could result in a material adverse effect on SpinCo’s business, results of operations, financial condition and cash flows.

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SpinCo intends to focus on and invest in cloud, edge, artificial intelligence, and software offerings. SpinCo may not be successful in driving the successful global deployment and customer adoption of digital offerings.
SpinCo intends to devote significant resources to develop and deploy cloud, edge and software solutions. SpinCo will incur costs to develop these solutions and to build and maintain infrastructure to support cloud and edge computing offerings. It is uncertain whether SpinCo’s strategies will succeed and SpinCo’s success with these solutions depends on execution in many areas, including:
•establishing and maintaining the utility, compatibility, and performance of its cloud, edge, and software solutions (including, the reliability of its third-party software vendors, network, and cloud providers) on a growing array of medical devices, software, and equipment;
•continuing to enhance the attractiveness of its solutions to its customers, while ensuring these solutions meet their reliability and security expectations; and
•ensuring these solutions meet regulatory requirements, including obtaining marketing authorizations when required.
Even where SpinCo’s digital offerings satisfy applicable regulations and reimbursement policies, customers may not adopt them due to concerns about the security of personal data or the absence of digital infrastructure to support and effectively use the offerings, a hesitancy to embrace new technology, or for other reasons. SpinCo also may not effectively execute organizational and technical changes to accelerate innovation and execution. In a number of countries, certain cloud, edge, and software solutions are restricted areas of foreign investment. Collaborating with a domestic qualified third party will increase the costs and may create uncertainties in such jurisdictions. The legality or validity of any collaboration may be challenged or subjected to scrutiny in such jurisdictions and the relevant governmental authorities have broad discretion in addressing such arrangements.
Cloud, edge, and software solutions in healthcare must comply with stringent regulations, including certification requirements, in many of the countries in which SpinCo’s customers are located, particularly in relation to obtaining, using, storing, and transferring personal data. SpinCo’s software solutions must be compliant with applicable regulations in the country in question before SpinCo can launch its offerings. In some jurisdictions, SpinCo must obtain marketing authorizations before commercializing software solutions. Ensuring such regulatory compliance may take longer or cost more than expected or require that design changes be incorporated into SpinCo’s offerings. In addition, changes to reimbursement policies for digital healthcare offerings could potentially lead to delays and additional expense. The inability of customers to obtain adequate reimbursement from private and governmental third-party payers could adversely affect purchasing decisions and prices and cause SpinCo’s revenue and profitability to suffer.
SpinCo intends to build artificial intelligence (“AI”) into many of its digital offerings, which presents risks and challenges that could affect its acceptance, including flawed AI algorithms, insufficient or biased datasets, unauthorized access to personal data, lack of acceptance from its customers, or failure to deliver positive outcomes. These deficiencies could undermine the decisions, predictions, or analyses that AI applications produce, as well as their adoption, subjecting SpinCo to competitive harm, legal liability, regulatory actions, and reputational harm. In addition, some AI scenarios present ethical, privacy, or other social issues, risking reputational harm.
Tax Matters Risks
Changes in tax rates, laws or regulations could adversely impact SpinCo’s financial results.
SpinCo’s business is subject to tax-related external conditions, such as tax rates, laws and regulations in the United States and foreign jurisdictions. Changes in tax rates, laws or regulations, including further developments arising from tax reform legislation or regulation in the United States or foreign jurisdictions, could impact SpinCo’s financial statements.
In particular, SpinCo could be negatively impacted by the Base Erosion and Profit Shifting 2.0 initiative (“BEPS 2.0”) by the Organization for Economic Cooperation and Development (“OECD”) which, if enacted by

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OECD member countries, would likely impact the amount of tax that multinationals, such as SpinCo, pay in the future.
Due to the uncertainty of any tax changes and other tax-related factors at this time, it is currently not possible to assess the ultimate impact these actions may have on SpinCo’s financial statements. SpinCo intends to monitor BEPS 2.0 and other tax-related developments in the United States and foreign jurisdictions, including rule changes and implementation timing, to evaluate the impact BEPS 2.0 and other tax legislation or regulation may have on SpinCo’s financial results.
SpinCo’s tax burden could increase as a result of ongoing or future tax audits and inquiries.
SpinCo is subject to periodic tax audits and inquiries by tax authorities. Tax authorities may disagree with SpinCo’s interpretation of applicable tax laws and regulations, which could result in examination from taxing authorities and additional taxes. SpinCo regularly assesses the likely outcomes of these tax audits in order to determine the appropriateness of SpinCo’s tax provision. However, SpinCo may not accurately predict the outcomes of these tax audits and, as a result, the ultimate outcome of any of these examinations could have a retroactive or prospective impact on SpinCo’s overall tax burden.
SpinCo could be negatively impacted by future changes in the allocation of income to each of the income tax jurisdictions in which SpinCo operates.
SpinCo operates in multiple income tax jurisdictions both in the United States and internationally. SpinCo has adopted transfer pricing policies that determine how income is allocated to each of the income tax jurisdictions in which SpinCo operates, based on current interpretations of complex income tax regulations. The allocation of SpinCo’s income could be impacted by different factors including tax law changes, tax audits, underlying business changes, organizational changes, or operating model changes, which could result in increases to SpinCo’s overall tax burden.
SpinCo may benefit from various global tax incentives intended to encourage investment or employment; if SpinCo’s incentives are not renewed or SpinCo cannot or does not wish to satisfy all or part of the tax incentive conditions, SpinCo may lose the tax incentives and could be required to refund tax incentives previously realized.
SpinCo benefits or may benefit in the future from various global tax incentives intended to encourage investment or employment. If SpinCo’s incentives are not renewed or SpinCo cannot or does not wish to satisfy all or part of the tax incentive conditions, SpinCo may lose the tax incentives and could be required to refund tax incentives previously realized or granted. As a result, SpinCo’s tax burden could be higher than it would have been had SpinCo maintained the benefits of the tax incentives.
Employee Matters Risks
If SpinCo is unable to attract or retain key personnel and qualified employees, or maintain relations with its employees, unions, and other employee representatives, SpinCo’s business would be adversely affected.
There is substantial competition for key personnel, senior management, research and development personnel, and qualified employees in the healthcare industry and SpinCo may face increased competition for such a highly qualified scientific, technical, clinical, and management workforce in a highly competitive environment. SpinCo’s ability to recruit and retain such talent will depend on a number of factors, including how its compensation, benefits, work location and work environment compare with those offered by its competitors and other local employers, and whether any changes in the employee benefits offered by SpinCo relative to those previously offered to SpinCo employees by 3M are favorably received by SpinCo personnel. There can be no assurance that SpinCo will be successful in retaining existing personnel or recruiting new personnel.
The loss of one or more key employees, inability to attract or develop additional qualified employees, any delay in hiring key personnel, any deterioration of the relationships with its employees, or any material work stoppage, strike, or similar action could result in a material adverse effect on its business, results of operations, financial condition and cash flows.

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Risks Related to the Separation and Distribution
SpinCo has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
The historical information about SpinCo in this information statement refers to the Health Care Business as operated by and integrated with ParentCo. The historical and pro forma financial information of SpinCo included in this information statement is derived from the Consolidated Financial Statements and accounting records of ParentCo. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that the Health Care Business would have achieved as a separate, publicly traded company during the periods presented or those that SpinCo will achieve in the future primarily as a result of the factors described below:
•Generally, SpinCo’s working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of ParentCo. Following the completion of the distribution, SpinCo’s results of operations and cash flows may be more volatile, and SpinCo may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.
•Prior to the distribution, SpinCo’s business has been operated by ParentCo as part of its broader corporate organization, rather than as an independent company. ParentCo or one of its affiliates performed various corporate functions for the Health Care Business, such as information technology, legal, treasury, accounting, auditing, human resources, investor relations, and finance. The Health Care Business (as defined in the historical combined financial statements included in this information statement) historical and pro forma financial results reflect allocations of corporate expenses from ParentCo for such functions, which may be less than the expenses the Health Care Business would have incurred had it operated as a separate publicly traded company. SpinCo may also be unable to replicate corporate functions that will operate with the same degree of effectiveness as the equivalent ParentCo functions that the Health Care Business has historically benefitted from.
•Currently, SpinCo’s business is integrated with the other businesses of ParentCo. Historically, SpinCo’s business benefited from ParentCo’s economies of scope and scale in costs, employees, vendor relationships and customer relationships. While SpinCo has sought to minimize the impact on its business when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future. Additionally, as a standalone company, SpinCo may be unable to obtain similar arrangements to the same extent as ParentCo did, or on terms as favorable as those ParentCo obtained, prior to the distribution. Among other benefits, the Health Care Business currently has access to ParentCo’s extensive global research and development resources, which have historically enhanced the Health Care Business’s ability to innovate, develop new products and technologies, and improve and update existing products and technologies. SpinCo’s lack of access to these research and development resources following the separation may negatively impact on the Health Care Business.
•After the completion of the distribution, the cost of capital for SpinCo’s business may be higher than ParentCo’s cost of capital prior to the distribution.
•SpinCo’s historical financial information does not reflect the debt that SpinCo will incur as part of the distribution.
•As an independent public company, SpinCo will separately become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and will be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on SpinCo’s management and administrative and operational resources. Moreover, to comply with these requirements, SpinCo anticipates that it will need to migrate its systems, including information technology

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systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. SpinCo expects to incur additional annual expenses related to these steps, and those expenses may be significant. If SpinCo is unable to implement appropriate financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in SpinCo’s cost structure, management, financing and business operations as a result of operating as a company separate from ParentCo. For additional information about the past financial performance of its business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of its business, see “Unaudited Pro Forma Condensed Combined Financial Information,” “Summary Historical and Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included elsewhere in this information statement.
Following the separation, SpinCo’s financial profile will change, and it will be a smaller, less diversified company than ParentCo prior to the separation.
The separation will result in SpinCo being a smaller, less diversified company than ParentCo. As a result, SpinCo may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the diversification of SpinCo’s revenues, costs, and cash flows will diminish as a standalone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the separation, SpinCo may also lose capital allocation efficiency and flexibility, as SpinCo will no longer have access to cash flow from ParentCo to fund SpinCo’s business. SpinCo will also be more exposed to matters such as foreign currency exchange rates as a smaller, standalone company than it had been as a part of the larger ParentCo enterprise.
SpinCo may not achieve some or all of the expected benefits of the separation.
SpinCo may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others: (1) the ability to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth; (2) enhanced management focus, with each public company having distinct boards and management teams with relevant expertise able to focus on strengthening its business; (3) improved operational agility and focus, enabling each of ParentCo and SpinCo to pursue its distinct operating priorities and strategies with increased flexibility to act based on its unique characteristics, better positioning each for long-term success; (4) greater access to capital through the creation of distinct and compelling investment profiles appealing to different long-term investor bases; (5) independent equity currencies, enabling each company to use its own industry-focused stock to consummate future acquisitions or other transactions; and (6) enhanced recruitment and retention, including by aligning employee, management, and board incentives with performance.
SpinCo may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing SpinCo’s business; (2) following the separation, SpinCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of ParentCo because SpinCo’s business will be less diversified than ParentCo’s businesses prior to the completion of the separation; (3) after the separation, as a standalone company, SpinCo may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the separation; (4) the separation may require SpinCo to pay costs that could be substantial and material to its financial resources, including accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to SpinCo, tax costs and costs to separate information systems; (5) under the terms of the tax matters agreement that SpinCo will enter into with ParentCo, SpinCo is expected to be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-

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free transactions and these restrictions may limit SpinCo for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of its business; and (6) the contractual arrangements between SpinCo and ParentCo may be on less favorable terms than the existing intercompany arrangements from which SpinCo benefits, and such arrangements may be inadequate to provide for the ongoing operation and growth of SpinCo’s business. If SpinCo fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.
SpinCo may be held liable to ParentCo if it fails to perform under its agreements with ParentCo, and the performance of such services may negatively affect SpinCo’s business and operations.
In connection with the separation, SpinCo and ParentCo will enter into various agreements, including a separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a stockholder’s and registration rights agreement. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. If SpinCo does not satisfactorily perform its obligations under these agreements, it may be held liable for any resulting losses suffered by ParentCo, subject to certain limits. In addition, during the transition services periods under the transition services agreement, SpinCo’s management and employees may be required to divert their attention away from its business in order to provide services to ParentCo, which could adversely affect SpinCo’s business.
If SpinCo is unable to replace the services that ParentCo currently provides to it on terms that are at least as favorable to SpinCo as the terms on which ParentCo is providing such services, SpinCo’s business and results of operations could be adversely affected.
SpinCo will engage in the process of creating its own, or engaging third parties separate from ParentCo to provide, systems and services to replace many of the systems and services that ParentCo currently provides to SpinCo, including, for example, research and development support, information technology infrastructure and systems and accounting and reporting systems. SpinCo may incur temporary interruptions in business operations if it cannot transition effectively from ParentCo’s existing operating systems, databases and programming languages that support these functions to its own systems. The process of implementing an information technology infrastructure, in particular, is expected to be expensive and time-consuming, and any difficulty or delay in developing such an infrastructure or transitioning from ParentCo’s information technology environment and systems could be disruptive to SpinCo’s business operations and create risks to SpinCo’s relationships with customers and other third parties. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt SpinCo’s business operations and have a material adverse effect on its profitability. In addition, SpinCo’s costs for the operation of these systems may be higher than the amounts reflected in its historical combined financial statements.
ParentCo may not satisfy its obligations under various transaction agreements that have been or will be executed as part of the separation or SpinCo may not have necessary systems and services in place when certain of the agreements with ParentCo expire.
SpinCo and ParentCo will enter into various agreements that will provide for the performance of services by ParentCo for the benefit of SpinCo. See “Certain Relationships and Related Party Transactions.” Under some of these agreements such as the [               ], ParentCo will provide services to SpinCo for a long-term duration of generally [          ] years, while under other agreements such as the transition services agreement, ParentCo will provide the services for a transition period. SpinCo will rely on ParentCo to satisfy its obligations under these agreements not only for a successful transition but also for the success of its long-term operations. If ParentCo is unable to satisfy its obligations and fully perform under these agreements, SpinCo could experience operational difficulties or losses.
With respect to the transition period agreements, if SpinCo does not have its own systems and services in place, or if SpinCo does not have agreements with other providers of these services when these agreements terminate, SpinCo may not be able to operate its business effectively and its profitability may decline. SpinCo is in the process

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of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services ParentCo currently provides to SpinCo. SpinCo may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from ParentCo’s systems to SpinCo’s. These systems and services may also be more expensive or less efficient than the systems and services ParentCo is expected to provide during the transition period to SpinCo.
The longer term agreements with ParentCo are expected to provide [               ] services to SpinCo. There could be significant short-term and long-term disruptions to SpinCo’s business and operations if ParentCo does not perform or does not perform adequately under these agreements. Following the expiration of the initial terms of these agreements, there is no guarantee that ParentCo will agree to renew these agreements or if ParentCo does agree to renew these agreements, that it will do so on substantially the same terms. If ParentCo and SpinCo are unable to renew these agreements after they expire, SpinCo may not be able to find replacement service providers or replacement services on substantially the same or better terms and quality.
SpinCo’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.
SpinCo’s financial results previously were included within the consolidated results of ParentCo. SpinCo was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, SpinCo will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm. These reporting and other obligations will place significant demands on SpinCo’s management and administrative and operational resources, including accounting resources.
Moreover, to comply with these requirements, SpinCo anticipates that it will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. SpinCo expects to incur additional annual expenses related to these steps, and those expenses may be significant. If SpinCo is unable to implement appropriate financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on its business, financial condition, results of operations and cash flows.
In connection with the distribution, SpinCo expects to incur debt obligations, and SpinCo may incur additional obligations in the future, which could adversely affect its business and profitability and its ability to meet other obligations.
SpinCo expects to complete one or more financing transactions before the distribution is completed. Approximately $[               ] of the proceeds of such financings are expected to be used to distribute cash to ParentCo. As a result of such transactions, SpinCo anticipates having approximately $[                ] of outstanding indebtedness upon completion of the distribution. SpinCo may also incur additional indebtedness in the future.
This significant amount of debt could potentially have important consequences to SpinCo and its debt and equity investors, including:
•requiring a substantial portion of its cash flow from operations to make interest payments;
•making it more difficult to satisfy debt service and other obligations;
•increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing its vulnerability to general adverse economic and industry conditions;

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•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;
•limiting SpinCo’s flexibility in planning for, or reacting to, changes in its business and the industry;
•placing SpinCo at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt;
•requiring SpinCo to repatriate earnings to the United States, causing withholding taxes to be applied, which in turn could increase SpinCo’s effective tax rate; and
•limiting SpinCo’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.
To the extent that SpinCo incurs additional indebtedness, the foregoing risks could increase. In addition, SpinCo’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and SpinCo may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.
Additionally, the Health Care Business has historically relied upon ParentCo to fund its working capital requirements and other cash requirements. After the separation and distribution, SpinCo will not be able to rely on the earnings, assets, or cash flow of ParentCo, and ParentCo will not provide funds to finance SpinCo’s working capital or other cash requirements. As a result, after the separation and distribution, SpinCo will be responsible for servicing its own debt and obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements. After the separation and distribution, SpinCo’s access to and cost of debt financing will be different from the historical access to and cost of debt financing under ParentCo. Differences in access to and cost of debt financing may result in differences in the interest rate charged to SpinCo on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to SpinCo. SpinCo’s ability to make payments on and to refinance its indebtedness, including the debt incurred in connection with the separation and distribution, as well as any future debt that SpinCo may incur, will depend on its ability to generate cash in the future from operations, financings, or asset sales. SpinCo’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond SpinCo’s control.
SpinCo will no longer benefit from ParentCo’s established brand and reputation following the separation.
ParentCo and its businesses, including the Health Care Business, currently benefit from ParentCo’s long operating history, reputation and well-known brand. ParentCo’s brand recognition may confer benefits to its various businesses, including an enhanced ability to win customer contracts, form brand partnerships, and attract employees, among others. Following the separation, SpinCo will operate under its own brand, and accordingly may be negatively impacted due to the loss of benefits conferred by ParentCo’s brand recognition and reputation.
SpinCo may not be able to engage in desirable capital-raising or strategic transactions following the separation.
Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its shareholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. To preserve the tax-free treatment of the distribution and certain related transactions, and in addition to SpinCo’s indemnity obligation described below, the tax matters agreement will restrict SpinCo, for the two-year period following the distribution, except in specific circumstances, from (1) entering into any transaction pursuant to which all or a portion of the shares of SpinCo stock would be acquired, whether by merger or otherwise; (2) issuing equity securities beyond certain thresholds; (3) repurchasing shares of SpinCo stock other than in certain open-market transactions; and (4) ceasing to actively conduct certain of SpinCo’s businesses. Further, the tax matters agreement is expected to impose similar restrictions on SpinCo and its subsidiaries that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes. The tax matters agreement is also expected to prohibit SpinCo from taking or failing to take any other action that would prevent the

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distribution and certain related transactions (or certain transactions undertaken as part of the internal reorganization) from qualifying as tax-free transactions under applicable law. These restrictions may limit SpinCo’s ability to pursue certain equity issuances, strategic transactions or other transactions that it may otherwise believe to be in the best interests of its shareholders or that might increase the value of its business. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with ParentCo—Tax Matters Agreement.”
SpinCo’s agreements with ParentCo may be on terms that are less beneficial to SpinCo than the terms may have otherwise been from unaffiliated third parties.
The agreements that SpinCo will enter into with ParentCo in connection with the separation include the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a stockholder’s and registration rights agreement. See “Certain Relationships and Related Party Transactions.” These agreements were prepared in the context of the separation while SpinCo was still a wholly owned subsidiary of ParentCo. Accordingly, during the period in which the terms of those agreements were prepared, SpinCo did not have an independent Board of Directors or a management team that was independent of ParentCo. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SpinCo, as well as ParentCo and its shareholders, could be subject to significant tax liabilities. In addition, if certain internal restructuring transactions were to fail to qualify as transactions that are generally tax-free for U.S. federal or non-U.S. income tax purposes, SpinCo, as well as ParentCo, could be subject to significant tax liabilities. In certain circumstances, SpinCo could be required to indemnify ParentCo for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
It is a condition to the distribution (which condition ParentCo may waive in its sole discretion) that ParentCo receive (1) one or more rulings from relevant tax authorities, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, regarding certain tax matters relating to the separation and the distribution, including an IRS Ruling and (2) one or more opinions of ParentCo’s tax advisors, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, with respect to certain tax matters relating to the distribution and certain related transactions, including one or more Tax Opinions. Any ruling of a tax authority and any opinion of a tax advisor will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of ParentCo and SpinCo, including those relating to the past and future conduct of ParentCo and SpinCo. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to any ruling and/or opinion are inaccurate or not complied with by ParentCo, SpinCo or any of their respective subsidiaries, such ruling and/or opinion may be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding ParentCo’s receipt of an IRS Ruling or any Tax Opinion, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which such IRS Ruling or such Tax Opinion was based are inaccurate or have not been complied with. In addition, the IRS Ruling will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and any Tax Opinion will represent the judgment of such advisor and will not be binding on the IRS or any court and the IRS or a court may disagree with the conclusions in such Tax Opinion. Accordingly, notwithstanding ParentCo’s receipt of an IRS Ruling or any Tax Opinion, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, ParentCo, SpinCo and ParentCo’s shareholders could be subject to significant U.S. federal income tax liability. For a discussion of the material U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.”

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If the distribution and certain related transactions were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, ParentCo would recognize a taxable gain as if it had sold the SpinCo common stock distributed to ParentCo shareholders in a taxable sale for its fair market value, and ParentCo shareholders who receive SpinCo common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Even if the distribution and certain related transactions otherwise qualify as generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, it may result in taxable gain to ParentCo (but not its shareholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in ParentCo or SpinCo. For this purpose, any acquisitions of ParentCo or SpinCo shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although ParentCo or SpinCo may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the IRS Ruling and any Tax Opinion, a sufficient change in ownership of ParentCo or SpinCo may occur that could result in a material tax liability to ParentCo.
In addition, as part of the separation, and prior to the distribution, ParentCo and its subsidiaries expect to complete the internal reorganization, and ParentCo, SpinCo and their respective subsidiaries expect to incur certain tax costs in connection with the internal reorganization, including non-U.S. tax costs resulting from transactions in non-U.S. jurisdictions, which may be material. With respect to certain transactions undertaken as part of the internal reorganization, ParentCo has requested and intends to obtain tax rulings in certain non-U.S. jurisdictions and/or opinions of external tax advisors, in each case, regarding the tax treatment of such transactions. Such tax rulings and opinions will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of ParentCo, SpinCo or their respective subsidiaries. If any of these representations or statements is, or becomes, inaccurate or incomplete, or if ParentCo, SpinCo or any of their respective subsidiaries do not fulfill or otherwise comply with any such undertakings or covenants, such tax rulings and/or opinions may be invalid or the conclusions reached therein could be jeopardized. Further, notwithstanding receipt of any such tax rulings and/or opinions, there can be no assurance that the relevant taxing authorities will not assert that the tax treatment of the relevant transactions differs from the conclusions reached in the relevant tax rulings and/or opinions. In the event any such tax rulings and/or opinions cannot be obtained or the relevant taxing authorities prevail with any challenge in respect of any relevant transaction, SpinCo and ParentCo could be subject to significant tax liabilities.
Under the tax matters agreement that SpinCo will enter into with ParentCo, SpinCo generally would be required to indemnify ParentCo for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (1) an acquisition of all or a portion of SpinCo’s equity securities or assets, whether by merger or otherwise (and regardless of whether SpinCo participated in or otherwise facilitated the acquisition), (2) other actions or failures to act by SpinCo, or (3) certain of SpinCo’s representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to any ruling of a tax authority and/or any opinion of a tax advisor being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements with ParentCo—Tax Matters Agreement.” In addition, SpinCo, ParentCo and each company’s respective subsidiaries may incur certain tax costs in connection with the separation, which may be material.
The transfer to SpinCo of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, SpinCo may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.
The separation and distribution agreement will provide that certain contracts, permits and other assets and rights are to be transferred from ParentCo or its subsidiaries to SpinCo or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of

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Pursuant to 17 C.F.R. Section 200.83
third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, SpinCo and ParentCo are joint beneficiaries of contracts, and SpinCo and ParentCo may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to SpinCo or ParentCo.
Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from SpinCo, which, for example, could take the form of price increases. This could require SpinCo to expend additional resources in order to obtain the services or assets previously provided under the contract or require SpinCo to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If SpinCo is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to SpinCo as part of its separation from ParentCo, and SpinCo may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect SpinCo’s business, financial condition, results of operations and cash flows.
The closing of the separation may be delayed in certain jurisdictions, or not occur at all, due to local regulatory requirements, which may adversely affect SpinCo’s business, financial condition and results of operations.
The closing of the transfer of certain assets related to the Health Care Business in certain jurisdictions, including [          ], as contemplated by the separation and distribution agreement may not occur at or prior to the distribution, if at all, due to local regulatory requirements. If SpinCo is unable to obtain required approval of local regulators or otherwise comply with such local regulatory requirements to effect the separation in these jurisdictions, it may be unable to obtain the assets that are intended to be allocated to SpinCo as part of its separation from ParentCo. The failure to timely complete the transfer or these local assets could negatively affect SpinCo’s business, financial condition, results of operations and cash flows.
Until the distribution occurs, the ParentCo Board of Directors has sole and absolute discretion to change the terms of the separation in ways that may be unfavorable to SpinCo, including to determine not to effect the distribution at all.
On July 26, 2022, ParentCo announced a plan to separate the Health Care Business into an independent publicly traded company, SpinCo. The separation is subject to the satisfaction (or waiver by ParentCo in its sole and absolute discretion) of certain conditions, including final approval by ParentCo’s Board of Directors of the separation and distribution. Furthermore, the separation is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of ParentCo’s markets, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation and distribution, could delay or prevent the completion of the proposed separation or distribution, or cause the separation or distribution to occur on terms or conditions that are different or less favorable than expected. Additionally, the ParentCo Board of Directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.
No vote of ParentCo shareholders is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive SpinCo common stock in the distribution, your sole recourse will be to divest yourself of your ParentCo common stock prior to the distribution date.
No vote of ParentCo shareholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive SpinCo common stock in the distribution, your only recourse will be to divest your ParentCo common stock prior to the record date for the distribution or, following the record date, in the “regular way” market for ParentCo common stock before the distribution date.

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Satisfaction of indemnification obligations following the distribution could have a material adverse effect on SpinCo’s financial condition, results of operations and cash flows.
Pursuant to the separation and distribution agreement and certain other agreements SpinCo expects to enter into with ParentCo in connection with the separation and distribution, ParentCo will agree to indemnify SpinCo for certain liabilities, and SpinCo will agree to indemnify ParentCo for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions.” Indemnities that SpinCo will be required to provide ParentCo could negatively affect SpinCo’s business.
The indemnity from ParentCo may not be sufficient to protect SpinCo against the full amount of such liabilities if, for example, ParentCo is not able to fully satisfy its indemnification obligations. Moreover, even if SpinCo ultimately succeeds in recovering from ParentCo any amounts for which it is held liable, SpinCo may be temporarily required to bear these losses itself, requiring SpinCo to divert cash that would otherwise have been used in furtherance of its operating business. In addition, third parties could also seek to hold SpinCo responsible for any of the liabilities that ParentCo has agreed to retain. Each of these risks could have a material adverse effect on SpinCo.
ParentCo may not complete the ultimate separation of the Health Care Business and may retain a significant ownership stake in SpinCo for a period of time.
It is expected that ParentCo will ultimately dispose of its remaining ownership interest in SpinCo, representing up to 19.9% of the outstanding SpinCo common stock, as soon as a disposition is warranted consistent with the business reasons for the retention of such common stock, but in no event later than five years after the distribution. There can be no assurance regarding the method by which ParentCo will dispose of its interest in SpinCo, as we expect it to seek to maximize overall value. Alternatives include one or more exchanges for ParentCo debt, pro rata distributions to ParentCo shareholders, exchanges for ParentCo shares and/or sales of such shares of SpinCo common stock.
The disposition by ParentCo of its remaining ownership interest in SpinCo may be subject to various conditions, including receipt of any necessary regulatory and other approvals, the existence of satisfactory market conditions, and the confirmation of credit and financial strength ratings. These conditions may not be satisfied or ParentCo may decide for any other reason not to consummate the disposition and instead retain a significant ownership interest in SpinCo for a period of time, not exceeding five years. Satisfying the conditions relating to such disposition may require actions that ParentCo has not anticipated. Any delay by ParentCo in completing the disposition could have a material adverse effect on the market price for SpinCo common stock.
Following the distribution, certain of SpinCo’s directors and employees may have actual or potential conflicts of interest because of their financial interests in ParentCo or because of their previous positions with ParentCo.
Because of former positions with ParentCo, certain of SpinCo’s expected executive officers and directors own equity interests in both SpinCo and ParentCo. Continuing ownership of ParentCo shares and equity awards could create, or appear to create, potential conflicts of interest if SpinCo and ParentCo face decisions that could have implications for both SpinCo and ParentCo. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SpinCo and ParentCo regarding the terms of the agreements governing the separation and distribution and SpinCo’s relationship with ParentCo following the separation and distribution. Potential conflicts of interest may also arise out of any commercial arrangements that SpinCo or ParentCo may enter into in the future.
Risks Related to SpinCo Common Stock
There is no assurance that an active trading market for SpinCo common stock will develop or be sustained after the distribution and, following the distribution, the price of SpinCo common stock may fluctuate significantly.
A public market for SpinCo common stock does not currently exist. SpinCo anticipates that on or prior to [             ], trading of shares of SpinCo common stock will begin on a “when-issued” basis and will continue through the distribution date. However, SpinCo cannot guarantee that an active trading market will develop or be sustained for SpinCo common stock after the distribution, nor can SpinCo predict the prices at which shares of SpinCo

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common stock may trade after the distribution. Similarly, SpinCo cannot predict the effect of the distribution on the trading prices of SpinCo common stock or whether the combined market value of [                ] shares of SpinCo common stock and one share of ParentCo common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.
The prices at which shares of SpinCo common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The market price of SpinCo common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•actual or anticipated fluctuations in SpinCo’s operating results;
•changes in earnings estimated by securities analysts or SpinCo’s ability to meet those estimates;
•the operating and stock price performance of comparable companies;
•changes to the regulatory and legal environment under which SpinCo operates;
•actual or anticipated fluctuations in commodities prices;
•analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;
•whether SpinCo common stock is included in stock market indices; and
•domestic and worldwide economic conditions, political and social conditions, including, natural disasters or acts of nature, hostilities, acts of war, political upheaval, changes in government or administrations, sabotage or terrorism or military actions, disease outbreaks, epidemics or pandemics.
A significant number of shares of SpinCo common stock may be sold by ParentCo or others following the distribution, which may cause the SpinCo stock price to decline.
Any sales of substantial amounts of SpinCo common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of SpinCo common stock to decline. Upon completion of the distribution, SpinCo expects that it will have an aggregate of approximately [              ] shares of common stock issued and outstanding. Shares distributed to ParentCo shareholders in the separation will generally be freely tradeable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except for shares owned by SpinCo’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.
SpinCo cannot predict whether large amounts of SpinCo common stock will be sold in the open market following the distribution. SpinCo is also unable to predict whether a sufficient number of buyers of SpinCo common stock to meet the demand to sell shares of SpinCo common stock at attractive prices would exist at that time.
In addition, immediately after the completion of the distribution, ParentCo will hold up to 19.9% of SpinCo’s outstanding common stock. ParentCo currently plans to dispose of all of the SpinCo common stock that it retains after the distribution, which may include dispositions through one or more exchanges for ParentCo debt, pro rata distributions to ParentCo shareholders, and/or exchanges for ParentCo shares (not later than one year after the distribution) and/or sales of such shares (not later than five years after the distribution). SpinCo will agree that, upon the request of ParentCo and pursuant to the terms of the stockholder’s and registration rights agreement, it will use its reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of SpinCo's common stock retained by ParentCo to the extent that ParentCo wishes to sell the shares of our common stock it retains in a registered offering. These shares will be restricted securities within the meaning of Rule 144 under the Securities Act and will also be eligible for resale by ParentCo in the public market without registration subject to volume, manner of sale and holding period limitations under Rule 144 under the Securities Act. Any sales of substantial amounts of SpinCo common stock in the public market by ParentCo or the perception that such sales

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might occur, in connection with the distribution or otherwise, may cause the market price of SpinCo common stock to decline.
Your percentage of ownership in SpinCo may be diluted in the future.
In the future, your percentage ownership in SpinCo may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that SpinCo will grant to its directors, officers and employees. SpinCo employees will have stock-based awards that correspond to shares of SpinCo common stock after the distribution as a result of conversion of their ParentCo stock-based awards. Such awards will have a dilutive effect on SpinCo’s earnings per share, which could adversely affect the market price of SpinCo common stock. From time to time, SpinCo will issue additional stock-based awards to its employees under its employee benefits plans.
SpinCo has not yet determined its dividend policy, and even if SpinCo determines that its policy will be to pay a regular dividend, SpinCo cannot guarantee the timing, declaration, amount or payment of dividends on its common stock.
SpinCo has not yet determined whether it expects to pay a regular dividend after the separation and distribution. The timing, declaration, amount and payment of any dividends following the separation and distribution will be within the discretion of SpinCo’s Board of Directors and will depend upon many factors, including SpinCo’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of SpinCo’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by SpinCo’s Board of Directors. Moreover, if SpinCo determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. For more information, see the section entitled “Dividend Policy.”
Anti-takeover provisions could enable SpinCo’s Board of Directors to resist a takeover attempt by a third party and limit the power of its shareholders.
SpinCo’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with SpinCo’s Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others:
•SpinCo’s shareholders will not have a right to call a special meeting or act by written consent;
•SpinCo’s amended and restated certificate of incorporation and amended and restated bylaws will not provide for cumulative voting in the election of directors;
•SpinCo’s Board of Directors will have the power to designate and issue, without any further vote or action by the SpinCo shareholders, shares of preferred stock from time to time in one or more series; and
•SpinCo’s shareholders will have to follow certain procedures and notice requirements in order to present certain proposals or nominate directors for election at shareholder meetings.
In addition, SpinCo will be subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.
SpinCo believes these provisions will protect SpinCo shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with SpinCo’s Board of Directors and by providing SpinCo’s Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make

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SpinCo immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that SpinCo’s Board of Directors determines is not in the best interests of SpinCo and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of SpinCo Capital Stock—Anti-Takeover Effects of Governance Provisions.”
In addition, an acquisition or further issuance of SpinCo stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to ParentCo. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, SpinCo would be required to indemnify ParentCo for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that SpinCo shareholders may consider favorable.
SpinCo’s amended and restated certificate of incorporation will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by SpinCo shareholders, which could discourage lawsuits against SpinCo and its directors and officers.
SpinCo’s amended and restated certificate of incorporation will provide that, unless SpinCo (through approval of SpinCo’s Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action brought on behalf of SpinCo, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of SpinCo to SpinCo or SpinCo’s shareholders, (3) any action asserting a claim against SpinCo or any director or officer or other employee of SpinCo arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (“DGCL”) or SpinCo’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim against SpinCo or any director or officer or other employee of SpinCo governed by the internal affairs doctrine, which is a conflict of laws principle that recognizes that only one state should have the authority to regulate a corporation’s internal affairs, or (5) any action as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims.
Although SpinCo believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may limit the ability of SpinCo shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with SpinCo or its directors or officers and it may be costlier for SpinCo shareholders to bring a claim in the Court of Chancery of the State of Delaware than other judicial forums, each which may discourage such lawsuits against SpinCo and its directors and officers.
Although SpinCo’s amended and restated certificate of incorporation will include this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, SpinCo may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect its business, results of operations and financial condition.
The combined post-separation value of one share of ParentCo common stock and [              ] shares of SpinCo common stock may not equal or exceed the pre-distribution value of one share of ParentCo common stock.
As a result of the separation, the trading price of shares of ParentCo common stock immediately following the separation may be different from the “regular-way” trading price of such shares immediately prior to the separation

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because the trading price of ParentCo common stock will no longer reflect the value of the Health Care Business. There can be no assurance that the aggregate market value of a share of ParentCo common stock and [              ] shares of SpinCo common stock following the separation will be higher than, lower than or the same as the market value of a share of ParentCo common stock if the separation did not occur.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and other materials ParentCo and SpinCo have filed or will file with the SEC (and oral communications that ParentCo or SpinCo may make) contain or incorporate by reference statements that relate to future events and expectations and, as such, constitute forward-looking statements that involve risk and uncertainties. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect ParentCo’s or SpinCo’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth and cash flows) and statements regarding ParentCo’s or SpinCo’s strategy for growth, future product development, regulatory clearances and approvals, competitive position and expenditures. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of ParentCo and SpinCo believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:
•The effects of, and changes in, worldwide economic, political, regulatory, international, trade and geopolitical conditions, natural disasters, war, and other events beyond SpinCo’s control.
•Unexpected events, such as those related to the COVID-19 public health crisis.
•Operational execution risks.
•Risks from acquisitions, strategic alliances, divestitures and other strategic events.
•SpinCo’s business dealings involving third-party partners in various markets.
•SpinCo’s ability to access the capital and credit markets and changes in SpinCo’s credit ratings.
•Exposure to interest rate and currency risks.
•The highly competitive environment in which SpinCo operates and consolidation in the healthcare industry.
•Reduction in customers’ research budgets or government funding.
•The timing and market acceptance of SpinCo’s new product and service offerings.
•Ongoing working relationships with certain key healthcare professionals.
•Changes in reimbursement practices of governments or private payers or other cost containment measures.
•SpinCo’s ability to obtain components or raw materials supplied by third parties and other manufacturing and related supply chain difficulties, interruptions, and disruptive factors.
•Legal and regulatory proceedings and legal compliance risks (including third-party risks) with regards to antitrust, FCPA and other anti-bribery laws, environmental laws, anti-kickback and false claims laws, privacy laws, tax laws, and other laws and regulations in the United States and other countries in which SpinCo operates.
•Risks related to the highly regulated environment in which SpinCo operates.
•Risks associated with product liability claims.
•Climate change and measures to address climate change.

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•Security breaches and other disruptions to information technology infrastructure.
•SpinCo’s failure to obtain, maintain, protect, or effectively enforce its intellectual property rights.
•Pension and postretirement obligation liabilities.
•Any events that adversely affect the sale or profitability of one of SpinCo’s key products or the revenue delivered from sales to its key customers.
•Any failure by ParentCo to perform any of its obligations under the various separation agreements to be entered into in connection with the separation and distribution.
•The expected benefits and timing of the separation and the risk that conditions to the separation will not be satisfied and/or that the separation will not be completed within the expected time frame, on the expected terms or at all.
•A determination by the IRS or other tax authorities that the distribution or certain related transactions should be treated as taxable transactions.
•The possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all.
•Expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness.
•The risk that incremental costs of operating on a standalone basis (including the loss of synergies), costs of restructuring transactions and other costs incurred in connection with the separation will exceed SpinCo’s estimates.
•The impact of the separation on its businesses and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on its resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.
There can be no assurance that the separation, distribution or any other transaction described in this information statement will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of ParentCo and SpinCo assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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THE SEPARATION AND DISTRIBUTION
Background
On July 26, 2022, ParentCo announced a plan to separate its Health Care Business into an independent public company. ParentCo intends to effect the separation through a pro rata distribution to ParentCo shareholders of at least 80.1% of the common stock of SpinCo, a new entity formed to hold the assets and liabilities associated with the Health Care Business. Upon completion of the distribution, ParentCo will own up to 19.9% of the outstanding shares of SpinCo common stock and SpinCo will be a separate public company. ParentCo will dispose of all of the retained shares of SpinCo common stock in one or more transactions as soon as a disposition is warranted consistent with the business reasons for the retention of those shares, but in no event later than five years after the distribution.
In connection with the distribution, it is expected that:
•ParentCo will complete the internal reorganization as a result of which SpinCo will become the parent company of the ParentCo operations comprising, and the entities that will conduct, the Health Care Business;
•SpinCo will incur approximately $[               ] of indebtedness, consisting of [               ]; and
•using a portion of the proceeds from one or more financing transactions before the distribution is completed, SpinCo will distribute approximately $ [              ] of cash to ParentCo.
On [                ], 2023, the ParentCo Board of Directors approved the distribution of at least 80.1% of SpinCo’s issued and outstanding shares of common stock on the basis of [              ] shares of SpinCo common stock for every share of ParentCo common stock held as of the close of business on [               ], 2023, the record date for the distribution.
At 12:01 a.m., Eastern Time, on [               ], the distribution date, each ParentCo shareholder as of the record date for the distribution will receive [              ] shares of SpinCo common stock for every share of ParentCo common stock held at the close of business on the record date, as described below. ParentCo shareholders will receive cash in lieu of any fractional shares of SpinCo common stock that they would have received after application of this ratio. Upon completion of the separation, each ParentCo shareholder as of the record date will continue to own shares of ParentCo and will receive a proportionate share of the outstanding common stock of SpinCo to be distributed. You will not be required to make any payment, surrender or exchange your ParentCo common stock or take any other action to receive your shares of SpinCo common stock in the distribution. The distribution of SpinCo common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions and the potential waiver of such conditions, see “—Conditions to the Distribution.”
Reasons for the Separation
The ParentCo Board of Directors believes that the separation of the Health Care Business from ParentCo into an independent, publicly traded company is in the best interests of ParentCo and its shareholders for a number of reasons, including:
•Ability for each business to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth. The separation will permit each of ParentCo and SpinCo to concentrate its financial resources to solely meet the unique needs of its own businesses, which will allow each company to invest capital at the time and in the manner most appropriate for its distinct strategic priorities and business needs. This will facilitate a more efficient allocation of capital between the Health Care Business and the ParentCo Business, based on the profitability, cash flow and growth opportunities of each company. In addition, after the separation, the Health Care Business will no longer be required to compete internally with the ParentCo Business for capital and other corporate resources. As an independent entity, SpinCo will be free to invest its financial resources in its own organic and inorganic

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opportunities at the pace of a standalone healthcare business, to accelerate growth and drive shareholder value.
•Enhanced management focus through distinct boards and management teams with relevant expertise. The separation will permit each company to be led by a separate, dedicated board and management team with relevant and deep expertise in its industry, able to focus on strengthening such company’s core businesses, addressing its unique operating and other needs, and pursuing distinct and targeted opportunities. The board and management team of each company will be well-positioned to rapidly transform each company’s management systems and processes to those targeted at its specific growth and market strategies.
•Improved operational agility, better positioning each company for long-term success. The separation will permit each of ParentCo and SpinCo to more effectively pursue its own distinct operating priorities and strategies in line with each company’s industry-specific focus. In particular, it will enable each of the two companies to maintain a sharper focus on strengthening its core business and growth opportunities, pursuing distinct paths to long-term growth and profitability, and addressing its unique operating and other needs. Each company will also have increased operational flexibility to design and implement corporate strategies based on the particular characteristics of the industry in which each business operates.
•Distinct and compelling investment profiles appealing to different long-term investor bases. The separation will allow each company to more effectively articulate a clear investment thesis and to enhance each company’s structural and operational transparency, enabling investors to separately value and invest in each company based on their distinct investment identities. This is expected to attract different, long-term investor bases for each company and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities. With investors better suited and aligned to its business, each company will be able to pursue its industry-specific business objectives consistent with the expectations of its distinct investor base.
•Creation of independent equity currencies. The separation will create independent equity securities for SpinCo and ParentCo, aligned with each company’s respective industry, providing each company with more flexibility to capitalize on its unique strategic opportunities. This will afford SpinCo direct access to the capital markets, and the opportunity to use its own industry-focused stock to consummate future acquisitions or other transactions that are more closely aligned with its strategic goals and expected growth opportunities.
•Enhanced employee recruitment and retention, including by aligning management incentives with performance. The separation will allow each of ParentCo and SpinCo to more effectively recruit, retain and develop talent with the appropriate skill set and expertise directly applicable to each company’s needs. In addition, the separation will enable each of ParentCo and SpinCo to offer equity-based and other incentive compensation arrangements that more closely reflect and align management and employee incentives with each company’s specific growth objectives, financial goals, and business performance.
The ParentCo Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:
•Risk of failure to achieve anticipated benefits of the separation. The anticipated benefits of the separation may not be achieved for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating the businesses of ParentCo and SpinCo; and following the separation, each of ParentCo and SpinCo may be more susceptible to market fluctuations and other adverse events than if they remained a combined company because the business of each entity will be less diversified than ParentCo’s business prior to the completion of the separation.
•Loss of scale and increased administrative costs. As part of ParentCo, SpinCo currently takes advantage of ParentCo’s size and purchasing power in procuring certain goods and services. After the separation, as standalone companies, each of ParentCo and SpinCo may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the

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separation. In addition, as part of ParentCo, SpinCo benefits from certain functions performed by ParentCo, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, ParentCo will not perform these functions for SpinCo, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of SpinCo’s smaller scale as a standalone company, its cost of performing such functions could be higher than the amounts reflected in SpinCo’s historical financial statements, which could cause SpinCo’s profitability to decrease.
•Disruptions and costs related to the separation. The actions required to separate SpinCo from ParentCo could disrupt each company’s operations. In addition, ParentCo and SpinCo will incur substantial costs in connection with the separation and the transition to SpinCo becoming a standalone public company, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to SpinCo, tax costs, and costs to separate information systems.
•Limitations on strategic transactions. Under the terms of the tax matters agreement that SpinCo will enter into with ParentCo, SpinCo is expected to be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions under applicable law. These restrictions may limit for a period of time SpinCo’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of SpinCo’s business.
•Uncertainty regarding stock prices. Neither ParentCo nor SpinCo can predict the effect of the separation on the trading prices of SpinCo or ParentCo common stock or know with certainty whether the combined market value of [         ] shares of SpinCo common stock and one share of ParentCo common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.
In determining to pursue the separation, the ParentCo Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the section entitled “Risk Factors” included elsewhere in this information statement.
Reasons for ParentCo’s Retention of Up to 19.9% of the Shares of SpinCo Common Stock
In considering the appropriate structure for the separation, ParentCo determined that, immediately after the distribution becomes effective, ParentCo will retain up to 19.9% of the outstanding shares of SpinCo common stock. ParentCo intends to responsibly dispose of such shares after the distribution as soon as a disposition is warranted consistent with the business reasons for the retention of those shares. Such dispositions may be effected through one or more exchanges of shares of SpinCo common stock for ParentCo debt, pro rata distributions of such shares of SpinCo common stock to ParentCo shareholders, and/or exchanges of shares of SpinCo common stock for ParentCo stock (in each case, not later than one year after the distribution) and/or sales of such shares of SpinCo common stock (not later than five years after the distribution). ParentCo’s retention of shares of SpinCo common stock is expected to support the establishment of optimal capital structures for each of ParentCo and SpinCo by (i) providing ParentCo with a valuable asset that can be used to reduce its aggregate liabilities, allowing ParentCo the opportunity to capitalize on strategic opportunities and strengthen its balance sheet, and (ii) providing a means for ParentCo to increase its financial flexibility without increasing the amount of leverage that SpinCo would incur, thereby providing SpinCo with a stronger balance sheet and greater ability to fund growth.
Any sales of substantial amounts of SpinCo common stock in the public market by ParentCo or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of SpinCo common stock to decline. See the second risk factor in the section entitled “Risk Factors—Risks Related to SpinCo Common Stock” for additional details.
Formation of SpinCo
SpinCo was formed in Delaware on January 24, 2023, for the purpose of holding the Health Care Business. As part of the plan to separate the Health Care Business from the remainder of ParentCo’s businesses, ParentCo plans to

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transfer the equity interests of certain entities that are expected to operate the Health Care Business and the assets and liabilities of the Health Care Business to SpinCo prior to the distribution. For additional information, see “—Internal Reorganization.”
When and How You Will Receive the Distribution
Subject to the satisfaction or waiver of the conditions to the distribution, ParentCo expects to distribute at least 80.1% of the shares of SpinCo common stock at 12:01 a.m., Eastern Time, on [               ], the distribution date, to all holders of outstanding ParentCo common stock as of the close of business on [               ], 2023, the record date for the distribution. [             ] will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for SpinCo common stock.
If you own ParentCo common stock as of the close of business on the record date for the distribution, SpinCo common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, [               ] will then mail you a direct registration account statement that reflects your shares of SpinCo common stock. If you hold your ParentCo shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SpinCo shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell ParentCo common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of SpinCo common stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your ParentCo common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of SpinCo common stock that have been registered in book-entry form in your name.
Most ParentCo shareholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your ParentCo common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SpinCo common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of SpinCo common stock distributed to ParentCo shareholders in connection with the distribution will be transferable without registration under the Securities Act, except in certain cases for shares received by persons who may be deemed to be SpinCo’s affiliates. Persons who may be deemed to be SpinCo’s affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with SpinCo, which may include certain of its executive officers or directors. Securities held by SpinCo’s affiliates will be subject to resale restrictions under the Securities Act. SpinCo’s affiliates will be permitted to sell shares of SpinCo common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of SpinCo Common Stock You Will Receive
For every share of ParentCo common stock that you own at the close of business on [               ], 2023, the record date for the distribution, you will receive [              ] shares of SpinCo common stock on the distribution date. No fractional shares of SpinCo common stock will be distributed. Instead, if you are a registered holder, [               ] will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder that otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by ParentCo or SpinCo, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either ParentCo

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or SpinCo and the distribution agent is not an affiliate of either ParentCo or SpinCo. Neither SpinCo nor ParentCo will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.
If you hold physical certificates for shares of ParentCo common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the net cash proceeds of the sales. SpinCo estimates that it will take approximately [               ] from the distribution date for the distribution agent to complete the distribution of the net cash proceeds. If you hold your shares of ParentCo common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution.
Treatment of Equity-Based Compensation
Prior to the effectiveness of the registration statement of which this information statement forms a part, disclosures with respect to the treatment of equity-based compensation will be included in an amendment to this information statement.
Internal Reorganization
As part of the separation, and prior to the distribution, ParentCo and its subsidiaries expect to complete an internal reorganization in order to transfer the Health Care Business to SpinCo. Among other things, the internal reorganization is expected to result in SpinCo owning, directly or indirectly, the operations comprising, and the entities that conduct, the Health Care Business. The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the Health Care Business will be separated from the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the ParentCo Business and (2) such Health Care Business operations, assets and liabilities will be contributed, transferred or otherwise allocated to SpinCo or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset or equity transfers, mergers, demergers, distributions, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the Health Care Business or the ParentCo Business in such jurisdictions.
Following the completion of the internal reorganization and immediately prior to the distribution, SpinCo will be the parent company of the entities that are expected to conduct the Health Care Business and ParentCo will remain the parent company of the entities that are expected to conduct the ParentCo Business.
Results of the Distribution
After the distribution, SpinCo will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [               ], 2023, the record date for the distribution, and will reflect ParentCo shares issued under ParentCo equity compensation awards and ParentCo share repurchases between the date on which the ParentCo Board of Directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of ParentCo common stock or any rights of ParentCo shareholders. No fractional shares of SpinCo common stock will be distributed.
SpinCo will enter into a separation and distribution agreement and other related agreements with ParentCo to effect the separation and to provide a framework for its relationship with ParentCo after the separation and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property rights agreement, and a stockholder’s and registration rights agreement. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between SpinCo and ParentCo of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after SpinCo’s separation from ParentCo and will

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govern the relationship between SpinCo and ParentCo subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”
Market for SpinCo Common Stock
As of the date of this information statement, SpinCo is a wholly owned subsidiary of ParentCo. Accordingly, no public market for SpinCo’s common stock currently exists, although a “when-issued” market in SpinCo’s common stock may develop prior to the distribution. See “—Trading Between the Record Date and Distribution Date” below. SpinCo intends to apply to list its common stock on [              ] under the symbol “[                ].” SpinCo has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
Neither ParentCo nor SpinCo can predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of SpinCo common stock that each ParentCo shareholder will receive in the distribution, together with the ParentCo common stock held at the record date for the distribution, may not equal the “regular-way” trading price of the ParentCo common stock immediately prior to the distribution. The price at which SpinCo common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for SpinCo common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to SpinCo Common Stock.”
Incurrence of Debt
SpinCo expects to complete one or more financing transactions before the distribution is completed. Approximately $[                ] of the proceeds of such financings are expected to be used to distribute cash to ParentCo. As a result of such transactions, SpinCo anticipates having approximately $[                ] of indebtedness upon completion of the distribution. On the distribution date, SpinCo anticipates that the debt will consist of [               ]. For more information, see “Description of Material Indebtedness.”
Trading Between the Record Date and Distribution Date
Beginning on or shortly before [               ] and continuing up to and including through the distribution date, ParentCo expects that there will be two markets in ParentCo common stock: a “regular-way” market and an “ex-distribution” market. ParentCo common stock that trades on the “regular-way” market will trade with an entitlement to SpinCo common stock distributed in the distribution. ParentCo common stock that trades on the “ex-distribution” market will trade without an entitlement to SpinCo common stock distributed in the distribution. Therefore, if you sell shares of ParentCo common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of SpinCo common stock in the distribution. If you own ParentCo common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of SpinCo common stock that you are entitled to receive pursuant to your ownership of shares of ParentCo common stock as of the record date.
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, SpinCo expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for SpinCo common stock that will be distributed to holders of ParentCo common stock on the distribution date. If you own ParentCo common stock at the close of business on the record date for the distribution, you will be entitled to SpinCo common stock distributed pursuant to the distribution. You may trade this entitlement to shares of SpinCo common stock, without trading the ParentCo common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to SpinCo common stock will end, and “regular-way” trading with respect to SpinCo common stock will begin.

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Conditions to the Distribution
The distribution will be effective at 12:01 a.m., Eastern Time, on [               ], which is the distribution date, provided that the conditions set forth in the separation and distribution agreement have been satisfied (or waived by ParentCo in its sole and absolute discretion), including, among others:
•the SEC declaring effective the registration statement of which this information statement forms a part, there being no order suspending the effectiveness of the registration statement in effect, and no proceedings for such purposes having been instituted or threatened by the SEC;
•this information statement having been made available to the holders of record of shares of ParentCo common stock at the close of business on [            ], 2023, the record date for the distribution;
•the receipt by ParentCo and continuing validity of (i) one or more rulings from relevant tax authorities, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, regarding certain tax matters relating to the separation and the distribution, including an IRS Ruling and (ii) one or more opinions of ParentCo’s tax advisors, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, with respect to certain matters relating to the distribution and certain related transactions, including one or more Tax Opinions;
•the internal reorganization and the transfer of assets and liabilities of the Health Care Business from ParentCo to SpinCo and the transfer of assets and liabilities of the ParentCo Business from SpinCo to ParentCo having been completed in accordance with the separation and distribution agreement;
•the receipt of one or more opinions from an independent appraisal firm to the ParentCo Board of Directors as to the solvency of ParentCo and SpinCo after the completion of the distribution, in each case in a form and substance acceptable to the ParentCo Board of Directors in its sole and absolute discretion;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted by the applicable governmental authority;
•the execution of certain agreements contemplated by the separation and distribution agreement;
•no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being pending or being in effect;
•the shares of SpinCo common stock to be distributed having been accepted for listing on [               ], subject to official notice of distribution;
•the receipt by ParentCo of certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and ParentCo’s satisfaction in its sole and absolute discretion that, as of the effective time of the distribution, ParentCo will have no liability under such arrangements; and
•no other event or development existing or having occurred that, in the judgment of ParentCo’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.
ParentCo will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio. ParentCo will also have sole and absolute discretion to waive any of the conditions to the distribution.
Any IRS Ruling or Tax Opinion is intended to provide support that the intended tax treatment of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes, will be respected by the IRS. Were ParentCo to waive the condition with respect to receipt of

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either or both an IRS Ruling and/or a Tax Opinion, there would be less comfort that the intended tax treatment would be respected by the IRS. For more information regarding the material U.S. federal income tax consequences of the distribution (including in the event the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes) see the section entitled “Material U.S. Federal Income Tax Consequences.”
ParentCo does not intend to notify its shareholders of any modifications to the terms of the separation or distribution or waivers of conditions that, in the judgment of its Board of Directors, are not material. For example, the ParentCo Board of Directors might consider material such matters as significant changes to the distribution ratio and the assets to be contributed or the liabilities to be assumed in the separation or a waiver of the condition that ParentCo receive one or more Tax Opinions. To the extent that the ParentCo Board of Directors determines that any modifications by ParentCo materially change the material terms of the distribution or that any waivers of conditions by ParentCo are material to ParentCo shareholders (including any waiver of the conditions relating to the IRS Ruling and/or the Tax Opinion), ParentCo will notify ParentCo shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.
Reasons for Furnishing This Information Statement
We are furnishing this information statement solely to provide information to ParentCo shareholders that will receive shares of our common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold, or sell any of our securities or any securities of ParentCo. No ParentCo shareholder approval is required for the distribution, and you are not being asked for a proxy. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither SpinCo nor ParentCo undertakes any obligation to update the information except in the normal course of our and ParentCo’s public disclosure obligations and practices.

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DIVIDEND POLICY
SpinCo has not yet determined whether it expects to pay a regular dividend after the separation and distribution. The timing, declaration, amount of and payment of any dividends following the separation and the distribution will be within the discretion of SpinCo’s Board of Directors and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by SpinCo’s Board of Directors. Moreover, if SpinCo determines to pay any dividend in the future, there can be no assurance that SpinCo will continue to pay such dividends or the amount of such dividends.

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CAPITALIZATION
The following sets forth the capitalization of SpinCo as of June 30, 2023, on a historical and a pro forma basis, which reflects the adjustments described in more detail in the notes to the unaudited pro forma financial information included elsewhere in this information statement. You should read this information in conjunction with those notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited annual combined financial statements and the related notes included elsewhere in this information statement.

As of June 30, 2023
(dollar amounts in millions)	Historical	Pro Forma
Assets
Cash and cash equivalents	$	$

Liabilities
Total debt

Shareholders’ equity
Net parent investment
Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss) – net

Total Capitalization	$	$
SpinCo has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting the Health Care Business (as defined in the historical combined financial statements included in this information statement) post-distribution capitalization will be included in an amendment to this information statement.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements consist of the unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2023 and the year ended December 31, 2022.
The unaudited pro forma condensed combined financial statements reflect adjustments to our historical audited combined balance sheet as of December 31, 2022, our historical unaudited combined statement of income for the six months ended June 30, 2023, and our historical audited combined statement of income for the year ended December 31, 2022.
The unaudited pro forma condensed combined balance sheet gives effect to the separation and related transactions, described below, as if they occurred as of December 31, 2022, our latest balance sheet date. The unaudited pro forma condensed combined statements of income give effect to the separation and related transactions as if they had occurred on January 1, 2022, the beginning of our most recently completed fiscal year.
The unaudited pro forma condensed combined financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if we were a separate standalone entity. In addition, we have provided a presentation of management adjustments that management believes are necessary to enhance the understanding of the pro forma effects of the separation. The unaudited pro forma condensed combined financial information has been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):
•the transfer of assets and liabilities that comprise the Health Care Business by ParentCo pursuant to the separation and distribution agreement;
•the expected transfer to SpinCo, prior to or concurrent with the separation, of various ParentCo assets and liabilities not included in our historical combined balance sheet (including the transfer of certain pension and employee benefit obligations, net of any related assets, associated with our active, retired, and other former employees from ParentCo);
•the anticipated post-separation capital structure, including: (i) the issuance of approximately [               ] shares of our common stock, at least 80.1% of which will be distributed to holders of ParentCo common stock in connection with the distribution and (ii) indebtedness of approximately $8,382 million at an estimated weighted-average interest rate of 5.9% (additional details on debt issuance can be found in note (a));
•the impact of the tax matters agreement to be entered into with ParentCo in connection with the separation;
•the impact of the transition services agreement and other transaction agreements to be entered into with ParentCo in connection with the separation as described under “Certain Relationships and Related Party Transactions”;
•transactions and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the separation;
•other adjustments described in the notes to the unaudited pro forma condensed combined financial statements; and
•management adjustments that consist of reasonably estimated transaction effects expected to occur.
A final determination regarding our capital structure has not yet been made, and the separation and distribution agreement, tax matters agreement, employee matters agreement, the transition services agreement, and certain other transaction agreements have not been finalized. As such, the pro forma statements may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

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The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not purport to represent what our financial position and results of operations actually would have been had the Pro Forma Transactions occurred on the dates indicated, or to project our financial performance for any future period. The unaudited pro forma condensed combined financial statements are based on information and assumptions, which are described in the accompanying notes.
Our historical combined financial statements, which were the basis for the unaudited pro forma condensed combined financial statements, were prepared on a carve-out basis as we did not operate as a standalone entity for the periods presented. Accordingly, such financial information reflects an allocation of general corporate costs, such as information technology, finance and accounting, human resources, legal, and other expenses that are either specifically identifiable or clearly applicable to SpinCo.
The unaudited pro forma condensed combined financial information has been prepared to include transaction accounting (including the impact of changes to our legal entity structure in anticipation of the separation), autonomous entity and management adjustments to reflect the financial condition and results of operations as if we were a standalone entity. Transaction adjustments have been presented to show the impact and associated cost as a result of the legal separation from ParentCo, including the incurrence of indebtedness, transfer of assets or assumption of liabilities not included in historical financial statements, transfer of additional pension and employee benefit assets and liabilities, and the tax matters agreement. Autonomous entity adjustments have been presented to show the impact of items such as the transition services agreement and other transaction agreements with ParentCo, lease arrangements with third parties and ParentCo, and incremental costs expected to be incurred as an autonomous entity. In addition, we have provided a presentation of management adjustments that management believes are necessary to enhance the understanding of the pro forma effects of the transaction. Actual future costs incurred may differ from these estimates.
The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements included elsewhere in this information statement.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the six months ended June 30, 2023
(Dollars in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments	SpinCo Pro Forma
Net Sales
Sales of product
Sales of software and rentals
Total net sales
Operating expenses
Costs of product
Costs of software and rentals
Selling, general and administrative
Research and development
Total operating expenses
Operating income
Other expense (income) - net
Income before income taxes
Provision for income taxes
Net income
Weighted average common shares outstanding — basic
Earnings per share attributable to common shareholders — basic
Weighted average common shares outstanding — diluted
Earnings per share attributable to common shareholders — diluted
See accompanying notes to unaudited pro forma condensed combined financial statements.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2022
(Dollars in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		SpinCo Pro Forma
Net Sales
Sales of product	$6,300	$9	(g), (h)			$6,309
Sales of software and rentals	1,830					1,830
Total net sales	8,130	9		—		8,139
Operating expenses
Costs of product	2,953	9	(g), (h)	83	(m)	3,045
Costs of software and rentals	482					482
Selling, general and administrative	2,235			22	(m)	2,257
Research and development	767			2	(m)	769
Total operating expenses	6,437	9		107		6,553
Operating income	1,693	—		(107)		1,586
Other expense (income) - net	1	559	(a) , (i)			560
Income before income taxes	1,692	(559)		(107)		1,026
Provision for income taxes	349	(70)	(j)	(25)	(n)	254
Net income	$1,343	$(489)		$(82)		$772
Weighted average common shares outstanding — basic						—
Earnings per share attributable to common shareholders — basic						—
Weighted average common shares outstanding — diluted						—
Earnings per share attributable to common shareholders — diluted						—

See accompanying notes to unaudited pro forma condensed combined financial statements.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2022
(Dollars in millions)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		SpinCo Pro Forma
Assets
Current assets
Cash and cash equivalents	$61	$439	(a)			$500
Receivables - net of allowances	1,171	(177)	(f)			994
Due from related party	—	165	(f)			165
Inventories	873	(13)	(f)			860
Other current assets	126	(5)	(f)			121
Current assets	2,231	409		—		2,640
Property, plant, and equipment – net	1,319	1	(f)			1,320
Goodwill	6,434					6,434
Intangible assets - net	3,252					3,252
Other assets	358	(9)	(a), (f), (j)	160	(o)	509
Total assets	$13,594	$401		$160		$14,155
Liabilities
Current liabilities
Accounts payable	348	(12)	(f)			336
Unearned revenue	559					559
Other current liabilities	404	(39)	(f)	61	(o)	426
Current liabilities	1,311	(51)		61		1,321
Long-term debt	—	8,322	(a)			8,322
Defined benefit pension	91					91
Deferred income taxes	215					215
Other liabilities	235	(1)	(f)	99	(o)	333
Total liabilities	1,852	8,270		160		10,282
Equity
Net parent investment	12,239	(7,921)	(a), (f), (i), (j)			4,318
Common stock, $0.01 par value; [ ] shares issued
Additional paid-in capital
Accumulated other comprehensive income (loss) - net	(497)	52	(i)			(445)
Total equity	11,742	(7,869)		—		3,873
Total liabilities and equity	$13,594	$401		$160		$14,155
See accompanying notes to unaudited pro forma condensed combined financial statements.

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Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Transaction Accounting Adjustments
(a)Reflects approximately $8,382 million of borrowings expected to be incurred in connection with the separation pursuant to financing transactions, offset by anticipated debt issuance costs of $60 million. We currently estimate the debt will have a weighted average interest rate of approximately 5.9%. We will pay ParentCo, as partial consideration for the Health Care Business that ParentCo is transferring to us in connection with the separation, all of the net proceeds that we will receive from the financing transactions, together with any interest accrued thereon following our receipt of such proceeds; provided that we will retain a specified amount in cash and cash equivalents. The amount of cash we will retain has yet to be determined, but we currently expect it to equal approximately $500 million. Neither the terms of this indebtedness nor the amount of cash we will retain have been finalized, and the pro forma adjustments may change accordingly.

(Millions)	For the six months ended June 30, 2023	For the year ended December 31, 2022
Interest Expense on Total Debt at Estimated Weighted Average Rate		$492
Amortization of Debt Issuance Costs		$14
Total Interest Expense from Debt		$506
A 1/8% variance in the estimated interest rates on debt would change the interest expense by approximately $[     ] and $11 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively. For every $100 million of borrowings, interest expense would change by approximately $[      ] and $6 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, based on the weighted average interest rate.
We also expect to enter into a revolving credit facility in an amount of $2,500 million which is expected to be used for working capital and the general corporate purposes of SpinCo. We expect to capitalize an additional $5 million of issuance costs associated with the revolving credit facility, of which approximately $[     ] million and $1 million would be amortized for the six months ended June 30, 2023 and year ended December 31, 2022, respectively. The pro forma financial information does not give effect to additional borrowings under this credit facility because no amount is expected to be drawn or used in connection with this offering or the separation.
(b)Reflects estimates for charges not reflected in the carve-out financial statements we expect to incur in conjunction with the separation, prior to the separation date. The pro forma adjustment for the year ended December 31, 2022 includes estimates for additional charges we expect to incur between June 30, 2023 and the separation date. These charges primarily relate to advisory services, system implementation and other costs incurred by the Health Care Business to give effect to the separation. These adjustments include estimated non-recurring expenses of $ [      ] million for the year ended December 31, 2022.
(c)Reflects additional retirement and non-pension postretirement benefit plan assets and obligations that will be transferred to us prior to the separation, including pension plan assets of $[      ] million, accrued liabilities of $[      ] million and employee related obligations of $[      ] million as of December 31, 2022. The assets and obligations associated with such plans would result in recognizing accumulated other comprehensive loss of $[       ] million, net of tax as of December 31, 2022 and an adjustment to Other expense (income) - net, associated with the plans of $[      ] million and $[      ] million for the six months ended June 30, 2023 and for the year ended December 31, 2022. These additional plans are excluded from our audited combined balance sheet as of December 31, 2022 as we were not the plan sponsor for the related benefits. Certain benefit plan expenses associated with these additional plans are included in our historical combined statements of operations.

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(d)Reflects additional employee related obligations of employees expected to be transferred from ParentCo to us prior to the separation. The obligations associated with such transfers would result in recognizing an adjustment of $[       ] million and $[      ] million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively. These liabilities were excluded from the historical combined balance sheet as the related employees were not dedicated to our business.
(e)Reflects the reclassification of ParentCo’s net investment in SpinCo, as well as the distribution of [      ] shares of our common stock with a par value of $0.01 per share pursuant to the separation and distribution agreement and related agreements governing the separation. We have assumed the number of outstanding shares of our common stock based on [       ] shares of ParentCo common stock outstanding on December 31, 2022, on the basis of [       ] shares of our common stock for every share of ParentCo common stock. The actual number of shares issued will not be known until the record date for the distribution. We expect 19.9% of our common stock will continue to be owned by ParentCo.
(f)Reflects assets and liabilities that will be retained by ParentCo or transferred to SpinCo in connection with the separation in the unaudited pro forma condensed combined balance sheet as of December 31, 2022. Refer to the below table for further details on specific adjustments.

(Millions)	As of December 31, 2022
Accounts receivable	(177)
Inventory	(13)
Other current assets	(5)
Property, plant, and equipment	1
Other assets	(1)
Accounts payable	(12)
Other current liabilities	(39)
Other liabilities	(1)
As a result of certain operations being retained by ParentCo, SpinCo will be entitled to the reimbursement of amounts resulting from settlement of transactions historically related to SpinCo operations. As of December 31, 2022, SpinCo is entitled to $165 million of receivables from ParentCo. This amount includes approximately $177 million of Accounts receivable, net of $12 million of Accounts payable that ParentCo will pay for on SpinCo’s behalf as of December 31, 2022. This amount has been reflected in the Due from related party line of the unaudited pro forma condensed combined balance sheet as of December 31, 2022.
(g)Reflects the estimated revenue and cost of sales associated with Food Safety transition arrangements that will transfer to SpinCo as part of the separation. The Food Safety transition arrangements are associated with the divestiture of ParentCo’s Food Safety business which occurred in September 2022. The estimate includes an additional $[      ] and $37 million in Sales of product as well as $[      ] and $33 million in Cost of product for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.
(h)Reflects the removal of the historical Sales of product and Cost of product related to the dental local anesthetic business historically reported in the Oral Care Solutions segment. The sale was announced on May 2, 2023 and the business will not be part of SpinCo after the separation. The Sales of product included in the historical results were $[      ] million and $32 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. The Cost of product included in the historical results were $[      ] million and $25 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. As part of the sale, SpinCo will enter into transition agreements, which are expected to yield an additional $[      ] million and $4 million of revenue included in Sales of product and reduce Cost of Product by $[] and $1 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.

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(i)Reflects expected charges that will be incurred as a result of changes to SpinCo’s operating model that will be implemented in connection with the separation. As part of the change in operating model, SpinCo will no longer have a physical presence in certain countries and will service customers in these countries through local distribution in an export model. These non-recurring changes in operating model are expected to be completed within a year of the separation. As a result of these operating model changes, cumulative translation adjustment balances of $52 million will be written-off and related charges have been reflected in the year-ended December 31, 2022.
(j)Reflects the tax impacts of the respective transaction accounting adjustments after applying the applicable statutory income tax rates to pre-tax pro forma adjustments in jurisdictions where valuation allowances are not necessary. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the separation including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the separation and may be materially different from the pro forma results.
The adjustment also reflects a reduction in deferred tax assets of approximately $13 million primarily related to a change in the realizability of deferred tax assets associated with existing US interest carryforwards as a result of the borrowing and respective interest expected to be incurred in connection with the separation.
(k)Reflects the addition of deferred tax assets and liabilities related to temporary differences between the financial reporting and the anticipated step ups in tax basis in certain of our assets and liabilities resulting from legal entity reorganization transactions anticipated in preparation for the separation. The tax basis step ups are primarily based on our latest estimation of related assets and liabilities, which have not yet been completed. We expect to finalize such valuations after the completion of the separation.
(l)Reflects the establishment of indemnification assets and liabilities of $[      ] million and $[      ] million, respectively, by SpinCo and a reduction to existing deferred tax assets of $[      ] million pursuant to the tax matters agreement. The amount of such indemnifications is still preliminary and will be finalized prior to the separation.
Autonomous Entity Adjustments
(m)Reflects the effects of agreements we and ParentCo will enter into in connection with the separation. Included in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2023 and for the year ended December 31, 2022 are adjustments to Cost of product, Research and development, and Selling, general, and administrative expenses of $[     ] and $107 million as follows;

	For the six months ended June 30, 2023	For the year ended December 31, 2022
Costs of product		$83
Research and development		$2
Selling, general, and administrative		$22
The adjustments represent incremental costs we intend to incur for services to be provided by ParentCo and us pursuant to the transition services agreement, transition manufacturing agreement, real estate licenses agreement, transition distribution and sales agreement, and prospective supply agreement we intend to enter into with ParentCo.
(n)Reflects the tax impacts of the respective autonomous entity adjustments after applying the applicable statutory income tax rates to pre-tax pro forma adjustments in jurisdictions where valuation allowances are not necessary. This adjustment considers transfer pricing arrangements in place related to the jurisdictional source of supply. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the separation including the profitability in local jurisdictions and the legal entity

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structure implemented subsequent to the separation and may be materially different from the pro forma results.
(o)Reflects the net impact of lease arrangements with third parties and sublease arrangements with ParentCo for facilities that will be entered into prior to the separation. These adjustments record the operating right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term. The adjustment includes additional right-of-use assets of $160 million included in Other assets as well as $61 million and $99 million of operating lease liabilities in Other current liabilities and Other liabilities, respectively.
Pro Forma Earnings Per Share
(p)The weighted-average number of shares used to compute pro forma basic earnings per share for the six months ended June 30, 2023 and the year ended December 31, 2022 is [      ] and [       ], respectively, on the basis of [      ] shares of our common stock for every share of ParentCo common stock held as of the close of business on the record date.
(q)The weighted-average number of shares used to compute pro forma diluted earnings per share for the six months ended June 30, 2023 and the year ended December 31, 2022 is [      ] and [      ], respectively, which represents the number of shares we expect to be outstanding in connection with the separation and distribution, adjusted for the dilutive impact of shares granted under our employee matters agreement for estimated ParentCo stock-based compensation awards that will be converted into our stock-based awards in connection with the separation and distribution. The actual dilutive effect following the completion of the separation and distribution will depend on various factors, including employees who may change employment between ParentCo and SpinCo and the impact of equity-based compensation arrangements. Actual results may differ from the estimates included in the unaudited pro forma condensed combined financial information.
Management Adjustments
We have elected to present management adjustments to the pro forma financial information and included all adjustments necessary for a fair statement of such information. As part of ParentCo, our historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized basis, which include finance, human resources, information technology, legal, strategy, and other support functions. Following the separation, as a standalone company we expect to incur incremental ongoing costs in certain corporate support functions based on our design efforts to develop an operating model aligned with the requirements of a global health care company.
These management adjustments are based on our expected organization structure and expected cost structure as a standalone company, adjusted for the allocated costs recorded within our historical combined financial statements, which vary by year. In order to forecast our management adjustments, we prepared a detailed assessment of the resources and associated costs required as a baseline to stand up the Company. With respect to expected headcount, internal resources were matched to job roles to meet the anticipated baseline. In addition to internal resources, third-party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with ParentCo. This process was used by all functions resulting in higher costs when compared to the cost allocations from ParentCo included in our historical combined financial statements.
Following the separation, we also expect to incur incremental one-time and non-recurring expenses associated with the stand-up of functions required to operate as a standalone company. These non-recurring costs primarily relate to IT system implementation, facility and manufacturing separation, licensing and permitting and development of our brands.
Any shortfall of required resource needs will be filled through external hiring or will be supported by ParentCo through transition arrangements. From a timeframe standpoint, we expect that incremental operating costs will begin to materialize upon the separation, with most one-time costs expected to be incurred within a period of 24 months post-separation. Management believes the resource transfers and costs which were used as the basis for the

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management adjustments below are reasonable and representative of the costs to stand up SpinCo as a standalone company.
The management adjustments presented below are incremental to the autonomous entity pro forma adjustments. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the transaction. Management adjustments have not been finalized. Once management completes the assessment described above, the pro forma financial information will reflect all adjustments that are, in the opinion of management, necessary to provide a fair statement of the pro forma financial information. If we decide to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of our future decisions and will not be included in the management adjustments below.
The tax effect will be determined by applying the applicable statutory tax rates to the aforementioned adjustments for the periods presented. These management adjustments include forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Six months ended June 30, 2023
Unaudited pro forma condensed combined net income
Management adjustments
Provision for income taxes
Pro forma net income (loss) after Management adjustments

Weighted average SpinCo common shares outstanding — basic
Earnings per share attributable to SpinCo common shareholders — basic

Weighted average SpinCo common shares outstanding — diluted
Earnings per share attributable to SpinCo common shareholders — diluted

Year ended December 31, 2022
Unaudited pro forma condensed combined net income	$772
Management adjustments
Provision for income taxes	—
Pro forma net income (loss) after Management adjustments	$772

Weighted average SpinCo common shares outstanding — basic
Earnings per share attributable to SpinCo common shareholders — basic

Weighted average SpinCo common shares outstanding — diluted
Earnings per share attributable to SpinCo common shareholders — diluted

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BUSINESS
All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. Except as otherwise indicated or unless the context otherwise requires, this section discusses SpinCo’s business assuming the completion of all of the transactions described in this information statement, including the separation. References to “we,” “us,” and “our” refer to the Health Care Business to be held by SpinCo and its subsidiaries.
Overview
SpinCo is a leading global healthcare company developing, manufacturing, and commercializing a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs. We serve customers in over 90 countries with a global team of approximately 20,000 employees and an established global network of 24 plants across 12 countries. In each of the last two years, we have generated over $8 billion of revenue, $1.3 billion of net income, and $2 billion of Adjusted EBITDA. We deliver growth at attractive margins with the guiding principle of enabling better, smarter, safer healthcare for all.
We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering advanced solutions has helped us solve our customers’ toughest challenges and develop long-standing relationships. We have a culture committed to offering more sustainable options, providing world-class education and resources, and actively advancing health equity in the communities we serve.
We are organized into four operating business segments that are aligned with the end markets we serve.
•Medical Solutions (57% of 2022 total sales): Solutions including active wound care and incision management, vascular access, sterilization, temperature management, surgical supplies, auscultation, and monitoring, designed to accelerate healing, prevent complications, and lower the total cost of care.
•Health Information Systems (15% of 2022 total sales): Software and consulting services including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms that eliminate revenue cycle waste, create more time for patient care, and drive value-based care.
•Oral Care Solutions (16% of 2022 total sales): Comprehensive suite of dental and orthodontic solutions including brackets, aligners, restorative cement, and bonding agents that address oral care across the “life of the tooth” including disease prevention, direct and indirect restoration, and broad orthodontic needs, while maximizing practitioner effectiveness through digitally enabled workflows and tools.
•Separation and Purification Sciences (12% of 2022 total sales): Filtration and purification technologies including filters, purifiers, cartridges, and membranes that simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water.
We believe SpinCo is an integral part of the global healthcare ecosystem. Our solutions are relied on every day within the global healthcare industry to enable higher-quality patient care, more efficient processes and workflows, and improved standards of safety and accuracy. Specifically, we estimate that our wound care products treat more than 1.6 million hard-to-heal wounds annually. Approximately 6,000 health systems worldwide – including 75% of U.S. hospitals – use at least one of our software solutions, which includes the most widely used medical coding software in the world. Our 3M™ Filtek™ products have been used in over two billion dental restoration procedures worldwide, and more than 25 million dialysis treatments annually are performed using our life-saving membranes. In 2022, SpinCo generated 62% of total revenues from the Americas, 18% from Asia Pacific, and 20% from Europe, Middle East and Africa (EMEA).
Our products and services are present along a patient’s journey through prevention, diagnosis, treatment, and recovery. It starts with good oral health, which is the key to ensuring good overall health. Our Oral Care Solutions segment provides innovative dental and orthodontic solutions that are used in prevention, treatment, diagnosis, and

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recovery to keep patients smiling. Incidence rates of chronic conditions, many of which are linked to poor oral health, are on the rise and many patients suffer from complications such as persistent wounds. Furthermore, many of these patients often end up requiring life-saving therapies or surgery. We believe our Medical Solutions segment is a leading provider of wound care therapy with solutions that follow the patient from hospital to home and support them through the recovery process. The Medical Solutions segment also provides a comprehensive portfolio of surgical solutions, from perioperative temperature management blankets to post-operative incision management, all designed to mitigate a patient’s risk of infection or complications, both during treatment and recovery. Our Separation and Purification Sciences segment collaborates with biopharmaceutical manufacturers to incorporate our filters in the drug development and production processes. This business also works with medical customers to supply membrane media that serve as the critical component in medical technology that offer life-saving treatments such as hemodialysis and blood oxygenation. Lastly, our Health Information Systems segment provides software solutions to healthcare systems to ensure accuracy of reimbursement and reduce the administrative burden that clinicians face. Ultimately, the clinicians can focus on what they do best, delivering the best care and experience for the patient at all touch points across the journey.
We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a weighted average market growth rate (WAMGR) of 4-7% through 2025. We address customer needs that are aligned with key global market drivers, including growing demand for access to healthcare in emerging economies and regions with increasing population, workflow optimization to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower-cost care sites, and increasing demand for personalized care, such as cell and gene therapies and orthodontic clear tray aligners.
Our business possesses strong customer relationships, a portfolio of trusted brands, differentiated technology, and manufacturing expertise. We serve a diverse customer base, ranging from multidisciplinary hospitals and local clinics/practices to biopharmaceutical manufacturers. Our long-tenured and collaborative customer relationships globally give us unique insights into their needs and preferences. These insights inform our innovation processes, drive stronger customer retention, and create multiple avenues for further customer engagement. As a result, we have been successful in developing several first-to-market products across our portfolio.
Our solutions have been evaluated in numerous clinical studies, and results from these studies confirm the safety, efficacy, and clinical benefit for their intended use. Our proprietary ability to provide premium solutions to our customers is driven by our broad technology platforms, which includes deep material science and data science expertise, as well as our differentiated manufacturing capabilities and highly developed proprietary process

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technology. This is present across our global manufacturing footprint, where we have invested significantly in developing healthcare-specific quality management systems (“QMS”) that support the production of safe and effective medical products in our manufacturing facilities. Our strong QMS will help ensure that we can scale our manufacturing operations quickly and efficiently while maintaining quality and regulatory compliance.
Our Markets
Introduction
We operate in a diverse set of end markets with varied growth rates, including higher-growth markets such as wound care and bioprocessing filtration, and markets with more moderate growth, such as oral care consumables. Within each of these, our broad solutions portfolio and ability to innovatively combine technologies across our platforms position us well to address customer needs. However, these customer needs are ever-changing based on the dynamic shifts taking place in the healthcare industry. Our solutions not only help address customers’ needs today, but also their needs of tomorrow. Our solutions are aligned with key global market drivers, such as optimizing workflows to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower cost care sites, and increasing demand for personalized care.
Healthcare Market Drivers
Growing global economy and rising middle class population driving increased demand for access to healthcare: As the global population grows and economic development continues, particularly in emerging markets, individuals will increasingly seek access to healthcare. Our global manufacturing presence and regional capabilities enable us to expand further globally and meet this increasing customer demand for healthcare.
Optimizing workflows to improve quality of care: Of the $4.3 trillion in U.S. healthcare spending, an estimated 15-30% is potentially wasteful. The largest category of potentially wasteful spending is administrative costs that do not contribute to health outcomes. Our solutions are designed to optimize workflows, enabling clinicians to be more productive by spending less time on administrative tasks and more time focused on improving the patient care experience. Our solutions also support reducing infections and complications that lead to an increase in avoidable administrative and clinical costs.
Increasing digital technology and data-driven care delivery: Both clinicians and patients have shifted their preferences towards utilizing digitally enabled solutions to provide data-driven care. Whether it is interactions with patients through a digital interface or the use of data to make informed health decisions, the need for digital tools in the healthcare industry has grown over time. Our solutions integrate digital processes and data in multiple ways and across different parts of the healthcare industry to enable efficient and effective delivery of care.
Shifting care from the hospital to lower-cost care sites: Although hospitals continue to be a core site for delivery of care, patients are increasingly looking for flexibility of care when and where they need it. Alternative care sites, such as ambulatory surgery centers, retail clinics, and the home, are more affordable and accessible to patients. We believe our solutions enable clinicians to extend their care delivery from acute to ambulatory to home settings without compromising the quality of care and while reducing the total cost of care.
Increasing demand for personalized care: Engaging patients in a personalized way allows clinicians to provide a better care experience while improving outcomes and reducing costs. This spans several areas of healthcare, including personalized biopharmaceutical treatments, customized orthodontic aligner treatments, and follow-up wound care at home. We believe our solutions deliver personalized care options in a way that is patient-centric, scalable, and cost-effective.
Market Segment Opportunity
We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a weighted average market growth rate (WAMGR) of 4-7% through 2025.

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Medical Solutions
We believe our Medical Solutions segment addresses an approximately $50 billion market opportunity that we estimate will grow at an annual rate of 2-5% in the aggregate through 2025, based on data from BCC Research, TDRC and Grand View Research (in each case relating to one or more components of the market opportunity). Within Medical Solutions, a priority end market is Wound Care, where we expect to see sustainable growth. Growth in the Medical Solutions market is driven by increasing surgical procedure volumes and wound acuity, rising chronic conditions resulting in growing incidence rates of chronic wounds, expanding use of Negative Pressure Wound Therapy (“NPWT”) solutions outside the United States, shifting of care to out-of-hospital settings, increasing focus on health economics and care pathway efficiencies in the delivery of healthcare, growing clinical attention on healthcare-associated infections, and the increasing prevalence of digitally enabled solutions. Our Medical Solutions products are critically important in mitigating a patient’s risk of infections or complications and promoting healing in the hospital, clinic, or patient’s home.
Health Information Systems
We believe our Health Information Systems segment addresses an approximately $50 billion market opportunity in the United States that we estimate will grow at an annual rate of 6-9% through 2025, (based on data from Frost & Sullivan, The Freedonia Group and Fortune Business Insights, in each case relating to one or more components of the market opportunity), as well as a growing opportunity internationally. Growth in this market is driven by hospital spending on information technology, increasing scrutiny of revenue leakage and healthcare information technology return on investment, delivery shifting to lower-cost care settings, digital technology driving healthcare efficiency, and a broad shift to value-based care. Our Health Information Systems solutions are intended to eliminate revenue cycle waste, create more time for providers to deliver care, and enable the shift to value-based care.
Oral Care Solutions
We believe our Oral Care Solutions segment addresses an approximately $40 billion market opportunity that we estimate will grow at an annual rate of 4-7% through 2025, based on data from MarketsandMarkets. For Oral Care Solutions, a priority is the digitization across end markets, as providers continue to adopt digital solutions to reduce chair time and improve patient outcomes. Growth in this market is driven by increasing oral care procedure volumes, growing patient education and awareness, evolving standards of preventative care, shifting patient preferences that emphasize aesthetics and active involvement in treatment plans, and changing industry service economics, which is enabled by innovation and growth of digital workflows, quality of manufacturing and diagnostics driving optimal patient care to create custom solution offerings for all. Our Oral Care Solutions products cover the spectrum of dental and orthodontic needs to promote lifelong oral health for all.
Separation and Purification Sciences
We believe our Separation and Purification Sciences segment addresses an approximately $65 billion market opportunity that we estimate will grow at an annual rate of 5-8% in the aggregate through 2025, based on data with respect to one or more components from The Freedonia Group, Baytel and MarketsandMarkets. For Separation and Purification Sciences, a priority end market is Bioprocessing Filtration. Growth in this market is driven by increasing biopharma innovation, expanding use of new modalities focused on personalized medicine, such as targeted antibodies and cell and gene therapies, growing efforts to reduce bioprocessing complexity, rising prevalence of single-use products, growing sustainability needs including water quality and preservation, shifting geographic demand, and an increasingly complex global regulatory environment. Our membranes and filters are critical inputs in the development of life-saving biopharmaceuticals and medical treatments, as well as cleaner water.
Investment Highlights
SpinCo has numerous competitive advantages in attractive markets that we expect to continue to drive our success over the long term, including:

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A Proven Category Leader Addressing Critical Global Healthcare Needs with a Focus on Enabling Better, Smarter, Safer Healthcare
Our businesses and employees are united to advance the state of human health across the globe by leveraging the most advanced technology in healthcare and our experience in research and development, manufacturing, marketing, and regulatory compliance. We develop differentiated solutions that have a strong focus on improving patient outcomes using our scientific and technical expertise, innovative and collaborative culture, deep customer insights, and clinical intelligence.
We provide over 100,000 channel partners and end-user customers across more than 90 countries with what we believe are market-leading solutions that have contributed to our #1 position in wound care, #1 position in dental and orthodontic bonding systems, and #1 position in computer-assisted coding. We attribute our track record of success to consistently providing better, smarter, and safer solutions to our customers.
We estimate that our wound care products treat more than 1.6 million hard-to-heal wounds annually. Approximately 6,000 health systems worldwide – including over 75% of U.S. hospitals – use at least one of our software solutions, and approximately 450,000 clinicians benefit from the use of these solutions. Our 3M™ Filtek™ products have been used in over two billion dental restoration procedures worldwide, and more than 30 million patients worldwide have been treated with our orthodontic solutions. We enable more than 25 million dialysis treatments annually by supplying membrane media, a critical component in devices that perform life-saving treatments.
Our business is integrated into critical business operations within the healthcare end markets we serve, where we strive to enable better, smarter, safer healthcare for all:
•Better: We implement processes and platforms to make it easier for healthcare professionals to provide the care patients deserve. This includes solutions that enable improved clinical outcomes, faster patient recovery times, and a reduced need for additional care.
•Smarter: Our solutions harness digital and data-driven capabilities to increase the effectiveness of care. This includes making smarter, timely decisions possible by creating integrated clinical processes that improve efficiency and promote positive outcomes.
•Safer: We apply our clinical intelligence and innovation to improve standards of safety and accuracy, reducing harm and human error. Our solutions enable the manufacture of life-saving therapies and treatments, reduce the risk of infections and complications, and increase the accuracy of health record documentation and reimbursement.
Serving a $205 Billion Global Market with Attractive Industry Tailwinds
We believe SpinCo serves an approximately $205 billion global market that we estimate will grow at a WAMGR of 4-7% through 2025.
Our solutions are aligned to multiple attractive industry tailwinds, including the increasing need to optimize workflows, deliver digitally-enabled and data-driven care, shift to alternative care sites and provide personalized care. Additionally, there is a significant effort within the healthcare industry to reduce wasteful spending; in the United States this is estimated to be 15-30% of the total $4.3 trillion of healthcare spend. We believe our solutions are aligned to this effort to reduce the total cost of care while improving the quality of care. Across our businesses, our solutions support these initiatives by:
•Reducing infections and complications
•Increasing clinician productivity
•Decreasing avoidable administrative costs
•Improving the patient experience

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Unique Material and Data Science Expertise Powering Innovation
For approximately 70 years, we have been serving the healthcare industry by leveraging our deep material science and process capabilities in areas such as adhesives, films, nonwovens, nanotechnology, advanced composites, biomaterials, surface filtration and separation membranes. Furthermore, we have added significant data science and digital capabilities through organic innovation and over a dozen acquisitions over the past 35 years. These capabilities are supported by proprietary intellectual property with over 7,300 patents issued globally and industry expertise from more than 2,100 members of our global R&D team.
We have been the first-to-market in multiple areas of innovation, including Negative Pressure Wound Therapy (NPWT), antimicrobial transparent film dressings, integrated computer-assisted coding and clinical documentation improvement, tooth-colored dental composites, and hybrid chromatographic clarification solutions. In addition, we have a long history of introducing transformative solutions across our businesses:
•3M™ PREVENA™ Incision Management System is a negative pressure medical device indicated to aid in the reduction of superficial surgical site infections (SSIs) for patients at a high risk for post-operative infections.
•3M™ M*Modal Fluency Direct combines proprietary speech recognition with natural language understanding to provide more accurate clinical documentation. This solution is compatible with more than 250 Electronic Health Record (EHR) systems and has received a Best in KLAS award for Speech Recognition.
•3M™ Filtek™ Matrix is a digital restorative workflow solution that is designed to simplify a traditional composite placement to a three-step process, with the goal of increasing procedure predictability for dentists and reducing chair time and improving esthetics for the patient.
•3M™ Harvest RC is a new solution for the manufacturing of recombinant protein therapeutics that employs next-generation hybrid chromatographic technology to combine three processing steps into one.
We continue to bring novel, disruptive solutions to the healthcare industry by combining and leveraging elements of our broad material science, data science, and digital capabilities across our company. In each of the last three years, sales from new products, defined as products within five years of their initial commercial launch, comprised 19% of total revenues.
Leading $1 Billion+ Digital Healthcare Business with Broad Adoption
Our Health Information Systems segment, which generated over $1.2 billion in revenue in 2022, has been operating for over 35 years. We believe we are uniquely positioned to serve our customers in an increasingly digitizing healthcare landscape given the investments we have made and the expertise we have gained through our long tenure in the industry. Today, we do business in 25 countries and approximately 35 U.S. states use our methodologies. We believe our medical coding software is among the most widely used in the world with more than 2,800 health systems relying on 3M™ 360 Encompass™ to process their healthcare records each month. Furthermore, our 3M™ M*Modal speech solutions include innovative features designed to support clinical productivity.
We have a deep understanding of the capabilities, resources, and management associated with operating and optimizing a software business. Our expertise encompasses the sales and marketing processes, subscription-based revenue model management, and software implementation and upgrade processes that are unique to a digital business. Our customer relationships are long-tenured, diverse, and collaborative. We have multiple customers that have been with us longer than 30 years. Our customer retention rate ranges from 95-99% on our medical coding software solutions, such as 3M™ 360 Encompass™.
As the healthcare industry increasingly looks to utilize digital and data-driven tools to increase efficiency and improve health outcomes, our expertise and track record in this space gives us a strong foundation to expand our capabilities and solutions to address customer needs.

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Trusted Brands and Long-Standing Customer Relationships Driving a Track Record of Durable Growth
Across our businesses, we are a provider of what we believe to be trusted, market-leading brands, such as PREVENA™, V.A.C.®, Tegaderm™, Littmann®, Filtek™, 360 Encompass™, and Membrana™. Many of these brands carry a legacy of innovation and industry recognition, and today, we believe, are seen as among the best in class. Additionally, our brand value is supported by strong clinical and economic evidence. For instance, in October 2022, 3M™ V.A.C.® Therapy for negative pressure wound care surpassed a clinical evidence milestone of 2,000 published, peer-reviewed medical journal studies, making it backed, in our view, by more clinical data than any other negative pressure wound therapy brand in the world and accounting, by our estimates, for more than 75% of all published negative pressure wound therapy clinical evidence.
We attribute our position as a market leader to the value of our brands, which support customer loyalty. Globally, we sell our solutions to more than 100,000 channel partner and end-user customers. We maintain strong relationships with our customers through a robust sales team, which includes 3,800 sales force members and 2,000 customer service members, and a service support team that serves as clinical and technical experts for our customers. Our service support team includes clinical specialists (licensed nurses or technicians), medical liaisons (clinical professionals such as surgeons and dentists), and application engineers (technical subject matter experts). These experts are the key to providing customer insights that not only strengthen new product launches, but also fuel our innovation pipeline.
We also have a long-standing history of partnering with national and local government agencies around the world. For example, our Health Information Systems segment has been working with the Centers for Medicare and Medicaid Services (CMS), for over 35 years to develop and update both public and proprietary algorithms, benchmarks, and classification systems.
The strength of our brands and our long-tenured customer relationships, coupled with our legacy of innovation has driven our proven track record of durable, recurring revenue growth. We have experienced steady positive organic sales growth since 2018, except for 2020 due to COVID. In 2022, we saw 2.9% organic sales growth. This reflects the resiliency of our business across multiple macroeconomic backdrops.
Operational Excellence Delivering Attractive Margins and Cash Flow
Our operational capabilities, which include technologically advanced manufacturing infrastructure, are a core driver of our ability to deliver high-quality and precision solutions in a cost-efficient manner at scale. We have invested in smart, vertically integrated manufacturing capabilities powered by automation and data analytics. Our team is comprised of over 6,000 employees supporting manufacturing operations and 1,100 technical service and engineer members. Across our 24 plants in 12 countries, we prioritize full control of each aspect of complex manufacturing processes, which gives us the agility to quickly respond to evolving industry and customer dynamics and utilize an analytics-enabled framework to drive decision-making, manage costs, and optimize production. Our footprint and global expertise drive our ability to fulfill our global customer needs quickly while maintaining consistent quality globally.
Our state-of-the-art, proprietary technologies represent differentiated manufacturing expertise that we use to drive healthcare-focused production and innovation. Our expertise areas include precision coating, inspecting films and nonwovens, specialty film and polymer processing and additive manufacturing. We deploy automation tools, including robotics, vision systems, unique high-speed mechanisms, and sophisticated machine controls to drive productivity and quality. Our specialized processes, including gamma sterilization and spore and API processing, further enhance our portfolios. We combine operational and process data and apply advanced analytics to improve planning and optimize process performance. All of this enables us to safely produce reliable products at a high level of consistent quality that our customers trust.
We benefit from robust QMS that standardize processes, reduce errors, and improve the overall quality of the products being manufactured. Our QMS help us identify and address potential issues early on, reducing the risk of product recalls, legal liabilities, and reputational damage. Overall, our investments in QMS drive increased regulatory compliance and patient safety.

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We continuously strive for operational excellence and have delivered greater than 16% net income margin and greater than 28% Adjusted EBITDA margins for each of the last two years. For each of the last three years, our free cash flow (“FCF”) conversion, with free cash flow defined as net cash provided by (or used in) operating activities less purchases of property, plant, and equipment, has been greater than 100%. We have generated over $1.6 billion of cash from operating activities and over $1.4 billion of FCF in each of the last three years, which will provide us the ability to reinvest in our business, reduce leverage, opportunistically pursue accretive M&A, and return capital to shareholders.
Purpose-Driven Culture and Highly Engaged Workforce Led by an Experienced Executive Team
We have a long-tenured and diverse talent base with rich technical qualifications and deep healthcare industry experience. Our employee base consists of approximately 20,000 employees with over 45% having more than 10 years of tenure at 3M Health Care. Our management team has extensive experience both across the healthcare industry and within 3M and will be invaluable as we embark on the process of establishing SpinCo and growing our healthcare business.
Our strong culture of collaboration and partnership and focus on employee engagement programs enable us to create an integrated, equitable organization and are key drivers of employees spending a significant part of their career at SpinCo. In an internal survey, our employees rated the presence of “collaboration” and “partnership” highly, and our company culture places significant emphasis on teamwork. Health equity is core to our employee engagement, bringing meaning and purpose to the work that our employees do. Many of our employees actively participate in engagement programs that help underserved communities access the tools, training and care they need to live well, and many employees view this work as complementary to their broader efforts at SpinCo. We have multiple company-wide initiatives designed to increase awareness around health equity issues, including disparities and a lack of access, which we expect to grow over time as these issues become more critical to the continued operations of the global healthcare system.
We emphasize diversity, equity, and inclusion as key tenets of our company culture and seek to promote these tenets as we continue to expand our organization. Our employees are aligned to enable better, smarter, safer healthcare for all and stand with SpinCo’s belief that the future of healthcare is equitable and sustainable.
Business Strategies
Expand Leading Franchises by Increasing Customer Reach and Enhancing Customer Loyalty
We plan to increase sales growth by growing our market share within our leading franchises through multiple strategies, including expanding into alternative sites of care, evolving our commercial model to meet local expectations, and increasing customer loyalty through our evidence-based approach.
•Expanding into alternative sites of care: Our current customers include hospitals and health systems, with whom we have long-lasting and collaborative relationships. As care increasingly shifts outside of traditional settings, we have an opportunity to grow our customer relationships in these alternate sites of care and expand our market reach. We will look to grow our remote-monitoring capabilities and enhance our sales coverage of alternate sites of care, including ambulatory surgery centers, long-term care, skilled nursing facilities, and patients’ homes.
•Evolving our commercial model to meet local expectations: As the need for high-quality healthcare solutions expands globally, we are well-positioned to capitalize on our existing global footprint and expand our presence in key countries to broaden our customer reach. Our expansion strategy is designed to understand the specific needs of priority countries by tailoring solutions to focus on local and regional outcome measures. We plan to gather key insights and maintain relationships with regulatory authorities and clinical groups that inform our tailored commercial approach.
•Increasing customer loyalty through our evidence-based approach: Our existing customer relationships are strong, partnership-oriented, and long-tenured. By integrating clinical evidence and customer education

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more deeply into our solution positioning with customers, we have an opportunity to strengthen our customer relationships and ground them in data, research, and best practices.
Continue to Deliver Customer-Centric Innovation
We have a strong culture of purposeful innovation focused on solving our customers’ most critical problems. Our innovation engine has powered multiple key product launches across many years, including our original launch of surgical drapes in 1948, the 1964 launch of Addent™, the first tooth-colored filling material, and the 1982 launch of 3M™ Tegaderm™ transparent film dressings. Our R&D organization supports our innovation efforts and consists of more than 2,100 employees including research scientists, chemical engineers, data scientists, software engineers, application development engineers, and product developers. Our R&D team members have an average tenure of nine years, including advanced degrees in Chemistry, Bioengineering, Materials Science, Biological Science, Organic Chemistry, and Molecular Biology. Our research and development teams operate within all our business segments as well as at the SpinCo level, which allows us to maintain specialized knowledge and find assets for collaboration. From 2020 to 2022, we invested a cumulative $1.7 billion in R&D (excluding amortization), representing over 7% of sales in each year to power our innovation efforts. As a standalone company, we will have more flexibility to allocate resources to priority R&D.
We continue to grow our solution offerings and expect to launch multiple new products in the coming years. Our innovation will focus on key areas that enable us to deliver high impact and leverage our existing capabilities and strengths, including:
•Setting new industry innovation standards: We have launched multiple solutions that represented significant industry innovations when they were introduced. An example of this innovation is the recent introduction of our 3M™ Harvest RC solution, which represents the next generation in harvest and clarification technology for high cell density cultures. 3M™ Harvest RC is a single-stage, single-use chromatographic clarification solution that replaces primary, secondary, and guard membrane clarification stages. Its simplification of the upstream process and ten-minute processing time represent, in our view, a significant shift in industry innovation. These types of shifts are an area of focus for our ongoing innovation efforts.
•Continuing to leverage our ability to share technology across our platforms to drive unique, differentiated solutions: We believe we have the unique capability to combine our deep heritage of material science innovation and existing digital and data science platforms to create unique solutions. In our ongoing innovation efforts, we plan to continue to harness this capability and draw upon additional technology combinations across our portfolio of solutions.
•Expanding into and entering higher-growth markets: As we look to increase our presence in select high-growth markets where we operate and penetrate high-growth markets where we do not currently operate, we can leverage the resources and capabilities from our existing portfolio innovation.
Strengthen Healthcare Capabilities by Expanding Market Access and Development
We have relationships with the clinical community and regulatory authorities globally and have the opportunity to accelerate our partnerships and interactions to raise awareness of the clinical and health economics outcomes generated by our solutions. Furthermore, we hope to further extend these partnerships to gain insights on future areas of innovation and opportunities for geographical expansion. Most importantly, we hope to engage these clinical and regulatory partners to advance our commitment to health equity.
We have a team of scientists, clinical specialists, and medical liaisons who play a critical role in the generation of clinical and economic evidence. We believe these individuals are important thought leaders in the clinical community and can help further disseminate this evidence throughout the industry. Our clinical and economic evidence is supported by the training and educational programs we conduct for the professional community, which includes our Health Care Academy.

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We also have the opportunity to expand access to our solutions outside of the United States. Our APAC and EMEA sales comprise 18% and 20% of total sales, respectively. Given the importance of government policies and regulatory infrastructures in determining the success of healthcare business operations, we plan to conduct our international expansion with a strong focus on the regulatory environment and market access through frequent interactions with international regulatory bodies.
Alongside our increased engagement with the clinical community and increased use of clinical evidence, we plan to reflect our singular focus on the healthcare industry by investing in our talent base and advancing our commitment to health equity. We will seek to grow our existing talent base in critical areas of expertise such as market access and healthcare regulation. We can also engage our employee population by augmenting our internal health equity programming in the space and increasing internal and external awareness of our public-facing health equity advocacy efforts, such as our engagement with international organizations, including the United Nations, World Health Organization, Centers for Disease Control, and regulatory authorities.
Leverage Data Science Expertise to Increase Digitization of Healthcare
We believe our Health Information Systems segment, which has operated for over 35 years, puts us at the center of the digitization of the healthcare industry. We plan to use our knowledge and expertise from operating this business to increase our digital capabilities at the customer, product, and operations levels:
•Digital Customer: Throughout the customer journey, there are multiple opportunities for us to incorporate digital capabilities to increase customer engagement, including omnichannel marketing, e-commerce and digital selling capabilities, and the use of digital education tools.
•Digital Product: Within our solutions, we have a fully digital segment as well as multiple digitally enabled solutions. By increasing the digital capabilities of a larger portion of our solutions, we can increase functionality and create opportunities for more seamless integration across solutions.
•Digital Operations: We have multiple internal operational and manufacturing processes that represent an opportunity for increased digitization and data utilization. We will continue to increase our use of data and analytics to optimize our internal operations and further integrate our digital operations throughout our business.
Accelerate Growth Through Strategic M&A and Partnerships
Our innovation pipeline has been driven by a combination of internal innovation supporting organic growth and the acquisition of capabilities and portfolios through inorganic investment and partnerships. A key part of our strategy as a standalone company is to utilize strategic M&A and partnerships to augment our organic innovation and grow our healthcare solution offerings. As a standalone company, we will have the ability to more efficiently allocate resources to pursue these opportunities.
Inorganic growth represents an opportunity for us to grow our existing presence in high-growth markets and enter high-growth markets where we do not currently operate. We will continue to seek attractive M&A opportunities that focus on differentiated, clinician-preferred solutions, and look to emulate the success of our prior acquisitions, such as Acelity (approximately $6.7 billion enterprise value transaction) and M*Modal (approximately $1 billion enterprise value transaction). Acelity and M*Modal are recent examples of our inorganic growth strategy; both acquisitions positioned our portfolio increasingly toward growth-oriented market segments. Acelity further expanded our established position and product offering in the attractive wound care end market segment. M*Modal enabled us to enter the fast-growing clinician productivity market segment. Identifying key areas of external innovation that are aligned to our broader strategic goals will be a focus area for SpinCo, which will have even more flexibility as a standalone company to allocate capital for strategic transactions that provide us with additional ways to deliver differentiated outcomes.
We will also continue to seek opportunities to partner with institutions and companies to augment growth. A recent example is our ongoing collaboration with Amazon Web Services (“AWS”) to accelerate the innovation and advancement of 3M M*Modal ambient intelligence. This collaboration expands on our early success in bringing

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conversational AI and ambient intelligence directly into clinical documentation workflows and includes the use of AWS Machine Learning and generative AI services to help expedite, refine, and scale the delivery of our ambient clinical documentation and virtual assistant solutions. We will look to continue to identify partnership opportunities that align with and accelerate our strategic goals.
OUR SEGMENTS
Medical Solutions
Our Medical Solutions segment delivers trusted, innovative solutions, including wound therapy, medical devices, and medical consumables, that accelerate healing, prevent complications, and lower the total cost of care globally. Our solutions draw upon the deep heritage of material science and the technologies we have developed over decades, including adhesives, biomaterials, films, nonwovens, and specialty materials.
For over 70 years, our clinically proven products have helped treat wounds and are used daily by clinicians. We are a pioneer across multiple markets, and our innovative products set the standard of care for healthcare professionals. Clinical guidelines and recommendations drive uptake of our products supported by proven patient outcomes, improved ease of use, and streamlined clinician and patient experience. We also have specialized personnel who work with clinicians and hospital staff to provide technical support and education.
Our global solutions are offered through market-leading brands that we sell both direct and through distributors to hospitals for use in operating rooms, inpatient care units, and central sterilization, as well as the out-of-hospital setting, including ambulatory surgical centers, skilled nursing facilities, long-term care facilities, and patient homes. A selection of our key brands and solutions include:
•Negative Pressure Wound Therapy solutions for chronic or acute open wounds and surgical site management
•3M™ Tegaderm™ I.V. dressings for vascular access care
•3M™ Bair Hugger™ solutions for perioperative temperature management
•3M™ Attest™ solutions for device reprocessing monitoring
•3M™ Littmann® stethoscopes for auscultation
Product Overview
Wound Care Solutions
We are one of the leading providers of wound care solutions in the world. Our solutions deliver predictable and improved patient outcomes, streamline clinician and patient experiences, and enable faster healing. Our broad range of solutions can be used across clinical applications, care settings, and clinician groups. We are focused on accelerating healing through negative pressure wound and incision therapy, reducing postoperative infections and complications, and reducing the total cost of care across care pathways.

Prevent	Prepare	Protect	Activate	Close

3M™ CavilonTM	3M™ Promogran Prisma™	3M™ TegadermTM	3M™ V.A.C®	3M™ PrevenaTM

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Negative Pressure Wound Therapy
Our 3M™ V.A.C.® Therapy NPWT solutions are backed by over 2,000 peer-reviewed publications and a focused commitment to help clinicians heal wounds and reduce the cost of care. These solutions include both reusable and disposable therapy units that can treat open wounds with negative pressure wound therapy with and without the instillation of fluids into the wound space and are designed to manage closed surgical incisions and reduce surgical site complications. Our products treat and manage a variety of wound types and conditions, including chronic wounds like venous leg ulcers, diabetic foot ulcers and pressure ulcers as well as acute wounds such as traumatic wounds, dehisced surgical wounds, skin grafts, and burns, as well as managed closed surgical incisions. Our 3M™ V.A.C.® Therapy technology promotes healing by delivering controlled and regulated negative pressure to the wound bed through an open-cell foam dressing, which draws wound edges together and removes infectious materials. We were first to market in the Negative Pressure Wound Therapy space, launching our first NPWT product over 25 years ago, and we believe we remain a leading supplier today. Our NPWT home care model streamlines the delivery of equipment and supplies directly to healthcare providers and patients, monitors therapy remotely, and collects reimbursement from payors.
We have successfully expanded our NPWT platform with multiple new innovations such as 3M™ Veraflo™ Instillation Therapy. By removing contaminants and managing bioburden, Veraflo™ Instillation Therapy can be used on dirty wounds and is intended to reduce the length of therapy. Our Smart Instill™ software automates multiple time-consuming therapy steps to drive workflow efficiencies, which is increasingly important amid ongoing hospital staffing shortages.
Additionally, we have been a first mover in the integration of digital solutions in the NPWT space including our first-to-market iOn PROGRESS™ Remote Therapy Monitoring module, which is designed to increase patient adherence and lower the total cost of wound care. Our digital service offers patient support resources and greater connectivity between patient and provider to support patient-managed care.

V.A.C.® Traditional NPWT		V.A.C.® Therapy Dressing Systems		Disposable NPWT Systems

3M™ V.A.C.® Ulta Therapy Unit (Acute)	3M™ ActiV.A.C.™ Therapy System (Portable)	3M™ V.A.C.® Veraflo Cleanse Choice™ Dressing	3M™ Dermatac™ Drape	3M™ Snap™ Therapy System
Integrated wound management systems for acute and ambulatory care that provide multiple distinct wound treatment options in a single device		Wound dressings that improve handling, placement and patient comfort for a wide variety of chronic, acute and sub-acute wounds		Ultra-portable and easy-to-use disposable wound therapy systems with discreet designs that have minimal interference in a patient’s daily activities
We continue to innovate in the NPWT space, focusing on launching easy-to-use solutions and expanding clinical usage.
Surgical Site Management
Based on our expertise in negative pressure therapy, our Surgical Site Management products support closed incisions, temporary abdominal closures, and post-operative dressings. These products help manage the environment of closed surgical incisions and remove fluid away from the surgical incision, which reduces post-operative infection risk and accelerates healing. Our 3M™ Prevena™ Therapy is the first and only disposable, powered negative pressure system with reticulated open-cell foam (ROCF) dressings specifically designed to manage closed surgical incisions. It helps protect, manage, and optimize the healing environment of closed incisions to help reduce the incidence of postoperative complications beyond the operating room. A multicenter randomized control trial (RCT) demonstrated that Prevena Therapy reduced surgical site complication incidence by 4x and readmission by 3x vs. standard postop dressings. A cost-effectiveness study of the RCT proved that Prevena Therapy reduced the patient

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cost of care by 1.9x vs. postop dressings. PrevenaTM Therapy is utilized and trusted by surgeons to help manage closed incisions for at-risk patients and procedures.

Closed Incision Negative Pressure Therapy		Temporary Abdominal Closure	Skin Closures

3M™ Prevena™ Plus 125 Therapy Unit	3M™ Prevena Restor™ ArthroForm™ Dressing	3M™ AbThera™ SensaT.R.A.C.™ Open Abdomen Dressing	3M™ Steri-Strip™ Elastic Skin Closures
Integrated incision management system and dressing with expanded coverage area to help manage the incision and optimize recovery		Temporary abdominal closure device that helps surgeons take control early when managing a challenging open abdomen, helping to achieve primary fascial closure	Versatile and breathable adhesive bandage strips used to close small wounds
Advanced Wound Care
Our Advanced Wound Care products help protect skin against breakdown, provide effective management and treatment of infection, manage chronic wound exudate, and provide therapeutic compression. Our highly durable and ultra-thin skin protectants create a protective environment that helps repel irritants and supports healing. 3M™ Tegaderm™ exemplifies our material and skin science expertise and demonstrates our industry-leading capabilities with its versatility, ease of use, and clinical performance.

Skin Management & Protection	Manage Exudate	Provide Compression

3M™ Cavilon™ Advanced Skin Protectant	3M™ Tegaderm™ Wound Dressings	3M™ Coban™ Compression Systems
Revolutionary polymer-cyanoacrylate-based protectant that allows for superior performance that is designed to prevent, stop and reverse the effects of incontinence-associated dermatitis	Absorbent wound dressings that allow for wound and incision monitoring	Comfortable, consistent, and effective compression systems for venous leg ulcers and other conditions requiring compression
Infection Prevention and Surgical Solutions
We offer solutions that address patient and staff safety by reducing preventable infections and complications while improving the efficiency and effectiveness of care. Our portfolio range includes vascular access, temperature management, device reprocessing, and other perioperative solutions, as well as medical tapes and wraps and monitoring and diagnostic solutions.
Vascular Access
Every intravenous (“I.V.”) site presents the potential for infection, dislodgment, skin damage, and other complications. These complications can potentially cause patient discomfort and pain, extended hospital stays, additional therapy, and surgical intervention - even increased patient mortality. Our material science expertise has enabled us to bring to market unique innovations that protect I.V. sites from insertion to removal. Our Vascular Access portfolio includes an array of products that improve patient outcomes through proper catheter securement, bacterial and viral barriers, and antimicrobial protection. Trusted by healthcare professionals for over 40 years, our

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Vascular Access portfolio has transformed over time to offer comprehensive intra- and extraluminal protection for every line. Most recently, these innovations have focused on our 3M™ Tegaderm™ CHG antimicrobial product family, which is the only securement dressing clinically proven to reduce catheter-related bloodstream infections (“CRBSI”) and vascular catheter colonization.

3M™ Tegaderm™ CHG I.V. Dressings Family	3M™ PICC / CVC Securement Device with 3M™ Tegaderm™ I.V. Securement Dressings	3M™ Curos™ Disinfecting Caps
Tegaderm™ CHG IV Securement Dressing is intended to reduce vascular catheter colonization and catheter-related blood stream infections (“CRBSI”) in patients with central venous or arterial catheters.	An engineered stabilization device plus antimicrobial (CHG) dressing designed to provide immediate and continuous antimicrobial protection for up to 7 days	Next-generation solution for needleless connector disinfection that utilizes 70% isopropyl alcohol to disinfect all critical surfaces of intraluminal access points. Consistent use on IV needleless connectors is associated with decreased central line associated blood stream infections
Temperature Management
Our broad temperature management solutions are sold under the 3M™ Bair Hugger™ and 3M™ Ranger™ brands and help maintain a normothermia before, during and after surgical procedures, preventing hypothermia-related complications. We believe we are the therapy of choice; our products have warmed over 400 million patients since 1987 and are used in 9 out of 10 top hospitals in the U.S.

3M™ Bair Hugger™ Warming Blanket System	3M™ Bair Hugger™ Temperature Monitoring System
Range of blankets that facilitate maximum thermal transfer and hug the patient	A non-invasive, accurate core temperature monitoring system that continuously measures patient temperature with an affordable single-use sensor
Device Reprocessing
Our device reprocessing solutions are designed to allow for rapid and complete sterilization assurance across steam, hydrogen peroxide, and ethylene oxide modalities. As the pioneer for rapid biological and multi-variable chemical indicators, we believe we are a global leader in sterilization monitoring. For over 70 years, our comprehensive approach, advanced education, and leadership in technical support have provided standardized and

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simplified workflows and protocols to promote patient safety. We have customers globally, and our products have been used to monitor more than 850 million loads.

3M™ Attest™ Chemical and Biological Indicators	3M™ Attest™ Reader
Range of indicators and readers for biologics and chemicals	3M™ Attest™ Auto-readers enable results for both steam and vaporized hydrogen peroxide (VH2O2) in one reader in just 24 minutes
Perioperative Solutions
Our perioperative solutions, including our antimicrobial incise drape, antiseptic skin preparation, and nasal decolonization products, are designed to help reduce the risk of surgical site infections through management of microbes and pathogens from the patient’s skin flora in the operating room. Our market-leading 3M™ Ioban™ Antimicrobial Incise Drape offers a combination of antiseptic impregnated adhesive, breathable film, and strong adhesion, which provides a sterile surface all the way to the wound edge. This solution provides continuous broad-spectrum antimicrobial activity throughout the surgical procedure while helping optimize the wound incision environment.

3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2

3M™ Ioban™ Antimicrobial Incise Drape	3M™ Skin and Nasal Antiseptic
Drapes designed to help prevent surgical site infection	Skin and nasal antiseptic which helps improve patient safety without alcohol or antibiotics

Medical Tapes and Wraps
Our products address virtually every clinical need and includes material innovations to help improve patient experiences and outcomes. Leveraging our expertise in adhesive technology and manufacturing, we invented gentle-to-skin adhesives in the 1960s and have stewarded the growth of category-defining brands such as 3M™ Micropore™ Surgical Tape and 3M™ Coban™ Self-Adherent Wraps. We continue to advance clinical practice, recommending a simplified line-up with four best-in-class products and formats to help reduce the risk of

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unnecessary complications from skin damage, cross-contamination, or poor product selection. Our skin performance products have the securement power to be clinically effective but with less damage to skin than similar products.

Self-Adhesive Securement	Multi-purpose Securement	High Strength Securement	Flexible Securement

3M™ Coban™ Self-Adherent Wrap	3M™ Micropore™ S Surgical Tape	3M™ Durapore™ Surgical Tape	3M™ Medipore™ H Soft Cloth Surgical Tape
A self-adherent wrap used to secure dressings and other devices, compress or protect wound sites, immobilize injuries, and more	Multi-purpose surgical tape used in clinical applications such as blood draws, lightweight dressings, secondary securement of I.V. lines, and non-critical tubes	Silk-like cloth tape for clinical jobs such as securing catheters and tubes and patient positioning	Medipore™ H tape features a soft, conformable backing with bi-directional stretch to accommodate swelling and movement, while minimizing the risk for skin injury
Additionally, our immobilization solutions include 3M™ Scotchcast™ branded tapes and splints. Our casting and splint solutions range in rigidity, strength, and stability to allow for comfortable, customized treatments for patients.
Monitoring and Device Solutions
Our biomedical electrodes solutions leverage our core strength in adhesive technology, a recognized brand known as 3M™ Red Dot™, and includes a breadth of products for both monitoring and diagnostics. As a pioneer of electrocardiogram (“ECG”) monitoring solutions for 49 years, our products are used for cardiac monitoring across acute (hospital) and out-of-hospital care settings. We offer products that are designed to do different ECG tests for clinicians, including products that can stay in place for up to five days with diaphoretic patient conditions and solutions for pediatrics and fragile skin. Through dedicated patient solutions, clinical support, and training, we help clinicians choose the appropriate electrode to maximize trace quality and reduce the risk of cross-contamination.

3M™ Red Dot™ ECG Monitoring Electrodes	3M™ Universal Electrosurgical Pads	3M™ Defib Pads
Multi-purpose ECG monitoring electrodes with optimal adhesion for a variety of patients, consistent and reliable trace quality and ease of use come standard helping you make a positive impact on patient care	The green safety ring and advanced electrosurgical pad technology with 9100 series was invented by us. These pads are smaller in size, making them easy to place, while still meeting thermal performance safety standards	The ready-to-use pads (electro-conductive gel supported by a porous non-woven fabric) are faster to apply than gels and creams in multiple cardiac arrest situations and their bright orange color makes them easy to see
Our auscultation solutions include 3M™ Littmann® branded traditional and digital stethoscopes. We believe our stethoscopes are seen as the industry standard for monitoring and assessing sounds and rhythms. We continue to innovate in this area by offering digitally enabled solutions such as the 3M™ Littmann® CORE Digital Stethoscope, our most advanced stethoscope yet, which is designed to provide up to 40x amplification, active noise cancellation,

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and in-app sound wave visualization. Additionally, through our software commercialization partnership with Eko, we are optimizing the clinician experience through clinical decision support tools.

3M™ Littmann® Monitoring Stethoscope	3M™ Littmann® CORE Digital Stethoscope
Compact and sensitive stethoscope manufactured with strong yet lightweight materials for clinicians	Digitally enabled stethoscope that pairs with the Eko app to see, record and share sounds
Medical Technologies
The Medical Technologies portfolio draws upon our deep heritage of adhesives and film technology to develop products including body worn adhesives, medical-grade adhesives, and transdermal components. Our portfolio ranges from skin-friendly, long-wear adhesives to microfluidic films, products that get used in the construction of a variety of medical devices. A few examples incorporating our technologies include continuous glucose monitors, diabetic glucose test strips, and Covid-19 point of care diagnostic tests. We utilize our technologies to enable market-leading medical device manufacturers in many lifesaving applications.

Long Wear / Sensitive Wear Skin Adhesives	Diagnostic Films and Adhesives
3M™ Medical Tape, 4576, is an adhesive intended for applications that require up to a 21-day wear time	3M™ Bioassay Compatible Adhesives are formulated for biological assays specially used in PCR, qPCR, and ELISA. They are designed to minimize the potential for chemical and/or optical interference
Competitors
The wound care market is highly competitive, particularly in the United States and Europe, with our principal competitors including Smith & Nephew, Medela, Mölnlycke, Coloplast, and Convatec. Our competitors look to provide comprehensive solutions across multiple care steps throughout debridement, advanced wound care dressings, skin substitutes, and negative pressure technologies. It is a dynamic market, featuring ongoing commercialization of new wound care products, high levels of strategic mergers and acquisitions, and disruptive new entrants and emerging players specifically focused on cost-effective wound care solutions. Our advanced wound care and skincare customers typically purchase through bids and tenders. Competitors use distributors, direct contracts, and direct-to-patient channels in some regions and countries. We compete through product differentiation and improved clinical outcomes across different types of chronic wounds and acute incisions. Our ability to innovate and compete is driven by our technical capability in material science and skin science, supported with robust clinical results, global reach, strong brand reputation, medical education, and manufacturing capability.
Our infection prevention and surgical supplies solutions operate in highly competitive and fragmented end markets, especially in the United States and Europe. Our principal competitors in this segment include Becton Dickinson, Hartmann, ICU Medical, Medline, Cardinal Health, Fortive, Steris, MDF Instruments, BSN, Smith & Nephew and Welch Allyn. Where companies offer services that support their products, their ability to successfully compete increases. Connection to patient portals, electronic medical records and software services all help to manage patient preparation and improve patient care pathways and outcomes. We see continued disruption in these markets, particularly with digital solutions in device reprocessing as small start-up companies focus on tracking and analyzing sterilization, remote patient monitoring, and clinical decision support. Our customers purchase through

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bids and tenders and use channel distributors, direct contracts, and direct-to-patient channels in some regions and countries. We compete by leveraging our strong technical capability, clinical evidence, and breadth and depth of product lines. By supporting best practices through medical education, we create a compelling value proposition for our distributor and Group Purchasing Organization (GPO) partners, which helps to offset a fiercely competitive pricing environment.
Health Information Systems
Our Health Information Systems segment delivers a broad array of innovative software solutions and services that eliminate revenue cycle waste, create more time to care, and lead the shift to value-based care. Our solutions operate across multiple areas of the healthcare system and reflect our deep and diverse knowledge of different aspects of healthcare.
Since this business began more than 35 years ago, we have developed a rich and unique understanding of the healthcare data landscape. We are now an integral part of the day-to-day operations of the healthcare industry and at the heart of solving many of its largest future challenges. Approximately 6,000 health systems worldwide — including over 75% of U.S. hospitals — use at least one of our Health Information Systems solutions, and approximately 450,000 clinicians benefit from the use of these solutions. This includes our artificial intelligence (AI) based clinical intelligence engine, which applies natural language processing (NLP) and natural language understanding (NLU) technology to significant amounts of structured and unstructured clinical documents each day. We have worked with federal government agencies, such as CMS, for over 35 years to develop and update both public and proprietary algorithms, benchmarks, and classification systems. We do business in 25 countries around the world and approximately 35 U.S. states use our 3M methodologies. With roughly 250 active industry and technology partners, including the established electronic health record (EHR) systems, our solutions are embedded in the healthcare ecosystem.
Our solutions are typically delivered to our customers as an integrated workflow or set of workflows that involve both digital software-based solutions and related services. We utilize our strong direct customer relationships and frequent customer interactions to gain unique insights that are incorporated into our development pipeline. In addition to regular customer interactions, we also host customer forums and an annual client experience summit. We have dedicated adoption specialists that manage physician experiences, and we often deploy client success managers that are physically “embedded” with our customers following the sale of a solution to ensure that their experience using our solutions is successful. These efforts result in uniquely collaborative customer relationships that drive a more robust customer experience and provide us with useful insights to inform our operations.
Our solutions, which include trusted brands, such as 3M™ 360™ Encompass and 3M™ M*Modal, are offered to customers across three key areas:
•Revenue Cycle Management (RCM): Our offerings include solutions that streamline a provider’s revenue cycle, automate coding processes, send provider codes directly to billing, and reduce burdens on clinical staff.
•Clinician Productivity: Our offerings include solutions that reduce the administrative burden of clinical documentation and empower clinicians in all settings to easily document their full patient story.
•Value-Based Care: Our offerings include solutions that empower payers with measurable, believable, and actionable information to identify root causes and solutions faster.
Our solutions are utilized by a variety of customers across inpatient, outpatient, and ambulatory settings as well as payers and government agencies. Our representative channel and end customers span a broad range and include large healthcare providers, regional health systems, payers, and other third-party HCIT solution providers.

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Product Overview
Revenue Cycle Management Solutions
It has become increasingly important for hospitals, health systems and other providers to streamline their revenue cycle, automate coding and reduce burdens on clinical staff. Our RCM solutions are focused on eliminating unnecessary administrative inefficiencies in the health care reimbursement process and ensuring accurate and compliant reimbursement. We have worked with our clients and industry experts to develop solutions that improve the productivity of administrative and clinical staff with respect to the RCM workflow.
The 3M™ 360 Encompass™ platform uses our unique capabilities in applying NLP to capture information and use it to automatically suggest the appropriate medical coding, classification, and documentation prior to the invoice being prepared. This system enables workflow visibility for coding, clinical documentation integrity (CDI) and quality teams so they can see each other’s notes, summaries, queries, follow-ups, and findings, all while the patient is in-house. It also allows customers to monitor and manage quality results in detail with more than 100 reports and receive reports in real time from patient documentation on key quality indicators.
Over 2,800 health systems nationwide use 3M™ 360 Encompass™, which is designed to decrease patient safety indicators (PSIs) and hospital acquired complications (HACs) and increase both hospital net revenues and coder productivity. As an example of its successful implementation, a Level 1 trauma center located in the Midwestern United States implemented 3M™ 360 Encompass™ and recognized gains in efficiency, case mix index (“CMI”), and coding productivity. These results include a 100% identification rate in PSIs and HACs, increased productivity that eliminated the need for three outsourced coders, and a 2.73% CMI improvement.
Clinician Productivity Solutions
Our clinician productivity solutions are committed to reducing the administrative burden on clinicians in all settings so that physicians, other providers, and specialists can focus on delivering care rather than documenting it. Through speech recognition and AI technologies, we can improve clinician documentation processes, deliver proactive clinical insights within the EHR workflow, and enhance back-end CDI and care management efficiencies.
Our solutions and services help clinicians more efficiently capture the complete and accurate patient story. Our M*Modal solutions bring conversational AI and ambient intelligence directly into EHR workflows to help improve clinician and patient satisfaction, and drive quality and productivity. We also offer M*Modal imaging solutions that deliver speech driven reporting, proactive clinical insights, productivity-enhancing tools, and AI-powered analytics.

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In addition to revenue cycle management, our CDI solutions and their computerized assistance capabilities enable more efficient and accurate documentation for physicians, creating additional time to provide patient care.
The 3M™ M*Modal Fluency Direct solution leverages 3M NLU technology for contextual understanding of the patient’s narrative and helps to improve documentation accuracy from the first word. With built-in computer-assisted physician documentation functionality, the technology continuously analyzes and monitors the clinical narrative. In real time, it nudges users for additional information or clarification and makes specific suggestions to improve the quality of care and clinical documentation. Its innovative features are designed to increase physician productivity.
3M™ M*Modal CDI Engage One™ operates across multiple areas of note-taking, including speech, templates, and typing. It identifies common documentation gaps and helps clarify documentation up front, as it is created. With proactive, real time AI “nudges,” physicians can capture complexity, acuity, and severity levels before saving notes in the EHR. This single workflow results in fewer errors being pushed downstream to CDI, fewer queries sent back to physicians, and improved CDI team productivity.
3M™ M*Modal HCC Management is a new, technology-driven solution that leverages AI to deliver frontline assistance to physicians so that risk adjustment opportunities are not missed while documenting patient encounters. Through a single-access web interface, 3M™ M*Modal HCC Management can help multiple stakeholders collaborate on the patient chart and monitor HCC coding. The solution helps create complete, compliant documentation of chronic conditions and helps identify diagnoses not yet captured on claims that would otherwise be missed.
Value-Based Care Solutions
The healthcare industry is shifting away from fee-for-service systems and toward value-based care systems. As this shift occurs, access to high quality, actionable data is paramount. Payers will need access to data that will help them improve quality and efficiency while reducing unnecessary care and improving outcomes, while organizations will need help reviewing terabytes of data to draw out actionable information that will help them identify and

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resolve issues faster. Our solutions and services help payers and provider organizations sort through data to find efficiencies and prioritize sustainable improvements.
We believe we are the standard for innovative patient grouping and classification solutions, whether customers want to process claims for hospital reimbursement and reporting, edit patient records in real time, or leverage patient data for improved risk adjustment or risk stratification. Our new methodology, 3M™ Ambulatory Potentially Preventable Complications (AM-PPCs) software is the first comprehensive quality outcomes system for hospital outpatient departments or ambulatory surgery centers procedures. By addressing a comprehensive list of 2,900 procedures and 1,200 complications, 3M™ AM-PPCs can provide a broad view, or a focused analysis as needed to pinpoint complication rates by procedure, facility or surgeon, enabling the health system to improve patient safety and reduce costs.
Competitors
The health care software technology market in which we conduct our business, and the healthcare information technology (HCIT) industry in general, is highly competitive and dynamic, characterized by the continual introduction of new products and technologies. Principal competitors include R1 RCM, Ensemble, Optum/Change, Google, Amazon (AWS), Microsoft (Nuance), Epic, Cerner, Athena, and a host of start-up technologies actively working to disrupt the areas of revenue cycle management and clinician productivity. In the United States, the market for value-based care software solutions is highly fragmented and subject to continuous entry of new competitors. Today, we compete primarily with Optum, Cotiviti, Inovalon and Vizient, among others. The market is even more fragmented internationally. Outside the U.S., we compete primarily with local players in the respective country or region, some international players such as IQVIA, Cerner/Siemens, and Dedalus, and new market entrants.
The primary competitive factors we face include technological innovation and technical capability, price, breadth of solution line, consulting services capability, knowledge of health care industry trends, rules, and regulations, scale of operations, brand reputation, and customer service. In order to remain competitive in the future, we expect to be required to seek to continually enhance our business. Our ability to compete will be affected by our ability to accomplish objectives, including the development of new products and innovative technologies; improving upon our existing portfolio of offerings; delivering return on investment for our customers; improving efficiency and productivity of healthcare workers; staying up-to-date on regulatory changes, reimbursement guidelines and other healthcare best practices; developing and selling our products cost effectively; meeting all relevant quality standards for our products and their markets; and protecting the proprietary technology of our products and development processes.
Oral Care Solutions
Our Oral Care Solutions segment provides a comprehensive array of dental and orthodontic solutions that span the life of the tooth, addressing clinical needs in prevention, restoration, replacement, and malocclusion correction.

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We bring together our 75-year history of material science innovation and oral care domain knowledge to improve the efficiency and quality of treatment delivery.
Our solutions are used by most dental offices every day. We are recognized by dental professionals as a trusted partner, offering predictability, quality, and control to drive optimized patient outcomes. We are responsible for several category inventions within oral care, including the introduction of the first-ever tooth-colored composites.
We maintain a meaningful focus on innovation, which is informed by a long history of daily interactions with customers, where we can gather insights and apply them to our strategic processes. This innovation is also supported by our strong engagement with academic institutions as well as our significant material science experience, which allows us to use our unique chemistry and technology expertise to simplify and standardize procedures. We have consistently ranked highly on The Anaheim Group’s Innovation Index, which highlights innovative companies in the dental industry, and have been named the top-ranked company in multiple years. Our scientific approach to product development and innovation is central to our solutions, and our business is supported by upwards of 2,500 patents and pending patent applications across the dental and orthodontic industries. In 2022, we were recognized with a Heroes of Chemistry award from the American Chemical Society highlighting our scientific innovation.
Given our growing data science and digital capabilities, we are well-positioned to take advantage of the movement toward digitization within oral care. We have launched solutions that combine our advanced material science expertise with data science and digital technologies to improve the workflows and processes associated with oral care treatments. We are actively building our “custom smiles” solution portfolio, which uses digital capabilities to enable our partnered oral care providers to deliver customized esthetic and restorative treatments to their patients.
Our solutions improve the patient and practitioner experience, and offer differentiated value through our science, education, and service. Our brands, including Filtek™, Clinpro™, Scotchbond™, and Clarity™, are recognized and trusted in the global oral care market. Our solutions serve both channel and end customers and include larger dental organizations, smaller practitioner groups, sole practitioner clinics and distributors.
Product Overview
Dental Solutions
Our dental solutions provide predictability and control and deliver optimized patient outcomes, and includes solutions that address prevention of oral care disease, simplify tooth replacement procedures and enable efficient and high-quality restorations. Integration of digital design and planning through the Oral Care Portal (OCP) streamlines the ease of use to create exceptional clinical outcomes.
To address the prevention and arrest of oral care disease, our prevention products include the Townie Choice Award-winning products for fluoride treatments, sealants, and take-home maintenance solutions, such as toothpaste.

3M™ Vanish™ 5% Sodium Fluoride White Varnish	3M™ Clinpro™ Sealant	3M™ Clinpro™ 5000 1.1% Sodium Fluoride Anti Cavity Toothpaste
Optimized, clear varnish with an extended release of fluoride, calcium and phosphate, formulated to stay in contact with teeth longer to provide advanced protection	Offers smart color-change technology that goes on pink for easy-to-see application, and cures to a natural white. Has low viscosity to flow easily into pits and fissures and is ideal for pediatric sealant applications	Prescription-strength 5000ppm fluoride toothpaste designed to aid in caries prevention, strengthen enamel and help reverse white spot lesions

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Our indirect restoration products includes brands such as Dental Advisor Award winning 3M™ RelyX™, 3M™ Impregum™, 3M™ Imprint™, 3M™ Protemp™ and 3M™ Lava™ and we operate across categories such as milled restorations, impression-taking, temporization, and cementation.

3M™ RelyX™ Universal Resin Cement	3M™ ESPE™ Impregum™ Penta™ Polyether Impression Material Refill	3M™ Protemp™ 4 Temporisation Material Refill
Eliminates the inconvenience of multiple resin cements, primers and adhesives, simplifying direct and indirect restorative workflows	Polyether impression material that provides superior initial hydrophilicity, allowing for accurate, void-free impressions even in moist conditions	Bis-acrylic composite for the fabrication of reliably strong temporaries with attractive aesthetics
Our direct restoration products are used throughout the restorative procedure to enable efficient and high-quality restorations. These products are available under trusted brand names such as 3M™ Filtek™, 3M™ Scotchbond™, 3M™ Elipar™, 3M™ Sof-Lex™, and others across categories such as adhesives, composites, and finish and polish.

3M™ Filtek™ Supreme Ultra Universal Restorative	3M™ Filtek™ Supreme Flowable Restorative	3M™ Scotchbond™ Universal Plus Adhesive
Versatile universal composite that blends esthetics and strength for anterior and posterior restorations	A flowable composite featuring an innovative syringe design to virtually eliminate bubbles.	The first radiopaque universal adhesive, minimizing the risk of X-ray misdiagnosis and invasive overtreatment
Our digital dental offering integrates digital design and planning with the restorative procedure to provide a streamlined option for conservative composite treatment. Our newly launched 3M™ Filtek™ Matrix is a digitally

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designed, customized anterior matrix system that streamlines composite treatment. The solutions focus on the ease of use in creating exceptional, consistent, custom smile outcomes through the OCP.

3M™ Filtek™ Matrix
Digitally designed customized anterior matrix system that streamlines composite treatment and utilizes 3M™ Filtek™ restorative
Orthodontics Solutions
We offer orthodontic solutions to address malocclusions of all types. These solutions combine our historical strengths in material science with data science and digital technology to transform how orthodontists improve patient smiles. Our portfolio ranges from traditional brackets to custom digital aligners and includes iconic and trusted brands such as 3M™ Clarity™, 3M™ Transbond™ and 3M™ APC™.

3M™ Clarity™ Advanced Ceramic Brackets	Transbond™ XT Light Cure Paste Adhesive	APC™ Flash-Free Adhesive Coated Appliance System
Delivers esthetics, predictable debonding with proprietary Stress Concentrator, and enhanced patient comfort with advanced design features	Bonds metal and ceramic brackets to tooth surfaces, thereby providing additional working time for accurate bracket placement
Adhesive Pre-Coated Brackets improve hygiene as well as practice efficiency, and “flash-free” technology.
Eliminates the cumbersome process of flash (excess adhesive) removal on brackets that are individually sealed to prevent cross-contamination

We provide a variety of “custom smile” solutions that digitize several steps of oral care treatments to broaden access to ease of use in creating customized smile solutions. Many of the steps to use our “custom smile” solutions are completed through our OCP, a web-based oral care treatment management system. The OCP is an easy-to-use, intuitive “one stop shop” digital treatment management interface. Clinicians can use OCP to deposit patient records, including X-rays, scans, and other data points that influence their custom smile treatment plans, interact with SpinCo team members to engage in guided iterative treatment planning, track their patient cases, and check in on product

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delivery times. OCP is also integrated with multiple intraoral scanners, a practice management solution, and our own patient treatment tracking app. OCP is the center point for our customized offerings.

3M™ Clarity™ Aligners	3M™ Digital Bonding Tray	3M™ Oral Care Portal
Clear aligners that are used for custom esthetic treatment without the need for metal wires or braces	Digitally designed device that simultaneously bonds all brackets on one arch onto the patient’s teeth	Web-based digital platform designed to be the “one stop shop” and manage the oral care treatment process
Competitors
The oral care industry is highly competitive, with players ranging from very large broad-based multinational companies to localized or specialized suppliers and start-ups. Principal multinational competitors within the oral care market include Dentsply Sirona, Envista, Straumann, and Align Technology, all of which compete with both dental and orthodontic solutions, and Ivoclar, which competes with only dental solution offerings.
Key competitive factors include new product innovation/intellectual property, evidenced-based clinical outcomes, product quality and reliability, practitioner education and support, brand awareness and reputation, service, business/coverage model and price. In recent years, there have been significant acquisitions and new collaborations in the oral care market segment, especially in digital dentistry. These moves are indicative of a dynamic oral care industry, where new market entries in digital technologies, artificial intelligence and 3D printing are accelerating.
To remain competitive, we expect to need to continue innovating in dental and orthodontic materials, aligning our advanced materials with data science, enhancing our service and business/coverage models, partnering as needed to complement our materials offerings, and leading in technology development, science, and healthcare practitioner education.
Separation and Purification Sciences
We believe our Separation and Purification Sciences segment is a global leading provider of filtration and purification solutions. We are dedicated to advancing membrane science to enable life-saving treatments and cleaner water by leveraging our technical expertise in functionalizing membranes and deep expertise in process filtration. Our products are used in the manufacturing processes of biopharma and medical technologies, such as cell and gene therapies, vaccines, and hemodialysis, as well as in the manufacturing of microelectronics, food and beverage products, and water filtration for commercial and residential applications.
Every year, our products touch the lives of millions of people. Each year, approximately one million open heart surgeries are performed using oxygenators that are enabled by one of our membranes. The drinking water consumed by millions of households is purified by our treatment and filtration technologies, providing over seven million units (cartridges) to households and commercial end users annually.
Our products are offered globally under well-known and trusted brands, including 3M™ Zeta Plus™, 3M™ Aqua-Pure™, 3M™ Liqui-Cel™, 3M™ PUREMA™, 3M™ OXYPHAN™ and 3M™ OXYPLUS™. We sell our products directly to biopharmaceutical manufacturers, medical technology companies, integrators of manufacturing plants and water treatment systems, and through a broad range of distributors.

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Product Overview
Bioprocessing Filtration Solutions
Our bioprocessing filtration solutions include high-value purification products that enable the harvest, clarification, and sterile filtration of bioprocess fluids. Our filters are used by over 1,000 therapeutic developers and manufacturers and have a range of applications in both upstream and downstream processing across recombinant therapeutics, blood fractionation, vaccines, and gene therapies. Many of our customers have used our products to simplify purification processes and to provide predictable scaling from discovery to manufacturing, and to reduce production costs. The filters we sell are used to reduce cells, debris, and bioburden in process fluids during manufacturing of biologically derived therapeutics and vaccines. Additionally, our products are used to fractionate and purify medically important blood proteins and to remove contaminants in the production of viral vectors.
We believe we are at the forefront of high-impact, biopharma purification innovation: our products and biologics are transforming drug development and treatment of many diseases, including cancer. We benefit from direct exposure to ongoing trends, such as the increasing use of biopharma filtration technologies, the need for rapid innovation and lower-cost manufacturing, and the shift to cell and gene therapies. We also have a robust pipeline of innovative products focused on the harvest and clarification, sterile filtration, capture, polishing, and viral clearance phases of the purification process. For example, 3M’s launch of the Emphaze™ AEX Hybrid Purifier brought hybrid chromatographic clarification solutions to the market. These products are used in the manufacturing of recombinant protein therapeutics and are intended to increase product recovery, improve product yields and lower the total cost of manufacturing.

3M™ Zeta Plus™ Encapsulated Filters	3M™ Harvest RC Chromatographic Clarifier	3M™ Polisher ST Product	3M™ Emphaze™ AEX Hybrid Purifier
A large range of dual-layer media combinations which result in high-gradient porosity structures that can be optimized for throughput and removal efficiency	Single-stage, single-use chromatographic clarification solution which can remove cells, cell debris and DNA (<500 ppb) from the harvested cell culture fluid and results in high mAb product recovery (>90-95%)	Single use multi-mechanism membrane adsorber which removes residual turbidity, DNA and HCP and provides robust virus clearance for improved downstream/polishing purification	A novel and innovative single-use solution for customers looking for robustness and consistency in their purification process
Our products are primarily sold directly to biopharmaceutical manufacturers and are used throughout the drug development and approval process, including early-stage development, through clinical trials, and commercial production. Given the highly regulated and specialized nature of the biopharma industry, product life cycles are long, and our expertise has helped us create strong customer loyalty in the growing bioprocessing filtration market. Once our products are incorporated in the early stages of our customers’ drug development processes, it is difficult and costly for them to switch to competitive products.
In addition to our differentiated material science technology, our customers value our global footprint, which allows us the ability to provide customer support through our application engineers and to manufacture in proximity to our customers as our customers move their manufacturing operations across geographies.
Drinking Water Filtration Solutions
Our drinking water solutions include high-efficiency filtration products that provide cleaner, clearer, and great-tasting water for the commercial and residential end markets. Our commercial water treatment and filtration

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products deliver a sustainable source of high-quality filtered water for small and medium commercial facilities and food service facilities. These solutions reduce impurities in the water to provide establishments with Recipe Quality Water™ that helps to improve the overall customer experience while helping equipment run more efficiently. Our point of use residential drinking water filtration products can be installed under sinks, on tabletops, and in other formats for dedicated drinking and cooking water use and are designed to reduce chlorine taste and odor as well as lead, microbial cysts, and other contaminants. Whole house filtration products are designed to service an entire home and improve all incoming water, which helps to provide better quality drinking water while reducing sediment buildup and increasing the life of hot water heaters and appliances.
We continue to develop innovative products, including a new tankless reverse osmosis system to dispense purified water under our High Flux Reverse Osmosis (RO) residential water product series. This novel and compact RO system is designed for global regulatory compliance.

3M™ Aqua-Pure™ 900 Series Whole House Water Filtration Systems	3M™ Smart	3M™ ScaleGard™ HP Reverse Osmosis System	3M™ Dual Port 390 Series Water Filtration System
Residential whole house water filter systems help improve all incoming water	Under-sink twin cartridge filter systems that provide consistent quality water with filter life indicator	High capacity commercial RO system for scale reduction and great tasting beverages	Provides consistent quality water by reducing particulate, chloramines, chlorine taste and odor, and scale
Our branded and private label drinking water products are sold direct and through distribution to both commercial and residential customers. In addition to our differentiated material science technology and vertically integrated structure, our customers value our ability to manage the complex regulatory landscape of the drinking water industry. This is particularly valuable for our key global accounts, which require filtration products that provide consistent quality water and meet regulatory requirements across multiple countries.
Industrial Filtration Solutions
We improve customers’ product and process quality, efficiency, and safety by providing a contamination control platform and a dissolved gas control platform with applications across the microelectronics, food and beverage and industrial manufacturing industries.
Our next generation 3M™ Liqui-Cel™ Membrane Contactor will be the first product in the market using our patented Asymmetric Dry Stretch Membrane Technology, which will offer improved membrane manufacturing

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efficiencies in a more environmentally friendly (solvent-free) process relative to our solvent-based phase separation. This advanced technology will enhance our position in membrane-based gas control technology.

3M™ Liqui-Cel™ Membrane Contactors	3M™ Betapure™ AU/AUL Series Filter Cartridges	3M™ Betafine™ XL Series Filter Cartridges
Gas transfer devices that utilize hollow fiber membrane technology to provide efficient dissolved gas control in a compact design	Cartridges with a controlled pore size filter matrix which allows for absolute distinction between cartridge grades to provide accurate and consistent filtration	Filters that contain pleated, absolute-rated, polypropylene filter media providing excellent retention of particles at fast flow rates
Our products are sold to integrators and designers of manufacturing plants and water treatment systems. Following installation of manufacturing equipment, customers purchase replacement products for ongoing maintenance either direct or through distribution. We offer high-performance solutions enabled by our differentiated filtration and purification technology. Additionally, our application engineers offer high-quality customer support in various geographies, which customers view as a differentiating factor.
Medical and Industrial Membrane Solutions
Our medical and industrial membrane solutions provide critical membrane media for medical and industrial customers, and drive performance and efficiency in devices such as dialyzers, oxygenators, blood filtration equipment, filter cartridges and I.V. filters. Our membrane media are used in dialyzers for treatment of end-state renal disease, in heart-lung oxygenators for open heart surgery and/or long-term lung assistance, and in therapeutic blood filtration and separation. Additionally, these products provide the foundational technology used across the segment’s other filtration solutions. For example, these membranes are the functional components of the 3M™ LifeASSURE™ and 3M™ Liqui-Cel™ product lines.

3M™ Membrana™ PUREMA™ Capillary Membrane	3M™ Membrana™ OXYPHAN™ Capillary Membrane	3M™ Membrana™ PLASMAPHAN™ Capillary Membrane	3M™ Membrana™ MicroPES™ Capillary Membrane
Membrane that combines enhanced clearance of small molecular weight uraemic toxins with outstanding, stable clearance performance	A leading oxygenation membrane capillary with a highly branched, sponge-like pore structure that makes it strongly resistant to entry of liquids and plasma breakthrough	Membrane that is produced through temperature-induced phase separation and is used in plasma separation	Membrane that is produced through solvent-induced phase separation and is used in plasma separation and IV-filtration
Our membrane products are primarily sold direct to medical technology companies. Given the specialized nature of the end products, our engineers work directly with our customers to develop customized solutions that meet their specifications. This direct working relationship creates loyalty with our customers as we collaborate

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throughout the sales cycle, which can take several years. As our products are used in highly invasive medical devices, the stringent regulations have driven increasing quality and performance requirements from our customers. We differentiate ourselves from our competitors by offering highly functional customer-specific membrane solutions, enabling optimal performance of our customers’ devices and filters, and hence improving patient outcomes and filtration processes.
Competitors
The Separation and Purification Sciences segment competes against a diverse spectrum of competitors. Established global filtration competitors such as Danaher, Merck KGaA, Sartorius, Pentair, Repligen, and Entegris compete on a variety of factors across product lines, including breadth of offering, product performance, customer service, product availability, distribution capabilities, innovation, name recognition and price. Our ability to compete with these larger, established filtration competitors lies in our ability to consistently bring disruptive technology, such as Harvest RC, to the market. Regional competitors appear with frequency. Our ability to compete with these smaller, regional competitors lies in our quality products, full range of solutions, and global presence.
We sell into end markets where a meaningful volume of sales are specified for a particular process, or, if not specified, require a customer to make a change without disrupting an effective, established process. In these end markets, we rely on our sales, key account, and customer-facing technical teams to identify and engage closely with the customer to solve specific challenges unique to the application. Where end markets are less process-intensive, we rely on consistent refreshing of our product set to offer attractive products that have a technical edge over competitors’ products.
Research and Development Activities
Our R&D activities are focused on developing new solutions that are clinically supported and differentiated as well as improving on our marketed solutions to address evolving customer needs and enable better outcomes and access for patients. Our R&D capabilities include R&D organizations that operate within each of our business segments, as well as a central R&D organization that operates across all our business segments.
Our business segment R&D organizations drive effective and agile new product commercialization. These organizations are responsible for the full product development life cycle, leveraging industry insights, domain-specific expertise in end-to-end product development, and a detailed understanding of customer applications and usability to innovate in both new and marketed products. Our product developers and engineers are embedded and regularly engaged with our customers, which creates alignment and generates valuable insights that are leveraged throughout the new product development process.
In addition to our segment R&D capabilities, our centralized R&D organization serves as an innovation engine for building new technology platforms and advancing existing platforms. This organization centrally coordinates innovation efforts, the use of shared services, and the dissemination of best practices across our organization, while also leading strategic innovation initiatives focused on expanding into new markets. We bring together skills and capabilities that are present across our organization, including (i) R&D expertise in materials science, life science, and analytical research, (ii) process technologies, (iii) data science, and (iv) cloud software development platforms and data security. Collaboration across our organization further enhances our R&D capabilities by encouraging the sharing of best practices, enabling collaborative development and issue resolution, promoting synergies in development and manufacturing, and creating a broad culture of exploration.
In 2022, our R&D team consisted of more than 2,100 employees, including research scientists, chemical engineers, data scientists, software engineers, application development engineers and product developers. They are supported by a team of accomplished clinicians from our medical affairs group. We partner with our medical affairs group to expand awareness of our clinical leadership by increasing both the number of peer-reviewed publications and the visibility for existing publications that address our solutions.
We endeavor to drive disruptive innovation through our strategic investments in R&D. We conduct our R&D activities in both developed and developing markets and ensure our internal innovation efforts are informed by external partnerships with customers, universities, and government institutions. We actively recognize and award

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leading innovation efforts within our company and organize recurring forums to foster engaged innovation efforts that emphasize constant learning.
Human Capital
We have a long-tenured and diverse talent base with significant work experience, technical qualifications, and healthcare industry expertise. Our employee base consists of approximately 20,000 employees, with approximately 45% having more than 10 years of tenure at 3M. We have approximately 10,000 employees in the United States and approximately 2,500 in Germany. Of our employees, approximately 6,000 are production employees working in plants across the globe. We have approximately 100 employees who are represented by a union in the U.S., all of whom are in one manufacturing facility and are covered by a three-year collective bargaining agreement that expires on October 31, 2024. Our relationship with employee-representative organizations outside the U.S. takes many forms, including in European Union countries where we engage with representative bodies for employees, such as employee forums, works councils and trade unions, in accordance with local law.
Our employees are united in our mission to provide better, smarter, safer healthcare and, in conjunction with that mission, support SpinCo’s commitment to better healthcare through more sustainable choices, world-class education, and advancing health equity. Our culture highlights collaboration and teamwork as key tenets and echoes our code of conduct, which is built on a foundation of ethics and compliance and focuses on our key principles of being good, honest, fair, loyal, accurate, and respectful.
The ability to recruit, retain, develop, protect, and fairly compensate our global workforce will be a key driver of our success. Our key human capital priorities are designed to support those efforts and focus on five key areas: Health and Safety; Development and Pipeline; Diversity, Equity and Inclusion; Health Equity; and Compensation and Benefits.
Health and Safety
SpinCo is committed to the safety, health, and well-being of its employees. We continuously evaluate opportunities to raise safety and health standards, visiting sites to identify and manage environmental health and safety risks; evaluating compliance with regulatory requirements and company policies; and maintaining a global security operation for the protection of facilities and people on our sites. We also promote a culture of health and well-being through disease prevention programs, on-site clinical services, employee assistance programs, and comprehensive healthcare benefits.
Development and Pipeline
We advance our talent pipeline by attracting competitive talent and accelerating leadership and key skill development. We are expanding our external talent pools and leveraging university and professional organizations to identify talent with critical skills. We have a robust, continuous talent review process focused on succession planning and key talent development. We deploy functional and leadership development opportunities and support time to learn.
Diversity, Equity and Inclusion
A diverse, global workforce and inclusive culture that provides fair and equitable opportunities will help us remain competitive, advance our innovation culture, and serve customers. We focus on attracting and advancing top talent and are committed to advancing global diversity in management across all dimensions, with additional specific goals to continue advancing pay equity and to increase SpinCo’s diversity with underrepresented groups. We have multiple Employee Resource Networks that support our local communities and increase engagement around select affinity groups, with many employees leading and participating in global programs through these networks. We are focused on advancing representation through hiring and development. Today, we have 58% diverse representation in management globally, and our U.S. nonproduction employees are 47% female and 25% racially and/or ethnically diverse.

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Compensation and Benefits
We have a trust-based approach to work that empowers employees to work where and when they can best achieve their goals, which supports attraction and retention of talent around the globe. In addition to a professional and flexible work environment that promotes innovation and well-being and rewards performance, our total compensation for employees includes a variety of components that support sustainable employment and the ability to build a strong financial future, including competitive market-based pay and comprehensive benefits.
Sales and Marketing
We have an extensive global commercial footprint with sales in over 90 countries. To serve our diverse customer base across our prioritized geographies, we take a multi-model commercial approach, including direct-to-customer, distribution, key account management, inside sales, and e-commerce. In these geographies, we augment our commercial model with both marketing and service support. Key marketing activities include brand management, insights, price management, digital marketing, and integrated marketing communications. As our customers increasingly leverage both traditional and digital media in their path to purchase, we continue to optimize our own omnichannel execution to ensure the best customer experience possible. Our service support teams include clinical specialists (licensed nurses or technicians), medical liaisons (clinical professionals such as surgeons and dentists), and application engineers (technical subject matter experts). These teams provide high-quality customer support serving as the clinical and/or technical expert for the customer.
To expand our market coverage into emerging geographies in the LATAM, EMEA, and Asia regions, we employ an export commercial model and leverage local partners to market and sell our products. Our local third-party partners facilitate regulatory and cross-border import compliance and distribute directly to the customer. Our export commercial team provides technical, clinical, and marketing support both directly to our customers as well as to our third-party partners, ensuring increased customer satisfaction and supporting our ability to grow our global presence.
Global Supply Chain and Sourcing
Our sourcing, production, and distribution network is managed globally. We believe we have best-in-class manufacturing and assembly production capabilities in 24 plants across 12 countries. Our distribution network includes 73 facilities across the globe.
Our distribution network is strategically designed as a “hub and spoke” model. This approach optimizes route planning and increases the speed of deliveries to our customers in all regions. In addition, our distribution network footprint meets the needs of our customers in a cost-effective model.
Our supply chain resiliency program consisting of regional sources of supply, dual-source manufacturing capabilities and vertically integrated operations presents a competitive advantage by providing a reliable supply of products to our customers.
Sustainability / Environmental, Social, and Governance (ESG)
SpinCo combines our deep healthcare expertise with an unparalleled breadth of technology platforms to transform outcomes for patients and professionals. We stand behind our commitment to enable better, smarter, safer healthcare for all, through more sustainable products, a healthier planet, world-class education, and advancing health equity. Our sustainability and ESG commitments as well as our governance structure are aligned with our business strategy. Our governance structure for sustainability and ESG helps us execute our commitments through projects that are completed collaboratively across multiple functions. We have accountability of the deliverables that are presented to our advisory committee for sustainability and ESG, with oversight from our CEO and Board of Directors.
We continue to conduct materiality studies to obtain input from internal and external stakeholders to further our sustainability and ESG strategy, focus areas and commitments. Our current focus areas for sustainability and ESG are as follows:

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Global Health Equity
We believe in improving patient outcomes and bringing value to our customers through our solutions, our people, and their expertise. In alignment with the United Nations Sustainable Development Goals, we endeavor to increase global health equity and improve healthcare access by addressing healthcare disparities and social drivers of health. SpinCo will advance global health equity through awareness and advocacy by continuing to coordinate expert panels on critical global health issues during United Nations General Assembly sessions. In addition, SpinCo has multiple partnerships with community-based organizations across the globe, addressing healthcare disparities by utilizing the skills and expertise of our people.
Our People
The link between climate health and human health is well documented. The COVID-19 pandemic highlighted that health and well-being are the foundation of prosperity and well-being of individuals, families, and communities. Health and well-being of our employees are critical parameters for sustainability, business success and a resilient future. We promote a culture of health and well-being through disease prevention programs, on-site clinical services, employee assistance programs, and comprehensive healthcare benefits, along with initiatives that provide a sense of belonging, psychological safety and a sense of purpose. Our employees are engaged and energized, and they want to make a positive impact in our communities by addressing healthcare access and social drivers of health. These projects bring meaning and purpose to the work our employees do. We have more than 15 company-wide initiatives that create awareness about health equity and we also partner with community-based organizations globally addressing their needs and improving healthcare access.
Our Planet
We are working to reduce our greenhouse gas emissions and intend to set goals to reduce our absolute Scope 1 and Scope 2 emissions and move to net-zero. We also intend to commit to increasing our renewable energy use throughout the business.
Our Products
We have bold ambitions to shape a sustainable future through our products. We require every product that enters SpinCo’s new product commercialization process to include a commitment to driving sustainability. In addition, we seek to embed sustainability efforts into the production and use of our existing solutions.
Reducing Waste and Advancing the Circular Economy
Many of SpinCo solutions support the reduction of process inefficiencies and waste elimination in the healthcare system. For example, the iOn PROGRESS™ Remote Therapy Monitoring module is designed to lower the total cost of wound care, the 3M™ M*Modal Fluency Direct solution is designed to increase documentation productivity and the 3M™ RelyX™ Universal Resin Cement is designed to eliminate the inconvenience of multiple resin cements, primers and adhesives, simplifying restorative workflows. The SpinCo Service Centers support the circular economy by keeping SpinCo products in working order and seeking to reduce disposal in landfills. These Service Centers have repair locations in more than 20 countries and connections with over 80 authorized dealers globally and help to extend the life of more than 300,000 SpinCo products annually. We are working to achieve “zero land-fill” status in more than 50% of our manufacturing plants.
Education and Training
SpinCo delivers added value to our customers through comprehensive training and education for healthcare professionals through SpinCo Health Care Academy. We delivered more than 128,000 training instances in 2021. We equip our customers with products and with knowledge on best practices and effective application. Our customers access trainings globally, in various formats such as on-demand education, live webinars, in-person events, different healthcare settings, professional conferences and online webinars. This is in line with our efforts to advance the United Nations Sustainable Development Goals focused on healthcare and economic growth.

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Intellectual Property
Development and protection of our proprietary technologies through intellectual property (“IP”) rights is a strategic priority for our business. To protect our proprietary technologies, SpinCo will rely on a combination of patent, design, utility model, trademark, copyright, and trade secret protections as well as regulatory exclusivity periods and confidentiality agreements. Our IP team will collaborate with our R&D and product teams to develop product line focused IP strategies and secure IP rights as appropriate. We will continue 3M’s practice of generally filing patent applications in the United States and foreign countries that have strong technology patent protections. We will also continue to license from third parties IP that complements our internal R&D efforts and product offerings. While, in aggregate, our patents and other IP are vital to our operations, we do not consider any single IP asset or group of assets to be of material importance to any segment or to the business as a whole; rather, we believe understanding our customers’ needs, technology expertise, and manufacturing know-how are critical for our business.
The following chart illustrates the SpinCo patent assets by jurisdiction as of March 24, 2023. Patent assets exist in approximately 40 jurisdictions. The three jurisdictions with the largest patent portfolios are the United States, European Union, and China.
As of March 24, 2023, approximately 76% of SpinCo’s patent portfolio consisted of issued patents; the remainder consisted of pending patent applications.

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Of SpinCo’s issued patents and pending patent applications, approximately 19% expire between 2023-2028, approximately 37% expire between 2029 and 2033, approximately 31% expire between 2034-2038 and approximately 13% expire after 2038.
The below chart illustrates the SpinCo patent assets by business segment as of March 24, 2023.

Patent Assets by Business Segment
2%
8%
27%
63%
Health Information
Medical Solutions
Oral Care Solutions
Separation & Purification

Medical Solutions Segment
The below table provides a summary of our patent assets within our Medical Solutions segment as of March 24, 2023.

Proportion of Patent Assets by Portfolio within Segment	Wound Care Solutions: 77%
Infection Prevention Solutions, Surgical Solutions, and Medical Technologies: 23%
Jurisdiction	US: 28%
EU/EP: 17%
China: 10%
Germany: 9%
Japan: 8%
UK: 8%
Other: 20%
Expiration Dates	2023 – 2028: 15%
2029 – 2023: 41%
2034 – 2038: 27%

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After 2038: 16%
Form of Patent	Issued: 75%
Pending: 25%
Oral Care Solutions Segment
The below table provides a summary of our patent assets within our Oral Care Solutions segment as of March 24, 2023.

Proportion of Patent Assets by Portfolio within Segment	Dental Solutions: 78%

Orthodontic Solutions: 22%

Jurisdiction	US: 26%
EU/EP: 24%
China: 8%
Germany: 10%
Japan: 10%
UK: 6%
Other: 16%
Expiration Dates	2023 – 2028: 22%
2029 – 2033: 23%
2034 – 2038: 38%
After 2038: 17%
Form of Patent	Issued: 77%
Pending: 23%
Separation & Purification Sciences Segment
The below table provides a summary of our patent assets within our Separation and Purification Sciences segment as of March 24, 2023.

Proportion of Patent Assets by Portfolio within Segment	Bioprocessing Filtration, Industrial Filtration, Medical Filtration, Industrial Membrane Filtration: 70%

Water Filtration: 30%

Jurisdiction	US: 25%
EU/EP: 12%
China: 23%
Germany: 8%
Japan: 9%
UK: 2%
Other: 21%
Expiration Dates	2023 – 2028: 20%
2029 – 2033: 33%
2034 – 2038: 20%
After 2038: 27%
Form of Patent	Issued: 70%
Pending: 30%

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Health Information Systems Segment
The below table provides a summary of our patent assets within our Health Information Systems segment as of March 24, 2023.

Proportion of Patent Assets by Portfolio within Segment	N/A

Jurisdiction	US: 50%
EU/EP: 11%
China: 0%
Germany: 3%
Japan: 5%
UK: 3%
Other: 28%
Expiration Dates	2023 – 2028: 20%
2029 – 2033: 29%
2034 – 2038: 25%
After 2038: 26
Form of Patent	Issued: 69%
Pending: 31%
General
Our Oral Care Solutions segment licenses rights to certain third party patents (other than ParentCo) relating to Filtek Restoratives, Clinpro™ Toothpaste, Clinpro™ Tooth Crème, Vanish™ NaFl Varnish, and Clinpro™ NaFl Varnish. None of our other business segments license any material patents for any material product or product family from third parties (other than ParentCo).
We will continue to rely on confidentiality agreements with employees, contractors, consultants, and third parties to help protect our trade secrets, proprietary technology, and other confidential information. We will also continue to monitor development and commercialization activities of third parties so that our IP rights are not infringed upon. In addition, we will continue to assess the effectiveness of our IP protection efforts.
After the separation, SpinCo will either own, or ParentCo will continue to own and provide SpinCo a license to, all IP rights necessary to operate our business as of the separation. SpinCo and ParentCo will enter into an intellectual property matters agreement with respect to the licensing of IP rights that are relevant to both businesses to ensure that both SpinCo and ParentCo will have all IP rights necessary to operate their respective businesses as of the separation.
Environmental, Health, and Safety Matters
We are subject to various laws, regulations, ordinances, customer requirements, and industry standards related to environment, health, and safety (“EHS”) matters. These include, but are not limited to, permitting, licensing, and authorization requirements, and regulatory obligations. These laws, regulations, ordinances, requirements and standards affect a significant portion of our activities globally across each of our segments and product lines and require compliance related to, among other things: (a) occupational health, safety, and well-being; (b) the protection of the environment; (c) emissions and discharges to air and water; (d) greenhouse gas management and climate change; (e) the use of natural resources; (f) the handling, use, storage, transportation, and disposal of toxic or hazardous materials, radioactive materials, and solid and hazardous wastes; and (g) the procurement and use of select materials and chemicals. EHS laws and regulations also vary widely by jurisdiction, may be established at supranational, international, national, state, and/or local levels, and are constantly evolving, often to become more stringent.

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Compliance with EHS laws, regulations, customer requirements, and industry standards requires, among other things, that we maintain and operate our equipment safely; obtain and keep current environmental permits, radioactive material licenses, and radiation machine registrations; install pollution control technologies; and maintain certain records and submit specific reports. Failure to comply could lead to enforcement actions, such as the imposition of civil or criminal fines and penalties; the suspension or termination of our permits, licenses, authorizations, or operations; claims by third parties; remediation expenses or liabilities; or other sanctions.
Properties
We own, lease or otherwise have rights to use a number of facilities, including administration, research and development, manufacturing, warehousing, distribution and other facilities. Following the separation and distribution, we expect that we will own, lease or otherwise have rights to use approximately [       ] facilities, consisting of approximately [       ] facilities that we will own and approximately [       ] facilities that we will lease or otherwise have rights to use. These facilities cover approximately [       ] million square feet, consisting of approximately [       ] million square feet in facilities that we will own and approximately [        ] million square feet in facilities that we will lease or otherwise have rights to use. These facilities are located throughout the United States and in many other countries around the world, including in [        ]. Many of these facilities will serve more than one of our business segments and multiple functions across our business.
The table below sets forth our principal properties following the separation and distribution.

Location	Principal segment(s)	Principal Use	Owned or Leased	Approximate Square Footage
	All	Corporate Headquarters
Brookings, South Dakota	Medical Solutions	Manufacturing	Owned	677,690
Forest City, Iowa	Medical Solutions	Distribution	Owned	262,000
Columbia, Missouri	Medical Solutions	Manufacturing	Owned	375,000
Monrovia, California	Oral Care Solutions	Manufacturing	Owned	165,225
Irvine, California	Oral Care Solutions	Manufacturing	Owned	135,000
Flemington, New Jersey	Medical Solutions	Manufacturing	Owned	205,000
Eden Prairie, Minnesota	Medical Solutions	Manufacturing	Leased	110,789
Meriden, Connecticut	Separation and Purification	Manufacturing	Owned	190,000
Stafford Springs, Connecticut	Separation and Purification	Manufacturing	Owned	230,000
Morden, Canada	Medical Solutions	Manufacturing	Owned	104,276
Guadalupe (Monterrey), Mexico	Separation and Purification	Manufacturing	Leased	217,506
Athlone, Ireland	Medical Solutions	Manufacturing	Leased	114,815
Kamen, Germany	Medical Solutions	Manufacturing	Owned	459,272

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Seefeld, Germany	Oral Care Solutions	Manufacturing	Owned	592,015
Wuppertal, Germany	Separation and Purification	Manufacturing	Owned	1,377,061
Wrocław, Poland	Medical Solutions	Manufacturing	Owned	342,895
Mazeres sur Saiat, France	Separation and Purification	Manufacturing	Owned	107,639
Shanghai, China	Medical Solutions	Manufacturing	Owned facility; land is leased	193,072
Legal Proceedings
Information on material pending legal proceedings is incorporated herein by reference to the information set forth in Note 11, “Commitments and Contingencies” to the audited combined financial statements included elsewhere in this Information Statement.
Regulation
General
The regulations applicable to SpinCo are promulgated and enforced by government bodies in individual countries and govern the methods and controls used for the design, manufacture, packaging labeling, storage, safety, sales and distribution, marketing clearance or approval, advertising and promotion, sterilization, installation, servicing, performance and effectiveness of the products SpinCo sells globally. These regulations apply to all facilities of SpinCo’s business that conduct the foregoing activities, regardless of where the facilities are located. These regulations apply to the activities performed by most of SpinCo’s employees, including but not limited to sales and marketing, research and development, regulatory affairs, quality assurance, medical affairs, and operations, both before and after a product is commercially distributed. These regulations differ by country and/or region and are dynamic.
SpinCo commits a significant amount of resources to maintain compliance with these regulations. Compliance with these regulations requires SpinCo to create systems, processes and procedures that are aligned with the regulations in all markets SpinCo serves. Compliance also requires SpinCo to maintain knowledge of the current regulations that govern its activities. As these regulations change, SpinCo must adapt its systems, processes, and procedures to comply with the new regulations.
Governing bodies monitor compliance, among other ways, by conducting regularly occurring and unexpected audits of SpinCo’s facilities. These audits are conducted to determine if SpinCo’s systems, processes, and procedures comply with the current regulations in the markets it serves. After each audit, the governing body typically provides a report of their findings. The report describes the observations made during the audit. Sometimes these observations describe minor non-compliance issues in SpinCo’s systems, processes, and procedures. Often, these gaps require commensurate modifications but have no impact to SpinCo’s ability to continue operations and commercialization of its products. In rare situations, the governing body may find significant or major non-compliance issues in SpinCo’s systems, processes, and procedures. If a governing body concludes, through these audits or otherwise, that SpinCo is not in compliance with applicable laws or regulations or that any of its products are defective, ineffective, or pose an unreasonable risk for patients, users, or others, the governing body may require SpinCo to recall a product or products, retract promotional materials, and/or cease shipment of products, among other required actions; these requirements may remain in place until SpinCo can demonstrate adequate compliance. Failure to demonstrate adequate modifications to SpinCo’s systems, processes, and procedures and continued compliance or repeat findings may result in more significant enforcement actions, including but not limited to warning letters, revocation of product approvals and licenses, injunctions, product seizure, penalties and fines,

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consent decrees, and criminal prosecution, among other actions. These actions may have a negative impact on SpinCo’s consolidated results of operations, financial condition or competitive position.
To market its products internationally in compliance with applicable medical device and pharmaceutical regulations, SpinCo must obtain approvals for products and product modifications. The regulations promulgated by the governing bodies also require SpinCo to submit data to demonstrate that its products meet the safety and effectiveness requirements to support the intended uses described in its labeling. This data is reviewed by the governing bodies to determine if SpinCo has provided the necessary and sufficient information to demonstrate the safety and effectiveness of its products for the intended use described in its labeling. In many cases, the governing bodies request additional information to make this determination. The additional information requested by the governing bodies sometimes requires SpinCo to conduct new testing, delaying the approval and commercialization of the product. In rare instances, the governing body will disapprove the application, prohibiting SpinCo’s ability to commercialize the product in that market. In these instances, SpinCo may decide to cease commercialization efforts for the product in that (or those) market(s) or it may decide to modify the product or retest the products and resubmit the data to the governing bodies. Delays to product approvals or disapproval of SpinCo’s applications may have a negative impact on SpinCo’s consolidated results of operations, financial condition or competitive position.
SpinCo’s products are required to be manufactured in facilities that operate in accordance with current Good Manufacturing Processes (“cGMP”). Compliance with cGMPs requires SpinCo to establish and follow quality systems that are designed to ensure that its products consistently meet applicable requirements and specifications. The scope of cGMP includes, but is not limited to, production and process controls, document controls, acceptance activities, labeling and packing controls, handling, storage, distribution, and installation activities, among others. Failure to comply with cGMPs could disrupt SpinCo’s ability to manufacture or supply our products.
SpinCo is also required to establish and follow quality systems to comply with certain post-market surveillance requirements, specifically those pertaining to adverse event reporting for medical devices and pharmaceuticals. For medical devices, SpinCo is required to report deaths and serious injuries that a device may have caused or to which a device may have contributed. SpinCo is also required to report certain device malfunctions. For pharmaceuticals, SpinCo is required to report any undesirable event that is associated with the use of a drug or biological product in humans whether or not the events are considered to be product related. For both medical devices and pharmaceuticals, SpinCo is required to establish and implement quality systems to comply with regulations pertaining to post-market surveillance.
Failure to establish, follow or comply with any of the above requirements could have a negative impact on SpinCo’s consolidated results of operations, financial condition or competitive position.
This global regulatory environment will likely continue to evolve, which could impact SpinCo’s ability, or increase the time and cost, to obtain future approvals for its products. The process of obtaining regulatory clearances and/or approvals to market and sell SpinCo’s products can be rigorous, costly and time-consuming and the clearances and/or approvals might not be granted timely or result in limitations on the indicated uses of products.
Regulatory authorities, including the FDA, also strictly regulate the indications for use and associated promotional safety and effectiveness claims that may be made about approved or cleared products. If regulatory authorities determine that SpinCo has promoted or marketed a product for off-label use, including through external-facing materials, oral statements, or physician training, SpinCo could be subject to fines, injunctions or other penalties.
Regulation of Medical Devices and Pharmaceutical Products
The products SpinCo develops, manufactures, and commercializes are regulated in most of the markets SpinCo serves. Some of these products meet the definition of medical devices or pharmaceuticals and are regulated, as such, by various governmental bodies, globally. All products produced by the Medical Solutions and Oral Care Solutions segments, with very few exceptions, meet the definition of a medical device or pharmaceutical product. Accordingly, the development, manufacture, and commercialization of these products must comply with the regulations governing medical devices or pharmaceuticals in the markets we serve. The below table provides examples of medical devices and pharmaceutical products in the Medical Solutions and Oral Care Solutions

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segments. Conversely, none of the products produced by the Health Information Systems and Separation and Purification Sciences segments meet the definition of medical devices or pharmaceuticals.
The product portfolios of each segment are dynamic and change with time, depending on the needs of the customers served. While the Health Information Systems and Separation and Purification Sciences segments do not currently include medical devices or pharmaceutical products, this may change in the future.
Examples of medical devices and pharmaceutical products in the Medical Solutions and Oral Care Solutions business segments.

Business Segment	Products Regulated as Medical Devices	Products Regulated as Pharmaceuticals
Medical Solutions
ADAPTIC™ family of products
Littmann® family of products
Tegaderm™ family of products
V.A.C.®, 3M™ Veraflo™ and PREVENA™ family of products
3M™ Attest™ solutions
3M™ Bair Hugger™ solutions
3M™ Curos™ family of products
3M™ Littmann® stethoscopes
3M™ PREVENA™ Incision Management System
3M™ Promogran™ Matrix Wound Dressing
3M™ Scotchast™
3M™ Silvercel™ family of products
3M™ Tegaderm™ I.V. dressings
3M™ V.A.C.® Therapy
3M™ Avagard™ D
3M™ Avagard™ Foaming
3M™ Avagard™ Surgical Healthcare Personnel Hand Antiseptic Lotion, NDA 021074
3M™ Cavilon™ Durable Barrier Cream
3M™ DuraPrep™ Surgical Solution, NDA 021586
3M™ Skin and Nasal Antiseptic
3M™ SoluPrep™ S Solution, NDA 208288
3M™ Touchless Care™ Zinc Oxide Protectant
Oral Care Solutions
Filtek™
Addent™
Clinpro™
Scotchbond™
Clarity™
3M™ Clarity™ Aligners
3M™ Clinpro™ Sealant
3M™ Clinpro™ XT Varnish
3M™ Concise™ family of products
3M™ Digital Bonding System
3M™ Filtek™ Matrix
3M™ Incognito™ family of products
3M™ Rocatec™
3M™ Transbond™ family of products
3M™ Unitek™ family of products
	3M™ Victory Series™ family of products	3M™ Clinpro™ Tooth Crème 3M™ Clinpro™ 5000 3M™ Just for Kids™ 3M™ OMNI Gel™ 3M™ Peridex™ 3M™ PerioMed™ 3M™ Mepivastesin™ 3M™ Ubistesin™ 3M™ Xylestesin™
In the United States, the Food, Drug, and Cosmetic Act authorizes the U.S. Food and Drug Administration (“FDA”) to oversee and regulate the production, sale, and distribution of food, drugs, medical devices, and cosmetics. Our medical devices are regulated by the FDA’s Center for Devices and Radiological Health. The FDA classifies medical devices into one of three classes: Class I (Low Risk), Class II (Moderate Risk), and Class III (High Risk). Most medical devices are cleared by FDA through the Pre-Market Notification, or 510(k), process. This process requires medical device manufacturers to demonstrate that their devices are as safe and effective as (i.e., substantially equivalent to) a legally marketed medical device. Pre-market notifications are required for most Class II and some Class I medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Due to the level of risk associated with Class III devices, FDA has determined that these devices require a Pre-market approval (a “PMA”). A PMA application is the most stringent type of marketing application required by FDA. Typically, PMA submissions require the submission of human clinical trials to achieve FDA approval. Currently, none of the medical devices in our portfolio of products are Class III medical devices in the United States.

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Our pharmaceutical products are regulated by the FDA’s Center for Drug Evaluation and Research. Generally, drugs are brought to the market through the New Drug Application (“NDA”) process or an Over-the-Counter (“OTC”) Monograph. Our pharmaceutical products are brought to market through the NDA and OTC pathways.
An NDA is submitted to FDA to demonstrate that a drug is safe and effective in its proposed use(s), the benefits of the drug outweigh the risks, the drug’s proposed labeling (package insert) is appropriate, and the methods used to manufacture the drug are adequate to preserve the drug’s identity, strength, quality, and purity. The NDA process with the FDA generally involves the following:
•completion of extensive preclinical laboratory tests and preclinical animal studies, which may need to be performed in accordance with the Good Laboratory Practices regulations;
•submission to the FDA of an investigational new drug application which must become effective before human clinical trials may begin and must be updated annually;
•approval by an independent Institutional Review Board or ethics committee representing each clinical site before each clinical study may be initiated;
•performance of adequate and well-controlled human clinical studies in accordance with Good Clinical Practice (“GCP”) requirements;
•preparation of and submission to the FDA of an NDA;
•potential review of the product application by an FDA advisory committee, where appropriate and if applicable;
•a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;
•satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities where the proposed product drug substance and drug product are produced to assess compliance with current cGMPs, and audits of selected clinical trial sites to ensure compliance with GCP; and
•FDA review and approval of an NDA prior to any commercial marketing or sale of the drug or biologic in the United States.
An OTC drug monograph is a type of “recipe book” covering acceptable ingredients, doses, formulations, labeling, and, in some cases, testing parameters. OTC drug monographs are continually updated to add additional ingredients and labeling as needed. Products conforming to a monograph may be marketed without FDA pre-approval. Under the OTC monograph system, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of an NDA. The FDA OTC monographs include well-known ingredients and specific requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Pharmaceutical products marketed under the OTC monograph system must conform to specific quality, formula and labeling requirements. Facilities where OTC drugs are manufactured, tested, packaged, stored or distributed must comply with cGMP regulations and/or regulations promulgated by the FDA or other competent authorities. OTC monograph products that do not comply with these standards can be deemed unapproved new drugs and can be required to be withdrawn from the market. The Over-the-Counter Monograph Safety, Innovation, and Reform Act, enacted in March 2020, is expected to introduce significant reform to the OTC monograph system, including by replacing the FDA’s existing rulemaking process with an administrative order process for issuing, revising and amending OTC monographs.
In the European Union, medical devices that are placed on the market or put into service must meet the requirements of the Medical Device Regulation. Manufacturers must demonstrate compliance to the requirements of the Medical Device Regulation, prior to affixing the CE Mark on the products and commercializing in the European Union. Compliance to the Medical Device Regulation requires a manufacturer to demonstrate that its products comply with minimum standards of performance, safety, and quality, through a conformity assessment procedure that depends on the product’s classification. The Medical Device Regulation describes four classes of medical devices: Class I (Lowest Risk), Class IIa, Class IIb, and Class III (Highest Risk). Notified bodies are responsible for

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ensuring that manufacturers comply with the requirements of the Medical Device Regulation. All medical devices in our current portfolio are regulated as medical devices in the European Union. The European Medicines Agency is responsible for regulating pharmaceutical products in the European Union. The European Medicines Agency implements a system similar to the U.S. FDA’s Center for Drug Evaluation and Research and it is responsible for evaluating the quality, safety, and efficacy of drug products in the EU.
Data Privacy Laws
We are also subject to extensive laws and regulations protecting the privacy, security, and integrity of patient medical information that we receive, including the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, EU data protection legislation, the U.K. data protection legislation and the Cyber Security Law in China.
Data privacy laws and regulations and their scope and enforcement are constantly evolving, and we cannot predict what effect, if any, changes to these laws and regulations and our compliance with them may have on our business.
Global Healthcare Compliance
The marketing, promotion, and sale of medical devices, drugs, and services is regulated by the U.S. Department of Health and Human Services and equivalent U.S. state and non-U.S. agencies responsible for reimbursement and regulation of the delivery of healthcare items and services. These include laws and regulations related to kickbacks, false claims, self-referrals, and healthcare fraud and abuse. Similar regulations are imposed at the state level, as well as in many global markets in which we do business.
The U.S. FCPA, the U.K. Bribery Act of 2010, and similar anti-corruption and anti-bribery laws in other jurisdictions generally prohibit companies from promising to pay money or anything of value to any foreign official for the purpose of obtaining or retaining business. These laws apply to many of our customer interactions, as healthcare professionals in other countries are or are often considered government officials, and in some cases lay out specific requirements of how to comply or demonstrate compliance with the legal requirements. Failure to comply with these laws may expose us to monetary fines and penalties, criminal and civil enforcement actions and reputational damage. See also the section entitled “—Environmental, Health, and Safety Matters” above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited combined financial statements and corresponding notes, the unaudited condensed combined financial statements and corresponding notes, and the unaudited pro forma condensed combined financial information and corresponding notes and other financial information included elsewhere in this information statement. This discussion contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this information statement, particularly in “Risk Factors.” Actual results may differ materially from these expectations. See “Cautionary Note Regarding Forward-Looking Statements.” All amounts discussed are in millions of U.S. dollars, unless otherwise indicated. Certain columns and rows within tables may not add up due to the use of rounded numbers.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Health Care Business’s financial statements with a narrative from the perspective of management. The Health Care Business’s MD&A is presented in nine sections:
•Overview
•Results of Operations
•Performance by Business Segment
•Performance by Geographic Area
•Non-GAAP Financial Measures
•Critical Accounting Estimates
•New Accounting Pronouncements
•Financial Condition and Liquidity
•Financial Instruments
OVERVIEW
Our Business
SpinCo is a leading global healthcare company developing, manufacturing, and commercializing a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs. We serve customers in over 90 countries with a global team of approximately 20,000 employees and an established global network of 24 plants across 12 countries. In each of the last two years, we have generated over $8 billion of revenue, $1.3 billion of net income, and $2 billion of Adjusted EBITDA. We deliver growth at attractive margins with the guiding principle of enabling better, smarter, safer healthcare for all.
We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering advanced solutions has helped us solve our customers’ toughest challenges and develop long-standing relationships. We have a culture committed to offering more sustainable options, providing world-class education and resources, and actively advancing health equity in the communities we serve.
We operate in a diverse set of end markets with varied growth rates, including higher-growth markets such as wound care and bioprocessing filtration, and markets with more moderate growth, such as oral care consumables. Within each of these, our broad solutions portfolio and ability to innovatively combine technologies across our platforms position us well to address customer needs. However, these customer needs are ever-changing based on

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the dynamic shifts taking place in the healthcare industry. Our solutions not only help address customers’ needs today, but also their needs of tomorrow. Our solutions are aligned with key global market drivers, such as optimizing workflows to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower cost care sites, and increasing demand for personalized care.
Healthcare Market Drivers
Growing global economy and rising middle class population driving increased demand for access to healthcare:
As the global population grows and economic development continues, particularly in emerging markets, individuals will increasingly seek access to healthcare. Our global manufacturing presence and regional capabilities enable us to expand further globally and meet this increasing customer demand for healthcare.
Optimizing workflows to improve quality of care:
Of the $4.3 trillion in U.S. healthcare spending, an estimated 15-30% is potentially wasteful. The largest category of potentially wasteful spending is administrative costs that do not contribute to health outcomes. Our solutions are designed to optimize workflows, enabling clinicians to be more productive by spending less time on administrative tasks and more time focused on improving the patient care experience. Our solutions also support reducing infections and complications that lead to an increase in avoidable administrative and clinical costs.
Increasing digital technology and data-driven care delivery:
Both clinicians and patients have shifted their preferences toward utilizing digitally enabled solutions to provide data-driven care. Whether it is interactions with patients through a digital interface or the use of data to make informed health decisions, the need for digital tools in the healthcare industry has grown over time. Our solutions integrate digital processes and data in multiple ways and across different parts of the healthcare industry to enable efficient and effective delivery of care.
Shifting care from the hospital to lower-cost care sites:
Although hospitals continue to be a core site for delivery of care, patients are increasingly looking for flexibility of care when and where they need it. Alternative care sites, such as ambulatory surgery centers, retail clinics, and the home, are more affordable and accessible to patients. We believe our solutions enable clinicians to extend their care delivery from acute to ambulatory to home settings without compromising the quality of care and while reducing the total cost of care.
Increasing demand for personalized care:
Engaging patients in a personalized way allows clinicians to provide a better care experience while improving outcomes and reducing costs. This spans several areas of healthcare, including personalized biopharmaceutical treatments, customized orthodontic aligner treatments, and follow-up wound care at home. We believe our solutions deliver personalized care options in a way that is patient-centric, scalable, and cost-effective.
Other
Impacts of COVID-19 Pandemic
SpinCo’s segments have been impacted by the global pandemic and related effects associated with the coronavirus (COVID-19), including disruption in global supply chains, temporary closure of dental and orthodontic providers and a reduction in hospital beds available for elective healthcare procedures. The Health Care Business has also played a significant role in the global pandemic response. For instance, our bioprocessing filtration products were instrumental in helping pharmaceutical companies develop innovative vaccines to fight COVID-19. Refer to the section entitled “—Performance by Business Segment” below for additional discussion of sales by segment and COVID-19’s impact. Additionally, risk factors with respect to COVID-19 can be found in the section of this information statement titled “Risk Factors.”

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Due to the speed with which the COVID-19 situation is developing and evolving and the uncertainty of its duration and the timing of recovery, the Company is not able at this time to predict the extent to which the COVID-19 pandemic may have a material effect on its consolidated results of operations or financial condition in the future.
Operating Segments and Sales Change Information
SpinCo manages its operations in four operating business segments: Health Information Systems, Medical Solutions, Oral Care Solutions, and Separation and Purification Sciences. From a geographic perspective, any references to EMEA refer to Europe, Middle East and Africa on a combined basis. References are made to organic sales change, which is defined as the change in net sales, absent the separate impacts on sales from foreign currency translation and acquisitions, net of divestitures. Acquisition and divestiture sales change impacts, if any, are measured separately for the first twelve months post-transaction. SpinCo believes this information is useful to investors and management in understanding ongoing operations and in analysis of ongoing operating trends.
Year 2022 and 2021 sales and operating income by business segment:
The following tables contain sales and operating results by business segment for the years ended December 31, 2022 and 2021. Refer to the section entitled “—Performance by Business Segment” below for additional discussion concerning 2022 versus 2021 results, including Corporate and Unallocated. Refer to Note 14 for additional information on business segments.

	2022			2021			2022 vs 2021 % Change
(Dollars in millions)	Net Sales	% of Total Sales	Operating Income	Net Sales	% of Total Sales	Operating Income	Net Sales	Operating Income
Business Segments
Health Information Systems	$1,227	15.1%	$359	$1,160	14.2%	$354	5.8%	1.4%
Medical Solutions	4,585	56.4	1,061	4,632	56.7	1,226	(1.0)%	(13.5)%
Oral Care Solutions	1,327	16.3	437	1,396	17.1	482	(4.9)%	(9.3)%
Separation and Purification Sciences	991	12.2	177	983	12.0	229	0.8%	(22.7)%
Corporate and Unallocated	—	—	(341)	—	—	(412)	—	(17.2)%
Total Company	$8,130	100.0%	$1,693	$8,171	100.0%	$1,879	(0.5)%	(9.9)%

	Year ended December 31, 2022
Worldwide Sales Change by Business Segment	Organic sales	Translation	Total sales change
Health Information Systems	6.6%	(0.8)%	5.8%
Medical Solutions	2.7%	(3.7)%	(1.0)%
Oral Care Solutions	(0.1)%	(4.8)%	(4.9)%
Separation and Purification Sciences	7.1%	(6.3)%	0.8%
Corporate and Unallocated
Total Company	2.9%	(3.4)%	(0.5)%
Year 2021 and 2020 sales and operating income by business segment:
The following tables contain sales and operating results by business segment for the years ended December 31, 2021 and 2020. Refer to the section entitled “—Performance by Business Segment” below for additional discussion

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concerning 2021 versus 2020 results, including Corporate and Unallocated. Refer to Note 14 for additional information on business segments.

	2021			2020			2021 vs 2020 % Change
(Dollars in millions)	Net Sales	% of Total Sales	Operating Income	Net Sales	% of Total Sales	Operating Income	Net Sales	Operating Income
Business Segments
Health Information Systems	$1,160	14.2%	$354	$1,071	14.7%	$300	8.3%	18.0%
Medical Solutions	4,632	56.7	1,226	4,289	58.9%	1,139	8.0%	7.6%
Oral Care Solutions	1,396	17.1	482	1,050	14.4%	234	33.0%	106.0%
Separation and Purification Sciences	983	12.0	229	871	12.0%	212	12.9%	8.0%
Corporate and Unallocated	—	—	(412)	—	—%	(455)	—	(9.5)%
Total Company	$8,171	100.0%	$1,879	$7,281	100.0%	$1,430	12.2%	31.4%

	Year ended December 31, 2021
Worldwide Sales Change by Business Segment	Organic sales	Translation	Total sales change
Health Information Systems	7.9%	0.4%	8.3%
Medical Solutions	6.5%	1.5%	8.0%
Oral Care Solutions	30.4%	2.6%	33.0%
Separation and Purification Sciences	10.7%	2.2%	12.9%
Corporate and Unallocated
Total Company	10.6%	1.6%	12.2%
Year 2022 sales results by geographic area
Percent change information compares the year ended December 31, 2022 with the same period last year, unless otherwise indicated.

	Year ended December 31, 2022
	Americas	Asia Pacific	Europe, Middle East & Africa	Worldwide
Net sales (Millions $)	$5,022	$1,458	$1,650	$8,130
% of worldwide sales	61.8%	17.9%	20.3%	100.0%
Components of net sales change:
Organic sales	2.2%	7.2%	2.7%	2.9%
Translation	(0.3)	(8.0)	(9.6)	(3.4)
Total sales change	1.9%	(0.8)%	(6.9)%	(0.5)%
Additional information beyond what is included in the preceding table is as follows:
•In the Americas geographic area, U.S. total and organic sales increased 1 percent. In Canada, total sales declined by 2 percent, which included increased organic sales of 4 percent. In Brazil, total sales and organic sales increased by 7 percent.
•In EMEA geographic area, United Kingdom total sales were flat, which included increased organic sales of 12 percent. In Germany, total sales decreased by 11 percent, which included flat organic sales.
•In the Asia Pacific geographic area, China total sales increased 3 percent, which included increased organic sales of 8 percent. In Japan, total sales declined 15 percent, which included increased organic sales of 4 percent.

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Year 2021 sales results by geographic area
Percent change information compares the year ended December 31, 2021with the same period last year, unless otherwise indicated.

	Year ended December 31, 2021
	Americas	Asia Pacific	Europe, Middle East & Africa	Worldwide
Net sales (Millions $)	$4,929	$1,470	$1,772	$8,171
% of worldwide sales	60.3%	18.0%	21.7%	100.0%
Components of net sales change:
Organic sales	10.4	10.1	11.4	10.6%
Translation	0.2	3.5	3.7	1.6
Total sales change	10.6%	13.6%	15.1%	12.2%
Additional information beyond what is included in the preceding table is as follows:
•In the Americas geographic area, U.S. total and organic sales increased 9 percent. In Canada, total sales increased 13 percent, which included increased organic sales of 6 percent. In Brazil, total sales increased 23 percent, which included increased organic sales of 27 percent.
•In EMEA geographic area, Germany total sales increased 7 percent, which included increased organic sales of 4 percent. In United Kingdom, total sales increased 5 percent, which included flat organic sales.
•In the Asia Pacific geographic area, China total sales increased 21 percent, which included increased organic sales of 14 percent. In Japan, total sales increased 4 percent, which included increased organic sales of 7 percent.
Managing currency risks:
Health Care indirectly participates in ParentCo’s centrally managed hedging program which utilizes a number of tools to manage currency risk including natural hedges such as pricing, productivity, hard currency, hard currency-indexed billings, and localizing source of supply. ParentCo also uses financial hedges to mitigate currency risk.
The stronger U.S. dollar had a negative impact on sales of 3% in full year 2022 compared to the full year 2021. Net of the ParentCo’s hedging strategy, foreign currency negatively impacted earnings for full year 2022 compared to the same period last year.
The weaker U.S. dollar had a positive impact on sales in full year 2021 compared to the full year 2020. Net of the ParentCo’s hedging strategy, foreign currency positively impacted earnings for full year 2021 compared to the same period in the prior year.
Russia-Ukraine Conflict:
The global economy has been impacted by the military conflict between Russia and Ukraine. The U.S. and other governments have imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. ParentCo suspended operations of its subsidiaries, including those of Health Care, in Russia in March 2022 and, in September 2022, committed to a plan to exit the related assets in Russia, including those of Health Care, through a now-pending sale of ParentCo’s Russian subsidiaries. The disposition is pending regulatory approval. In the year ended December 31, 2022, Health Care recorded a charge of $8 million primarily related to impairment of net assets in Russia in connection with 3M management's committed exit and disposal plan. In the year ended December 31, 2022, Health Care related sales in ParentCo’s Russian subsidiaries accounted for less than 1% of the combined net sales of the Health Care Business, approximately 2.4%

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of net sales for the fiscal year ended December 31, 2022 of the Oral Care Solutions segment, and less than 1% of net sales for all other business segments of the Health Care Business. SpinCo does not expect any significant impact from this divestiture. SpinCo also has other operations that source certain raw materials from suppliers in Russia and has experienced related supply disruption due to the conflict. These geopolitical tensions could result in, among other things, cyberattacks, further supply chain disruptions impacting downstream customers, higher energy costs, lower consumer demand, and changes to foreign exchange rates and financial markets, any of which may adversely affect SpinCo’s business and supply chain.
Financial condition:
Refer to the section entitled “—Financial Condition and Liquidity” below for a discussion of items impacting cash flows.
RESULTS OF OPERATIONS
Net Sales:
Refer to the preceding “—Overview” section and the “—Performance by Business Segment” section later in MD&A for additional discussion of sales change.
Operating Expenses:

(Percent of net sales)	2022	2021	2020	2022 versus 2021	2021 versus 2020
Cost of product	46.9%	43.3%	44.7%	3.6%	(1.4)%
Cost of software and rentals	26.3%	26.8%	27.6%	(0.5)%	(0.8)%
Selling, general and administrative (SG&A)	27.5%	27.9%	29.7%	(0.4)%	(1.8)%
Research and development (R&D)	9.4%	9.4%	9.9%	—%	(0.5)%
Operating income	20.8%	23.0%	19.6%	(2.2)%	3.4%
Cost of Product:
Cost of product includes manufacturing, engineering and freight costs.
Cost of product, measured as a percent of sales, increased in 2022 when compared to 2021 due to raw material inflation, higher labor costs driven by worker shortages and wage inflation, and logistics costs, partially offset by benefits from pricing actions.
Cost of product, measured as a percent of sales, decreased in 2021 when compared to 2020 due to sales mix benefit, partially offset by productivity impacts from global supply chain challenges, and higher raw material and logistics costs.
Cost of Software and Rentals:
Cost of software and rentals includes compensation-related costs associated with installation, training and maintenance for our software products, and depreciation, maintenance and refurbishment cost and freight costs related to our hardware rental units.
Cost of software and rentals, measured as a percent of sales, decreased in 2022 as compared to 2021 and in 2021 as compared to 2020 primarily due to product mix benefit.
Selling, General and Administrative:
SG&A, measured as a percent of sales, decreased in 2022 when compared to 2021. SG&A decreased compared to the prior year due to decreased annual incentive compensation and spending discipline, partially offset by focused investments for key growth initiatives in Health Information Systems.

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SG&A spending increased in 2021 as compared to the prior year but slower than sales growth. Higher spending was mainly driven by compensation and benefit costs, including headcount investments for key growth initiatives in our bioprocessing filtration (within our Separation and Purification Sciences segment), and Health Information Systems. We also made focused investments in marketing programs to drive adoption of Prevena™ and V.A.C.® Therapy in Medical Solutions.
Research and Development:
R&D, measured as a percent of sales, was flat in 2022 when compared to 2021. The Health Care Business continued to prioritize investment initiatives to develop new products, build digital capabilities, and support sustainability projects and at the same time optimize cost controls.
R&D, measured as a percent of sales, decreased in 2021 when compared to 2020 as sales growth accelerated faster than incremental investment. The Health Care Business continued to invest in initiatives to develop new products, build digital capabilities, and support sustainability projects.
Other Expense (Income) – Net:

(Dollars in millions)	2022	2021	2020
Other expense (income) – net	$1	$(3)	$(10)
Other expense (income) - net primarily includes investment gains and losses and the non-service component of periodic pension cost.
Other expense (income) increased in 2022 as compared to 2021 and in 2021 as compared to 2020 due to lower investment gains.
Provision for Income Taxes:

(Percent of pre-tax income)	2022	2021	2020
Effective tax rate	20.6%	22.4%	21.0%
The effective income tax rate for 2022 decreased by 1.8% as compared to 2021. The decrease in the effective tax rate for 2022 is primarily resulting from unfavorable adjustments in 2021 related to the impact of U.S. international tax provisions.
The effective income tax rate for 2021 increased by 1.4% as compared to 2020. The increase in the effective tax rate for 2021 is primarily driven by non-repeating adjustments to reserves for tax contingencies. Refer to Note 9 for further discussion of income taxes.
PERFORMANCE BY BUSINESS SEGMENT
The section of this information statement titled “Business” provides an overview of the Health Care Business’s segments. In addition, disclosures relating to the Health Care Business’ segments are provided in Note 14. We manage our operations in four business segments. The reportable segments are Health Information Systems, Medical Solutions, Oral Care Solutions and Separation and Purification Sciences. Our Chief Operating Decision Maker evaluates operating performance using revenue and segment operating income. Segment operating income excludes amortization of acquired intangible assets, restructuring related charges, benefits or costs related to the capitalization of manufacturing variances and other net costs that the Company chose not to allocate directly to its business segments and are reflected in Corporate and Unallocated.
Corporate and Unallocated:
In addition to the four business segments, the Health Care Business assigns certain costs to “Corporate and Unallocated,” which is presented separately in the preceding business segments table and in Note 14. Corporate and Unallocated includes amortization of acquired intangible assets, restructuring related charges, benefits or costs

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related to capitalized manufacturing variances and other net costs that the Company chose not to allocate directly to its business segments. Because Corporate and Unallocated includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.
Corporate and Unallocated net operating loss decreased in 2022 when compared to 2021 driven by primarily by benefits from capitalization of manufacturing variances and decreased annual incentive compensation for centralized resources.
Corporate and Unallocated net operating loss decreased in 2021 when compared to 2020 primarily related to lower restructuring-related charges.
Operating Business Segments:
Information related to the Health Care Business’ segments is presented in the tables that follow with additional context in the corresponding narrative below the tables.
The following discusses total year results for 2022 compared to 2021 and 2021 compared to 2020 for each business segment.
Health Information Systems (15.1% of combined sales):

	2022	2021	2020
Sales (millions)	$1,227	$1,160	$1,071
Sales change analysis:
Organic sales	6.6%	7.9%	(4.6)%
Acquisitions	—	—	1.5
Translation	(0.8)	0.4	—
Total sales change	5.8%	8.3%	(3.1)%

Business segment operating income (millions)	$359	$354	$300
Percent change	1.4%	18.0%
Percent of sales	29.3%	30.5%	28.0%
Year 2022 results:
Sales in Health Information Systems were up 5.8 percent in U.S. dollars.
On an organic sales basis:
•Sales growth was driven by new customers in our hospital accounts, U.S. federal markets and sales of additional solutions, primarily outpatient and professional computer-assisted coding modules, to our existing customer accounts.
•Sales growth was negatively impacted by delays to customer’s investments in IT which were driven by pressure on hospital margins due to higher labor and supply chain costs.
Business segment operating income margins decreased year-on-year primarily due to focused investments which helped drive a pipeline of new product launches, partially offset by product mix benefits driven by product upgrades at existing customers.
Year 2021 results:
Sales in Health Information Systems were up 8.3 percent in U.S. dollars.

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On an organic sales basis:
•Sales growth was driven by new customers in our hospital accounts and sales of additional solutions to our existing customer accounts. Sales were benefited by further global adoption of 3M™ 360 Encompass™ and in U.S. federal markets. Existing customers added outpatient and professional computer-assisted coding modules.
•Sales increased for both our 3M™ M*Modal Fluency Direct and 3M™ M*Modal CDI Engage One™ products driven by sales of our integrated platform to existing 3M™ 360 Encompass™ customers.
Business segment operating income margins increased year-on-year primarily due to product mix benefits driven by upgrades at existing customers, partially offset by growth focused investments that helped drive a pipeline of new product launches.
Medical Solutions (56.4% of combined sales):

	2022	2021	2020
Sales (millions)	$4,585	$4,632	$4,289
Sales change analysis:
Organic sales	2.7%	6.5%	(4.7)%
Acquisitions		—	32.6
Translation	(3.7)	1.5	(0.3)
Total sales change	(1.0)%	8.0%	27.6%

Business segment operating income (millions)	$1,061	$1,226	$1,139
Percent change	(13.5)%	7.6%
Percent of sales	23.1%	26.5%	26.6%
Year 2022 results:
Sales in Medical Solutions were down 1.0 percent in U.S. dollars.
On an organic basis:
•Growth of 2.7% benefited from a continued modest recovery in total surgical procedure volumes. Surgical procedure recovery to pre-pandemic levels continued to be impacted by hospital system challenges related to staffing, labor and budget constraints.
•COVID related closures in China negatively impacted sales (-0.4%) as compared to the prior year.
Business segment operating income margins decreased year-on-year. Material, labor inflation, and lower productivity drove higher costs of product. Higher costs were partially offset by increased price, spending discipline and benefits from higher production volume.
Year 2021 results:
Sales in Medical Solutions were up 8.0 percent in U.S. dollars.
On an organic basis:
•Growth benefited from a partial recovery in total surgical procedure volumes as compared to 2020 when procedure volumes were significantly impacted by pandemic related disruption.
•Supply chain disruptions impacted revenue performance as a result of higher customer backorders.

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Business segment operating income margins were flat. Benefits from higher volume and spend discipline were offset by higher costs of product due to material inflation, raw material shortages and lower productivity due to labor inefficiencies.
Oral Care Solutions (16.3% of combined sales):

	2022	2021	2020
Sales (millions)	$1,327	$1,396	$1,050
Sales change analysis:
Organic sales	(0.1)%	30.4%	(18.9)%
Translation	(4.8)	2.6	—
Total sales change	(4.9)%	33.0%	(18.9)%

Business segment operating income (millions)	$437	$482	$234
Percent change	(9.3)%	106.0%
Percent of sales	32.9%	34.5%	22.3%
Year 2022 results:
Sales in Oral Care Solutions were down 4.9 percent in U.S. dollars.
On an organic basis:
•Growth was driven by a price increase of 3.9% as volumes declined due to COVID related shutdowns within China and distributor inventory rebalancing.
•Sales growth was negatively impacted by (2.4%) due to the exit of Health Care operations in Russia.
Business segment operating income margins decreased year-on-year, driven by volume headwinds, material inflation and lower productivity due to labor shortages offsetting benefits from pricing, product sales mix, and spending discipline.
Year 2021 results:
Sales in Oral Care Solutions were up 33.0 percent in U.S. dollars.
On an organic basis:
•Sales volumes benefited from significant growth as end markets, both dental and orthodontic, rebounded from pandemic related shutdowns in 2020, although recovery was slowed from further COVID-19 outbreaks. Dental procedures rebounded to over 95% of pre-pandemic levels.
Business segment operating income margins increased year-on-year, driven by higher sales volume, favorable product sales mix, and spending discipline focused on targeted growth investments.

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Separation and Purification Sciences (12.2% of combined sales):

	2022	2021	2020
Sales (millions)	$991	$983	$871
Sales change analysis:
Organic sales	7.1%	10.7%	7.7%
Translation	(6.3)	2.2	0.4
Total sales change	0.8%	12.9%	8.1%

Business segment operating income (millions)	$177	$229	$212
Percent change	(22.7)%	8.0%
Percent of sales	17.9%	23.3%	24.3%
Year 2022 results:
On an organic basis:
•Sales increased in products focused within our priority end market segment, bioprocessing filtration, by 7.9%; however, growth moderated as compared to the prior year.
•Sales of our membrane products grew 18.6%, driven by strong growth in demand within several end markets including electronics, food & beverage, dialysis and recovering oxygenation.
Business segment operating income margins decreased compared to 2021. The decrease was driven by material inflation, raw material shortages and lower productivity driven by labor constraints.
Year 2021 results:
Sales in Separation and Purification Sciences were up 12.9 percent in U.S. dollars.
On an organic basis:
•Sales increased in products focused within our priority end market segment, bioprocessing filtration, by 26.4%. Growth driven by sustained need for products related to vaccine or COVID-19 related therapeutics.
•Sales across our industrial, commercial and residential filtration businesses experienced volume growth as global end markets recovered from pandemic related disruption.
Business segment operating income margins decreased 1.0% compared to 2020. Beneficial product mix from bioprocessing filtration solutions growth was offset by additional investments made and headwinds due to material inflation and lower productivity from labor constraints and other raw material shortages.
PERFORMANCE BY GEOGRAPHIC AREA
While the Health Care Business manages its businesses globally and believes its business segment results are the most relevant measure of performance, the Health Care Business also utilizes geographic area data as a secondary performance measure. Export sales are generally reported within the geographic area where the final sales to customers are made. A portion of the products or components sold by the Health Care Business’s operations to its customers are exported by these customers to different geographic areas. As customers move their operations from one geographic area to another, the Health Care Business's results will follow. Thus, net sales in a particular geographic area are not indicative of end-user consumption in that geographic area. Additional geographic financial information related to Health Care Business’s operations is provided in Note 14.
Refer to the “Overview” section for a summary of net sales by geographic area and business segment.

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Geographic Area Supplemental Information

	Employees as of December 31,			Capital Spending			Property, Plant and Equipment - net as of December 31,
(Millions, except Employees)	2022	2021	2020	2022	2021	2020	2022	2021	2020
Americas	12,402	12,364	12,192	$154	$160	$174	$753	$734	$734
Asia Pacific	2,590	2,481	2,460	12	21	17	89	94	86
Europe, Middle East and Africa	5,106	5,170	5,195	85	96	80	477	478	481
Total Company	20,098	20,015	19,847	$251	$277	$271	$1,319	$1,306	$1,301
Employment:
Employment remained consistent in 2022 when compared to 2021 and 2021 when compared to 2020. The above table includes the impact of acquisitions and other actions.
Capital Spending/Net Property, Plant and Equipment:
Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. The Health Care Business is increasing its investment in manufacturing and sourcing capability in order to more closely align its product capability with its sales in major geographic areas in order to best serve its customers throughout the world with proprietary, automated, efficient, safe and sustainable processes. Capital spending is discussed in more detail below in the section entitled “—Cash Flows from Investing Activities.”
NON-GAAP FINANCIAL MEASURES
We use non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. These include (1) EBITDA, Adjusted EBITDA and Adjusted EBITDA margin and (2) Free cash flow and Free cash flow conversion. Management believes that these non-GAAP financial measures, together with the measures used by management, reflect how we measure our business internally and set operational goals. In particular, we believe that these non-GAAP financial measures are useful in evaluating current performance and focusing management on our underlying operational results.
There are limitations to the use of the non-GAAP financial measures presented in this information statement. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. We caution you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

	Pro Forma		Historical
	Six months ended June 30,	Year ended December 31,	Six months ended June 30,		Years ended December 31,
($ in millions)	2023	2022	2023	2022	2022	2021	2020
Net sales
Sales of product					$6,300	$6,398	$5,594
Sales of software and rentals					1,830	1,773	1,687
Total net sales					8,130	8,171	7,281
Operating expenses
Costs of product					2,953	2,773	2,501
Costs of software and rentals					482	475	465
Selling, general and administrative					2,235	2,278	2,166
Research and development					767	766	719
Total operating expenses					$6,437	$6,292	$5,851
Operating income					1,693	1,879	1,430
Other expense (income) – net					1	(3)	(10)
Income before income taxes					1,692	1,882	1,440
Provision for income taxes					349	422	302
Net income	$	$	$	$	$1,343	$1,460	$1,138
Cash from (used for) operating activities			$	$	1,679	2,202	2,026
Other data(a):
Adjusted EBITDA*	$	$	$	$	$2,278	$2,484	$2,058
Free cash flow*			$	$	$1,428	$1,925	$1,755
Free cash flow conversion*					106%	132%	154%
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(a)In addition to reporting financial results in accordance with U.S. GAAP, the Health Care Business also provides non-GAAP measures that we use, and plan to continue using, when monitoring and evaluating operating performance and measuring cash available to invest in our business. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The non-GAAP financial measures presented in this information statement are supplemental measures of our performance and our liquidity that we believe help investors understand our underlying business performance and the Company uses these measures as an indication of the strength of the Company and its ability to generate cash.
*Non-GAAP financial measure.
The tables below reconcile our non-GAAP financial measures to the nearest financial measure that is in accordance with U.S. GAAP for the periods presented
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin*
EBITDA and Adjusted EBITDA are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for earnings data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Health Care Business defines EBITDA as net income excluding the effects

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
of interest income and expense, income taxes, and depreciation and amortization. The Health Care Business defines Adjusted EBITDA as net income excluding the effects of interest income and expense, income taxes, depreciation and amortization, restructuring costs, Russia exit costs, spin-off and separation-related costs, and gains or losses on investment revaluation. Adjusted EBITDA margin is Adjusted EBITDA divided by the U.S GAAP measure total net sales for the same period. The Company believes Adjusted EBITDA and Adjusted EBITDA margin provide investors with visibility into the Company's unleveraged, pre-tax operating results and reflects underlying financial performance. However, Adjusted EBITDA should not be construed as inferring that the Company’s future results will be unaffected by the items for which the measure adjusts.
Refer to the preceding “Results of Operations” section for discussion of items that impacted the net income component of the calculation of Adjusted EBITDA.

	Pro Forma		Historical
	Six months ended June 30	Year ended December 31	Six months ended June 30		Years ended December 31
($ in millions)	2023	2022	2023	2022	2022	2021	2020
Net income					$1,343	$1,460	$1,138
Add: Interest and other financial charges – net					—	—	—
Add: Provision for income taxes					349	422	302
Add: Depreciation of property, plant and equipment					205	216	214
Add: Amortization of acquisition-related intangible assets					373	381	385
EBITDA*	—	—	—	—	2,270	2,479	2,039
Add: Restructuring costs(a)					6	13	31
Add: Spin-off and separation-related costs(b)					—	—	—
Add: Investment revaluation (gain) /loss(c)					(6)	(8)	(12)
Add: Russia exit costs(d)					8	—	—
Adjusted EBITDA*					$2,278	$2,484	$2,058
Net income margin (U.S. GAAP)					16.5%	17.9%	15.6%
Adjusted EBITDA margin*					28.0%	30.4%	28.3%
__________________
(a)Consists of severance associated with restructuring programs.
(b)Costs incurred in the spin-off and separation from 3M including system implementation, advisory fees, legal entity separation, and other transaction-related costs.
(c)Primarily relates to remeasurement on investments that do not have readily determinable fair values.
(d)Charge related to impairment of net assets in Russia in connection with 3M Company's committed exit and disposal plan.
*Non-GAAP financial measure.
Free Cash Flow and Free Cash Flow Conversion*
Free cash flow and free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they are useful measures of liquidity and the Company uses these measures as an indication of the strength of the Company and its ability to generate cash. Free cash flow and free cash flow conversion vary across quarters throughout the year. Below find a recap of free cash flow and free cash flow conversion.
Refer to the subsequent “Cash Flows from Operating Activities” and “Cash Flows from Investing Activities” sections for discussion of items that impacted the operating cash flow and purchases of property, plant and equipment components of the calculation of free cash flow. Refer to the preceding “Results of Operations” section for discussion of items that impacted the net income component of the calculation of free cash flow conversion.

Years ended December 31, (Millions)	2022	2021	2020
Major GAAP Cash Flow Categories
Net cash provided by operating activities	$1,679	$2,202	$2,026
Net cash provided by (used in) investing activities	(253)	(278)	228
Net cash used in financing activities	(1,460)	(1,960)	(2,211)

Free Cash Flow*
Net cash provided by (used in) operating activities	$1,679	$2,202	$2,026
Purchases of property, plant and equipment	(251)	(277)	(271)
Free cash flow*	$1,428	$1,925	$1,755
Net income	$1,343	$1,460	$1,138
Free cash flow conversion*	106%	132%	154%
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*Non-GAAP financial measure.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
FINANCIAL CONDITION AND LIQUIDITY
The strength and stability of Health Care Business’s operating model and strong free cash flow capability, provides financial flexibility and enables the Company to invest through business cycles. Investing in the Health Care business to drive organic growth and operating margins and deliver strong cash flow remains a top priority for the business. The Company is also focused on accelerating growth through strategic acquisitions.
Historically, the Health Care Business has generated positive operating cash flows. A significant majority of such cash flows were transferred to 3M Company as part of 3M’s cash pooling arrangements, the effect of which is presented as net parent investment in our combined financial statements included elsewhere in this information statement.
Upon completion of this separation and distribution, we will cease participation in 3M cash pooling arrangement and our cash and cash equivalents will be held and used solely for our own operations. Our capital structure, long-term commitments and sources of liquidity will change significantly from historical practices. For additional detail regarding changes to our capital structure, see section entitled “Description of Material Indebtedness” below. Our cash balance on the date of completion of this separation and distribution is expected to be approximately $[               ] billion.
Cash Flows:
Cash flows from operating, investing and financing activities are provided in the tables that follow. Individual amounts in the Combined Statements of Cash Flows exclude the effect of exchange rate impacts on cash and cash equivalents, which are presented separately in the cash flows. Thus, the amounts presented in the following operating, investing and financing activities tables reflect changes in balances from period to period adjusted for these effects.
Cash Flows from Operating Activities:

Years Ended December 31, (Millions)	2022	2021	2020
Net income	$1,343	$1,460	$1,138
Depreciation and amortization	578	597	599
Postretirement benefit plan expense	64	74	74
Stock-based compensation expense	37	38	35
Deferred income taxes	(141)	(34)	(54)
Accounts receivable	(32)	(1)	41
Inventories	(82)	(136)	43
Accounts payable	25	68	10
Accrued expenses and other current liabilities	(101)	73	63
Other — net	(12)	63	77
Net cash provided by operating activities	$1,679	$2,202	$2,026
In 2022, cash flows provided by operating activities decreased compared to 2021, with this decrease primarily due to lower net income and year over year changes in deferred income taxes, inventories and accrued expenses and other current liabilities. Net working capital, the combination of accounts receivable, inventories and accounts payable, decreased operating cash flow by $89 million in 2022, primarily driven by higher inventory as the Company's business continued to recover from supply chain disruptions caused by the global pandemic.
In 2021, cash flows provided by operating activities increased compared to 2020, with this increase primarily due to higher net income. Net working capital, the combination of accounts receivable, inventories and accounts payable, decreased operating cash flow by $69 million in 2021, primarily driven by higher inventory as the Company’s business recovered from the global pandemic and worked through supply chain disruption.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Cash Flows from Investing Activities:

Years ended December 31, (Millions)	2022	2021	2020
Purchases of property, plant and equipment (PP&E)	$(251)	$(277)	$(271)
Proceeds from maturities of marketable securities	—	—	469
Other — net	(2)	(1)	30
Net cash provided by (used in) investing activities	$(253)	$(278)	$228
Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. Overall spending in PP&E decreased slightly from 2021 to 2022 as the Company reduced investments in response to slowing growth. Spending on PP&E remained relatively flat in 2021 as compared to 2020.
The Health Care Business invests in renewal and maintenance programs, which pertain to cost reduction, cycle time, maintaining and renewing current capacity, eliminating pollution, and compliance. Costs related to maintenance, ordinary repairs, and certain other items are expensed. The Company also invests in growth, which adds to capacity, driven by new products, both through expansion of current facilities and new facilities. Finally, the Company also invests in other initiatives, such as information technology, laboratory facilities, and a continued focus on investments in sustainability.
In 2020, proceeds from maturities of marketable securities included the maturity of the held-to-maturity debt security that was purchased to satisfy the redemption of the Third Lien Notes that were initially transferred to the Company as part of our acquisition of Acelity Inc.
Cash Flows from Financing Activities:

Years ended December 31, (Millions)	2022	2021	2020
Repayment of short-term debt	—	$—	$(445)
Net transfers to Parent	(1,456)	(1,947)	(1,784)
Other — net	(4)	(13)	18
Net cash used in financing activities	$(1,460)	$(1,960)	$(2,211)
Financing cash outflows decreased in 2022 due to lower net transfers to Parent.
Financing cash outflows decreased in 2021 due to lower repayments of short-term debt partially offset by higher net transfers to Parent.
In 2020, the Third Lien Notes that were originally assumed as part of the acquisition of Acelity Inc. were redeemed with proceeds from the maturity of the held-to-maturity securities.
Material Cash Requirement from Known Contractual and Other Obligations:
Health Care Business’s material cash requirements from known contractual and other obligations primarily relate to following, for which information on both a short-term and long-term basis is provided in the indicated notes to the combined financial statements:
•Tax obligations—Refer to Note 9.
•Commitments and contingencies—Refer to Note 11.
•Operating leases—Refer to Note 12.
The Health Care Business purchases the majority of its materials and services as needed, with no unconditional commitments. In limited circumstances, in the normal course of business, The Company enters into unconditional purchase obligations with various vendors that may take the form of, for example, take or pay contracts in which the

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Company guarantees payment to ensure availability of certain materials or services or to ensure ongoing efforts on capital projects. The Company expects to receive underlying materials or services for these purchase obligations. To the extent the limited amount of these purchase obligations fluctuates, it largely trends with normal-course changes in regular operating activities. Additionally, contractual capital commitments represent a small part of the Company’s expected capital spending.

Confidential Treatment Requested by 3M Health Care Company
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CRITICAL ACCOUNTING ESTIMATES
Information regarding significant accounting policies is included in Note 2 to the combined financial statements. As stated in Note 2, the preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions. Such estimates and assumptions are subject to inherent uncertainties which may result in actual amounts differing from these estimates.
The Company considers the items below to be critical accounting estimates. Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company.
Legal Proceedings:
Assessments of lawsuits and claims can involve a series of complex judgments about future events, the outcomes of which are inherently uncertain, and can rely heavily on estimates and assumptions. The Company accrues an estimated liability for legal proceeding claims that are both probable and reasonably estimable in accordance with Accounting Standard Codification (ASC) 450, Contingencies. Please refer to the section entitled “Process for Disclosure and Recording of Liabilities Related to Legal Proceedings” (contained in “Legal Proceedings” in Note 11) for additional information about such estimates.
Goodwill:
The Company makes certain estimates and judgments in impairment assessments of goodwill. As of December 31, 2022, the Health Care Business goodwill totaled approximately $6.4 billion. Goodwill is tested for impairment annually in the fourth quarter of each year, as further discussed below, and is tested between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. If future non-cash asset impairment charges are taken, the Health Care Business would expect that only a portion of the goodwill would be impaired.
Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. The Health Care Business reporting units correspond to a business segment as this represents the lowest level of discrete financial information below sales that is available. The Health Care Business did not combine any of its reporting units for impairment testing. An impairment loss would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit, and the loss would equal that difference. The estimated fair value of a reporting unit is determined based on a market approach using comparable company information such as EBITDA (earnings before interest, taxes, depreciation and amortization) multiples. The Company also performs a discounted cash flow analysis for certain reporting units where the market approach indicates additional review is warranted. A discounted cash flow analysis involves key assumptions including projected sales, EBITDA margins, capital expenditures, and discount rates. Changes in reporting unit earnings, comparable company information, and expected future cash flows, as well as underlying market and overall economic conditions, among other factors, make these estimates subject to uncertainty.
Based on the annual tests in the fourth quarter of 2022, 2021 and 2020, no goodwill impairment was indicated for any of the reporting units. As of October 1, 2022, the Company had four reporting units, with the Medical Solutions reporting unit accounting for approximately 56 percent of the goodwill.
The Health Care Business will continue to monitor its reporting units and asset groups for any triggering events or other indicators of impairment.
Uncertainty in Income Tax Positions:
The extent of the Health Care Business’s operations involves dealing with uncertainties and judgments in the application of complex tax regulations in a multitude of jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. The Company recognizes potential liabilities and records tax liabilities for

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
anticipated tax audit issues in the United States and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. The Company follows the guidance provided by ASC 740, Income Taxes to record these liabilities (refer to Note 9 for additional information). The accrual for tax positions for which the Company is not legally liable is charged to “Net parent investment” on the Combined Balance Sheets.
The Company adjusts these reserves in light of changing facts and circumstances. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimates of the tax liabilities prove to be less than the ultimate assessments, an additional charge to income tax expense would result. If payments of these amounts ultimately prove to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary.
NEW ACCOUNTING PRONOUNCEMENTS
Information regarding new accounting pronouncements is included in Note 3 to the Health Care Business's combined annual financial statements included elsewhere in this information statement.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency Exchange Rate Risks:
The Health Care Business faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between 3M affiliates. Foreign currency exchange rates and fluctuations in those rates may cause fluctuations in cash flows related to foreign denominated transactions. The Health Care Business is also exposed to the translation of foreign currency earnings to the U.S. dollar.
3M enters into foreign exchange forward and option contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. As part of 3M, the Health Care Business indirectly benefits from the Parent’s hedging activities and has been allocated a proportion of the realized gains or losses on these contracts. However, the benefits and costs realized from these contracts may not reflect the benefits and costs the Health Care Business would have incurred as a standalone company for the periods presented.
Concentration of Credit Risk:
The Health Care Business’s sales are not materially dependent on any single customer. For the annual periods presented, no one individual customer or group of affiliated customers represented more than 10 percent of the Health Care Business's total sales or receivables. Credit risk associated with the Health Care Business’s receivables is representative of the geographic, industry, and customer diversity associated with the global businesses.
Commodity Prices Risk:
The Health Care Business manages commodity price risks through negotiated supply contracts and price protection agreements. The Health Care Business does not participate in material hedging activity.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
MANAGEMENT
Executive Officers Following the Distribution
The following table will set forth information regarding the individuals who are currently expected to serve as executive officers of SpinCo following the distribution. SpinCo is in the process of identifying the persons who are expected to serve as executive officers of SpinCo following the distribution and will include information concerning those persons in an amendment to this information statement.

Name	Age	Position

Confidential Treatment Requested by 3M Health Care Company
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DIRECTORS
Board of Directors Following the Distribution
The following table will set forth information regarding those persons who are expected to serve on SpinCo’s Board of Directors following completion of the distribution and until their respective successors are duly elected and qualified. SpinCo is in the process of identifying the persons who are expected to serve on SpinCo’s Board of Directors following the completion of the separation and will include information concerning those persons in an amendment to this information statement.

Name	Age	Position

Director Independence
Providing objective, independent judgment will be at the core of SpinCo’s Board of Directors’ oversight function. SpinCo’s “Director Independence Guidelines” will set forth certain criteria to assess the independence of directors of SpinCo. Under the Director Independence Guidelines, which will conform to the corporate governance listing standards of [                ], a director will not be considered “independent” unless SpinCo’s Board of Directors affirmatively determines that the director has no material relationship with SpinCo directly or as a partner, shareholder or officer of an organization that has a relationship with SpinCo. SpinCo’s Board of Directors is expected to affirmatively determine that a majority of the directors of SpinCo will be independent under the Director Independence Guidelines.
Committees of the Board of Directors
Effective upon the completion of the distribution, SpinCo’s Board of Directors will have the following committees, each of which will operate under a written charter that will be posted to SpinCo’s website concurrently with, or immediately after, the distribution: the Audit Committee, the Compensation and Talent Committee and the Nominating and Governance Committee.
Audit Committee
The Audit Committee will be established in accordance with Rule 10A-3 under the Exchange Act and the listing rules of [               ]. The responsibilities of the Audit Committee will be more fully described in the Audit Committee charter. SpinCo anticipates that these responsibilities will include:
•reviewing SpinCo’s annual audited and quarterly consolidated financial statements and internal controls over financial reporting;
•reviewing SpinCo’s financial reporting process and internal controls over financial reporting, including any major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;
•reviewing and discussing with management and SpinCo’s registered public accounting firm (the “Independent Accounting Firm”) SpinCo’s report on internal controls over financial reporting and the Independent Accounting Firm’s audit of internal controls over financial reporting;
•reviewing earnings press releases prior to issuance;
•appointing, overseeing, and approving compensation of the Independent Accounting Firm;
•reviewing with the Independent Accounting Firm the scope of the annual audit, including fees and staffing, and approving all audit and permissible non-audit services provided by the Independent Accounting Firm;
•reviewing findings and recommendations of the Independent Accounting Firm and management’s response to the recommendations of the Independent Accounting Firm;

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
•discussing policies with respect to risk assessment and risk management, SpinCo’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures;
•periodically reviewing SpinCo’s capital allocation and capital structure strategies, insurance coverage, funding for pension and other post-retirement benefit plans, and global tax planning;
•periodically reviewing SpinCo’s global treasury activities, including risks associated with cash investments, counterparties, and use of derivatives and other financial instruments for risk management purposes;
•periodically reviewing and approving SpinCo’s use of swaps exemption pursuant to Dodd-Frank derivatives clearing policy;
•periodically obtaining reports from senior management, including the Chief Information Officer, regarding information technology networks and systems and the adequacy and effectiveness of the SpinCo’s information security policies and internal controls regarding information security;
•periodically obtaining reports from SpinCo’s senior internal auditing executive, who will have direct reporting obligations to the Audit Committee, on the annual audit plan, scope of work, and the results of internal audits and management’s response thereto;
•periodically obtaining reports from SpinCo’s Chief Compliance Officer, who will have direct reporting obligations to the Audit Committee, on compliance with SpinCo’s Code of Conduct, and at least annually, on the implementation and effectiveness of the SpinCo compliance and ethics program;
•reviewing with SpinCo’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or government agencies regarding compliance; and
•establishing procedures for (i) the receipt, retention, and treatment of complaints received by SpinCo regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by SpinCo employees of concerns regarding questionable accounting or auditing matters and periodically review with the Chief Compliance Officer and SpinCo senior internal auditing executive these procedures and any significant complaints received.
[                ], [                ], and [              ] are expected to be the members of the Audit Committee. [              ] is expected to be the Audit Committee Chair. Each member of the Audit Committee is expected to be financially literate, and SpinCo’s Board of Directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, SpinCo expects that its Board of Directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of [               ], Section 10A(m)(3) of the Exchange Act, and in accordance with the SpinCo’s Director Independence Guidelines.
Compensation and Talent Committee
The Compensation and Talent Committee will have the responsibilities set forth in the charter of such committee. SpinCo anticipates that these responsibilities will include:
•reviewing disclosures in SpinCo’s proxy statement regarding advisory votes on executive compensation and the frequency of such votes;
•approving the adoption, amendment, and termination of incentive compensation and deferred compensation programs for employees of SpinCo;
•approving the adoption, amendment, or termination of equity compensation programs or, if shareholder approval would be required, recommending such actions to SpinCo’s Board of Directors;

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
•approving, subject to ratification by the independent directors of the SpinCo Board of Directors, employment agreements and severance arrangements for the Chief Executive Officer, as appropriate;
•approving employment agreements and severance arrangements for the senior executives of SpinCo (other than the CEO), as appropriate;
•overseeing the administration of SpinCo’s stock and long-term incentive compensation programs and determining the employees who receive awards and the size of their awards under such programs;
•approving the adoption and amendment of SpinCo guidelines covering ownership of SpinCo common stock by executives and annually reviewing compliance with these guidelines;
•reviewing and making recommendations to SpinCo’s Board of Directors concerning any amendment to a retirement benefit plan that would require its approval;
•annually reviewing a risk assessment of SpinCo’s compensation policies and practices for its employees;
•periodically reviewing and discussing with SpinCo’s management matters relating to internal pay equity;
•Reviewing shareholder proposals relating to executive compensation matters and making recommendations to SpinCo’s Board of Directors regarding responses;
•periodically reviewing and discussing with management matters relating to talent sourcing, diversity, and retention strategies; talent development; internal pay equity; and equal employment opportunities;
•periodically reviewing with SpinCo’s Chairman/Chief Executive Officer their assessment of SpinCo’s senior executives and succession plans relating to their positions; and
•as needed, retaining compensation consultants, counsel, or other advisors and approving such advisors’ fees and retention terms.
Executive officers will not determine the amount or form of executive or director compensation, although SpinCo’s Chief Executive Officer will provide recommendations to the Compensation and Talent Committee regarding compensation changes and incentive compensation for executive officers other than [himself/herself].
[              ], [              ], and [              ] are expected to be the members of the Compensation and Talent Committee. [              ] is expected to be the Chair of such committee. SpinCo’s Board of Directors is expected to determine that each member of the Compensation and Talent Committee will be independent, as defined by the rules of the [              ] and in accordance with the SpinCo’s Director Independence Guidelines. In addition, SpinCo expects that the members of the Compensation and Talent Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Nominating and Governance Committee
The Nominating and Governance Committee will have the responsibilities set forth in the charter of such committee. SpinCo anticipates that these responsibilities will include:
•selecting and recommending director candidates to SpinCo’s Board of Directors, in light of the board membership criteria to be adopted by SpinCo’s Board of Directors, either to be submitted for election at the Annual Meeting or to fill any vacancies on the Board of Directors, including consideration of any shareholder nominees for director (submitted in accordance with the SpinCo’s amended and restated bylaws);
•reviewing and making recommendations to SpinCo’s Board of Directors concerning the composition and size of SpinCo’s Board of Directors and its committees, the Board Membership Criteria (see below), frequency of meetings, and changes in compensation for non-employee directors;

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
•reviewing SpinCo’s Corporate Governance Guidelines at least annually, and recommending any proposed changes to SpinCo’s Board of Directors for approval;
•developing and recommending to SpinCo’s Board of Directors standards to be applied in making determinations on the types of relationships that constitute material relationships between SpinCo and a director for purposes of determining director independence;
•reviewing and approving any transaction between SpinCo and any related person, which is required to be disclosed under the rules of the Securities and Exchange Commission;
•developing and recommending to SpinCo’s Board of Directors for its approval an annual self-assessment process of SpinCo’s Board of Directors and its committees and overseeing the process;
•reviewing periodically with SpinCo’s Chairman/Chief Executive Officer succession plans relating to positions held by elected corporate officers, and making recommendations to SpinCo’s Board of Directors with respect to the selection of individuals to occupy these positions; and
•periodically reviewing SpinCo’s positions and engagement on important public policy, social responsibility and corporate governance issues affecting its business and shareholder engagement.
[                ], [               ], and [              ] are expected to be the members of the Nominating and Governance Committee. [              ] is expected to be the Chair of such committee. SpinCo’s Board of Directors is expected to determine that each member of the Nominating and Governance Committee will be independent, as defined by the rules of the [              ] and in accordance with the Director Independence Guidelines.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2022, SpinCo was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as SpinCo's executive officers were made by ParentCo.
Corporate Governance
SpinCo believes that good corporate governance practices serve the long-term interests of shareholders, strengthen SpinCo’s Board of Directors and management, and will further enhance the public trust ParentCo has earned from more than a century of operating with uncompromising integrity and doing business the right way. The following sections provide an overview of SpinCo’s expected corporate governance practices, which will be published on SpinCo's website, including the Corporate Governance Guidelines, the Codes of Conduct for directors and employees and other important governance-related policies.
Corporate Governance Guidelines
SpinCo’s Board of Directors will adopt the Corporate Governance Guidelines, which will provide a framework for the effective governance of SpinCo. The guidelines will address matters such as the respective roles and responsibilities of SpinCo’s Board of Directors and management, SpinCo’s Board of Directors’ leadership structure, the responsibilities of the independent Lead Director, director independence, the Board Membership Criteria, Board committees, and Board and management evaluation. SpinCo’s Board of Directors’ Nominating and Governance Committee will be responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to SpinCo’s Board of Directors for approval. Some expected key governance guidelines are set forth below. The Corporate Governance Guidelines, the amended and restated certificate of incorporation and amended and restated bylaws, the charters of SpinCo’s Board of Directors’ committees, the Director Independence Guidelines, and the Codes of Conduct will provide the framework for the governance of SpinCo and will be available on SpinCo’s website at [               ].

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Mandatory Retirement Age
The retirement age of a non-employee director will be [     ]. A director elected to SpinCo’s Board of Directors prior to their [     ]th birthday will be permitted to continue to serve until the annual shareholder meeting coincident with or following their [     ]th birthday. Absent special circumstances, directors will not be nominated for election after their [     ]th birthday.
Outside Board Policy
Independent directors who also serve as CEOs of publicly traded companies or in equivalent positions will not be permitted to serve on more than two boards of public companies in addition to SpinCo’s Board of Directors, and other independent directors will not be permitted to serve on more than four other boards of public companies in addition to SpinCo’s Board of Directors. Independent directors will be required to advise the Chairman/Chief Executive Officer before accepting an invitation to serve on another for-profit board.
Access to Employees and Outside Advisors
SpinCo’s Board of Directors members will have complete access to all members of SpinCo management and its employees, as well as outside advisors.
Communication with Directors
SpinCo’s Board of Directors will adopt a process for shareholders and other interested parties to send communications to members of the Board. The process is expected to involved shareholders and other interested parties being able to communicate with the Lead Independent Director, the chairs of the Audit, Compensation and Talent and Nominating and Governance Committees of the Board, or with any of SpinCo’s other independent directors, or all of them as a group, by sending a letter to the following address: [               ]. The Corporate Secretary will review communications to the independent directors and forward those communications to the independent directors as discussed below. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee and SpinCo’s Chief Compliance Officer consistent with time frames established by the Audit Committee for the receipt of communications dealing with these matters. Communications that pertain to non-financial matters will be forwarded promptly. Items that are unrelated to the duties and responsibilities of SpinCo’s Board of Directors will not be forwarded, such as: business solicitation or advertisements; product-related inquiries; mass mailings; resumes or other job-related inquiries; and unsolicited commercial e-mails.
SpinCo’s Codes of Conduct
All of SpinCo's employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, will be required to abide by SpinCo’s Code of Conduct to ensure that its business is conducted in a consistently legal and ethical manner. The Code of Conduct will form the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a company-wide focus on uncompromising integrity in every aspect of SpinCo's operations. SpinCo’s Code of Conduct will cover many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of its business.
Employees will be required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee is expected to adopt procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees or others of concerns regarding questionable accounting or auditing matters. Information on how to submit any such communications can be found on SpinCo’s Investor Relations website, under [               ]. SpinCo’s [               ] will have direct reporting obligations to the Audit Committee and will periodically report to the Audit Committee on compliance with SpinCo's Code of Conduct, including the effectiveness of SpinCo's compliance program.

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SpinCo’s Board of Directors will also adopt a Code of Business Conduct and Ethics for Directors of SpinCo. This Code will incorporate principles of conduct SpinCo and SpinCo’s Board of Directors will follow to ensure SpinCo’s business and the activities of SpinCo’s Board of Directors are conducted with integrity and adherence to the highest ethical standards, and in compliance with the law. SpinCo’s Code of Conduct for employees and the Code of Business Conduct and Ethics for Directors will be available on SpinCo’s website at [           ].
Board’s Role in Risk Oversight
SpinCo’s Board of Directors will be tasked with: overseeing SpinCo’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees, providing general oversight of SpinCo’s overall ESG and human resources strategies, goals and results; reviewing enterprise risks at least annually (including environmental, health and safety (EHS) compliance, human capital management, ESG, cybersecurity and information security risks); and assigning other important categories of risk and specific ESG elements to designated Board committees and receiving reports from them.
In addition, we expect that the following bodies will be tasked with risk oversight as follows:

Audit Committee
Will have the primary responsibility for the oversight of risks facing SpinCo, including cybersecurity.
Will have the oversight responsibilities over risks associated with SpinCo’s capital structure, credit ratings and cost of capital, long-term benefit obligations, and use of or investment in financial products, such as derivatives, to manage risk related to foreign currencies, commodities, and interest rates.

Compensation and Talent Committee	Will oversee risks associated with SpinCo’s compensation practices, including by performing an annual review of SpinCo’s risk assessment of its compensation policies and practices for its employees, including talent sourcing, diversity and retention strategies; talent development; internal pay equity, and equal employment opportunities.
Nominating and Governance Committee	Will oversee risks associated with SpinCo’s overall governance (e.g., diversity of SpinCo’s Board of Directors, public policy, social responsibility, political activities and contributions) and its succession planning process to ensure that SpinCo has a slate of future, qualified candidates for key management positions.
Auditor
The [               ] (the “Auditor”), whose appointment and performance will be reviewed and evaluated by the Audit Committee and who will have direct reporting obligations to the Audit Committee, will be responsible for leading the formal risk assessment and management process within SpinCo. The Auditor, through consultation with SpinCo’s senior management, will periodically assess the major risks facing SpinCo and will work with those executives responsible for managing each specific risk. The Auditor will periodically review with the Audit Committee the major risks facing SpinCo and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which will be provided in advance of the meeting, will be reviewed with the entire SpinCo Board by either the chair of the Audit Committee or the Auditor.

Management
Will provide consultation to the Auditor when he or she assesses the major risks facing SpinCo.
Will manage and mitigate risks.
Will report, as needed, to the full SpinCo Board on how a particular risk is being managed and mitigated.

SpinCo believes that its Board of Directors’ oversight of risks, primarily through delegation to the Audit Committee, but also through delegation to other committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, will be appropriate for SpinCo. The chair of each committee that oversees risk will provide a summary of the matters discussed with the committee to

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the full Board following each committee meeting. The minutes of each committee meeting will also be provided to all Board members.
Board Membership Criteria
SpinCo’s Corporate Governance Guidelines will contain Board Membership Criteria that will include a list of key skills and characteristics deemed critical to serve SpinCo’s long-term business strategy and expected to be represented on SpinCo’s Board. The Nominating and Governance Committee will periodically review with SpinCo’s Board of Directors the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of SpinCo’s Board of Directors that the Board itself will be a high-performance organization creating a competitive advantage for SpinCo. To perform as such, the Board will be composed of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all shareholders. The Committee’s and SpinCo’s Board of Directors’ assessment of Board candidates will include, but will not be limited to, consideration of:
•roles in and contributions valuable to the business community;
•personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards;
•relevant knowledge and diversity of background and experience in business, manufacturing, technology, finance and accounting, marketing, international business, government, and other areas; and
•whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.
In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in certain areas, and the nominee’s impact on Board dynamics, effectiveness, and diversity of experience and perspectives.
Board Self-evaluation Process
SpinCo’s Board of Directors will conduct a multi-step annual self-evaluation to determine whether it, its committees and its directors are functioning effectively and consider opportunities for continual enhancement. While this formal self-evaluation will be conducted on an annual basis, directors will be encouraged to share perspectives, feedback, and suggestions year-round.
Director Nomination Process
In addition to its annual assessment and nomination of incumbent directors, the Nominating and Governance Committee will oversee the process for selecting new director candidates.
The Committee will also focus on overall Board-level succession planning at the director level, periodically review the appropriate size and composition of SpinCo’s Board of Directors and anticipate future vacancies and needs of SpinCo’s Board of Directors. In the event the Committee recommends an increase in the size of SpinCo’s Board of Directors or a vacancy occurs, the Committee may consider qualified nominees recommended from several sources, including current Board members, shareholders, and other persons.
The Committee will be authorized to retain a director search firm from time to time to help the Committee identify qualified director nominees for consideration by the Committee.

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Shareholder Nominations
The Nominating and Governance Committee will adopt a policy to consider properly submitted shareholder recommendations for candidates for membership on SpinCo’s Board of Directors. Shareholders proposing individuals for consideration by the Committee are expected to be required to include at least the following information about the proposed nominee: the proposed nominee’s name, age, business, or residence address, principal occupation or employment, and whether such person has given written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Shareholders will be required to send the required information about the proposed nominee to: [               ].
Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by SpinCo). The Corporate Secretary will refer properly submitted shareholder proposed nominations to the Chair of the Nominating and Governance Committee for consideration at a future Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means.
Advance Notice Bylaws
In addition, SpinCo’s amended and restated bylaws will permit shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Shareholders intending to nominate a person for election as a director will be required to comply with the requirements set forth in SpinCo’s amended and restated bylaws. The notice must contain the information required by the amended and restated bylaws, a copy of which will be available on SpinCo’s website at [            ].
Proxy Access Nominations
Further, pursuant to the proxy access bylaw, a shareholder, or a group of up to 20 shareholders, continuously owning for three years at least three percent of SpinCo’s outstanding common shares will be allowed to nominate and include in SpinCo’s proxy materials up to the greater of two directors and 20 percent of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the bylaw requirements. The notice must contain the information required by SpinCo’s amended and restated bylaws.
Procedures for Approval of Related Persons Transactions
SpinCo’s Board of Directors will adopt a written Related Person Transaction Policy and Procedures that will be administered by [               ]. This policy will apply to any transaction or series of transactions in which SpinCo or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person (as that term is defined in the policy) has a direct or indirect material interest and which is required to be disclosed under Item 404(a) of Regulation S-K. Transactions that fall within this definition will be referred to [               ] for approval or other action. Based on its consideration of all of the relevant facts and circumstances, [               ] will decide whether or not to approve a transaction and will approve only those transactions that are in the best interests of SpinCo and its shareholders. In the course of its review and approval or ratification of a transaction, [               ] will consider:
•the nature of the Related Person’s interest in the transaction;
•the material terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•the significance of the transaction to the Related Person;
•the significance of the transaction to SpinCo;
•whether the related person is involved in the negotiation of the terms of the transaction or receives any special benefit as a result of the transaction;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of SpinCo and its shareholders; and

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•any other matters [               ] deems appropriate.
Any [               ] member who is a Related Person with respect to a transaction under review will not participate in the deliberations or vote respecting such approval, except that such a director may be counted in determining the presence of a quorum at a meeting at which [               ] considers the transaction.
Non-employee Director Compensation
During 2022, SpinCo was not an independent public company and did not pay any director compensation. It is expected that the initial SpinCo director compensation program effective as of the distribution will be as set forth below, which is substantially consistent with 3M’s current director compensation program. Following the distribution, the SpinCo director compensation program will be subject to review and modification by the SpinCo board of directors or a committee thereof.

Element	Amount
Base Cash Retainer	$ [●]
Additional Cash Retainers	$ [●]
Lead Director	$ [●]
Audit Committee Chair	$ [●]
Science, Technology & Sustainability Committee Chair	$ [●]
Other Committee Chairs	$ [●]
Annual Stock Retainer (Deferred Stock Units)	$ [●]
Stock Retention Requirement
It is expected that each non-employee director will be required to hold the net after-tax shares (or, if deferred, a number of deferred stock units (the “DSUs”) equal to the number of pre-tax shares underlying the DSUs) attributable to all annual stock retainers earned until the director leaves the SpinCo board of directors.
Prohibition of Hedging, Pledging, and Other Actions
It is expected that SpinCo will adopt stock trading policies effective as of the distribution that prohibit its directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of SpinCo’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to SpinCo’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging SpinCo securities as collateral for a loan.

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EXECUTIVE COMPENSATION
SpinCo is currently a subsidiary of ParentCo and not yet an independent public company. Following the distribution, the executive compensation plans and programs for our named executive officers will be determined by a compensation committee of the board of directors of SpinCo, which will be formed in connection with the distribution. For a description of certain SpinCo executive compensation plans and programs that will be in effect following the distribution, see the section entitled “—Expected SpinCo Compensation Programs.”
Since the SpinCo business was conducted as part of the broader ParentCo business in 2022, ParentCo’s named executive officers functioned as named executive officers of the SpinCo business, and the Compensation Discussion and Analysis and Executive Compensation Tables describe the compensation of the ParentCo executives listed below (referred to as the “Named Executive Officers” or “NEOs” for purposes of this information statement):
•Michael E. Roman – Chairman of the ParentCo Board and Chief Executive Officer
•Monish Patolawala – Executive Vice President, Chief Financial and Transformation Officer
•Peter D. Gibbons – Group President, Enterprise Operations
•Jeffrey R. Lavers – Group President, Consumer and Interim Group President, Health Care
•Michael G. Vale – Group President, Safety and Industrial
•Mojdeh Poul – Former Group President, Health Care
The titles shown above reflect the position of each Named Executive Officer with ParentCo as of March 1, 2023.
For a list of the individuals who will be SpinCo executive officers following the distribution and biographical information for each such executive, see the section entitled “Management.”
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes ParentCo’s executive compensation program, explains how the Compensation and Talent Committee (the “ParentCo C&T Committee”) of the ParentCo Board of Directors (the “ParentCo Board”) oversees and implements this program, and reviews the 2022 compensation for the Named Executive Officers.
See the section entitled “Presentation of Information” for the meaning of certain capitalized terms used throughout this Compensation Discussion and Analysis.
Section I: Executive overview
2022 was a pivotal year for ParentCo. ParentCo took decisive actions that are foundational for its future, while maintaining an unwavering focus on the priorities of its shareholders, the needs of its customers, and its broader stakeholders.
Executive compensation program aligned with shareholders
Despite many of its positive financial and strategic results during 2022, as previously mentioned, ParentCo also faced several business challenges relating to ongoing litigation and an extremely fluid global macroeconomic and geopolitical environment with slowing growth, inflation, and supply chain disruptions. ParentCo’s executive compensation program outcomes for 2022 reflected its slower than expected growth with pay realized by ParentCo’s executives in 2022 closely aligned with the experience of its shareholders.
•The short-term incentive program paid out at 54 percent of target for the ParentCo CEO and between 40.3 percent and 84.8 percent of target for the other Named Executive Officers;

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•The long-term performance shares for the 2020-2022 performance period were earned at 94.8 percent of target, which represented 84.4 percent of the initial target grant value after considering the change in market value of ParentCo’s common stock over the performance period and accounting for the dividend equivalents associated with earned performance shares; and
•ParentCo’s 2022 performance also resulted in accruals significantly below target, at 6.8 percent and zero percent of target, for the 2022 performance year of the outstanding 2021 performance share awards (2021-2023 performance period, where 2022 performance is weighted 30 percent) and 2022 performance share awards (2022-2024 performance period, where 2022 performance is weighted 50 percent), respectively.
Performance metrics used in ParentCo’s 2022 annual and long-term incentive programs reflected sharpened focus on ParentCo’s performance against the operating plan, cash flow growth, inventory, and receivables performance to position ParentCo for the future. The ParentCo C&T Committee also approved a new ESG performance payout modifier for the 2022 annual incentive program to support progress toward ParentCo’s sustainability priorities and updated the benchmark used for the relative performance metric in the 2022-2024 long-term incentive program to improve alignment with ParentCo’s business portfolio.
As ParentCo enters 2023, ParentCo is taking decisive actions to streamline the organization and improve its manufacturing and supply chain operations. ParentCo is staying close to its customers and continuing to invest in innovation as ParentCo forges the foundation for ParentCo’s sustainable growth built on the strength of ParentCo’s people, industry-leading innovation, advanced manufacturing, global capabilities, and its iconic brands.
Elements of 2022 target total direct compensation
The table below shows how the 2022 target Total Direct Compensation of the Named Executive Officers was apportioned among base salary, annual incentives, performance share awards, stock options, and restricted stock units (RSUs), summarizes the rationale for providing and key characteristics of each such element, and lists the performance metrics, weightings, and modifiers used for annual and long-term incentives granted in 2022.

2022 Pay Elements(1)
CEO	Other NEOs	Why It Is Provided	Key Characteristics	2022 Performance Metrics, Weightings, and Modifiers(2)
		•Compensate executives for their normal day-to-day responsibilities	•Only component of compensation that is considered to be fixed rather than variable in nature

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•Motivate executives to stay focused on day-to-day operations by aligning a significant portion of Total Cash Compensation with the near-term financial performance of ParentCo and its business units
•Performance metrics and goals approved by the ParentCo C&T Committee, which is comprised entirely of independent directors
•Payouts based on performance against preestablished business objectives over a 12-month period
•Payouts adjusted or left unchanged based on individual performance against preestablished goals and objectives and the ParentCo C&T Committee’s determination of ParentCo’s holistic performance against a set of preestablished objective ESG metrics
•Payouts cannot exceed 200% of an executive’s weighted-average target annual incentive amount

•Local Currency Sales (of ParentCo or a business unit, as applicable) vs. Plan (50%)
•Operating Income (of ParentCo or a business unit, as applicable) vs. Plan (30%)
•ParentCo Operating Cash Flow Conversion vs. Plan (20%)
•Individual performance multiplier (± 20%)
•ESG modifier (± 10% of target)

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Performance Shares	•Motivate executives to focus on continuously improving performance in key financial metrics believed to drive long-term shareholder value •Retain executive talent
•Performance metrics and goals approved by the ParentCo C&T Committee, which is comprised entirely of independent directors
•Payouts based on performance against preestablished goals over three years
•Maximum payout equal to 200% of the target number of performance shares
•Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned
•Earnings per Share Growth (33.3%) •Free Cash Flow Growth (33.3%) •Relative Organic Sales Growth (33.3%)
Stock Options(3)	•Motivate executives to build long-term shareholder value •Retain executive talent	•Provide value only if stock price increases •Exercise price equal to the grant date closing price for a share of ParentCo common stock •Ratable three-year vesting schedule •Maximum term of 10 years	•Vesting is based on continued service, while value of the options is based on stock price appreciation (100%)
Restricted Stock Units(3)	•Motivate executives to build long-term shareholder value •Retain executive talent	•Three-year “cliff” vesting schedule •Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned	•Vesting is based on continued service, while value of the RSUs is based on total shareholder return (100%)
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(1)Percentages shown reflect the apportionment (or, in the case of the percentages shown for the Other NEOs, the average apportionment) of the components of target total direct compensation that are expected to be recurring. Such amounts do not reflect special items such as hiring bonuses, one-time make-whole and inducement awards granted in connection with the commencement of employment, or retention awards. The percentages shown for the Other NEOs also do not reflect items provided to Ms. Poul, who retired in 2022. If Ms. Poul had been included, the percentages shown would have been as follows: Base Salary — 16%; AIP — 16%; PSAs — 34%; Stock Options — 17%; and RSUs — 17%. Numbers may not add to 100 percent due to rounding.
(2)In determining the level of achievement of the performance goals established under the AIP and the performance share awards for any given period, the costs, sales and impact on assets and liabilities from acquisitions are excluded in the year that the acquisition is completed. The ParentCo C&T Committee also makes other adjustments from time to time for special items that it believes are unrelated to the operational performance of ParentCo for the relevant measurement period (e.g., changes in tax laws or accounting principles, asset write-downs, the impact of restructurings, divestitures, or asset sales, unusual tax transactions, litigation or claim judgments and settlements, and other special items described in management’s discussion and analysis of financial conditions and results of operations appearing in ParentCo’s annual/quarterly report to shareholders for the applicable period). These adjustments can have either a positive or negative impact on award payouts.

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(3)For ParentCo’s CEO, the ParentCo C&T Committee chose to deliver 50 percent of the target grant value of his annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options. Each of ParentCo’s other executives was given an opportunity to indicate a preference to receive 50 percent of the target grant value of their annual long-term incentive awards in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of his or her 2022 annual long-term incentive awards was delivered in the form of performance shares. The percentages shown reflect the apportionment of stock options and RSUs based on the NEO’s 2022 elections (other than the ParentCo CEO, who was not offered an opportunity to make an election).
Paying for performance
One objective of ParentCo’s incentive compensation program is to align the Named Executive Officers’ real pay delivery with performance. ParentCo’s performance directly impacted incentive compensation pay outcomes for the Named Executive Officers as discussed below.
2022 annual incentive compensation
For the Named Executive Officers whose 2022 annual incentive compensation payout was calculated based on ParentCo’s overall performance, the payout (before any adjustment for individual performance) was 54.0 percent of the target amount. The payouts reflect the ParentCo C&T Committee’s view of its performance against the financial goals established for 2022, as shown below, and its decision not to increase or decrease the payouts using the ESG modifier.

All 2022 financial performance targets for the AIP were set at or above 2021 results. In approving these targets, the ParentCo C&T Committee considered ParentCo’s internal business plans, which were reviewed and approved by the ParentCo Board of Directors and reflected external market conditions, continuing uncertainty related to the COVID-19 pandemic, and other items. The targets were intended to be challenging and provide a similar level of rigor as those established for past years in order to provide a consistent incentive compensation opportunity.

Dollar Amounts in Millions

Performance Metric	Threshold ($)	Target ($)	Maximum ($)	Actual vs. Target	Payout %	Weighting	Weighted Payout %
Local Currency Sales vs. Plan				97%	71.9%		36.0%
Operating Income vs. Plan				88%	40%		12.0%
Operating Cash Flow Conversion(1) vs. Plan				86%	30%		6.0%
Weighted-average payout percent for total Company performance (before adjustment for individual performance)							54.0%
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(1)See [●] for the calculation of Operating Income and Operating Cash Flow Conversion.
For more information concerning the calculation of the 2022 annual incentive payout for each Named Executive Officer, including the threshold, target, and maximum goals and attainments used to calculate the annual incentive payouts of the Named Executive Officers who are paid, in part, based on the performance of a business group, see the section entitled “—Section IV: Incentive compensation attainments and awards —2022 AIP attainments and payouts.”

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Performance share award payouts and accruals (long-term incentive compensation)
The three-year performance period for the 2020 performance share awards issued to the Named Executive Officers ended on December 31, 2022. Based on the financial results achieved during 2020-2022 and excluding dividend equivalents, the Named Executive Officers received 94.8 percent of the target performance shares subject to their 2020 performance share awards. After considering the change in the market value of ParentCo’s common stock over the three-year performance period and the additional shares delivered pursuant to the dividend equivalent rights granted as part of the 2020 performance share awards, the value of the total number of ParentCo shares delivered to the Named Executive Officers in settlement of these awards (determined using the closing price of a share of ParentCo common stock on the NYSE for December 31, 2022) equaled 84.4 percent of the initial target grant value approved by the ParentCo C&T Committee.
When evaluating the payouts for these awards against ParentCo’s performance, it is important to keep in mind the weightings applied to each year (2020 — 50 percent; 2021 — 30 percent; and 2022 — 20 percent) and each metric (Relative Organic Volume Growth — 40 percent; Return on Invested Capital — 20 percent; Earnings per Share Growth — 20 percent; and Free Cash Flow Conversion — 20 percent). As illustrated in the charts below, the payout of 2020 performance share awards reflects the mixed results achieved during the performance period.
2020 performance share award results (2020-2022 performance period)

		Performance Levels	Payout Level (% of Target)	Performance Year and Weighting	Actual Result*	Actual Payout (% of Target)
Earnings Per Share Growth	Threshold**	4%	4%	Year 1 – 50%	–5.7%	0%
	Target	8%	20%	Year 2 – 30%	14.4%	12%
	Maximum	12%	40%	Year 3 – 20%	–0.2%	0%
Relative Organic Volume Growth	Threshold**	–1%	8%	Year 1 – 50%	2.6%	40%
	Target	0.5%	40%	Year 2 – 30%	0.1%	9.4%
	Maximum	2%	80%	Year 3 – 20%	–7.2%	0%
Return on Invested Capital	Threshold**	18%	4%	Year 1 – 50%	17.1%	0%
	Target	20%	20%	Year 2 – 30%	19.5%	4.8%
	Maximum	23%	40%	Year 3 – 20%	18.4%	1.5%
Free Cash Flow Conversion	Threshold**	95%	4%	Year 1 – 50%	132%	20%
	Target	100%	20%	Year 2 – 30%	101%	7.1%
	Maximum	105%	40%	Year 3 – 20%	82%	0%
Total						94.8%
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*Results reflect certain adjustments that the ParentCo C&T Committee believed were appropriate to better reflect ParentCo’s performance during the performance period. See [●] for a reconciliation of earnings per share, free cash flow, and free cash flow conversion to ParentCo’s results for the most directly comparable financial measures as reported under GAAP, and the calculation of return on invested capital.
**No payout is provided for below threshold performance.
ParentCo’s 2022 performance will also impact the payouts of the 2021 performance share awards and 2022 performance share awards, where the weighting of 2022 performance is 30 percent and 50 percent, respectively. To illustrate this point, the charts below show the percent of target performance shares accrued each year during the relevant performance period based on ParentCo’s performance.

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Percent of target performance shares accrued by year*
(excluding dividend equivalents)

The final payout percentage for each performance share award equals the sum of the payout percentages for each year during the performance period based on ParentCo’s performance against the financial goals approved by the ParentCo C&T Committee at the beginning of the performance period.

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*Amounts shown reflect the percent of target shares accrued based on the performance results for the specified year. The sum of the percentages accrued for each year during the performance period may differ slightly from the final total payout reported due to rounding.
For more information concerning the overall status of the performance share awards that were outstanding on December 31, 2022, the metrics, goals and weightings for such awards, and the impact that ParentCo’s 2022 performance had on such awards, see the sections entitled “—Section IV: Incentive compensation attainments and awards —Status of outstanding performance share awards” and “—Section IV: Incentive compensation attainments and awards —Performance share accruals based on 2022 performance.”
Impact of changes in stock price
The performance of ParentCo’s stock has a material impact on the amount of compensation realized by the Named Executive Officers. ParentCo’s stock ownership guidelines also require covered executives, including the Named Executive Officers, to own amounts of ParentCo’s stock having a value exceeding a specified multiple of their base salary. If the market price of ParentCo’s stock declines, so does the value of the stock they own. Similarly, all long-term incentives awarded to the Named Executive Officers are equity-based and therefore increase or decrease in value consistent with ParentCo’s total shareholder return or, in the case of stock options, the value of ParentCo’s common stock.
The stock and stock options held by the Named Executive Officers throughout 2022 decreased in value during the year as the closing price for a share of ParentCo’s common stock on the NYSE decreased from $177.63 on December 31, 2021, to $119.92 on December 30, 2022, at which time all outstanding stock options held by the Named Executive Offers were underwater. Likewise, the value of the performance shares and restricted stock units held by the Named Executive Officers throughout the year decreased consistent with the one-year total shareholder return for ParentCo’s stock.
The chart below shows how the ParentCo CEO’s target Total Direct Compensation for each of the last three fiscal years compared to his realizable pay as of the end of each such year and demonstrates that ParentCo’s compensation programs have been working as the ParentCo C&T Committee intended to align the ParentCo CEO’s

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realizable pay to ParentCo’s performance. Realizable pay provides a retrospective look at pay versus performance that reflects the intrinsic value of equity awards granted during the year.
Target Total Direct Compensation vs. Realizable CEO Compensation ($ millions)

Base Salary
Bonus
Stock Options
Performance Shares
$13.5
$5.0
$5.0
$2.2
$1.3
2020 Realizable Pay is 53% of Target
$7.1
$4.2
$1.6
$1.3
$14.2
$5.3
$5.3
$2.3
$1.3
2021 Realizable Pay is 56% of Target
$7.9
$3.5
$3.1
$1.3
$14.9
$5.5
$5.5
$2.5
$1.4
2022 Realizable Pay is 34% of Target
$5.1
$2.4
$1.3
$1.4
$14.2
$5.3
$5.3
$2.3
$1.3
2020-2022 Average Realizable Pay is 47% of Target
$6.7
$3.3
$2.0
$1.3
Target
Realizable
2020
Target
Realizable
2021
Target
Realizable
2022
Target
Realizable
Average 2020-2022

Amounts reflected in the realizable compensation figures shown in the chart above reflect (a) base salary earned during the year specified; (b) annual incentive compensation earned during the year specified; (c) the intrinsic value of all stock options granted to the ParentCo CEO during the year specified, as determined using the closing price for a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92); and (d) the intrinsic value of performance share awards (including the related dividend equivalents) granted to the ParentCo CEO during the year specified, as determined based on actual performance results for years 2020 through 2022, assuming target performance for years after 2022, and using the closing price for a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92). These amounts do not correspond to amounts reported in the Summary Compensation Table for the applicable fiscal year.
Say-on-pay results
ParentCo has a history of strong say-on-pay results. As it has in past years, the ParentCo C&T Committee will consider the results of this year’s say-on-pay proposal, as well as feedback from ParentCo’s shareholders, when making future executive compensation decisions.

3-year average votes cast in favor of say-on-pay proposal.

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Recent noteworthy compensation program actions
Since January 1, 2022, the ParentCo C&T Committee took the noteworthy actions described below as part of ParentCo’s executive compensation program.
•Effective for the 2022 annual incentive compensation program offered to eligible employees, updated the metrics and weightings with the intent of sharpening focus on performance against the operating plan, prioritizing operating cash flow conversion as a key driver of operating value, and enhancing focus on inventory and receivables performance. For more information about the new design, see the section entitled “—Section IV: Incentive compensation attainments and awards—Annual incentive.”
•Added a new ESG modifier to the formula used to calculate the annual incentive compensation earned by ParentCo’s senior executives, including the Named Executive Officers. Beginning in 2022, amounts earned by ParentCo’s senior executives may be increased 10 percent of target, decreased 10 percent of target, or left unchanged based on the ParentCo C&T Committee’s assessment of ParentCo’s performance against a selection of pre-set objective ESG goals. For more information about the new ESG modifier, see the section entitled “—Section III: Overview of compensation program design—Annual incentive— ESG Modifier.”
•Effective for grants made to executives in 2022, updated the metrics, weightings, and certain other aspects of ParentCo’s performance share awards. The changes generally are intended to strengthen the link to value creation for ParentCo in the current environment and better align the macro benchmark used as the basis of the relative metric with ParentCo’s business portfolio. For more information, see the section entitled “—Section III: Overview of compensation program design—2022 performance share awards.”
•Beginning with the annual grants made in 2022, increased (from 25 percent to 50 percent) the portion of the target grant value that ParentCo’s executives (other than the ParentCo CEO) may ask to receive in the form of stock options, restricted stock units, or a combination of both. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of his or her 2022 annual long-term incentive awards was delivered in the form of performance shares.
•Effective August 11, 2022, amended the Executive Severance Plan to cap at target the amount of any payment under the Annual Incentive Plan that relates to the period following the participant’s termination of employment.
Section II: How ParentCo determines executive compensation
Principles
ParentCo maintains global compensation principles that are intended to ensure that its compensation practices are fair and reasonable as applied to both executive and non-executive employees. These principles align with ParentCo’s vision and strategies, balance both individual and enterprise performance, and seek to provide wages and benefits that are competitive in the most-relevant markets to employees based on roles, responsibilities, skills, and performance.
With respect to ParentCo’s executive compensation program, ParentCo uses the following core principles, which are intended to support its pay-for-performance philosophy:
•Total Direct Compensation should be competitive to attract the best talent to ParentCo, motivate executives to perform at their highest levels, reward individual contributions that improve ParentCo’s ability to deliver outstanding performance, and retain those executives with the leadership abilities and skills necessary for building long-term shareholder value;
•the portion of Total Direct Compensation that is at-risk and performance-based should increase with the level of an individual’s responsibility;
•the program should balance incentives for delivering outstanding long-term, sustainable performance against the potential to encourage inappropriate risk-taking;

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•the metrics and targets for earning performance-based incentives should be consistent with, and aligned to, increasing shareholder value over the long term; and
•a significant portion of each executive’s personal net worth should be tied to the value of ParentCo common stock as further motivation to build long-term shareholder value and mitigate the risk of inappropriate risk-taking.
To monitor and support the effectiveness of this program, the ParentCo C&T Committee periodically reviews the compensation principles used for setting target annual Total Cash Compensation for ParentCo’s global workforce and approves the methodology for determining annual long-term incentive target grant values for employees eligible to receive such awards. ParentCo also periodically compares its pay components to those of other premier companies and adjusts them as necessary to stay competitive and attract, retain, and motivate a highly qualified, diverse workforce at all levels throughout the organization, not just for its executives.
Roles and responsibilities
ParentCo believes that a collaborative process best ensures that compensation decisions reflect the principles of its executive compensation program. Set forth below is a summary of the roles and responsibilities of the key participants that were involved in making decisions relating to the compensation that the Named Executive Officers earned in 2022.

Responsible Party	Primary Roles and Responsibilities Relating to Compensation Decisions
Compensation and Talent Committee (Composed solely of independent, non-employee directors and reports to the ParentCo Board)
•Reviews the design of, and risks associated with, ParentCo’s compensation policies and practices.
•Approves the compensation of the Chief Executive Officer, subject to ratification by the independent members of the ParentCo Board.
•Approves the compensation of the other Named Executive Officers.
•Approves the performance metrics, goals, modifiers, payout slopes, and other elements used in the performance-based long-term and short-term incentive compensation arrangements of ParentCo’s executive officers.
•Approves annual performance goals and objectives for the Chief Executive Officer.
•Conducts an annual evaluation of the Chief Executive Officer’s performance and reviews such evaluation with the independent members of the ParentCo Board.
•Approves all changes to the composition of the executive compensation peer group.

Independent Non-employee Members of the ParentCo Board of Directors
•Considers the ParentCo C&T Committee’s annual evaluation of the Chief Executive Officer’s performance.
•Considers the ParentCo C&T Committee’s actions regarding the compensation of the Chief Executive Officer and, if deemed appropriate, ratifies such actions.

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Independent Consultant to the Compensation and Talent Committee* (FW Cook)
•Provides the ParentCo C&T Committee with advice regarding the design of all elements of ParentCo’s executive compensation program.
•Reviews and provides an assessment of the material economic and reputational risks associated with ParentCo’s incentive compensation programs.
•Reviews and provides an independent assessment of materials provided to the ParentCo C&T Committee by management of ParentCo.
•Provides advice and recommendations to the ParentCo C&T Committee regarding the composition of compensation peer groups.
•Provides expert knowledge of regulatory developments, marketplace trends, and best practices relating to executive compensation and competitive pay levels.
•Makes recommendations regarding the compensation of the Named Executive Officers (including the Chief Executive Officer).
•Regularly attends and actively participates in meetings of the ParentCo C&T Committee, including executive sessions.

Chief Executive Officer (Assisted by the Executive Vice President and Chief Human Resources Officer and other Company employees)
•Approves annual performance goals and objectives for the Named Executive Officers (other than himself).
•Conducts an annual performance evaluation for each of the Named Executive Officers (other than himself) and presents the results to the ParentCo C&T Committee.
•Makes recommendations to the ParentCo C&T Committee with respect to the compensation of the Named Executive Officers (other than himself) based on the final assessment of their performance.

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*During 2022, the ParentCo C&T Committee was assisted by its independent compensation consultant, FW Cook. Other than the support that it provided to the ParentCo C&T Committee, FW Cook provided no other services to ParentCo or ParentCo management, except for independent advisory support to the Nominating and Governance Committee on the compensation of ParentCo’s non-employee directors so that valuation methodologies and peer groups are consistent with those used for executives and other employees. During the year, the ParentCo C&T Committee considered an evaluation of the independence of FW Cook based on the relevant regulations of the Securities and Exchange Commission and the NYSE listing standards. The ParentCo C&T Committee concluded that the services performed by FW Cook did not raise any noteworthy conflicts of interest.
Use of market data
ParentCo competes for executive talent in a global market. To ensure that ParentCo is providing Total Direct Compensation that is competitive, the ParentCo C&T Committee annually considers the available pay data of two peer groups: an executive compensation peer group and a survey peer group.
Executive compensation peer group
For 2022, the executive compensation peer group consisted of the companies identified below (which remained the same as in the previous year), as recommended by the ParentCo C&T Committee’s independent compensation consultant and approved by the ParentCo C&T Committee. The companies in this executive compensation peer group were selected because (1) their performance was monitored regularly by the same market analysts who

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monitor the performance of ParentCo (investment peers) and they are considered major business-segment competitors used internally for performance comparisons, or (2) they met certain criteria based on similarity of their business, market capitalization (based on an eight-quarter rolling average), annual revenues, and/or Midwest corporate headquarters, and compete with ParentCo for capital or talent.

(Dollars in millions)
Latest Four Quarters Revenues(1)		Trailing Eight-Quarter Average Market Capitalization(1)
Johnson & Johnson	$94,943	Johnson & Johnson	$441,620
The Procter & Gamble Company	$80,281	The Procter & Gamble Company	$345,223
General Electric Company	$76,555	Danaher Corporation	$199,600
The Boeing Company	$66,608	Abbott Laboratories	$199,175
Caterpillar Inc.	$59,427	Honeywell International Inc.	$134,831
Deere & Company	$55,646	Medtronic plc	$132,946
Abbott Laboratories	$43,653	Deere & Company	$111,398
Honeywell International Inc.	$35,466	The Boeing Company	$110,910
3M Company	$34,229	Caterpillar Inc.	$110,735
Danaher Corporation	$31,471	General Electric Company	$94,693
Medtronic plc	$30,806	3M Company	$83,375
Johnson Controls International plc	$25,505	Illinois Tool Works Inc.	$66,274
Eaton Corporation plc	$20,752	Eaton Corporation plc	$60,440
Kimberly-Clark Corporation	$20,175	Emerson Electric Co.	$52,773
Emerson Electric Co.	$19,846	Johnson Controls International plc	$44,408
Parker-Hannifin Corporation	$17,182	Kimberly-Clark Corporation	$43,863
TE Connectivity Ltd.	$16,304	TE Connectivity Ltd.	$41,703
Illinois Tool Works Inc.	$15,932	Parker-Hannifin Corporation	$37,266
Corning Incorporated	$14,189	DuPont de Nemours, Inc.	$34,678
DuPont de Nemours, Inc.	$13,017	Corning Incorporated	$29,484
75th Percentile	$57,537	75th Percentile	$133,889
Mean	$38,829	Mean	$120,633
Median	$30,806	Median	$94,693
25th Percentile	$18,514	25th Percentile	$44,135
3M Percentile Rank	59%	3M Percentile Rank	48%
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(1)All data shown was obtained from Standard & Poor’s Capital IQ. Revenues are stated in millions for the latest four quarters disclosed as of February 28, 2023. Market Capitalizations are stated in millions as of February 28, 2023.
The ParentCo C&T Committee, with assistance from its independent compensation consultant, periodically reviews the composition of the executive compensation peer group to determine whether any changes are appropriate. Following its review in August 2022, the ParentCo C&T Committee determined that no changes were needed at that time.
ParentCo receives market surveys with pay data and information on the executive compensation practices at the companies in ParentCo’s executive compensation peer group from Aon plc.
Survey peer group
For 2022, there were approximately 350 comparator companies in the survey peer group. Although the number and identity of the companies varies from year to year and from survey to survey, each of the companies included in the survey peer group had annual revenue exceeding $10 billion. All companies in the survey peer group also participate in one or more executive compensation surveys obtained from three consulting firms: Aon plc, FW

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Cook, and Willis Towers Watson plc. Pay data for the survey peer group is statistically regressed (based on annual revenues) to recognize the different sizes of the comparator companies as compared to the size of ParentCo. The pay data for the survey peer group is then used to assess the reasonableness of the executive compensation peer group data received, helping to ensure that ParentCo’s compensation objectives are being met. The ParentCo C&T Committee does not review the identity of the companies in the survey peer group.
How the ParentCo C&T Committee establishes target compensation levels
The ParentCo C&T Committee considers pay data from the executive compensation peer group as one of several reference points it uses to inform its decisions about overall compensation opportunities and specific compensation elements. The ParentCo C&T Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the Peer Groups or the broader U.S. market. The ParentCo C&T Committee instead applies informed judgment in establishing targeted pay levels for the Named Executive Officers, considering pay data from the executive compensation peer group and other factors, such as:
•the breadth and complexity of the executive’s duties and responsibilities;
•the quality of the executive’s leadership;
•the financial and operational performance of the business activities for which the executive is responsible;
•the executive’s ability to successfully achieve assigned goals related to company culture;
•the annual performance evaluation that Mr. Roman, assisted by ParentCo’s Executive Vice President and Chief Human Resources Officer and other Company employees, completes for each Named Executive Officer (other than himself) and the annual performance evaluation that the ParentCo C&T Committee completes for Mr. Roman;
•the executive’s ability to successfully achieve assigned goals related to environmental, social, and governance matters, including sustainability goals;
•the executive’s performance rating for the prior year;
•experience and time in their current position (or other positions with comparable duties and responsibilities); and
•internal pay equity.
The ParentCo C&T Committee also uses information on the executive compensation practices at companies in the executive compensation peer group when considering design changes to ParentCo’s executive compensation program. Overall, 3M believes that use of this information from the Peer Groups enables the ParentCo C&T Committee to create better alignment between executive pay and performance and to help ensure that ParentCo can attract and retain high-performing executive leaders.
Section III: Overview of compensation program design
Target total direct compensation mix for 2022
The illustrations below show how the 2022 target Total Direct Compensation of the ParentCo CEO and other Named Executive Officers was apportioned among base salary, annual incentives, performance share awards, restricted stock units, and stock options. To provide a better representation of the intended mix of annual compensation provided to the Named Executive Officers, the percentages shown below do not take into

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consideration non-recurring special items such as one-time make-whole and inducement awards granted in connection with the commencement of employment or retention awards.
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Abbreviations:   AIP = annual incentive pay; PSAs = performance share awards; RSUs = restricted stock units.
*Amounts shown reflect the average apportionment for all Named Executive Officers other than Mr. Roman and Ms. Poul. If Ms. Poul had been included, the percentages shown would have been as follows: Base Salary — 16%; AIP — 16%; PSAs — 34%; Stock Options — 17%; and RSUs — 17%. Numbers may not add to 100 percent due to rounding.
Annual incentive
ParentCo provides its executives with an opportunity to earn annual incentive compensation under the ParentCo Annual Incentive Plan, which ParentCo refers to as the “AIP.” Participation in the AIP is intended to align a significant portion of participants’ Total Cash Compensation with the near-term financial performance of ParentCo and its business units. Each executive is assigned a target amount of annual incentive compensation as part of his or her target Total Cash Compensation, but the actual amount paid under the AIP depends on the financial performance of ParentCo and its relevant business units and the executive’s individual performance, in each case, measured against preestablished goals and objectives.
New AIP design for 2022. In consultation with its independent compensation consultant and following discussions with management of ParentCo, the ParentCo C&T Committee approved significant changes to the design of the AIP offered to ParentCo’s executive officers in 2022 by:
•replacing the business unit and total ParentCo economic profit metrics with new metrics tied to business unit Operating Income and total ParentCo Operating Cash Flow Conversion to sharpen focus on performance against the operating plan, prioritize Operating Cash Flow Conversion as a key driver of operating value, and enhance focus on inventory and receivables performance as key contributors to cash;
•updating the weightings to place a stronger emphasis on items within the control of the business units and improve alignment with market practices; and
•adding a modifier to incentivize the executive team to exceed the ParentCo C&T Committee’s expectations on progress toward ParentCo’s ESG goals and hold them accountable when they fall short of the ParentCo C&T Committee’s expectations.

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Basic calculation. For 2022, the amount a participant earned under the AIP was calculated using the formula shown below.
Business performance factor. The business performance factor is determined based on the performance of 3M and, in some cases, the business unit(s) for which each Named Executive Officer had responsibility throughout the year against three metrics, as indicated in the table below.

The 2022 performance target for each metric and business unit shown was set at or above 2021 results.

Performance Metric		Local Currency Sales vs. Plan	Operating Income vs. Plan	Operating Cash Flow Conversion vs. Plan
Weighting
Business Unit Used to Calculate	Mr. Roman	3M Worldwide	3M Worldwide	3M Worldwide
Business Performance Factor	Mr. Patolawala	3M Worldwide	3M Worldwide	3M Worldwide
	Mr. Gibbons	3M Worldwide	3M Worldwide	3M Worldwide
	Mr. Lavers	Consumer & 3M Worldwide	Consumer & 3M Worldwide	3M Worldwide
	Mr. Vale	Safety and Industrial	Safety and Industrial	3M Worldwide
	Ms. Poul	Health Care	Health Care	3M Worldwide
Individual performance multiplier. The amount of annual incentive compensation paid to an eligible employee may be increased, decreased, or left unchanged depending on his or her performance during the year. When determining the individual performance multipliers to be used for the Named Executive Officers, the ParentCo C&T Committee considers the individual performance of the Named Executive Officers using the performance evaluations described in the section entitled “—Section II: How ParentCo determines executive compensation—How the ParentCo C&T Committee establishes target compensation levels.”

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ESG Modifier. Amounts earned by senior executives may be increased by 10 percent of target, decreased by 10 percent of target, or left unchanged based on the ParentCo C&T Committee’s determination of ParentCo’s holistic performance against a set of preestablished, objective ESG metrics (referred to as the “ESG Scorecard”). For 2022, the metrics included on the ESG Scorecard related to ParentCo’s carbon and water commitments; operational improvements in the area of environment, health, and safety; progress on key social measures; and on-time completion of required ethics and compliance training.
Long-term incentives
In order to improve alignment with ParentCo’s practices for non-executive employees and mitigate potential retention challenges associated with pay delivery, the ParentCo C&T Committee increased (from 25 percent to 50 percent) the portion of the target grant value that ParentCo’s executives (other than the ParentCo CEO) may ask to receive in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of his or her 2022 annual long-term incentive awards was delivered in the form of performance shares. For ParentCo’s CEO, the ParentCo C&T Committee chose to deliver 50 percent of the target grant value of his annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options. The terms of the 2022 performance share awards, 2022 stock options, and 2022 restricted stock units are described in detail below.
In limited circumstances, the Named Executive Officers also may receive other equity awards on an ad hoc basis as new hires or for recognition and retention, promotions, or other purposes. For additional information about a special restricted stock unit award granted to Mr. Lavers in July 2022 in connection with a significant expansion of his duties and responsibilities and as a further incentive for Mr. Lavers to remain with ParentCo, see the section entitled “Section V: 2022 compensation decisions and performance highlights — Jeffrey R. Lavers — Compensation decisions.”
2022 performance share awards
In consultation with its independent compensation consultant and following discussions with management of ParentCo, the ParentCo C&T Committee approved significant changes to the design of the performance shares awarded in 2022 by:
•replacing the Free Cash Flow Conversion metric with a Free Cash Flow Growth metric that is intended to strengthen the link to shareholder returns by measuring cash flow improvement;
•replacing the Relative Organic Volume Growth metric with a Relative Organic Sales Growth metric that is intended to enhance alignment with ParentCo’s operating plan and external guidance;
•eliminating the Return on Invested Capital metric in order to place greater emphasis on other metrics that are believed to have a stronger link to value creation for ParentCo in the current environment; and
•changing the benchmark used for the relative metric (from the Worldwide IPI to a weighted blend of the Worldwide IPI and the Worldwide GDP for the relevant period) in order to improve alignment of the macro benchmark with ParentCo’s business portfolio.
Performance shares awarded in 2022 will result in the issuance of actual shares of ParentCo common stock to ParentCo’s Named Executive Officers if ParentCo achieves certain financial goals over the years 2022, 2023, and 2024. The number of shares of ParentCo common stock that will be issued for each 2022 performance share is linked to ParentCo’s performance as measured by the equally weighted criteria of Earnings per Share Growth, Relative Organic Sales Growth, and Free Cash Flow Growth. These performance criteria were selected because they are aligned with ParentCo’s operating plan and the financial objectives communicated to shareholders, and the ParentCo C&T Committee believes that they are important drivers of long-term shareholder value. Attainment of these three independent performance criteria is measured separately for each calendar year during the three-year measurement period, with each year weighted as follows: 2022 — 50 percent; 2023 — 30 percent; and 2024 — 20 percent. However, the targets against which ParentCo’s performance is measured over the course of the three-year

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performance period are fixed at the time the grant is awarded, subject to adjustments only in limited circumstances (such as a stock split, spin-off, etc.).
The actual number of shares of ParentCo common stock that will be delivered at the end of the three-year performance period ending on December 31, 2024, may be anywhere from 0 percent to 200 percent of the target number of performance shares awarded, depending on the performance of ParentCo over the course of the performance period. However, an executive may forfeit all or a portion of such shares if he or she does not remain employed by ParentCo throughout the three-year performance period. Each performance share award also includes cash-settled dividend equivalent rights that are payable only on the final number of shares earned.
For awards tied to the achievement of performance goals over the years 2022, 2023, and 2024, the ParentCo C&T Committee approved the targets shown below for determining the number of shares of ParentCo common stock to be delivered for each target performance share awarded, with the total number of shares actually delivered being the sum of the number of shares earned as a result of ParentCo’s achievement of each of the three financial goals. If ParentCo’s performance as measured by any of these performance criteria falls between any of the percentages listed below, the number of shares of ParentCo common stock earned will be determined by linear interpolation.

2022 Performance Share Award Targets		2022 Performance Levels*	2023-2024 Performance Levels*	Payout Level (% of Target)
Earnings Per Share Growth	Threshold**	1%	3%	6 2/3%
	Target	4%	6%	33 1/3%
	Maximum	7%	9%	66 2/3%
Relative Organic Sales Growth	Threshold**	-1.5%	-1.5%	6 2/3%
	Target	0.0%	0.0%	33 1/3%
	Maximum	1.5%	1.5%	66 2/3%
Free Cash Flow Growth	Threshold**	(7)%	3%	6 2/3%
	Target	(4)%	6%	33 1/3%
	Maximum	(1)%	9%	66 2/3%
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*After considering 3M’s 2022 operating plan and its long-term strategic plan, the ParentCo C&T Committee decided to set the threshold, target, and maximum goals as shown based on expectations for each year, with certain goals being set higher for 2023 and 2024. The ParentCo C&T Committee believes all of the goals were set consistent with, and aligned to, ParentCo’s strategic priorities and its objective of increasing shareholder value over the long term. The 2022 Free Cash Flow Growth target was set below 2021 results due to an anticipated increase in capital expenditures for growth and sustainability investments and the cash impact from capitalization of research and development for U.S. tax purposes. The 2023-2024 Free Cash Flow Growth target was set at a higher level, reflecting expectations for a stronger macroeconomic environment. Each of the targets was intended to be challenging and provide a similar level of rigor as those established for past years in order to provide a consistent incentive compensation opportunity.
**No payout is provided for below threshold performance.
The above targets are not a prediction of how ParentCo will perform during the years 2022 through 2024 or any other period in the future. The sole purpose of these formulas, which were approved by the ParentCo C&T Committee at the time the awards were granted, is to establish a method for determining the number of shares of ParentCo common stock to be delivered for the performance share awards described above. ParentCo is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these formulas, and you are cautioned not to rely on these formulas as a prediction of ParentCo’s future performance.

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2022 stock options
Stock options granted to the Named Executive Officers in 2022 as part of their annual long-term incentive compensation have the following features:
•an exercise price equal to the closing price of a share of ParentCo common stock on the NYSE for the date of grant;
•a ratable three-year vesting schedule; and
•a maximum term of 10 years.
2022 restricted stock units
Restricted stock unit awards granted to the Named Executive Officers in 2022 as part of their annual long-term incentive compensation have the following features:
•a three-year “cliff” vesting schedule; and
•cash-settled dividend equivalent rights that are payable only if the underlying shares are earned.
Benefits and perquisites
The Named Executive Officers participate in the same health care, disability, life insurance, pension, and 401(k) benefit plans available to most of ParentCo’s U.S. employees. They also are eligible to receive certain additional benefits and perquisites that are provided for the executives’ convenience (relocation assistance for moves required by ParentCo, financial planning assistance, and meals when attending to ParentCo business, for example), financial security (nonqualified deferred compensation plans and additional group term life insurance coverage, for example), personal security (home security equipment/monitoring, for example) or personal health (on-site exercise facilities and physical exams, for example). The Named Executive Officers and other employees also may receive Company tickets for sporting or other events. ParentCo believes that the benefits and perquisites offered generally are similar to those of its peers and assist in attracting and retaining executives. In some cases, there is no incremental cost to 3M associated with providing these additional benefits and perquisites (physical exams and certain tickets to events, for example) or the executives pay all or a substantial portion of the incremental costs incurred by ParentCo (on-site exercise facilities, for example).
These additional benefits and perquisites generally are provided on a consistent basis only to a limited group of ParentCo’s most senior U.S. employees (including all of the Named Executive Officers), although enhanced personal security equipment and monitoring is provided only to the Chief Executive Officer.
ParentCo also operates aircraft that are used by its senior officers and other employees to conduct company business. For personal security reasons, the ParentCo Board of Directors requires the Chief Executive Officer to use ParentCo’s aircraft for all air travel, both business and personal. ParentCo’s Chief Executive Officer’s spouse and other guests also may accompany him on flights.
The incremental cost to ParentCo of providing these additional benefits to the Named Executive Officers is reflected in the All Other Compensation Table. No tax gross ups are provided on any of these additional benefits and perquisites other than taxable relocation benefits.
Section IV: Incentive compensation attainments and awards
2022 AIP attainments and payouts
During 2022, the ParentCo C&T Committee provided the Named Executive Officers with the opportunity to earn short-term incentive compensation under the AIP. Each Named Executive Officer’s target annual incentive for the year equaled the difference between his or her target Total Cash Compensation and annual base salary (weighted to reflect mid-year adjustments, if appropriate).

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Business performance factor. For purposes of measuring business performance against the targets established for 2022 and converting that performance into a business performance factor determined in accordance with the terms of the AIP, each Named Executive Officer was assigned to an appropriate business unit for each metric (the entire Company, in some cases). The metrics, relevant business unit, goals, and attainments used to calculate the business performance factor for each Named Executive Officer are shown below.
Business performance factor calculation for Mr. Roman, Mr. Patolawala, Mr. Gibbons, and, for the period July 1 thru December 31, Mr. Lavers*, **
Dollar amounts in millions

Performance Metric	Business Unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. Target	Payout %	Weighting	Weighted Payout %
Local Currency Sales vs. Plan	3M Worldwide				97%	71.9%		36.0%
Operating Income vs. Plan	3M Worldwide				88%	40%		12.0%
Operating Cash Flow Conversion vs. Plan	3M Worldwide				86%	30%		6.0%
Business Performance Factor								54.0%
Business performance factor calculation for Mr. Lavers for the period January 1 thru June 30*, **
Dollar amounts in millions

Performance Metric	Business Unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. Target	Payout %	Weighting	Weighted Payout %
Local Currency Sales vs. Plan	Consumer				93%	34.4%		17.2%
Operating Income vs. Plan	Consumer				79%	0%		0.0%
Operating Cash Flow Conversion vs. Plan	3M Worldwide				86%	30%		6.0%
Business Performance Factor								23.2%

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Business performance factor calculation for Mr. Vale*
Dollar amounts in millions

Performance Metric	Business Unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. Target	Payout %	Weighting	Weighted Payout %
Local Currency Sales vs. Plan	Safety and Industrial				101%	112.5%		56.3%
Operating Income vs. Plan	Safety and Industrial				95%	75%		22.5%
Operating Cash Flow Conversion vs. Plan	3M Worldwide				86%	30%		6.0%
Business Performance Factor								84.8%
Business performance factor calculation for Ms. Poul*
Dollar amounts in millions

Performance Metric	Business Unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. Target	Payout %	Weighting	Weighted Payout %
Local Currency Sales vs. Plan	Health Care				97%	71.9%		36.0%
Operating Income vs. Plan	Health Care				85%	25%		7.5%
Operating Cash Flow Conversion vs. Plan	3M Worldwide				86%	30%		6.0%
Business Performance Factor								49.5%
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*Results reflect certain adjustments that the ParentCo C&T Committee believed were appropriate to better reflect ParentCo’s performance during the performance period. See [●] for a reconciliation of Operating Income and Operating Cash Flow Conversion to ParentCo’s results for the most directly comparable financial measures as reported under GAAP.
**Consistent with the approach taken for other employees who participate in the AIP and support multiple businesses, Mr. Lavers was assigned to the 3M Worldwide business unit for the portion of the year that he served as both Group President, Consumer and Interim Group President, Health Care.
Individual performance multiplier. The amount of annual incentive compensation paid to an eligible employee may be increased, decreased, or left unchanged depending on his or her performance during the year. The ParentCo C&T Committee determined the individual performance multiplier for each Named Executive Officer, as shown in the table in the section entitled “—Section IV: Incentive compensation attainments and awards— Final 2022 AIP payouts,” based upon the annual performance evaluation completed for each Named Executive Officer other than Ms. Poul. The ParentCo C&T Committee generally does not conduct detailed performance assessments for executives who depart ParentCo before the end of the year, but instead discusses the former executive’s performance with the Chief Executive Officer to determine whether a sufficient basis exists to increase or decrease

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the executive’s AIP payout for the year on the basis of individual performance. Following this approach, the ParentCo C&T Committee discussed Ms. Poul’s 2022 performance with Mr. Roman and decided not to increase or decrease the amount of her prorated 2022 AIP payout based on individual performance. For a listing of selected 2022 performance highlights of each Named Executive Officer (other than Ms. Poul), see the section entitled “—Section V: 2022 compensation decisions and performance highlights.”
ESG Modifier. Amounts earned by ParentCo’s senior executives may be increased by 10 percent of target, decreased by 10 percent of target, or left unchanged based on the ParentCo C&T Committee’s assessment of ParentCo’s overall performance against a collection of pre-set objective ESG goals. For 2022, the ESG goals approved by the ParentCo C&T Committee related to ParentCo’s carbon and water commitments, operational improvements in the area of environment, health, and safety, progress on key social measures, and on-time completion of required ethics and compliance training. ParentCo successfully achieved most of its 2022 ESG goals. After reviewing ParentCo’s performance, the ParentCo C&T Committee decided not to increase or decrease the senior executives’ 2022 annual incentive payouts using the ESG modifier.
Final 2022 AIP payouts. At its meeting in February 2023, the ParentCo C&T Committee approved (and with respect to Mr. Roman, the independent members of the ParentCo Board of Directors ratified) a payment under the AIP to each Named Executive Officer, as shown below.

	(a)	(b)	(c)	(d)	(e) = (a) × (b) × (c) + (d)
Named Executive Officer	Total Weighted- Average Target AIP Payout* ($)	Business Performance Factor	Individual Performance Multiplier**	ESG Modifier ($)	Approved 2022 AIP Payout ($)
Michael F. Roman	2,460,938	54.0%	100%	—	1,327,676
Monish Patolawala	1,224,917	54.0%	120%	—	793,011
Peter D. Gibbons	774,299	54.0%	100%	—	417,734
Jeffrey R. Lavers	729,370	40.3% ***	100%	—	293,751
Michael G. Vale	773,381	84.8%	100%	—	655,440
Mojdeh Poul	369,242	49.5%	100%	—	183,107
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*Amounts shown reflect mid-year adjustments to target Total Cash Compensation. The amounts shown for Ms. Poul also have been prorated to reflect the portion of the year worked for ParentCo.
**For a listing of selected 2022 performance highlights of each Named Executive Officer, see the section entitled “—Section V: 2022 compensation decisions and performance highlights.”
***The final Business Performance Factor shown reflects differences in the target annual incentive compensation opportunity in effect for Mr. Lavers during the portions of the year he was assigned to different business units.
2022 long-term incentive awards
After considering the most recent long-term incentive compensation data available from companies in the Peer Groups and after taking into account its evaluation of their individual performance during 2021, the ParentCo C&T Committee approved (and in the case of Mr. Roman, the independent members of the ParentCo Board of Directors ratified) the final target grant values shown below for the Named Executive Officers’ 2022 long-term incentive

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compensation awards. For ease of comparison, the table below also shows the final target compensation values of the Named Executive Officers’ 2021 long-term incentive compensation awards.

Name	Target Grant Value of 2021 Annual Awards ($)	Target Grant Value of 2022 Annual Awards ($)
Michael F. Roman	10,500,000	11,000,000
Monish Patolawala	4,290,000	5,590,000
Peter D. Gibbons (joined ParentCo effective November 29, 2021)	— *	3,020,000
Jeffrey R. Lavers	2,081,000	2,700,000 **
Michael G. Vale	2,705,300	3,020,000
Mojdeh Poul	2,081,000	3,926,000
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*Excludes the target grant value of special one-time make-whole and inducement awards granted in connection with his commencement of employment.
**In May 2022, the ParentCo Board of Directors approved a significant expansion of Mr. Lavers’ duties and responsibilities, effective July 1, 2022, to include serving as the Interim Group President, Health Care, in addition to his existing role as Group President, Consumer. The target grant value of Mr. Lavers’ 2022 annual awards shown here excludes the value of a special restricted stock unit award granted to him in connection with the expansion of his duties and responsibilities and as a further incentive for Mr. Lavers to remain with ParentCo. For additional information, see the section entitled “—Section V: 2022 compensation decisions and performance highlights — Jeffrey R. Lavers — Compensation decisions.”
Each of ParentCo’s executives (other than the ParentCo CEO) was given an opportunity to indicate a preference to receive 50 percent of the target grant value of their annual long-term incentive awards in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of their 2022 annual long-term incentive awards was delivered in the form of performance shares. For the ParentCo CEO, the ParentCo C&T Committee chose to deliver 50 percent of the target grant value of his annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options.
Status of outstanding performance share awards
ParentCo’s annual award cycle and three-year performance periods result in an overlap of awards. For example, the performance goals for 2022 performance share awards relate to the years 2022, 2023, and 2024. Similarly, the performance goals for 2021 performance share awards relate to the years 2021, 2022, and 2023, and so on, as shown below. Performance against the goals established for each award are measured separately for each calendar year during the measurement period, with each year weighted as shown below in parenthesis. The ParentCo C&T Committee believes this structure reduces motivation to maximize performance in any one period by providing the highest-level rewards only by building sustainable long-term results.

Award	2019	2020	2021	2022	2023
2019 PSA	Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2020 PSA		Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2021 PSA			Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
The ParentCo C&T Committee periodically reviews ParentCo’s performance against the goals established for each performance share award throughout the duration of its measurement period. The tables below summarize the status of the different performance share awards held by the Named Executive Officers as of December 31, 2022.

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2022 PSA (2022-2024 measurement period)

				Three-year Performance Period – Actual Performance Level Achieved(1)
Performance Measures and Weighting	Performance Levels			2022 (Year 1; weighted at 50%)	2023 (Year 2; weighted at 30%)	2024 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Earnings per Share Growth (33 1/3%)(2)	2022: 1:0% 2023/24: 3.0%	2022: 4:0% 2023/24: 6.0%	2022: 7:0% 2023/24: 9.0%	-0.2%
Relative Organic Sales Growth (33 1/3%)(3)	-1.5%	0.0%	1.5%	-1.7%
Free Cash Flow Growth (33 1/3%)	2022: -7:0% 2023/24: 3.0%	2022: -4:0% 2023/24: 6.0%	2022: -1:0% 2023/24: 9.0%	-21.5%
2021 PSA (2021-2023 measurement period)

				Three-year Performance Period – Actual Performance Level Achieved(1)
Performance Measures and Weighting	Performance Levels			2022 (Year 1; weighted at 50%)	2023 (Year 2; weighted at 30%)	2024 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Earnings per Share Growth (20%)(2)	4.0%	8.0%	12.0%	14.4%	(0.2)%
Relative Organic Volume Growth (40%)(4)	(1.0)%	0.5%	2.0%	0.1%	(7.2)%
Return on Invested Capital (20%)	16.0%	18.0%	21.0%	19.5%	18.4%
Free Cash Flow Conversion (20%)	95.0%	100.0%	105.0%	100.9%	81.8%
2020 PSA (2020-2022 measurement period)

				Three-year Performance Period – Actual Performance Level Achieved(1)
Performance Measures and Weighting	Performance Levels			2022 (Year 1; weighted at 50%)	2023 (Year 2; weighted at 30%)	2024 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Earnings per Share Growth (20%)(2)	4.0%	8.0%	12.0%	(5.7)%	14.4%	(0.2)%
Relative Organic Volume Growth (40%)(4)	(1.0)%	0.5%	2.0%	2.6%	0.1%	(7.2)%
Return on Invested Capital (20%)	18.0%	20.0%	23.0%	17.1%	19.5%	18.4%
Free Cash Flow Conversion (20%)	95.0%	100.0%	105.0%	132.3%	100.9%	81.8%
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(1)Results reflect certain adjustments that the ParentCo C&T Committee believed were appropriate to better reflect ParentCo’s performance during the performance period. See [●] for a reconciliation of earnings per share, free cash flow, and free cash flow conversion to ParentCo’s results for the most directly comparable financial measures as reported under GAAP, and the calculation of return on invested capital.
(2)For purposes of calculating Earnings per Share Growth for any given fiscal year, the baseline earnings per share figure is set equal to the final adjusted earnings per share figure used to calculate the Earnings per Share Growth attainment for the preceding year. As a result, any increase in earnings per share attributable to adjustments in one fiscal year necessarily will make it more difficult for ParentCo to achieve its Earnings per Share Growth target in the following year.
(3)The reported level of performance for Relative Organic Sales Growth has been determined, in part, using a weighted blend of Worldwide IPI and Worldwide GDP, as reported by S&P Global Market Intelligence on January 17, 2023.
(4)The reported level of performance achieved for Relative Organic Volume Growth has been determined, in part, using the Worldwide IPI for each relevant period, as reported by S&P Global Market Intelligence on January 17, 2023. The final performance level achieved may vary based on changes in reported Worldwide IPI for the relevant period.

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Performance share accruals based on 2022 performance
The table below shows the number of shares of ParentCo common stock that were accrued (excluding dividend equivalents) for the outstanding performance share awards held by each Named Executive Officer based on ParentCo’s performance during 2022.

Name	Performance Share Award	Target Number of Performance Shares	Fraction of Each Target Performance Share Accrued Based on 2022 Performance	Total Number of Shares Accrued Based on 2022 Performance(1)	Market Value of Shares Accrued Based on 2022 Performance(2) ($)
Michael F. Roman	2022 PSA	37,997	0.000	—	—
	2021 PSA	29,761	0.068	2,027	243,037
	2020 PSA	32,676	0.014	471	56,433
				Total	299,470
Monish Patolawala(3)	2022 PSA	19,310	0.000	—	—
	2021 PSA	12,160	0.068	828	99,305
	2020 PSA	11,825	0.014	170	20,429
				Total	119,734
Peter D. Gibbons(4)	2022 PSA	10,432	0.000	—	—
				Total	—
Jeffrey R. Lavers	2022 PSA	9,327	0.000	—	—
	2021 PSA	5,899	0.068	402	48,155
	2020 PSA	1,654	0.014	24	2,858
				Total	51,013
Michael G. Vale	2022 PSA	10,432	0.000	—	—
	2021 PSA	7,668	0.068	522	62,610
	2020 PSA	7,412	0.014	107	12,805
				Total	75,415
Mojdeh Poul(5)	2022 PSA	2,262	0.000	—	—
	2021 PSA	2,950	0.068	201	24,091
	2020 PSA	6,347	0.014	91	10,957
				Total	35,048
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(1)The amounts in this column reflect the number of shares accrued (excluding dividend equivalents) based on, among other things, Worldwide IPI for the 2022 calendar year, as reported by S&P Global Market Intelligence on January 17, 2023. The final number of shares accrued may vary in the event of changes in Worldwide IPI reported by S&P Global Market Intelligence. Due to rounding, the numbers shown in this column may not equal the result obtained by multiplying the Target Number of Performance Shares by the Shares Accrued Per Target Performance Share Based on 2022 Performance.
(2)Represents the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92), multiplied by the total number of shares accrued (before rounding and excluding dividend equivalents) based on ParentCo’s 2022 performance.
(3)Mr. Patolawala joined ParentCo and was appointed its Chief Financial Officer effective July 1, 2020.
(4)Mr. Gibbons joined ParentCo and was appointed its Group President, Enterprise Operations, effective November 29, 2021.
(5)In accordance with the terms of the awards, the target number of performance shares subject to each of Ms. Poul’s outstanding performance share awards was reduced based on her July 1, 2022, retirement. Prior to this reduction, the target number of performance shares subject to Ms. Poul’s outstanding performance share awards was as follows: 2022 performance share award — 13,563 shares; 2021 performance share award — 5,899 shares; and 2020 performance share award — 7,616 shares.
Although shares of ParentCo common stock are accrued annually for each outstanding performance share award, an executive may forfeit all or a portion of the shares otherwise issuable pursuant to his or her award if he or she does not remain employed by ParentCo throughout the entire three-year performance period.
For additional information concerning the manner in which the compensation of the Named Executive Officers is determined and the role of the Compensation and Talent Committee and its advisors, see the section entitled “—Section II: How 3M determines executive compensation — Roles and responsibilities.”

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Section V: 2022 compensation decisions and performance highlights
Michael F. Roman
Chairman of the ParentCo Board and Chief Executive Officer
Selected 2022 performance highlights
•Led transformation in ParentCo’s portfolio for value creation and growth, through the successful completion of the divestiture of the Food Safety business, and laying the groundwork for the announced intent to spinoff the Health Care business to create two world-class public companies.
•Announced 3M’s commitment to exit all PFAS manufacturing by end of 2025 and work to discontinue use of PFAS across the product portfolio by end of 2025, positioning ParentCo for continued sustainable growth.
•Took actions towards the efficient and equitable resolution of litigation related to Combat Arms Earplugs Version 2 (CAEv2) manufactured by 3M’s subsidiary, Aearo Technologies LLC, and continued to advance PFAS litigation strategies.
•Built agility and resilience within ParentCo through key steps in the face of changing market dynamics. This included taking strong pricing actions to offset inflation and proactively managing costs as demand softened through the year, as well as navigating COVID-related lock downs in China and supply chain disruptions.
•Led the suspension of business in Russia in Q1 2022 and the exit of all operations in Russia and Belarus in Q4 2022.
•Delivered on environmental commitments, exceeding 2022 goals towards carbon neutrality, reduced water use (including the implementation of new water reduction technology at the ParentCo Cordova plant), and improved water quality.
•Drove further progress towards ParentCo’s social justice commitments. This included exceeding goals for U.S. diverse supplier spend, delivering more than a million learning experiences for individuals from underrepresented groups, and more than 40,000 work hours in skills-based service. Additionally, positive advancements continued toward increasing diversity in management and increasing representation of underrepresented groups in ParentCo’s U.S. employee population.
•Continued the development of ParentCo’s senior leadership team, including the appointment of a new Executive Vice President, Enterprise Risk Management, and advancing the pipeline to leadership. Additionally, ensured more than 90 percent of eligible employees completed new Learning Tracks for skill building, and supported the first full year of Work Your Way, ParentCo’s global, trust-based approach to where, when, and how work is done.
Compensation decisions
In February 2022, the ParentCo C&T Committee approved, and the independent members of the ParentCo Board ratified, the following compensation actions with respect to Mr. Roman:
•a 5.6 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $3,712,500 to $3,918,750), which included a base salary increase (from $1,350,000 to $1,425,000); and
•the issuance of long-term incentive awards with an aggregate target grant value of $11 million, which was split equally between performance shares and stock options.
The increase to Mr. Roman’s target Total Cash Compensation was intended to progress his compensation closer to the market median.

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In February 2023, the ParentCo C&T Committee approved, and the independent members of the ParentCo Board of Directors ratified, a 2022 AIP payout for Mr. Roman in the amount of $1,327,676, which represented 54.0 percent of his target. See the section entitled “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts.”
Monish Patolawala
Executive Vice President, Chief Financial and Transformation Officer
Selected 2022 performance highlights
•As both CFO and transformation officer, played pivotal role in the successful completion of the Food Safety business divestiture and in leading the design for the spin off of Health Care and the separation management.
•Supported the creation of a future roadmap for ParentCo, aligned to strong end-markets where ParentCo wins, while delivering through tight operating rigor and a strong cash position. This included:
•Ensuring prioritization and accountability for critical infrastructure, environmental, safety and social capital allocation, while optimizing capital among other categories for growth, cost, digital, etc.
•Driving continued improvement in operating rigor, championing a daily management discipline with a focus on the “reds” and leaning into the needed trade-off decisions in a dynamic market environment.
•Working with key internal and external partners, supported the Chapter 11 filing and restructuring of Aearo Technologies LLC to help facilitate the efficient and equitable resolution of CAEv2 litigation.
•Drove compliance culture by strong “tone at the top.”
•Continued the development and operational effectiveness of ParentCo’s Finance team, building skills and advancing representation, simplifying structure, and eliminating process waste (such as reducing ParentCo’s closing cycle by three days).
•Continued to promote business and finance literacy across ParentCo through speaking engagements, podcasts, and other forums.
•Actively mentored key talent across ParentCo and championed A3CTION, the ParentCo Asian employee affinity group in the U.S.
Compensation decisions
In February 2022, the ParentCo C&T Committee approved the following compensation actions with respect to Mr. Patolawala in recognition of his exceptional performance in 2021:
•a 9.8 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $2,166,480 to $2,378,354), which included a base salary increase (from $1,083,240 to $1,106,211); and
•the issuance of long-term incentive awards with an aggregate target grant value of $5,590,000, which was split 50 percent performance shares, 25 percent restricted stock units and 25 percent stock options.
In May 2022, the ParentCo C&T Committee approved an extension of Mr. Patolawala’s relocation benefits through December 31, 2022, due to an unanticipated delay in the completion of his new residence as a result of supply chain and labor shortage issues.
In February 2023, the ParentCo C&T Committee approved a 2022 AIP payout for Mr. Patolawala in the amount of $793,011, which represented 64.8 percent of his target. See “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts.”

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Peter D. Gibbons
Group President, Enterprise Operations
Selected 2022 performance highlights
•Navigated COVID-related lock downs in China and continued supply chain disruptions and constraints throughout 2022, responding to changing market dynamics through the year, such as addressing labor availability shortages during the first half of the year and taking subsequent actions to adjust staffing levels in the second half.
•Increased operating rigor and visibility to key performance drivers, ultimately driving critical actions to reduce inventory and improve backlog and spending.
•In his first full year at ParentCo, evaluated performance and efficiency of operations and service to customers, and announced fundamental steps to redesign the operating model, to deliver improved performance in environmental, health and safety (EHS), inventory, cost, and service.
•In partnership with SVP EHS & Product Stewardship, assessed and addressed operational improvement actions, setting the tone from the top by personally conducting more than 30 site visits. Together, they developed the Responsible Operations model and launched a focus on “Safety Always” across ParentCo.
•Enhanced communication and transparency across the end-to-end supply chain, advanced external and internal leadership talent, and actively championed 3M Pride, the ParentCo LGBTQ+ global employee resource network.
Compensation decisions
In February 2022, the ParentCo C&T Committee approved the following compensation actions with respect to Mr. Gibbons:
•a 11.6 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $1,452,000 to $1,620,000), which included a base salary increase (from $784,806 to $810,000); and
•the issuance of long-term incentive awards with an aggregate target grant value of $3,020,000, which was split equally between performance shares and restricted stock units.
The increase to Mr. Gibbons’ target Total Cash Compensation was intended to progress his compensation closer to the market median.
In February 2023, the ParentCo C&T Committee approved a 2022 AIP payout for Mr. Gibbons in the amount of $417,734, which represented 54.0 percent of his target. See the section entitled “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts” for more information.
Jeffrey R. Lavers
Group President, Consumer and Interim Group President, Health Care
Selected 2022 performance highlights
•Led the Consumer business through a challenging year with headwinds of restricted supply resulting from material shortages and labor constraints, and dynamic changes in demand from the market. In managing through these dynamics, won vendor of the year recognition from several key customers.
•Took decisive action to adapt to a dynamic market, driving pricing to address inflation, reducing inventory and backlogs, and delivering efficiencies for customers and ParentCo through geographic and business consolidations and the full integration of Meguiar’s business and systems.

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•Continued to drive portfolio transformation, including the divestiture of two subsidiaries and reprioritization/exit of low gross margin products and portfolios.
•Saw strong performance of new consumer products in a challenging environment, including gains in digital footprint with data management and the launch of Digital Post-it® notes.
•Assumed additional responsibility for the interim leadership of the Health Care business mid-year. Health Care markets faced ongoing pandemic related challenges, including labor shortages, supply chain disruptions and inflation. Addressed efficiency and effectiveness through significant reorganization efforts to drive agility and efficiency, and support customer demand.
•With the announcement of the intent to spin off the Health Care business, actively led and engaged teams on many aspects of enterprise to establish the needed components for an effective and successful transaction.
•Was champion for the Women’s Leadership Forum and more recently became the Executive Sponsor for the ParentCo Latin Resource Network, in addition to personal mentoring and supporting development of talent across the enterprise. Advanced social justice commitments through the Consumer business focus on equity in housing.
•Became a member of the Board for the Retail Industry Leaders Association.
Compensation decisions
In February 2022, the ParentCo C&T Committee approved the following compensation actions with respect to Mr. Lavers:
•a 24.7 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $1,198,000 to $1,494,000), which included a base salary increase (from $647,519 to $747,000); and
•the issuance of long-term incentive awards with an aggregate performance-adjusted target grant value of $2,700,000, which was split equally between performance shares and stock options.
The increase to Mr. Lavers’ target Total Cash Compensation was intended to progress his compensation closer to the market median.
In May 2022, in connection with a significant expansion of Mr. Lavers’ duties and responsibilities to include serving as the Interim Group President, Health Care, in addition to his existing role as Group President, Consumer, the ParentCo C&T Committee approved a 8.4 percent increase, effective July 1, 2022, to his base salary (from $747,000 to $810,000) and target Total Cash Compensation (from $1,494,000 to $1,620,000) to better align that portion of his compensation with the breadth of the duties and responsibilities that accompany his expanded role. Given the significant expansion of Mr. Lavers’ duties and responsibilities and the strong desire to retain a proven top performing business leader through a critical period for ParentCo, the ParentCo C&T Committee also approved, effective July 1, 2022, a special restricted stock unit award for Mr. Lavers with a target grant value of $1,000,000. The special restricted stock unit award will vest in a single installment on the first anniversary of the grant date; provided, that Mr. Lavers remains in employment with ParentCo through such date.
In February 2023, the ParentCo C&T Committee approved a 2022 AIP payout for Mr. Lavers in the amount of $293,751, which represented 40.3 percent of his target. See the section entitled “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts” for more information.

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Michael G. Vale
Group President, Safety and Industrial
Selected 2022 performance highlights
•Navigated the Russia business suspension, China lockdowns, supply chain disruptions, and several force majeure events, through rigorous daily management and driving key actions relating to price, productivity, and portfolio optimization, while maintaining direct engagement with customers and channel partners.
•Led with agility through changing demands in N95 respirator production to ensure the appropriate supply response to new variants of COVID and adjusting to the changing profile of use across geographies.
•Continued to advance a pipeline of innovation and a focus on digital, automated, and sustainable programs, including adoption of the RepairStack platform by 1,000 auto body shops in 2022 and continued adoption of the Finesse-itTM paint repair system by automotive plants.
•Accelerated progress in the substitution of fluorochemical materials across the Safety and Industrial portfolio in advance of ParentCo’s announced intent to work to discontinue use of PFAS across the product portfolio by end of 2025.
•Continued to drive social justice initiative to promote skills trades. Championed the U.S. based Military Support Network and was awarded the ParentCo 2022 US Women’s Leadership Forum Executive Award (an award nominated by the Women’s Leadership Forum employee resource network) as a result of his active leadership connecting with all employee groups throughout the year and his focus on diversity, equity, and inclusion.
Compensation decisions
In February 2022, the ParentCo C&T Committee approved the following compensation actions with respect to Mr. Vale:
•a 12.2 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $1,444,014 to $1,620,000), which included a base salary increase (from $780,490 to $810,000); and
•the issuance of long-term incentive awards with an aggregate target grant value of $3,020,000, which was split equally between performance shares and stock options.
The increase to Mr. Vale’s target Total Cash Compensation was intended to progress his compensation closer to the market median.
In February 2023, the ParentCo C&T Committee approved a 2022 AIP payout for Mr. Vale in the amount of $655,440, which represented 84.8 percent of his target. See the section entitled “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts” for more information.
Mojdeh Poul
Former Group President, Health Care
As Ms. Poul retired from employment with ParentCo effective July 1, 2022, ParentCo did not conduct a detailed performance assessment for her.

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Compensation decisions
In February 2022, the ParentCo C&T Committee approved the following compensation actions with respect to Ms. Poul in recognition of her exceptional performance in 2021:
•a 13.8 percent increase, effective April 1, 2022, to target Total Cash Compensation (from $1,452,000 to $1,652,400), which included a base salary increase (from $784,806 to $826,200); and
•the issuance of long-term incentive awards with an aggregate target grant value of $3,926,000, which was split equally between performance shares and restricted stock units.
In February 2023, the ParentCo C&T Committee approved a prorated 2022 AIP payout for Ms. Poul in the amount of $183,107, which represented 49.5 percent of her prorated target amount. See the section entitled “—Section IV: Incentive compensation attainments and awards — 2022 AIP attainments and payouts” for more information.
Section VI: Ways in which ParentCo addresses risk and governance
Stock ownership guidelines
ParentCo maintains robust stock ownership guidelines that are intended to align the financial interests of ParentCo’s Section 16 officers with those of its shareholders. The table below shows the stock ownership guideline for each Named Executive Officer (other than Ms. Poul) and their compliance status as of December 31, 2022. As a former employee, Ms. Poul is no longer subject to ParentCo’s stock ownership guidelines.

Name	Multiple of Measurement Date Base Salary Required	Compliance Status as of December 31, 2022(1)
Michael F. Roman	6x	In compliance
Monish Patolawala	3x	In compliance
Peter D. Gibbons	3x	In compliance
Jeffrey R. Lavers	3x	In compliance
Michael G. Vale	3x	In compliance

Percentage of Named Executive Officers in compliance with ParentCo’s stock ownership guidelines as of December 31, 2022: 100%

___________________
(1)In accordance with the terms of the stock ownership guidelines, the number of shares required to be beneficially owned by each Named Executive Officer in order to maintain compliance was most recently recalculated as of December 31, 2022, using the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022. Each such Named Executive Officer has until December 31, 2025 (November 29, 2026, for Mr. Gibbons) to acquire beneficial ownership of any additional shares required as a result of the recalculation.
Calculation of Required Ownership. The number of shares required to be beneficially owned in order to comply with the guidelines is determined by dividing the specified multiple of the executive’s annual base salary on the calculation date by the closing price of ParentCo common stock on such date.
Calculation Dates. The number of shares required to comply with the guidelines is calculated (or recalculated) on each of the following:
•the date an executive first becomes subject to the guidelines;
•the date an executive’s target ownership multiple increases or decreases due to a change in position; and
•every third anniversary of December 31, 2022.

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Grace Period. Each covered executive is expected to attain beneficial ownership of the required number of shares of ParentCo stock by the later of the fifth anniversary of his or her appointment to the position triggering the calculation date or, if an executive’s required ownership level increases as a result of a triennial recalculation, the third anniversary of the calculation date. If a covered executive who is within the five-year period described above becomes subject to an increased stock ownership requirement as a result of a triennial recalculation, the covered executive will have until the later of (a) the expiration of the five-year compliance window or (b) the third anniversary of the recalculation date to attain the higher level of ownership.
Shares Counted. For purposes of determining compliance with the stock ownership guidelines, the following shares are considered to be beneficially owned by the covered executive:
•shares owned directly by a covered executive or by members of the covered executive’s immediate family;
•shares owned indirectly through a covered executive’s account in ParentCo’s 401(k) plan or another deferred compensation plan;
•outstanding shares of restricted stock owned by a covered executive; and
•shares underlying outstanding restricted stock units held by a covered executive.
Stock Holding Requirements. If a covered executive is not making adequate progress to meet the specified level of ownership by the end of the grace period, the guidelines provide that he or she must hold a sufficient number of the after-tax 3M shares received upon the payout of his or her performance shares to be on track to satisfy the required ownership level.
For more information concerning the 3M stock ownership of the Named Executive Officers, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
Prohibition of hedging, pledging, and other actions
ParentCo’s stock trading policies prohibit ParentCo’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of ParentCo’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to ParentCo’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging ParentCo securities as collateral for a loan. All discretionary transactions in ParentCo securities by directors and executive officers must be pre-cleared with ParentCo’s Legal Affairs department and conducted during approved trading windows.

•No hedging •No short sales •No pledging	•No standing orders •No margin accounts

Severance benefits
The ParentCo Executive Severance Plan provides separation payments and benefits to certain U.S. executives, including the Named Executive Officers, in the event of a qualifying termination of their employment. Among other things, the plan is intended to support talent recruitment and retention objectives (especially at times when there are uncertainties around restructurings and reductions in force) and to provide a consistent approach to executive departures. Additional information concerning the benefits made available under the Severance Plan and the circumstances under which benefits will be made available can be found under the section entitled “—Potential payments upon termination or change in control.”

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Clawback policy and other remedial actions
Clawback policy. ParentCo’s Board of Directors previously adopted a policy under which it is authorized to require reimbursement of certain amounts provided to an executive, as described in the table below.

Potential clawback triggering events	Amounts the ParentCo Board is authorized to recoup
Issuance of noncompliant financial reports. ParentCo’s issuance of a financial report that, due to the covered executive’s misconduct, is materially noncompliant with Federal securities laws	All profits realized by the covered executive on the sale of ParentCo securities during the 12month period following the issuance of the noncompliant financial report
Material restatement — Misconduct. ParentCo’s filing of a material restatement of ParentCo’s financial statements with the Securities and Exchange Commission that is due to a covered executive’s misconduct or failure of risk management
All annual and long-term incentive compensation in excess of amounts that would have been provided based on the restated financial results
Material restatement — No misconduct. ParentCo’s filing of a material restatement of ParentCo’s financial statements with the Securities and Exchange Commission that is not due to a covered executive’s misconduct or failure of risk management
Annual and long-term incentive compensation paid or provided during the three years prior to the date on which ParentCo commences steps that lead to the filing of the material restatement in excess of amounts that would have been provided based on amended financial statements
Significant misconduct. An act of misconduct by the covered executive that has or might reasonably be expected to cause significant financial or reputational harm to ParentCo	Annual incentive payments and other amounts paid or provided to the covered executive on or after May 7, 2018, that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the ParentCo Board of Directors
Significant risk-management failure. Improper or grossly negligent failure of a covered executive, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to ParentCo, which has or might reasonably be expected to cause significant financial or reputational harm to ParentCo
Annual incentive payments and other amounts paid or provided to the covered executive on or after May 7, 2018, that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the ParentCo Board of Directors
On February 24, 2023, the NYSE proposed the adoption of a new rule that would require all listed companies (including ParentCo) to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers. Although ParentCo’s existing policy goes beyond the requirements of the proposed rule in many respects, certain updates would be required in order to ensure compliance with the new rule if implemented as proposed. ParentCo’s Board of Directors fully intends to bring ParentCo’s executive compensation recoupment arrangements into compliance with the new requirements of any final rule adopted by the NYSE.
Other remedial actions. Whether or not an executive’s actions trigger a potential clawback, ParentCo also may take other remedial actions to appropriately address employee conduct that is considered detrimental to ParentCo. Depending on the circumstances, such other actions may include, without limitation, reducing the executive’s duties and responsibilities, limiting the progression of the executive’s career with ParentCo, reducing the executive’s base salary or target Total Cash Compensation, reducing the target grant value of the executive’s future long-term incentive compensation awards, causing the forfeiture of the executive’s outstanding long-term incentive awards, or terminating the executive’s employment with ParentCo.
Assessment of risk related to compensation programs
Following completion of a recent compensation risk assessment, ParentCo concluded that none of its compensation policies and practices is reasonably likely to have a material adverse effect on ParentCo. In connection with this assessment, ParentCo completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. The ParentCo C&T Committee’s independent compensation consultant, FW Cook, conducted a risk assessment of ParentCo’s executive

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compensation policies and practices and reviewed the inventory of non-executive compensation programs compiled by management. The scope of the fiscal 2022 risk assessment generally was consistent with that conducted in recent years, through which ParentCo evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk.
ParentCo believes that its overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus, balance of revenue- versus profit-focused performance measures, stock ownership guidelines, forfeiture provisions, and “clawback” policy all work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term shareholder value, while taking only necessary and prudent risks. In this regard, ParentCo’s strong ethics and its corporate compliance systems, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. In addition, ParentCo’s employee sales plans are designed under global guidelines, where oversight of plan terms, administration, and operation is strong and governance roles are segregated.
Based on its consideration of these assessments, the ParentCo C&T Committee concurred with ParentCo’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on ParentCo.
Tally sheets
The ParentCo C&T Committee periodically reviews a report comparing the amounts of compensation actually received by ParentCo’s Named Executive Officers to the amounts reported in its annual proxy statement and summarizing the compensation that would be owed to such individuals in the event of the termination of their employment under certain circumstances. Reviewing this report helps the ParentCo C&T Committee better understand ParentCo’s potential obligations to the Named Executive Officers following the termination of their employment. It also helps the ParentCo C&T Committee better assess the risk of any of the Named Executive Officers leaving ParentCo prematurely because ParentCo is not providing sufficient retention incentives.
Tax considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid in any given year in excess of $1 million to certain current and former executive officers of ParentCo. As a result, ParentCo expects that compensation paid per year to the Named Executive Officers and certain other current and former executive officers in excess of $1 million generally will not be deductible, subject to limited exceptions. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the ParentCo C&T Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to executive officers will be tax deductible. The ParentCo C&T Committee reserves the right to make changes or amendments to existing compensation programs and arrangements, including changes or amendments that may result in the loss of tax deductions, if the ParentCo C&T Committee believes it is in the best interests of ParentCo and its shareholders to do so.

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Executive Compensation Tables
2022 summary compensation table
The following table shows the compensation earned or received during 2022, 2021, and 2020 by each of the Named Executive Officers (determined as described above and pursuant to the Securities and Exchange Commission’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total($)
Michael F. Roman	2022	1,406,250	—	5,500,066	5,500,883	1,327,676	—	296,512	14,031,387
Chairman of the Board and Chief Executive Officer	2021	1,337,487	—	5,250,138	5,250,960	3,131,774	2,978,538	251,687	18,200,584
	2020	1,299,948	—	5,000,082	5,001,553	1,582,901	7,709,350	106,513	20,700,347
Monish Patolawala(7)	2022	1,100,469	—	4,192,661	1,397,729	793,011	—	193,293	7,677,163
Executive Vice President, Chief Financial and Transformation Officer	2021	934,096	—	5,717,782	1,072,700	1,514,739	—	177,534	9,416,851
	2020	442,500	700,000	5,655,787	812,409	379,580	—	33,954	8,024,230
Peter D. Gibbons(8)(9) Group President, Enterprise Operations	2022	803,702	—	3,020,120	—	417,734	—	112,510	4,354,066
Jeffrey R. Lavers(9) Group President, Consumer and Interim Group President, Health Care	2022	753,630	—	2,350,121	1,350,217	293,751	622,284	50,233	5,420,237
Michael G. Vale	2022	802,622	—	1,510,032	1,510,264	655,440	—	70,553	4,548,911
Group President, Safety and Industrial	2021	771,840	—	1,352,712	1,352,901	690,948	30,088	76,363	4,274,852
	2020	745,890	—	1,134,184	1,134,504	845,395	1,886,940	78,283	5,825,196
Mojdeh Poul	2022	413,881	—	3,926,295	—	183,107	—	102,871	4,626,154
Former Group President, Health Care	2021	742,296	—	1,560,977	520,354	1,229,041	—	163,903	4,216,571
	2020	683,246	—	1,165,400	1,165,730	305,529	—	107,452	3,427,357
__________________
(1)The amount in the Bonus column reflects the hiring bonus that Mr. Patolawala negotiated in connection with his commencement of employment with ParentCo. Although the entire amount of the hiring bonus is shown as 2020 compensation, the actual amount was payable in two installments as follows: $400,000 payable within 30 days of his start date and the remainder payable within 30 days of the first anniversary of his start date, assuming continued employment.
(2)The amounts in the Stock Awards column reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 18 to ParentCo’s audited financial statements for the fiscal year ended December 31, 2022, included in ParentCo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2023. The amounts included in this column for the performance share awards made during 2022 are calculated based on the probable satisfaction of the performance conditions for such awards, determined as of the grant date. If the highest level of performance is achieved for these performance share awards, the maximum value of these awards at the grant date would be as follows: Mr. Roman — $11,000,132; Mr. Patolawala — $5,590,245; Mr. Gibbons — $3,020,064; Mr. Lavers — $2,700,167; Mr. Vale — $3,020,064; and Ms. Poul — $3,926,489.
(3)The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 18 to ParentCo’s audited financial statements for the fiscal year ended December 31, 2022, included in ParentCo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2023.
(4)The amounts in the Non-Equity Incentive Plan Compensation column reflect the annual incentive compensation earned by each individual during the year specified pursuant to ParentCo’s Annual Incentive Plan.
(5)The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the actuarial increase in the present value (if any) of each individual’s pension benefits under all defined benefit pension plans of ParentCo, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 13 to ParentCo’s audited financial statements for the fiscal year ended December 31, 2022, included in ParentCo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2023. Consistent with the reporting requirements of the Securities and Exchange Commission, the change in Mr. Roman’s and Mr. Vale’s pension value is shown as zero because the actuarial change in the present value of their pension benefits, calculated as described in the preceding sentence, decreased by $998,774 and $1,634,408, respectively. There were no above-market or preferential earnings on deferred compensation under ParentCo’s nonqualified deferred compensation programs.
(6)See the All Other Compensation table below for details of the amounts reported for 2022.
(7)Mr. Patolawala joined ParentCo and was appointed Senior Vice President and Chief Financial Officer, effective July 1, 2020.
(8)Mr. Gibbons joined ParentCo and was appointed Group President, Enterprise Operations, effective November 29, 2021.

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(9)No amounts are reported for Mr. Gibbons or Mr. Lavers for the years 2020 and 2021, since each first became a Named Executive Officer after those years.
2022 all other compensation table

Name	401(k) Company Contributions ($)(1)	VIP Excess Company Contributions ($)(2)	Executive Life Insurance ($)(3)	Financial Planning ($)(4)	Personal Aircraft Use ($)(5)	Security Systems/ Services ($)(6)	Other ($)(7)	Total ($)
Michael F. Roman	5,063	53,779	23,760	13,501	199,422	987	—	296,512
Monish Patolawala	24,400	141,356	14,036	13,501	—	—	—	193,293
Peter D. Gibbons	24,400	64,540	23,570	—	—	—	—	112,510
Jeffrey R. Lavers	6,863	15,185	14,685	13,500	—	—	—	50,233
Mike G. Vale	9,150	32,567	15,336	13,500	—	—	—	70,553
Mojdeh Poul	24,400	54,737	7,616	12,000	—	—	4,118	102,871
__________________
(1)The amounts shown reflect ParentCo matching and additional automatic contributions under the tax-qualified ParentCo Voluntary Investment Plan and Employee Stock Ownership Plan. All eligible employees under this plan may receive ParentCo matching contributions on their pre-tax or Roth 401(k) contributions to the plan on up to five percent of their eligible pay. Eligible employees hired on or after January 1, 2009, also receive additional automatic ParentCo retirement income contributions equal to three percent of their eligible pay.
(2)The amounts shown reflect ParentCo contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and 3M contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive ParentCo contributions similar to those provided under the tax-qualified ParentCo Voluntary Investment Plan and Employee Stock Ownership Plan.
(3)The amounts shown reflect the amount of premiums paid by ParentCo on behalf of each individual for additional group term life insurance coverage obtained for them under the Executive Life Insurance Plan.
(4)These amounts reflect fees for personal financial planning and tax return preparation services paid by ParentCo on behalf of each individual.
(5)This amount reflects the aggregate incremental cost to 3M for Mr. Roman’s personal use of corporate aircraft during 2022. This aggregate incremental cost was calculated by combining the variable operating costs of such travel, including the cost of fuel, landing fees, parking fees, trip preparation fees, en route communication charges, en route navigation charges, on-board catering, and crew travel expenses. The ParentCo C&T Committee required Mr. Roman to use the corporate aircraft for all business and personal travel.
(6)This amount reflects the expenses incurred by ParentCo during 2022 for home security equipment and monitoring services at the personal residence of Mr. Roman.
(7)ParentCo inadvertently failed to withhold from Ms. Poul’s 2022 compensation certain amounts ParentCo was required to withhold and remit to the Internal Revenue Service (IRS). Because Ms. Poul was no longer employed by ParentCo when the error was discovered, and the failure to make the required payment exposed ParentCo to potential penalties, 3M remitted a payment, in the amount of $4,118, to the IRS for Ms. Poul’s account.
Grants of plan-based awards
The following table reflects the various equity and non-equity plan awards granted to the Named Executive Officers during 2022. Except for the annual incentive compensation earned by such Named Executive Officers under the Annual Incentive Plan, all of the equity incentive plan awards referred to in this table were granted under the 2016 Long-Term Incentive Plan.

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2022 grants of plan-based awards table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Under-lying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name/Award Type(1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael F. Roman
PSA	03/01/22	02/07/22				7,599	37,997	75,994	—			5,500,066
Stock Option	02/08/22	02/07/22							—	217,083	162	5,500,883
AIP	n/a	n/a	14,766	2,460,938	4,921,875				—			—
Monish Patolawala
PSA	03/01/22	02/07/22				3,862	19,310	38,620	—			2,795,123
Stock Option	02/08/22	02/07/22							—	55,159	162	1,397,729
RSU	02/08/22	02/07/22							8,605			1,397,538
AIP	n/a	n/a	7,350	1,224,917	2,449,835				—			—
Peter D. Gibbons
PSA	03/01/22	02/07/22				2,086	10,432	20,864	—			1,510,032
RSU	02/08/22	02/07/22							9,298			1,510,088
AIP	n/a	n/a	4,646	774,299	1,548,597				—			—
Jeffrey R. Lavers
PSA	03/01/22	02/07/22				1,865	9,327	18,654	—			1,350,083
Stock Option	02/08/22	02/07/22							—	53,284	162	1,350,217
Special RSU(8)	7/01/22	05/09/22							7,783			1,000,038
AIP	n/a	n/a	4,376	729,370	1,458,740				—			—
Michael G. Vale
PSA	03/01/22	02/07/22				2,086	10,432	20,864	—			1,510,032
Stock Option	02/08/22	02/07/22							—	59,600	162	1,510,264
AIP	n/a	n/a	4,640	773,381	1,546,762				—			—
Mojdeh Poul
PSA	03/01/22	02/07/22				2,713	13,563	27,126	—			1,963,245
RSU	02/08/22	02/07/22							12,087			1,963,050
AIP	n/a	n/a	4,719	786,449	1,572,897				—			—
__________________
(1)Abbreviations: PSA = performance share award; RSU = restricted stock unit award; AIP = annual incentive pay.
(2)The amounts shown as the Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect the threshold, target, and maximum amounts that may be earned by each individual during 2022 under the Annual Incentive Plan assuming continued employment through the end of the year. If the amounts reported were adjusted to reflect mid-year departures, the amounts shown for Ms. Poul would have been as follows: threshold ($2,215); target ($369,242); and maximum ($738,483). For more information, see the section entitled “—Section IV: Incentive compensation attainments and awards —Annual incentive.”
(3)The amounts shown as the Estimated Future Payouts Under Equity Incentive Plan Awards with respect to 2022 performance shares reflect the threshold, target, and maximum number of shares of ParentCo common stock that may be earned by each individual pursuant to their 2022 performance share awards. The actual number of shares of ParentCo common stock to be delivered as a result of these performance shares will be determined by the performance of ParentCo during the three-year performance period of 2022, 2023, and 2024, as measured against three performance criteria selected by the ParentCo C&T Committee (Relative Organic Sales Growth, Earnings per Share Growth, and Free Cash Flow Growth). For more information on the performance criteria and formulas used to determine the final number of shares of 3M common stock payable pursuant to these performance shares, see “—Section III: Overview of compensation program design —2022 performance share awards.”
(4)The amounts shown as the All Other Stock Awards reflect the number of shares of ParentCo common stock subject to restricted stock unit awards granted to each individual during 2022. The restricted stock unit awards granted on February 8, 2022, were part of ParentCo’s annual equity grants made to approximately 6,050 employees, and they will vest in full on the third anniversary of the grant date.
(5)The amounts shown as the All Other Option Awards reflect the number of shares of 3M common stock subject to nonqualified stock options granted to each individual during 2022. The options granted on February 8, 2022, were part of ParentCo’s annual equity grants made to approximately 6,050 employees, and they vest in installments of one-third on each of the first three anniversaries of the grant date.
(6)The exercise price for all stock options granted to the Named Executive Officers is set at the closing price at which ParentCo common stock traded on the NYSE on the option grant date.
(7)The amounts shown as the Grant Date Fair Value of Stock and Option Awards were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures, and, in the case of performance share awards, are based upon the probable outcome of the applicable performance conditions at

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the time of grant. Assumptions made in the calculation of these amounts are included in Note 18 to ParentCo’s audited financial statements for the fiscal year ended December 31, 2022, included in ParentCo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2023.
(8)These restricted stock units will vest in full on July 1, 2023. For additional information concerning Mr. Lavers’ special RSU award, see the section entitled “—Section V: 2022 compensation decisions and performance highlights — Jeffrey R. Lavers.”
2022 outstanding equity awards at fiscal year-end table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael F. Roman									29,761	(13)	3,568,939
									7,599	(14)	911,320
	25,867			126.72	2/3/2024
	39,846			165.94	2/2/2025
	48,206			147.87	2/1/2026
	52,249			175.76	2/6/2027
	56,750			233.63	2/5/2028
	36,284			195.52	7/1/2028
	146,240			201.12	2/4/2029
	154,512	77,256	(2)	157.24	2/3/2030
	69,100	138,202	(3)	175.02	2/1/2031
	—	217,083	(4)	162.41	2/7/2032
Monish Patolawala									12,160	(13)	1,458,227
									3,862	(14)	463,131
	24,018	12,009	(5)	155.43	6/30/2030
	14,116	28,233	(3)	175.02	2/1/2031
	—	55,159	(4)	162.41	2/7/2032
						6,013	(6)	721,079
						6,524	(7)	782,358
						6,128	(8)	734,870
						13,922	(9)	1,669,526
						8,605	(10)	1,031,912
Peter D. Gibbons									2,086	(14)	250,201
						3,222	(11)	386,382
						9,298	(10)	1,115,016
Jeffrey R. Lavers									5,899	(13)	707,408
									1,865	(14)	223,699
	6,270			126.72	2/3/2024
	5,862			165.94	2/2/2025
	6,828			147.87	2/1/2026
	8,440			175.76	2/6/2027
	4,899			233.63	2/5/2028
	4,914			201.12	2/4/2029
	7,818	3,910	(2)	157.24	2/3/2030
	13,695	27,391	(3)	175.02	2/1/2031
	—	53,284	(4)	162.41	2/7/2032
						7,783	(12)	933,337
Michael G. Vale									7,668	(13)	919,547
									2,086	(14)	250,201
	31,559			127	2/3/2024
	49,804			166	2/2/2025
	58,684			148	2/1/2026
	49,592			176	2/6/2027

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

	27,273			234	2/5/2028
	33,172			201	2/4/2029
	35,048	17,524	(2)	157	2/3/2030
	17,803	35,608	(3)	175	2/1/2031
	—	59,600	(4)	162	2/7/2032
Mojdeh Poul									2,950	(13)	353,764
									452	(14)	54,252
	2,921			127	2/3/2024
	6,194			166	2/2/2025
	7,203			148	2/1/2026
	6,749			176	2/6/2027
	4,899			234	2/5/2028
	33,172			201	2/4/2029
	36,012	18,007	(2)	157	2/3/2030
	6,847	13,696	(3)	175	2/1/2031
						2,875	(8)	344,770
						11,586	(10)	1,389,393
__________________
(1)The market value of performance shares or restricted stock units that have not vested was determined by multiplying the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92), by the number of performance shares or restricted stock units shown, respectively.
(2)These stock options vested in full on February 4, 2023.
(3)These stock options vested or will vest in installments of one-half on each of February 2, 2023, and February 2, 2024.
(4)These stock options vested or will vest in installments of one-third on each of February 8, 2023, February 8, 2024, and February 8, 2025.
(5)These stock options will vest in full on July 1, 2023.
(6)These restricted stock units will vest in full on July 1, 2023, or immediately in the event of Mr. Patolawala’s termination of employment by 3M for reasons other than misconduct or his resignation for good reason.
(7)These restricted stock units will vest in full on July 1, 2025, or immediately in the event of Mr. Patolawala’s termination of employment by 3M for reasons other than misconduct or his resignation for good reason.
(8)These restricted stock units will vest in full on February 2, 2024.
(9)These restricted stock units will vest in full on November 1, 2024.
(10)These restricted stock units will vest in full on February 8, 2025.
(11)These restricted stock units will vest in full on December 1, 2023.
(12)These restricted stock units will vest in full on July 1, 2023.
(13)The shares of ParentCo common stock to be delivered as a result of ParentCo’s performance over the three-year performance period ending December 31, 2023, will not vest until December 31, 2023. Under the terms of the awards, these shares of ParentCo common stock will be delivered no later than March 15, 2024, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the target payout under the formula for this grant since ParentCo’s performance during the first two years of the three-year performance period exceeded the threshold levels for this grant.
(14)The shares of ParentCo common stock to be delivered as a result of ParentCo’s performance over the three-year performance period ending December 31, 2024, will not vest until December 31, 2024. Under the terms of the awards, these shares of ParentCo common stock will be delivered no later than March 15, 2025, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the threshold payout under the formula for this grant since ParentCo’s performance during the first year of the three-year performance period did not exceed the threshold level for this grant.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
2022 option exercises and stock vested table

	Option Exercises and Stock Vested
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Michael F. Roman	10,610	(3)	474,479	35,281	(4)	4,124,390
Monish Patolawala	—		—	18,639	(5)	2,248,594
Peter D. Gibbons	—		—	3,221	(6)	405,814
Jeffrey R. Lavers	—		—	1,786	(7)	208,747
Michael G. Vale	43,705	(3)	1,832,769	8,002	(8)	935,490
Mojdeh Poul	1,634	(3)	82,010	7,355	(9)	858,906
__________________
(1)The amounts shown as Value Realized on Exercise were determined by multiplying the number of shares acquired on exercise by the difference between the closing price of a share of ParentCo common stock on the NYSE for the exercise date and the per share exercise price of the options.
(2)The amounts shown as Value Realized on Vesting were determined by multiplying the number of shares acquired on vesting by the closing price of a share of 3M common stock on the NYSE for the vesting date.
(3)The stock options exercised by each of Mr. Roman, Mr. Vale, and Ms. Poul were granted on February 5, 2013, and had an exercise price of $101.49 per share.
(4)Reflects the number of shares earned by Mr. Roman upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 35,281 of these shares were attributable to his 2020 performance shares (including dividend equivalent rights) for which the three-year performance period ended on December 31, 2022. Mr. Roman previously elected to defer receipt of all of the shares issuable pursuant to his 2020 performance shares until following his termination of employment.
(5)Reflects the number of shares earned by Mr. Patolawala upon the vesting of restricted stock units and performance shares granted to him under the 2016 Long-term Incentive Plan. Of this total number of shares, 6,013 were attributable to restricted stock units granted on July 1, 2020, and 12,626 were attributable to his 2020 performance shares (including dividend equivalent rights) for which the three-year performance period ended on December 31, 2022.
(6)Reflects the number of shares earned by Mr. Gibbons upon the vesting of restricted stock units granted to him on December 1, 2021, under the 2016 Long-term Incentive Plan.
(7)Reflects the number of shares earned by Mr. Lavers upon the vesting of performance shares granted to him under the 2016 Long-term Incentive Plan. All 1,786 of these shares were attributable to his 2020 performance shares (including dividend equivalent rights) for which the three-year performance period ended on December 31, 2022.
(8)Reflects the number of shares earned by Mr. Vale upon the vesting of performance shares granted to him under the 2016 Long-term Incentive Plan. All 8,002 of these shares were attributable to his 2020 performance shares (including dividend equivalent rights) for which the three-year performance period ended on December 31, 2022.
(9)Reflects the number of shares earned by Ms. Poul upon the vesting of restricted stock units and performance shares granted to her under the 2016 Long-term Incentive Plan. Of this total number of shares, 501 were attributable to restricted stock units granted on February 8, 2022, and 6,854 were attributable to her 2020 performance shares (including dividend equivalent rights) for which the three-year performance period ended on December 31, 2022.
Pension benefits
The following table shows the present value of the accumulated benefits payable to each of the Named Executive Officers, as well as the number of years of service credited to each individual, under each of ParentCo’s defined benefit pension plans determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 13 to ParentCo’s audited financial statements for the fiscal year ended December 31, 2022, included in ParentCo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2023.

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Pursuant to 17 C.F.R. Section 200.83
2022 pension benefits table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Michael F. Roman	Employee Retirement Income Plan	34	1,774,844	—
	Nonqualified Pension Plan	34	24,035,679	—
Monish Patolawala	None	—	—	—
Peter D. Gibbons	None	—	—	—
Jeffrey R. Lavers	Employee Retirement Income Plan	35	1,644,359	—
	Nonqualified Pension Plan	35	4,818,375	—
Michael G. Vale	Employee Retirement Income Plan	30	1,108,438	—
	Nonqualified Pension Plan	30	5,091,991	—
Mojdeh Poul	None	—	—	—
The Employee Retirement Income Plan (ERIP) is a tax-qualified defined benefit pension plan maintained by 3M for its eligible employees in the United States. Effective January 1, 2001, ParentCo amended the ERIP to include a pension equity formula for (1) employees hired or rehired on or after January 1, 2001, and (2) employees who voluntarily elected the pension equity formula during the one-time choice election period in 2001. The ERIP was closed to new participants effective January 1, 2009, meaning that employees hired or rehired on or after January 1, 2009 (including Mr. Patolawala, Mr. Gibbons, and Ms. Poul), do not participate in the plan. Of the Named Executive Officers, Mr. Roman and Mr. Lavers participate under the non-pension equity formula of the ERIP (referred to as the Portfolio I Plan), while Mr. Vale participates under the pension equity formula of the ERIP (referred to as the Portfolio II Plan). Retirement benefits under the ERIP are based on an employee’s years of service and average annual earnings during the employee’s four highest-paid consecutive years of service. As applied to the Named Executive Officers, earnings for purposes of the ERIP include base salary and target annual incentive compensation. All benefits earned under the ERIP by the Named Executive Officers will be payable in the form of life annuities, unless an individual elects at the time their employment ends to receive the entire amount of his or her earned pension benefits in the form of a single lump-sum cash payment.
Under the Portfolio I Plan, employees earn annual benefits payable at retirement generally equal to 1.15 percent of their high-four average annual earnings multiplied by their years of service plus 0.35 percent of their high-four average annual earnings in excess of a Social Security breakpoint multiplied by their years of service (up to a maximum of 35 years). The Social Security breakpoint is an average of the Social Security taxable wage bases for each of the 35 years ending with the year each employee qualifies to receive unreduced Social Security retirement benefits. Under the Portfolio I Plan, an employee may retire with an unreduced pension at age 60 (61 or 62 for employees born after 1942 and 1959, respectively). If the employee’s age and service at the time of retirement total at least 90 (91 or 92 for employees born after 1942 and 1959, respectively), the employee also would receive a Social Security bridge payment until age 62. As of March 13, 2023, Mr. Lavers was eligible to retire with reduced early retirement benefits, with the reduction being equal to 5 percent of the pension otherwise payable for each year that he retires prior to age 62. Mr. Roman is eligible to retire with unreduced retirement benefits.
Under the Portfolio II Plan, employees earn pension credits (from 3 percent to 12 percent) for each year of employment based on their age and accumulated years of service under the plan. Once their employment ends, these accumulated pension credits are multiplied by their high-four average annual earnings and added to an amount determined by multiplying one-half of these accumulated pension credits by their high-four average annual earnings in excess of a Social Security integration level (70 percent of the Social Security taxable wage base in the year employment ends). The sum of these two amounts is then converted into an annuity payable over the lifetime of the employee using fixed conversion factors. The Portfolio II Plan does not provide any subsidies for early retirement.
As a tax-qualified plan, the ERIP is subject to a variety of limits that apply to both the amount of any employee’s earnings that may be considered when determining the benefits earned under the plan as well as the maximum amount of benefits that any employee may earn. The Nonqualified Pension Plan is designed to provide additional benefits to employees, including the Named Executive Officers, affected by these limits. The amount of

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benefits earned under this Nonqualified Pension Plan generally equals the amount of benefits an employee was not able to earn under the ERIP as a result of the limits imposed by Federal tax laws. The benefits earned under this Nonqualified Pension Plan generally are paid in the form of a single lump-sum cash payment following the termination of their employment (subject to any applicable delay under Federal tax laws). Each of the Named Executive Officers who participates in the Nonqualified Pension Plan was given a one-time opportunity during 2008 to elect to receive their benefits earned under such plan in the form of a life annuity following their retirement, and none of them elected to receive their benefits in the form of a life annuity.
Nonqualified deferred compensation
The following table reflects the participation during 2022 by the Named Executive Officers in three nonqualified deferred compensation plans offered by ParentCo. The Deferred Compensation Excess Plan allows eligible employees to defer for a number of years or until retirement from ParentCo the receipt of a portion of their base salary and annual incentive compensation. The Performance Awards Deferred Compensation Plan allows eligible employees to defer for a number of years or until retirement from ParentCo the payout of their performance share awards under the 2016 Long-Term Incentive Plan. The VIP Excess Plan allows eligible employees to defer until retirement from ParentCo the receipt of a portion of their base salary and annual incentive compensation. All three plans generally allow the eligible employees to elect to receive payment of their account balances in the form of either a single lump sum payment or in up to ten annual installments. With the exception of deferrals of performance shares under the Performance Awards Deferred Compensation Plan, earnings are credited to the amounts deferred under all three plans based on the returns paid on the investment funds available to participants in ParentCo’s qualified 401(k) plan or a fixed rate of return based on corporate bond yields (as selected by each participant). Earnings are credited to the deferrals of performance shares under the Performance Awards Deferred Compensation Plan based on the return on shares of ParentCo common stock, including reinvested dividends.

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Pursuant to 17 C.F.R. Section 200.83
2022 nonqualified deferred compensation table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)(4)
Michael F. Roman
VIP Excess Plan	421,427	94,371	29,940	—	2,455,041
Deferred Compensation Excess Plan	—	—	4,358	—	243,137
Performance Awards Deferred Compensation Plan	3,682,401	—	(3,227,654)	—	8,497,935
Monish Patolawala
VIP Excess Plan	156,112	177,442	(45,615)	—	424,884
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	—	—	—	—	—
Peter D. Gibbons
VIP Excess Plan	39,046	43,652	(365)	—	82,333
Deferred Compensation Excess Plan	13,949	—	52	—	14,001
Performance Awards Deferred Compensation Plan	—	—	—	—	—
Jeffrey R. Lavers
VIP Excess Plan	114,639	23,544	(77,477)	—	697,351
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	—	—	—	—	—
Michael G. Vale
VIP Excess Plan	122,107	33,632	(259,255)	—	1,685,912
Deferred Compensation Excess Plan	—	—	(165,962)	—	1,019,527
Performance Awards Deferred Compensation Plan	—	—	(2,101,744)	—	4,999,094
Mojdeh Poul
VIP Excess Plan	143,792	107,034	(135,698)	—	1,049,680
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	830,709	—	(191,071)	—	639,638
__________________
(1)With the exception of the amounts contributed by Mr. Roman and Ms. Poul from the payout of their performance share awards for the 2019-2021 performance period, all amounts contributed by these individuals during 2022 have been included in the 2022 Summary Compensation Table as Salary, Stock Awards, or Non-Equity Incentive Plan Compensation earned in 2020, 2021, or 2022. The Summary Compensation Table does not reflect any portion of the contributions from the payout of Mr. Roman’s and Ms. Poul’s performance share awards for the 2019-2021 performance period because those awards were granted prior to the earliest year covered by the Summary Compensation Table.
(2)The amounts shown reflect ParentCo contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and ParentCo contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive ParentCo contributions similar to the ParentCo contributions provided under the tax-qualified ParentCo Voluntary Investment Plan and Employee Stock Ownership Plan. All amounts contributed by ParentCo on behalf of these individuals during 2022 are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)None of these amounts is included in the Summary Compensation Table as compensation earned in 2022, since none of ParentCo’s nonqualified deferred compensation plans provides above-market or preferential earnings.
(4)Includes the following amounts reported as compensation for 2020 and 2021 in the Summary Compensation Table: Mr. Roman — $851,884; Mr. Patolawala — $292,785; Mr. Gibbons — $0; Mr. Lavers — $0; Mr. Vale — $1,046,979; and Ms. Poul — $427,313.

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Pursuant to 17 C.F.R. Section 200.83
Potential payments upon termination or change in control
As reflected in the Compensation Discussion and Analysis section of this information statement, ParentCo has no employment agreements with any of the Named Executive Officers nor does it have any change in control plans or arrangements that would provide benefits to any of the Named Executive Officers solely in the event of a change in control of ParentCo. ParentCo also does not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of the Named Executive Officers in the event of a change in control of ParentCo. ParentCo does maintain a severance plan that provides separation benefits to eligible U.S. employees (including the Named Executive Officers) who incur a qualifying termination. In addition, certain of ParentCo’s executive compensation and benefit plans provide all participants (including the Named Executive Officers) with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of ParentCo. The terms applicable to these potential rights or payments in various situations are described below. Payments or benefits under other plans and arrangements that generally are provided on a non-discriminatory basis to all similarly situated employees of ParentCo upon the termination of their employment are not described, including:
•accrued base salary;
•annual incentive earned with respect to completed performance periods;
•retiree welfare benefits provided to substantially all of ParentCo’s U.S. employees, including retiree medical benefits;
•distribution of vested account balances under ParentCo’s qualified 401(k) plan;
•accrued pension benefits under ParentCo’s defined benefit pension plans payable following an employee’s retirement or other termination of employment (the amounts of these benefits earned by the Named Executive Officers are reported in the 2022 Pension Benefits Table);
•life insurance benefits generally available to all salaried employees; and
•distribution of account balances under ParentCo’s nonqualified deferred compensation plans (the account balances of the Named Executive Officers are reported in the 2022 Nonqualified Deferred Compensation Table).
Rights and payments upon retirement
Following retirement (as described below), the Named Executive Officers are entitled to receive:
•continued vesting of stock options previously granted under ParentCo’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;
•an annual incentive plan payment for the year of retirement, prorated based on the number of days worked prior to the date of separation;
•for those Named Executive Officers initially appointed to a ParentCo executive position before January 1, 2006, or after December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the year worked only with respect to the performance shares granted in the year of retirement) and based on actual performance; and
•for those Named Executive Officers initially appointed to a ParentCo executive position on or after January 1, 2006, and on or before December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the three-year performance period completed prior to the date of the Named Executive Officer’s retirement) and based on actual performance.

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Pursuant to 17 C.F.R. Section 200.83
For this purpose, the term “Retirement” means a termination of employment with ParentCo after attaining age 55 with at least 10 years of service (age 55 with at least five years of service for stock options granted before January 1, 2016).
Rights and payments upon termination due to death
In the event of the termination of their employment due to death, the Named Executive Officers are entitled to receive:
•immediate vesting of all unvested stock options and restricted stock units previously granted under ParentCo’s stock plans, and the opportunity for the Named Executive Officer’s estate or beneficiaries to exercise all vested stock options during the two-year period following the date of death (but not beyond the original expiration date of any such stock option);
•payment to the Named Executive Officer’s estate or beneficiaries, no later than March 15 of the year following the year in which the Named Executive Officer died, for all previously granted performance shares (in the same amount as paid for the performance shares granted to other Named Executive Officers if the date of death occurs after the end of the three-year performance period for such shares, and at the lesser of the target value or such other amount as determined by the ParentCo C&T Committee in its discretion if the date of death occurs before the end of the three-year performance period for such shares); and
•payment to the Named Executive Officer’s beneficiaries of the proceeds from the life insurance policies provided for such Named Executive Officer pursuant to ParentCo’s Executive Life Insurance Plan.
Rights and payments upon termination due to disability
In the event of the termination of their employment due to disability, the Named Executive Officers are entitled to receive:
•continued vesting of stock options previously granted under ParentCo’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;
•immediate vesting of all restricted stock units previously granted under ParentCo’s stock plans; and
•payment for all previously granted performance shares upon completion of the respective three-year performance period, based on actual performance.
Rights and payments upon a qualifying termination not in connection with a change in control
ParentCo maintains the ParentCo Executive Severance Plan (which ParentCo refers to as the “Severance Plan”) to provide separation benefits for certain U.S. executives (including the Named Executive Officers) in the event an eligible employee’s employment is terminated by ParentCo other than for Misconduct or an eligible employee resigns for Good Reason. An eligible employee who becomes entitled to benefits under the Severance Plan receives the following:
•continued payment of his or her annual base salary for a number of months (24 months for the Chief Executive Officer, and 18 months for all other Named Executive Officers);
•continued payment of annual incentive payments that would have been paid if the participant remained employed through the end of the severance payment period, calculated based on actual results for the relevant year, using the participant’s final performance rating as of the end of the applicable year (or if none, a performance rating of “fully meets expectations” or equivalent), and prorated based on the number of days in the year preceding the end of the severance period (if the severance payment period ends prior to the end of a year); provided, however, that any such annual incentive payment related to the period following the participant’s termination of employment will not exceed 100 percent of the prorated target

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annual incentive compensation opportunity that otherwise would have been in effect for such period if he or she remained employed with ParentCo;
•an opportunity to exercise all vested stock options and stock appreciation rights following the participant’s termination and prior to the expiration date of such award;
•accelerated vesting and payment of a prorated portion of the participant’s outstanding “annual” restricted stock units, with proration based on the number of full years of the participant’s completed service over the number of years required to vest under the original vesting schedule;
•outstanding performance share awards will not be forfeited solely as a result of the participant’s termination, and the target number of shares under each award will be prorated based on the number of months the participant worked during the applicable performance period;
•full vesting of the participant’s VIP company contribution account; and
•outplacement services in accordance with ParentCo’s policy.
In addition, if Mr. Patolawala voluntarily resigns from employment with 3M for Good Reason or his employment is terminated by ParentCo other than for Misconduct, he also will be entitled to receive accelerated vesting of certain make-whole and inducement equity awards granted in connection with his commencement of employment, subject to Mr. Patolawala’s execution of an effective and irrevocable general release of all claims against ParentCo and its affiliates and without duplication of any benefits to which he may become entitled under the Severance Plan. These additional benefits are not part of the Severance Plan but were negotiated in connection with Mr. Patolawala’s commencement of employment.
Any severance payments under the Severance Plan will reduce on a dollar-for-dollar basis (but not below $0) any amounts the participant may otherwise be eligible to receive under his or her non-competition agreement with ParentCo. In addition, severance payments will cease in the event the participant becomes reemployed by ParentCo.
The Severance Plan does not provide severance benefits to employees who terminate pursuant to a mandatory retirement policy adopted by the ParentCo Board of Directors. Employees who terminate in connection with a spin-off, divestiture or similar transaction involving the employee’s business unit may be eligible to participate at the discretion of ParentCo. To be eligible to receive benefits under the Severance Plan, an employee must execute and not revoke a general release of claims in favor of ParentCo in a form approved by ParentCo.
In the event a Named Executive Officer’s payments under the Severance Plan would be subject to an excise tax on “parachute payments” in connection with a change in control of ParentCo due to the application of Section 280G of the Internal Revenue Code, the Named Executive Officer will not be entitled to a “gross-up.” Instead, the Named Executive Officer’s “parachute payments” may be reduced if such reduction would provide the Named Executive Officer with a greater post-tax benefit than he or she would receive if the excise taxes were to apply.
For purposes of the Severance Plan and Mr. Patolawala’s special equity benefits, the terms “Misconduct” and “Good Reason” mean the following:
“Misconduct” means (i) the employee’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the ParentCo Board of Directors or his or her immediate supervisor; (iii) the occurrence of any act or omission by the employee that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against ParentCo or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) for purposes of the Severance Plan only, the employee’s material breach of any material provision of any written agreement with ParentCo or any subsidiary; (vi) any action (or inaction) by the employee that ParentCo reasonably determines constitutes gross negligence or misconduct in the performance of his or her duties and responsibilities; or (vii) any

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other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of ParentCo or any subsidiary in an adverse manner.
“Good Reason” means, with respect to a voluntary termination occurring within 18 months following a change in control of ParentCo, (i) a material diminution in the employee’s position, authority, duties or responsibilities as in effect immediately prior to the change in control, (ii) a material diminution in the employee’s base salary or annual planned cash compensation, or (iii) a material change in the geographic location at which the employee is required to perform services for his or her employer. If the voluntary termination does not occur within 18 months following a change in control, “Good Reason” means (i) a material diminution in the employee’s base salary or annual planned cash compensation, other than an across-the-board reduction that applies to all comparable positions, or (ii) a change in excess of 100 miles in the primary work location at which the employee is required to perform services for his or her employer. For terminations that do not occur within 18 months following a change in control, the employee will be required to provide written notice to ParentCo of the grounds for a Good Reason termination within 30 days of the initial existence of such grounds, and ParentCo has 30 days from the date of such notice to cure such circumstances. An employee must terminate employment for Good Reason within 60 days after the first occurrence of the applicable grounds.
Rights and payments upon a qualifying termination in connection with a change in control
If ParentCo terminates a Named Executive Officer’s employment for reasons other than Misconduct (or for awards granted prior to May 10, 2016, reasons other than Cause) or if a Named Executive Officer resigns for Good Reason, in any such case within 18 months following a “change in control event” of ParentCo (as defined for purposes of Section 409A of the Internal Revenue Code), then in addition to any benefits provided under the Severance Plan and the special benefits provided to Mr. Patolawala described above, all of the Named Executive Officer’s outstanding unvested stock options and restricted stock units granted under ParentCo’s stock plans will be immediately vested and all of such Named Executive Officer’s outstanding performance shares will be prorated and settled in accordance with the terms of the plan.
For purposes of ParentCo’s outstanding long-term incentive awards, the terms “Misconduct,” “Cause,” and “Good Reason” mean the following:
“Misconduct” means (i) the Named Executive Officer’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the Named Executive Officer’s willful failure to carry out, or comply with any lawful and reasonable directive of the ParentCo Board of Directors or his or her immediate supervisor; (iii) the occurrence of any act or omission by the Named Executive Officer that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the Named Executive Officer’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against ParentCo or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the Named Executive Officer’s material breach of any material provision of any written agreement with ParentCo or any subsidiary; or (vi) any other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of ParentCo or any subsidiary in an adverse manner.
“Cause” means a material violation of any policy of ParentCo, or embezzlement or theft of property belonging to ParentCo.
“Good Reason” means (i) a material diminution in the Named Executive Officer’s position, authority, duties, or responsibilities as in effect immediately prior to the change in control; (ii) a material diminution in the Named Executive Officer’s base salary or annual planned cash compensation; or (iii) a material change in the geographic location at which the Named Executive Officer is required to perform services for ParentCo.

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Rights and payments upon termination for any other reason
In the event of the termination of a Named Executive Officer’s employment for any reason that does not fit into one of the categories described above:
•the Named Executive Officers will have the opportunity to exercise vested stock options granted under ParentCo’s stock plans within the first 90 days following the termination date (but not beyond the original expiration date of any such stock option), at which time any remaining vested stock options will be forfeited; and
•all unvested stock options, restricted stock units, and performance shares granted to the Named Executive Officers will be forfeited immediately.
The amounts payable to or on behalf of each of the Named Executive Officers in each of the above situations (other than amounts relating to payments or benefits generally provided on a non-discriminatory basis to all similarly situated employees) is reflected in the table below, assuming that each individual’s employment had terminated and/or a change in control of ParentCo had occurred on December 31, 2022. As of December 31, 2022, Mr. Roman, Mr. Lavers, and Mr. Vale were eligible to retire (as that term is defined for purposes of 3M’s stock plans). Ms. Poul retired from employment with ParentCo effective as of July 1, 2022, and became entitled to receive the payments and benefits described under the section entitled “—Potential payments upon termination or change in control—Rights and payments upon retirement.” She was not eligible to receive, and did not receive, any severance payments or benefits under the Executive Severance Plan or otherwise.
2022 potential payments upon termination or change in control table

All amounts in U.S. dollars	Termination of Employment Due to ...
Name	Death	Disability	Qualifying Termination not in connection with a Change in Control	Qualifying Termination in connection with a Change in Control	Retirement/ Other Reason
Michael F. Roman
Cash Severance	—	—	7,837,500	7,837,500	—
Outstanding PSAs(1)	8,604,900	—	—	2,613,541	—
Unvested RSUs(2)	—	—	—	—	—
Unvested Options(3)	—	—	—	—	—
Life Insurance Proceeds(4)	3,000,000	—	—	—	—
Outplacement Services	—	—	3,500	3,500	—
Total	11,604,900	—	7,841,000	10,454,541	—
Monish Patolawala
Cash Severance	—	—	3,567,532	3,567,532	—
Outstanding PSAs(1)	3,986,662	—	1,343,748	1,111,489	—
Unvested RSUs(2)	5,353,209	5,353,209	1,958,432	5,353,209	—
Unvested Options(3)	—	—	—		—
Life Insurance Proceeds(4)	3,000,000	—	—	—	—
401(k) Plan Vesting	—	—	16,085	16,085	—
Outplacement Services	—	—	3,500	3,500	—
Total	12,339,871	5,353,209	6,889,297	10,051,815	—
Peter D. Gibbons
Cash Severance	—	—	2,430,000	2,430,000	—
Outstanding PSAs(1)	1,297,636	—	216,273	120,248	—
Unvested RSUs(2)	1,576,018	1,576,018	—	1,576,018	—

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All amounts in U.S. dollars	Termination of Employment Due to ...
Name	Death	Disability	Qualifying Termination not in connection with a Change in Control	Qualifying Termination in connection with a Change in Control	Retirement/ Other Reason
Unvested Options(3)	—	—	—	—	—
Life Insurance Proceeds(4)	3,000,000	—	—	—	—
401(k) Plan Vesting	—	—	16,036	16,036	—
Outplacement Services	—	—	3,500	3,500	—
Total	5,873,654	1,576,018	2,665,809	4,145,802	—
Jeffrey R. Lavers
Cash Severance	—	—	2,430,000	2,430,000	—
Outstanding PSAs(1)	1,928,943	—	—	538,753	—
Unvested RSUs(2)	956,531	956,531	—	956,531	—
Unvested Options(3)	—	—	—	—	—
Life Insurance Proceeds(4)	3,000,000	—	—	—	—
Outplacement Services	—	—	3,500	3,500	—
Total	5,885,474	956,531	2,433,500	3,928,784	—
Michael G. Vale
Cash Severance	—	—	2,430,000	2,430,000	—
Outstanding PSAs(1)	2,296,930	—	—	680,803	—
Unvested RSUs(2)	—	—	—	—	—
Unvested Options(3)	—	—	—	—	—
Life Insurance Proceeds(4)	3,000,000	—	—	—	—
Outplacement Services	—	—	3,500	3,500	—
Total	5,296,930	—	2,433,500	3,114,303	—
Mojdeh Poul
Cash Severance					—
Outstanding PSAs(1)					—
Unvested RSUs(2)					—
Unvested Options(3)					—
Life Insurance Proceeds(4)					—
Outplacement Services					—
Total					—
__________________
(1)Amounts shown reflect the value of performance share awards (PSAs) under the 2016 Long-Term Incentive Plan for which the three-year performance period has not been completed (adjusted to reflect the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92)), and which would be paid upon the occurrence of the respective triggering events in accordance with the terms of the awards.
(2)Amounts shown reflect the value of the shares underlying the unvested P:arentCo restricted stock units that would vest upon the occurrence of the respective triggering events in accordance with the terms of the awards. Share values are based on the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92).
(3)Amounts shown reflect the intrinsic value on December 31, 2022, of unvested, in-the-money ParentCo stock options that will vest upon the occurrence of the respective triggering events in accordance with the existing contractual terms of the stock options. Intrinsic values are based on the closing price of a share of ParentCo common stock on the NYSE for December 30, 2022 ($119.92).
(4)Amounts shown reflect the group term life insurance proceeds that would be payable to each individual’s beneficiary or beneficiaries pursuant to the policies obtained for them under the Executive Life Insurance Plan.

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Pay ratio
Presented below is the ratio of annual total compensation of the ParentCo CEO to the annual total compensation of ParentCo’s median employee (excluding the ParentCo CEO) for 2022. The ratio reflects a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
In identifying ParentCo’s median employee (a full-time production employee in the Midwestern United States), 3M calculated the target annual Total Cash Compensation of each employee as of December 31, 2022. For these purposes, annual Total Cash Compensation included base salary or hourly wages, cash incentives, commissions, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records. All amounts were annualized for permanent employees who did not work for the entire year, such as new hires, employees on paid or unpaid leave of absence and employees called for active military duty. ParentCo did not apply any cost-of-living adjustments as part of the calculation.
ParentCo selected the median employee from among 93,001 full-time, part-time, temporary, and seasonal workers who were employed as of December 31, 2022. ParentCo did not exclude any employees (whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion) when making this determination.
As determined in accordance with Item 402 of Regulation S-K, the 2022 annual total compensation was $14,031,387 for the ParentCo CEO and $70,905 for ParentCo’s median employee. Among other things, these amounts include base salary, overtime, incentive payments, stock-based compensation (based on the grant date fair value of awards granted during 2022), changes in pension values and retirement plan contributions. As calculated in this manner, the ratio of the ParentCo CEO’s total compensation to ParentCo median employee’s total compensation for fiscal year 2022 is 198 to 1.
Expected SpinCo Compensation Programs
[SpinCo 2024 Long-Term Incentive Plan]
[●]
[SpinCo Executive Severance Plan]
[●]
[Employment Agreements]
[●]
[SpinCo Deferred Compensation Plans]
[●]
[SpinCo Retirement Plans]
[●]
SpinCo Clawback Policy
It is expected that SpinCo will adopt a compensation recovery policy effective as of the distribution that is similar to that of ParentCo and complies with applicable stock exchange rule.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with ParentCo
Following the separation and distribution, SpinCo and ParentCo will operate separately, each as an independent public company. Prior to the distribution, SpinCo and ParentCo will enter into a separation and distribution agreement and other agreements that will outline the terms and conditions of the separation and distribution and provide a framework for SpinCo’s relationship with ParentCo after the separation and distribution.
Forms of the material agreements described below are or will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part and are incorporated by reference into this information statement. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements.
Separation and Distribution Agreement
The separation and distribution agreement will contain the key provisions relating to the separation of the Health Care Business from the remaining businesses of ParentCo and the distribution of at least 80.1% of the outstanding shares of SpinCo’s common stock to holders of ParentCo common stock entitled to such distribution, as described under “The Separation and Distribution.”
Transfer of Assets and Assumption of Liabilities
The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of SpinCo and ParentCo as part of the separation of the Health Care Business from ParentCo into an independent, publicly traded company, and will provide for when and how these transfers and assumptions will occur. In particular, the separation and distribution agreement will provide that, among other things, subject to the terms and conditions contained therein:
•certain assets related to the Health Care Business, which this information statement refers to as the “SpinCo Assets,” will be retained by or transferred to SpinCo or one of its subsidiaries. Subject to limited exceptions, assets used or held for use primarily in the Health Care Business will be SpinCo Assets;
•certain liabilities related to the Health Care Business or the SpinCo Assets, which this information statement refers to as the “SpinCo Liabilities,” will be retained by or transferred to SpinCo. Subject to limited exceptions, liabilities that relate primarily to the Health Care Business, including liabilities of various legal entities that will be subsidiaries of SpinCo following the separation, will be SpinCo Liabilities; and
•all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the SpinCo Assets and the SpinCo Liabilities (such assets and liabilities, other than the SpinCo Assets and the SpinCo Liabilities, this information statement refers to as the “ParentCo Assets” and “ParentCo Liabilities,” respectively) will be retained by or transferred to ParentCo.
Except as expressly set forth in the separation and distribution agreement or any ancillary agreement entered into in connection with the separation and distribution agreement (“ancillary agreement”), neither ParentCo nor SpinCo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other asset of either of SpinCo or ParentCo, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests, or judgments are not complied with.

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Unless the context otherwise requires, information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement. The separation and distribution agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to SpinCo or ParentCo, as applicable, does not occur prior to the separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, SpinCo or ParentCo, as applicable, will hold such assets on behalf and for the benefit of the transferee and will pay, perform, and discharge such liabilities, for which the transferee will reimburse SpinCo or ParentCo, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.
The Distribution
The separation and distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, ParentCo will distribute to its shareholders that hold ParentCo common stock as of the record date for the distribution at least 80.1% of the issued and outstanding shares of SpinCo common stock on a pro rata basis. Shareholders will receive cash in lieu of any fractional shares.
Conditions to the Distribution
The separation and distribution agreement will provide that the distribution is subject to satisfaction (or waiver by ParentCo in its sole and absolute discretion) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” ParentCo will have the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent that it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.
Claims
In general, each party to the separation and distribution agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.
Releases
The separation and distribution agreement will provide that SpinCo and its affiliates will release and discharge ParentCo and its affiliates from all liabilities assumed by SpinCo as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from the Health Care Business, the SpinCo Assets and the SpinCo Liabilities and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement. ParentCo and its affiliates will release and discharge SpinCo and its affiliates from all liabilities retained by ParentCo and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from the ParentCo Business, the Parent Assets and the Parent Liabilities, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.
These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include the separation and distribution agreement and the other agreements described in this section.

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Indemnification
In the separation and distribution agreement, SpinCo will agree to indemnify, defend and hold harmless ParentCo, each of ParentCo’s affiliates, and ParentCo’s and its affiliates’ respective directors, officers, employees, and agents, from and against all liabilities arising out of or resulting from:
•the SpinCo Liabilities;
•SpinCo’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the SpinCo Liabilities in accordance with their respective terms, whether prior to, at or after the distribution;
•except to the extent arising from a ParentCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment, or understanding for the benefit of SpinCo by ParentCo that survives the distribution;
•any breach by SpinCo of the separation and distribution agreement or any of the ancillary agreements; and
•any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented), except for any such statements or omissions made explicitly in ParentCo’s name.
ParentCo will agree to indemnify, defend and hold harmless SpinCo, each of SpinCo’s affiliates and SpinCo’s and its affiliates’ respective directors, officers, employees, and agents from and against all liabilities arising out of or resulting from:
•the ParentCo Liabilities;
•the failure of ParentCo or any other person to pay, perform or otherwise promptly discharge any of the ParentCo Liabilities in accordance with their respective terms whether prior to, at or after the distribution;
•except to the extent arising from a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of ParentCo by SpinCo that survives the distribution;
•any breach by ParentCo of the separation and distribution agreement or any of the ancillary agreements; and
•any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in ParentCo’s name in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented).
The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.
Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.
Insurance
The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.
Further Assurances
In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, SpinCo and ParentCo will agree in the separation and

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distribution agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.
Dispute Resolution
The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between SpinCo and ParentCo related to the separation or distribution and that are unable to be resolved through good faith discussions between SpinCo and ParentCo.
Expenses
Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, the party incurring the expense will be responsible for all fees, costs, and expenses incurred in connection with the separation prior to the distribution date.
Other Matters
Other matters governed by the separation and distribution agreement will include, among others, approvals and notifications of transfer, termination of intercompany agreements, shared contracts, financial information certifications, transition committee provisions, confidentiality, access to and provision of records, privacy and data protection, production of witnesses, privileged matters, and financing arrangements.
Amendment and Termination
The separation and distribution agreement will provide that it may be terminated, and the separation and distribution agreement may be amended, modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of the ParentCo Board of Directors without the approval of any person, including SpinCo or ParentCo shareholders.
The separation and distribution agreement will provide that no provision of the separation and distribution agreement or any ancillary agreement may be waived, amended, supplemented or modified by a party without the written consent of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.
After the distribution date, the separation and distribution agreement may not be terminated, except by an agreement in writing signed by both SpinCo and ParentCo.
In the event of a termination of the separation and distribution agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person.
Transition Services Agreement
SpinCo and ParentCo will enter into a transition services agreement in connection with the separation pursuant to which ParentCo and its subsidiaries will provide to SpinCo and its subsidiaries, and SpinCo and its subsidiaries will provide to ParentCo and its subsidiaries, on an interim, transitional basis, various services, including, but not limited to, information technology, procurement, quality and regulatory affairs, accounting, HR, and distribution and logistics services. The agreed-upon charges for such services are generally intended to allow the servicing party to charge a price comprised of out-of-pocket costs and expenses and a potentially predetermined profit in the form of a mark-up to such out-of-pocket expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.
Most services generally will commence on the distribution date and terminate no later than [               ] months following the distribution date. The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.

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Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges actually paid to such party by the other party pursuant to the transition services agreement. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any lost profits, special, indirect, incidental, consequential, punitive, exemplary, remote, speculative, or similar damages.
Tax Matters Agreement
In connection with the separation, SpinCo and ParentCo will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).
In addition, the tax matters agreement will impose certain restrictions on SpinCo and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes, whether imposed on SpinCo or ParentCo, that arise from (1) the failure of the distribution, together with certain related transactions, to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code or (2) the failure of certain related transactions to qualify for their intended tax treatment, in each case to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets, or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.
Employee Matters Agreement
SpinCo and ParentCo will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.
The employee matters agreement will provide that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its subsidiaries.
The employee matters agreement will also govern the terms of equity-based awards granted by ParentCo prior to the separation. See “The Separation and Distribution—Treatment of Equity-Based Compensation.”
Agreements Governing Intellectual Property
SpinCo and ParentCo will enter into one or more intellectual property agreements with respect to intellectual property rights that are used by both the Health Care Business and the ParentCo Business, in order to ensure that each of SpinCo and ParentCo will have the intellectual property rights it needs to operate its respective business, as currently conducted, including (1) a perpetual, non-exclusive, royalty-free, worldwide license from ParentCo to SpinCo under certain intellectual property rights to the extent used in or necessary for the Health Care Business or the operation thereof as of, or prior to, the separation, and (2) a perpetual, non-exclusive, royalty-free, worldwide license from SpinCo to ParentCo under certain intellectual property rights to the extent used in or necessary for the ParentCo Business or the operation thereof as of, or prior to, the separation.
Stockholder’s and Registration Rights Agreement
SpinCo will enter into a stockholder and registration rights agreement with ParentCo pursuant to which it will agree that, upon the request of ParentCo, SpinCo will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of SpinCo common stock retained by ParentCo. In addition, ParentCo will agree to vote any shares of SpinCo common stock that it retains immediately after the separation in

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proportion to the votes cast by SpinCo’s other shareholders. In connection with such agreement, ParentCo will grant SpinCo a proxy to vote its shares of SpinCo common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from ParentCo to a person other than ParentCo, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of the material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of ParentCo common stock. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available on the date of this information statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.
This discussion applies only to U.S. holders of shares of ParentCo common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the separation and the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other agreements related to the separation and as described in this information statement. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of ParentCo common stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•broker-dealers;
•tax-exempt organizations;
•financial institutions, mutual funds, regulated investment companies or insurance companies;
•certain former U.S. citizens or long-term residents of the United States;
•partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or the owners thereof;
•traders in securities who elect a mark-to-market method of accounting;
•holders who acquired ParentCo common stock or SpinCo common stock upon the exercise of employee stock options or otherwise as compensation;
•holders who hold their ParentCo common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment,” or “constructive sale transaction”;
•holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement; or
•holders whose functional currency is not the U.S. Dollar.
This discussion also does not address any tax consequences arising under any alternative minimum tax, the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who actually or constructively owns 5 percent or more of ParentCo common stock.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ParentCo common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of ParentCo common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the consequences of the distribution.

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For purposes of this discussion, a “U.S. holder” is a beneficial owner of ParentCo common stock that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
It is a condition to the distribution (which condition ParentCo may waive in its sole discretion) that ParentCo receive (1) one or more rulings from relevant tax authorities, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, regarding certain tax matters relating to the separation and the distribution, including an IRS Ruling and (2) one or more opinions of ParentCo’s tax advisors, in each case satisfactory to the ParentCo Board of Directors in its sole and absolute discretion, with respect to certain tax matters relating to the distribution and certain related transactions, including one or more Tax Opinions. The IRS Ruling and any Tax Opinion will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of ParentCo and SpinCo, including those relating to the past and future conduct of ParentCo and SpinCo. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to any ruling and/or opinion of a tax advisor are inaccurate or not complied with by ParentCo, SpinCo, or any of their respective subsidiaries, such ruling and/or opinion may be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding ParentCo’s receipt of an IRS Ruling or any Tax Opinion, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which such IRS Ruling or such Tax Opinion was based are inaccurate or have not been complied with. In addition, the IRS Ruling will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and any Tax Opinion will represent the judgment of such advisor and will not be binding on the IRS or any court and the IRS or a court may disagree with the conclusions in any Tax Opinion. Accordingly, notwithstanding ParentCo’s receipt of an IRS Ruling or any Tax Opinion, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, ParentCo, SpinCo, and ParentCo shareholders could be subject to significant U.S. federal income tax liability. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.”

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Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free Under Sections 355 and 368(a)(1)(D) of the Code.
If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:
•no gain or loss will be recognized by, and no amount will be includible in the income of ParentCo as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to ParentCo from SpinCo that is not used for qualifying purposes) and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by ParentCo under Treasury Regulations relating to consolidated federal income tax returns;
•no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of ParentCo common stock upon the receipt of SpinCo common stock in the distribution for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of SpinCo common stock (as described below);
•the aggregate tax basis of the ParentCo common stock and the SpinCo common stock received in the distribution (including any fractional share interest in SpinCo common stock for which cash is received) in the hands of each U.S. holder of ParentCo common stock immediately after the distribution will equal the aggregate basis of ParentCo common stock held by the U.S. holder immediately before the distribution, allocated between the ParentCo common stock and the SpinCo common stock (including any fractional share interest in SpinCo common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and
•the holding period of the SpinCo common stock received by each U.S. holder of ParentCo common stock in the distribution (including any fractional share interest in SpinCo common stock for which cash is received) will generally include the holding period at the time of the distribution for the ParentCo common stock with respect to which the distribution is made.
A U.S. holder who receives cash in lieu of a fractional share of SpinCo common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its ParentCo common stock exceeds one year at the time of the distribution.
If a U.S. holder of ParentCo common stock holds different blocks of ParentCo common stock (generally shares of ParentCo common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of SpinCo common stock received in the distribution in respect of particular blocks of ParentCo common stock.
Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.
As discussed above, notwithstanding receipt by ParentCo of an IRS Ruling and any Tax Opinion, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and ParentCo, SpinCo and ParentCo shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of ParentCo or SpinCo could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on these circumstances, SpinCo may be required to indemnify ParentCo for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free.

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If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, ParentCo would recognize taxable gain as if it had sold the SpinCo common stock in a taxable sale for its fair market value (unless ParentCo and SpinCo jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (1) the ParentCo group would recognize taxable gain as if SpinCo had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the SpinCo common stock and the assumption of all of SpinCo’s liabilities and (2) SpinCo would obtain a related step up in the basis of its assets), and ParentCo shareholders who receive SpinCo common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the distribution were to otherwise qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to ParentCo (but not its shareholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in ParentCo or SpinCo. For this purpose, any acquisitions of ParentCo or SpinCo shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although ParentCo or SpinCo may be able to rebut that presumption depending on the circumstances.
In connection with the distribution, SpinCo and ParentCo will enter into a tax matters agreement pursuant to which SpinCo will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify as tax-free under applicable law, and if such failure were the result of actions taken after the distribution by ParentCo or SpinCo, then the party responsible for such failure will be responsible for all taxes imposed on ParentCo or SpinCo to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of SpinCo shares, or of certain of SpinCo’s representations, statements or undertakings being incorrect, incomplete or breached, then SpinCo generally will be responsible for all taxes imposed a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Certain Relationships and Related Party Transactions—Agreements with ParentCo—Tax Matters Agreement.” SpinCo’s indemnification obligations to ParentCo under the tax matters agreement are not expected to be limited in amount or subject to any cap. If SpinCo is required to pay any taxes or indemnify ParentCo and its subsidiaries and officers and directors under the circumstances set forth in the tax matters agreement, SpinCo may be subject to substantial liabilities.
Backup Withholding and Information Reporting
Payments of cash to U.S. holders of ParentCo common stock in lieu of fractional shares of SpinCo common stock may be subject to information reporting and backup withholding (currently at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

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DESCRIPTION OF MATERIAL INDEBTEDNESS
SpinCo intends to incur certain indebtedness prior to or concurrent with the separation. If SpinCo enters into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this information statement forms a part, a description of such arrangements will be included in an amendment to this information statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the separation and distribution, all of the outstanding shares of SpinCo’s common stock will be owned beneficially and of record by ParentCo. Following the separation and distribution, SpinCo expects to have outstanding an aggregate of approximately [              ] shares of common stock based upon approximately [              ] shares of ParentCo common stock issued and outstanding on [               ], 2023, excluding treasury shares, assuming no exercise of any shares issued under ParentCo equity compensation awards and applying the distribution ratio. Following the distribution, ParentCo will retain up to 19.9% of SpinCo’s common stock.
Securities Owned by Certain Beneficial Owners
The following table sets forth information concerning those persons known to SpinCo that are expected to be the beneficial owner of more than 5% of SpinCo’s outstanding common stock immediately following the completion of the distribution. The below table is based on information available as of [               ], 2023 and based upon the assumption that, for every share of ParentCo common stock held by such persons, they will receive [              ] shares of SpinCo common stock. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Title of Security	Amount and Nature of Beneficial Ownership	Percent of Class
3M Corporation 3M Center St. Paul, MN 55144	Common Stock	[ ]	[ ]

Stock Ownership of Directors and Executive Officers
The following table sets forth information concerning the expected beneficial ownership of SpinCo common stock by (i) each director, (ii) each executive officer, and (iii) all SpinCo directors and executive officers as a group immediately following the completion of the distribution, based on information available as of [               ], 2023 and based on the assumption that, for every share of ParentCo common stock held by such persons, they will receive [              ] shares of SpinCo common stock. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of these individuals, or the group as a whole, would be expected to beneficially own more than 1% of SpinCo’s common stock immediately following the completion of the distribution.

Name	Amount and Nature of Beneficial Ownership	Percent of Class

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DESCRIPTION OF SPINCO CAPITAL STOCK
SpinCo’s certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following briefly summarizes the material terms of SpinCo capital stock that will be contained in its amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of SpinCo’s amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on its capital stock as of the time of the distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to SpinCo’s registration statement on Form 10, of which this information statement forms a part. SpinCo will include its amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a current report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the Delaware General Corporation Law, or the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.
General
SpinCo’s authorized capital stock will consist of [              ] shares of common stock, par value $0.01 per share, and [              ] shares of preferred stock without par value. SpinCo’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, SpinCo expects that approximately [              ] shares of its common stock will be issued and outstanding (based on the number of shares of ParentCo common stock outstanding on [               ]), and that no shares of its preferred stock will be issued and outstanding.
Voting Rights
Each holder of SpinCo's common stock will be entitled to one vote per share on all matters to be voted upon by the shareholders.
Dividends
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of SpinCo common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by SpinCo’s Board of Directors out of funds legally available for that purpose.
Rights Upon Liquidation
In the event of SpinCo’s liquidation, dissolution or winding up, the holders of SpinCo common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Preemptive or Conversion Rights
The holders of SpinCo common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to SpinCo common stock.
Preferred Stock
SpinCo’s Board of Directors will have the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the designations, powers, rights, preferences, qualifications, limitations and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common

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stock until SpinCo’s Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; or
•delaying or preventing a change in control of SpinCo without further action by the shareholders.
Anti-Takeover Effects of Governance Provisions
Some provisions of Delaware law and SpinCo’s amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of SpinCo to first negotiate with SpinCo’s Board of Directors. SpinCo believes that these provisions will give its Board of Directors the flexibility to exercise its fiduciary duties in a manner consistent with the interests of its shareholders.
•Removal and Vacancies. SpinCo’s amended and restated certificate of incorporation and bylaws will provide that SpinCo shareholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of the voting power of SpinCo stock outstanding and entitled to vote on such removal. Vacancies occurring on SpinCo’s Board of Directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely by a majority of the remaining members of SpinCo’s Board of Directors or by a sole remaining director.
•Shareholder Meetings. Under SpinCo’s amended and restated bylaws, only SpinCo’s Board of Directors or the chairman of SpinCo’s Board of Directors, the chief executive officer or the secretary (with the concurrence of a majority of SpinCo’s Board of Directors) will be allowed to call special meetings of shareholders. SpinCo’s shareholders shall not be entitled to call special meetings of shareholders.
•Requirements for Advance Notification of Shareholder Nominations and Proposals. SpinCo’s amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of SpinCo’s Board of Directors or a committee thereof.
•Delaware Law. SpinCo will be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by SpinCo’s Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of SpinCo common stock held by shareholders.
•Elimination of Shareholder Action by Written Consent. SpinCo’s amended and restated certificate of incorporation will eliminate the right of shareholders to act by written consent without a meeting.
•No Cumulative Voting. SpinCo’s amended and restated certificate of incorporation and amended and restated bylaws will not provide for cumulative voting in the election of directors.

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•Undesignated Preferred Stock. The authorization of undesignated preferred stock will make it possible for SpinCo’s Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of SpinCo. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of SpinCo.
•Exclusive Forum. SpinCo’s amended and restated certificate of incorporation will provide that, unless SpinCo (through approval of SpinCo’s Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of SpinCo, (2) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of SpinCo to SpinCo or SpinCo’s shareholders, including any claim alleging aiding and abetting of such a breach of fiduciary duty, (3) any action or proceeding asserting a claim against SpinCo or any current or former director or officer or other employee of SpinCo arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or SpinCo’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action or proceeding asserting a claim related to or involving SpinCo or any current or former director or officer or other employee of SpinCo governed by the internal affairs doctrine, or (5) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although SpinCo believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against SpinCo’s directors and officers.
Limitation on Liability and Indemnification of Directors and Officers
Delaware law authorizes corporations, subject to certain limitations, to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable. SpinCo’s amended and restated certificate of incorporation will include such an exculpation provision limiting or eliminate such liability to fullest extent permitted under Delaware law.
SpinCo’s amended and restated bylaws will generally provide indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of the distribution, SpinCo also intends to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement of expenses provisions contained under Delaware law.
Listing
SpinCo intends to apply to have its shares of common stock listed on the [              ] under the symbol “[     ].”
Sale of Unregistered Securities
On January 24, 2023, SpinCo issued 100 shares of its common stock to ParentCo pursuant to Section 4(a)(2) of the Securities Act. SpinCo did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

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Transfer Agent and Registrar
After the distribution, the transfer agent and registrar for SpinCo common stock will be [               ].
Stockholder’s and Registration Rights Agreement
ParentCo will have the right to require SpinCo to register shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions – Agreements with ParentCo—Stockholder’s and Registration Rights Agreement.”

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WHERE YOU CAN FIND MORE INFORMATION
SpinCo has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to SpinCo and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
As a result of the distribution, SpinCo will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements, and other information with the SEC.
SpinCo intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.
You should rely only on the information contained in this information statement or to which this information statement has referred you. SpinCo has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of 3M Company
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Health Care Business (the “Company”), a business of 3M Company, as of December 31, 2022 and 2021, and the related combined statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Legal Proceedings
As described in Note 11 to the combined financial statements, management records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. Where the reasonable estimate of the probable loss is a range, management records as an accrual in its financial statements the most likely estimate of the loss, or the low end of the range if there is no one best estimate. Management either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. Management discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if management believes there is at least a reasonable possibility that a loss may be incurred.

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The principal considerations for our determination that performing procedures relating to legal proceedings is a critical audit matter are the significant judgment by management when assessing the likelihood of a loss being incurred and when estimating the loss or range of loss for each claim, which in turn led to significant auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s assessment of the liabilities and disclosures associated with legal proceedings.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included testing the effectiveness of controls relating to management’s evaluation of the liability related to legal proceedings, including controls over determining the likelihood of a loss and whether the amount of loss can be reasonably estimated, as well as financial statement disclosures. These procedures also included, among others, obtaining and evaluating the letters of audit inquiry with internal and external legal counsel, evaluating the reasonableness of management’s assessment regarding whether an unfavorable outcome is reasonably possible or probable and reasonably estimable, and evaluating the sufficiency of the Company’s disclosures related to legal proceedings.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 15, 2023
We have served as the Company’s auditor since 2022.

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Health Care Business of 3M Company
Combined Statements of Income

	Years ended December 31,
(Millions)	2022	2021	2020
Net sales
Sales of product	$6,300	$6,398	$5,594
Sales of software and rentals	1,830	1,773	1,687
Total net sales	8,130	8,171	7,281
Operating expenses
Costs of product	2,953	2,773	2,501
Costs of software and rentals	482	475	465
Selling, general and administrative	2,235	2,278	2,166
Research and development	767	766	719
Total operating expenses	6,437	6,292	5,851
Operating income	1,693	1,879	1,430
Other expense (income) – net	1	(3)	(10)
Income before income taxes	1,692	1,882	1,440
Provision for income taxes	349	422	302
Net income	$1,343	$1,460	$1,138
The accompanying notes are an integral part of these combined financial statements.

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Health Care Business of 3M Company
Combined Statements of Comprehensive Income

	Years ended December 31,
(Millions)	2022	2021	2020
Net income	$1,343	$1,460	$1,138
Other comprehensive income (loss) – net of tax:
Cumulative translation adjustment	(331)	(280)	325
Defined benefit pension adjustment	34	10	(8)
Total other comprehensive income (loss) – net of tax	(297)	(270)	317
Comprehensive income (loss)	$1,046	$1,190	$1,455
The accompanying notes are an integral part of these combined financial statements.

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Health Care Business of 3M Company
Combined Balance Sheets

	December 31,
(Millions)	2022	2021
Assets
Current assets
Cash and cash equivalents	$61	$91
Receivables – net of allowances of $93 and $105	1,171	1,177
Inventories
Finished goods	468	408
Work in process	173	191
Raw materials and supplies	232	214
Total inventories	873	813
Other current assets	126	108
Current assets	2,231	2,189
Property, plant, and equipment – net	1,319	1,306
Goodwill	6,434	6,666
Intangible assets – net	3,252	3,661
Other assets	358	253
Total assets	$13,594	$14,075

Liabilities
Current liabilities
Accounts payable	$348	$320
Unearned revenue	559	574
Other current liabilities	404	512
Current liabilities	1,311	1,406
Defined benefit pension	91	147
Deferred income taxes	215	218
Other liabilities	235	245
Total liabilities	1,852	2,016
Commitments and contingencies (Note 11)
Equity
Net parent investment	12,239	12,259
Accumulated other comprehensive income (loss) – net	(497)	(200)
Total equity	11,742	12,059
Total liabilities and equity	$13,594	$14,075
The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Health Care Business of 3M Company
Combined Statements of Changes in Equity

(Millions)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2020	$13,189	$(247)	$12,942
Net income	1,138	—	1,138
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	325	325
Defined benefit pension adjustment	—	(8)	(8)
Total other comprehensive income (loss) – net of tax	—	317	317
Net transfers to Parent	(1,683)	—	(1,683)
Balance at December 31, 2020	$12,644	$70	$12,714
Net income	1,460	—	1,460
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	(280)	(280)
Defined benefit pension adjustment	—	10	10
Total other comprehensive income (loss) – net of tax	—	(270)	(270)
Net transfers to Parent	(1,845)	—	(1,845)
Balance at December 31, 2021	$12,259	$(200)	$12,059
Net income	1,343		1,343
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	(331)	(331)
Defined benefit pension adjustment	—	34	34
Total other comprehensive income (loss) – net of tax	—	(297)	(297)
Net transfers to Parent	(1,363)	—	(1,363)
Balance at December 31, 2022	$12,239	$(497)	$11,742
The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Health Care Business of 3M Company
Combined Statements of Cash Flows

	Years ended December 31,
(Millions)	2022	2021	2020
Cash Flows from Operating Activities
Net income	$1,343	$1,460	$1,138
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	578	597	599
Postretirement benefit plan expense	64	74	74
Stock-based compensation expense	37	38	35
Deferred income taxes	(141)	(34)	(54)
Changes in assets and liabilities
Accounts receivable	(32)	(1)	41
Inventories	(82)	(136)	43
Accounts payable	25	68	10
Other current liabilities	(101)	73	63
Other — net	(12)	63	77
Net cash provided by operating activities	1,679	2,202	2,026

Cash Flows from Investing Activities
Purchases of property, plant and equipment (PP&E)	(251)	(277)	(271)
Proceeds from maturities of marketable securities	—	—	469
Other — net	(2)	(1)	30
Net cash (used in) provided by investing activities	(253)	(278)	228

Cash Flows from Financing Activities
Repayment of debt	—	—	(445)
Net transfers to Parent	(1,456)	(1,947)	(1,784)
Other — net	(4)	(13)	18
Net cash used in financing activities	(1,460)	(1,960)	(2,211)

Effect of exchange rate changes on cash and cash equivalents	4	3	(3)

Net increase (decrease) in cash and cash equivalents	(30)	(33)	40
Cash and cash equivalents at beginning of year	91	124	84
Cash and cash equivalents at end of period	$61	$91	$124
The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 1 - Description of the business and basis of presentation
Organization and Description of Business
The Health Care Business (the “Company”) is a carve-out business of 3M Company (“3M” or “Parent”). On July 26, 2022, Parent announced a plan to spin off the Health Care Business. In connection with the spin-off, Parent will transfer certain assets and liabilities associated with the Health Care Business to 3M Health Care Company, a newly formed wholly owned subsidiary of Parent, and will effect a pro rata distribution of at least 80.1% of the common stock of 3M Health Care Company to 3M’s shareholders. The completion of the spin-off is subject to certain conditions, including the effectiveness of a registration statement for the common stock of 3M Health Care Company, receipt of a private letter ruling from the Internal Revenue Service and receipt by 3M of one or more tax opinions, and approval by 3M’s Board of Directors. 3M Health Care Company had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and will not have any assets, liabilities, operations or commitments and contingencies in respect of the Health Care Business until such business is transferred to 3M Health Care Company.
The Health Care Business is a leading global healthcare company with a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs.
The Health Care Business is organized into four operating business segments that are aligned with the end markets that the Company serves:
•Medical Solutions: Solutions including active wound care and incision management, vascular access, sterilization, temperature management, surgical supplies, auscultation, and monitoring, designed to accelerate healing, prevent complications, and lower the total cost of care.
•Health Information Systems: Software and consulting services including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms that eliminate revenue cycle waste, create more time for patient care, and drive value-based care.
•Oral Care Solutions: Comprehensive suite of dental and orthodontic solutions including brackets, aligners, restorative cement, and bonding agents that address oral care across the “life of the tooth” including disease prevention, direct and indirect restoration, and broad orthodontic needs, while maximizing practitioner effectiveness through digitally enabled workflows and tools.
•Separation and Purification Sciences: Filtration and purification technologies including filters, purifiers, cartridges, and membranes that simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water.
Basis of Presentation
The Health Care Business is a carve-out business of the 3M Company. The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of 3M, including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of the Company, using the historical accounting policies applied by 3M. These Combined Financial Statements do not purport to reflect what the results of operations, comprehensive income, financial position, or cash flows would have been had the Company operated as a separate, standalone entity during the periods presented.
The Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and present the historical results of operations, comprehensive income, and cash flows for the years ended December 31, 2022, 2021 and 2020, and the financial position as of December 31, 2022 and 2021.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
These Combined Financial Statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Health Care Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and accounting, human resources, legal, and use of shared assets. Additional information is included in Note 13. Direct usage has been used to attribute expenses that are specifically identifiable to the business, where practicable. In certain instances these expenses have been allocated to the Health Care Business primarily based on a pro rata proportion of revenue. The attribution methodologies of corporate and shared expenses reasonably reflect the utilization of services by, or the benefits provided to the Health Care Business, in the aggregate. The Combined Financial Statements reflect all the costs of doing business, the allocations may not, however, reflect the expenses the Health Care Business would have incurred as a standalone company for the periods presented. All intercompany transactions and balances within the Health Care Business have been eliminated.
The Health Care Business’s Combined Balance Sheet includes 3M assets and liabilities that are specifically identifiable or otherwise attributable to the Health Care Business. 3M manages cash and other treasury operations at a centralized level. As such, cash and cash equivalents in the Combined Balance Sheets primarily represent cash managed by Health Care Business subsidiaries directly and cash that has not yet been swept to 3M’s central accounts. Cash transfers to and from the cash management accounts of 3M are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.” 3M’s third party debt, including any related interest expense, which is not directly attributable to the Health Care Business has been excluded from the Combined Financial Statements as the Company is not the legal obligor nor a guarantor of the debt. These arrangements may not be reflective of the way the Company would have financed its operations had it been a separate, standalone entity during the periods presented.
The operations of the Health Care Business are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by 3M, where applicable. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented following the separate return methodology as if the Health Care Business filed its own income tax returns. The income tax results of the Health Care Business as presented in the Combined Financial Statements may not be reflective of the results the Health Care Business would generate in the future. In jurisdictions where the Health Care Business has been included in income tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected within “Net parent investment” on the Combined Balance Sheet.
Note 2 - Summary of Significant Accounting Policies
Foreign currency translation: Local currencies generally are considered the functional currencies outside the United States, and accordingly, the financial statements of these subsidiaries are remeasured as if their functional currency is that of their parent. Assets and liabilities for operations in local-currency environments are translated at month-end exchange rates of the period reported. Income and expense items are translated at average monthly currency exchange rates in effect during the period. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in the Combined Balance Sheets.
Use of estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions are subject to inherent uncertainties which may result in actual amounts differing from these estimates.
Investments: All equity securities that do not result in consolidation are measured at fair value with changes therein reflected in net income. The Health Care Business utilizes the measurement alternative for equity investments that do not have readily determinable fair values and measures these investments at cost less impairment plus or minus observable price changes in orderly transactions.
Other assets: Other assets primarily includes long-lived medical equipment in rental arrangements utilized primarily by hospitals and other medical clinics, and other long-term assets. Depreciation expense incurred on the

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
equipment used in rental arrangements was $28 million, $32 million, and $30 million for the years ended December 31, 2022, 2021. and 2020, respectively.
Inventories: Inventories are stated at the lower of cost or net realizable value (NRV), which is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Cost is generally determined on a first-in, first-out basis.
Property, plant and equipment: Property, plant and equipment, including capitalized interest and internal direct engineering costs, are recorded at cost. Depreciation of property, plant and equipment generally is computed using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of buildings and improvements primarily range from ten to forty years, with the majority in the range of twenty to forty years. The estimated useful lives of machinery and equipment primarily range from three to fifteen years, with the majority in the range of five to ten years. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operations. Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Goodwill: Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually in the fourth quarter of each year, and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. The Health Care Business reporting units correspond to a business segment as this represents the lowest level of discrete financial information below sales that is available. The Health Care Business did not combine any of its reporting units for impairment testing. The impairment loss is measured as the amount by which the carrying value of the reporting unit’s net assets exceeds its estimated fair value, not to exceed the carrying value of the reporting unit’s goodwill. The estimated fair value of a reporting unit is determined based on a market approach using comparable company information such as EBITDA (earnings before interest, taxes, depreciation and amortization) multiples or, in some cases, based on a discounted cash flow analysis.
Intangible assets: Intangible asset types include customer-related, patents and other technology-based, tradenames and other intangible assets acquired from an independent party. Intangible assets with a definite life are amortized on a systematic and rational basis (generally straight line) that is representative of the asset’s use. The estimated useful lives vary by category, with customer-related between fourteen to nineteen years, patents and other technology-based between six to ten years, and definite lived tradenames and other between ten and sixteen years. Intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer in use. Refer to Note 6 for additional details on the gross amount and accumulated amortization of the Company’s intangible assets.
Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount exceeds the estimated undiscounted cash flows from the asset’s or asset group’s ongoing use and eventual disposition. If an impairment is identified, the amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Intangible assets with an indefinite life, namely certain tradenames, are not amortized. Indefinite-lived intangible assets are tested for impairment annually in the third quarter of each year, and are tested for impairment between annual tests if an event occurs or circumstances change that would indicate that the carrying amount may be

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
impaired. An impairment loss would be recognized when the fair value is less than the carrying value of the indefinite-lived intangible asset.
Restructuring actions: Restructuring actions generally include significant actions involving employee-related severance charges, contract termination costs, and impairment or accelerated depreciation/amortization of assets associated with such actions. Employee-related severance charges are largely based upon distributed employment policies and substantive severance plans. These charges are reflected in the quarter when the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Severance amounts for which affected employees in certain circumstances are required to render service in order to receive benefits at their termination dates are measured at the date such benefits were communicated to the applicable employees and recognized as expense over the employees’ remaining service periods. Contract termination and other charges primarily reflect costs to terminate a contract before the end of its term (measured at fair value at the time the Company provided notice to the counterparty) or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.
Revenue recognition: The Company sells a wide range of products to a diversified base of customers around the world and has no material concentration of credit risk or significant payment terms extended to customers. The majority of the Health Care Business’s customer arrangements contain a single performance obligation. The Health Care Business also enters into customer arrangements that involve multiple performance obligations (such as rental of equipment and related consumables), software with coterminous post-contract support, and software-as-a-service.
The Company recognizes revenue in light of the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue is recognized when control of goods has transferred to customers. For the majority of the Company’s customer arrangements, control transfers to customers at a point-in-time when goods/services have been delivered as that is generally when legal title, physical possession and risks and rewards of goods/services transfer to the customer. For certain arrangements, specifically software sold with coterminous post-contract support that is integral to maintaining the utility of the software license to the customer and software-as-a-service, control transfers over time as the customer simultaneously receives and consumes the benefits as the Health Care Business completes the performance obligation(s).
Revenue is recognized at the transaction price which the Company expects to be entitled. When determining the transaction price, the Health Care Business estimates variable consideration applying the portfolio approach practical expedient under ASC 606. The main sources of variable consideration for the Health Care Business are customer rebates, trade promotion funds, and cash discounts. These sales incentives are recorded as a reduction to revenue at the time of the initial sale using the most-likely amount estimation method. The most-likely amount method is based on the single most likely outcome from a range of possible consideration outcomes. The range of possible consideration outcomes are primarily derived from the following inputs: sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Because the Health Care Business serves numerous markets, the sales incentive programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Free goods are accounted for as an expense and recorded in cost of product. Product returns are recorded as a reduction to revenue based on anticipated sales returns that occur in the normal course of business. The Health Care Business primarily has assurance-type warranties that do not result in separate performance obligations. Sales, use, value-added, and other excise taxes are not recognized in revenue. The Company has elected to present revenue net of sales taxes and other similar taxes.
For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using the Health Care Business’s best estimate of the standalone selling price of each distinct good or service in the contract. For customers purchasing software from the Health Care Business, these performance obligations include providing software licenses with ongoing customer support, installation and training. For customers renting medical devices from the Health Care Business, this includes the Company furnishing a rental unit to a customer as well as delivery of consumables for the rented medical device.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
The Company did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any year presented.
The Health Care Business applies ASC 606 utilizing the following allowable exemptions or practical expedients:
•Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.
•Practical expedient relative to costs of obtaining a contract by expensing sales commissions when incurred because the amortization period would have been one year or less.
•Portfolio approach practical expedient relative to estimation of variable consideration.
•“Right to invoice” practical expedient based on the Health Care Business’s right to invoice the customer at an amount that reasonably represents the value to the customer of the Health Care Business’s performance completed to date.
•Election to present revenue net of sales taxes and other similar taxes.
•Sales-based royalty exemption permitting future intellectual property out-licensing royalty payments to be excluded from the otherwise required remaining performance obligations disclosure.
The Company recognizes revenue from the rental of durable medical devices in accordance with the guidance of ASC 842, Leases. The Company recognizes rental revenue based on the length of time a device is used by the patient/organization, (i) at the contracted rental rate for contracted customers and (ii) generally, retail price for non-contracted customers. The leases are short-term in nature, generally providing for daily or monthly pricing, and are all classified as operating leases.
Accounts receivable and allowances: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for bad debts, cash discounts, and various other items. The allowances for bad debts and cash discounts are based on the best estimate of the amount of expected credit losses in existing accounts receivable and anticipated cash discounts. The Company determines the allowances based on historical write-off experience informed by industry and regional economic data, current expectations of future credit losses, and historical cash discounts. The Company reviews the allowances monthly. The allowances for bad debts as well as the provision for credit losses, write-off activity and recoveries for the periods presented are not material. The Company does not have any significant off-balance-sheet credit exposure related to its customers.
Research and development: Research and development includes costs related to basic scientific research and the application of scientific advances in the development of new and improved products and their uses; technical support; internally developed patent costs, which include costs and fees incurred to prepare, file, secure and maintain patents; amortization of externally acquired patents and externally acquired in-process research and development. Research and development costs are expensed as incurred.
Internal-use software: The Company capitalizes direct costs of services used in the development of, and external software acquired for use as, internal-use software. Amounts capitalized are amortized over a period of three to seven years, generally on a straight-line basis, unless another systematic and rational basis is more representative of the software’s use.
Income taxes: The income tax provision of the Health Care Business was prepared using the separate return method. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, transactions included in the consolidated financial statements of 3M may not be included in the Combined Financial Statements. Similarly, the tax treatment of certain items

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
reflected in the Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of 3M. Therefore, items such as net operating losses, credit carryforwards, and valuation allowances may exist in the standalone financial statements that may or may not exist in 3M’s consolidated financial statements. In the future, as a standalone entity, the Health Care Business will file tax returns on its own behalf and its deferred taxes and actual income tax rate may differ from those in the historical periods.
In jurisdictions where the Health Care Business has been included in income tax returns filed by Parent, income taxes currently payable will be deemed to have been remitted to the Parent, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from the Parent in the period that a refund could have been recognized. Adjustments to the recorded payable that derive from the Health Care Business’s current year activity are recorded through current tax expenses and the ending adjusted payable/receivable is settled through “Net parent investment” on the Combined Balance Sheets.
Current obligations for tax in jurisdictions where the Company does not file a consolidated tax return with 3M, including certain foreign and certain U.S. state tax jurisdictions, are recorded as accrued liabilities within “Other current liabilities” on the Combined Balance Sheets. The effects of tax adjustments and settlements with taxing authorities are presented in our combined financial statements in the period to which they relate.
Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of tax benefit to recognize in the combined financial statements. An uncertain tax position is measured at the largest amount of benefit that the Company believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting the measurement or realization criteria represent unrecognized tax benefits. The Company recognizes interest and penalties related to income tax matters as a component of “Provision for income taxes” in the Combined Statements of Income.
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases, as well as from net operating loss and tax credit carryforwards. The deferred income tax balances are stated at enacted tax rates expected to be in effect when those taxes are paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and tax credits by evaluating all available positive and negative evidence, specifically assessing the adequacy of future expected taxable income from all sources, including reversal of existing taxable temporary differences, forecasted operating earnings, and available tax planning strategies. To the extent we consider it more likely than not that a deferred tax asset will not be recovered, a valuation allowance is established.
Stock-based compensation: Certain employees participate in the stock-based compensation plans sponsored by 3M. The awards to these employees are reflected in “Net parent investment” within the Combined Statements of Equity at the time they are expensed. The Company recognizes all stock-based payments to employees as compensation cost over the service period based on their estimated fair value on the date of grant. The Company’s annual stock option and restricted stock unit grant is made in February to provide a strong and immediate link between the performance of individuals during the preceding year and the size of their annual stock compensation grants. The grant to eligible employees uses the closing stock price on the grant date. Accounting rules require recognition of expense under a non-substantive vesting period approach, requiring compensation expense recognition when an employee is eligible to retire. Employees are considered eligible to retire at age 55 and after having completed ten years of service.
Comprehensive income: Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the Combined Statements of Comprehensive Income and the Combined Statements of Changes in Equity. Accumulated other comprehensive income (loss) is composed of foreign currency translation effects and defined benefit pension adjustments. The Company uses the portfolio approach for releasing income tax effects from accumulated other comprehensive income.
Fair value measurements: The Health Care Business follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under the standard, fair value is defined as the exit price, or the amount that would be received

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. For the periods presented, the Health Care Business did not have any material measurements of applicable items. The carrying value of the Health Care Business's accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short period of time to maturity or repayment.
Leases: The Health Care Business determines if an arrangement is a lease upon inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used.
Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Health Care Business’ leases typically do not provide an implicit rate, the present value of our lease liability is determined using 3M’s incremental borrowing rate at lease commencement. 3M determines the incremental borrowing rate for leases using a portfolio approach based primarily on the lease term and the economic environment of the applicable country or region.
As a lessee, the Company leases distribution centers, office space, land, and equipment. Certain Health Care Business lease agreements include rental payments adjusted annually based on changes in an inflation index. The Health Care Business’s leases do not contain material residual value guarantees or material restrictive covenants. Lease expense is recognized on a straight-line basis over the lease term.
Certain leases include one or more options to renew, with terms that can extend the lease term up to five years. The Health Care Business includes options to renew the lease as part of the right of use lease asset and liability when it is reasonably certain the Company will exercise the option. In addition, certain leases contain fair value purchase and termination options with an associated penalty. In general, the Health Care Business is not reasonably certain to exercise such options.
For the measurement and classification of its lease agreements, the Health Care Business groups lease and non-lease components into a single lease component for all underlying asset classes. Variable lease payments primarily include payments for non-lease components, such as maintenance costs, payments for leased assets used beyond their noncancellable lease term as adjusted for contractual options to terminate or renew, additional payments related to a subsequent adjustment in an inflation index, and payments for non-components such as sales tax. Certain Health Care leases contain immaterial variable lease payments based on number of units produced.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 3 - New Accounting Pronouncements
The table below provides summaries of applicable new accounting pronouncements issued, but not yet adopted by Health Care.

Standards Issued and Not Yet Adopted
Standard	Relevant Description	Effective Date for the Health Care Business	Impact and Other Matters
ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers	Issued in October 2021. Requires acquiring entities to apply ASC 606 to recognize and measure contract assets and liabilities acquired through a business combination.	1/1/2023.	This guidance is applicable to all business combinations occurring after the effective date.
ASU No. 2022-04, Liabilities - Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Obligations	Issued in September 2022. Requires a buyer in a supplier finance program to disclose the key terms of the program, amount of outstanding obligations, and a rollforward of obligations confirmed and subsequently paid.	January 1, 2023, except rollforward disclosure which is not effective until the year-end December 31, 2024.	As this ASU relates to disclosures only, there will be no impact to Health Care’s combined results of operations and financial condition.
Note 4 - Revenue recognition
Contract Balances
Unearned revenue primarily relates to revenue that is recognized over time for one-year software license contracts. Approximately $541 million of the December 31, 2021 balance was recognized as revenue during the year ended December 31, 2022, while approximately $498 million of the December 31, 2020 balance was recognized as revenue during the year ended December 31, 2021.
Operating Lease Revenue
Software and rental revenue includes rental revenue from durable medical devices as part of operating lease arrangements (reported within the Medical Solutions segment), which was $603 million, $613 million, and $616 million for the year ended December 31, 2022, 2021. and 2020, respectively.
No customer accounted for more than 10% of the Company’s revenues for the years ended December 31, 2022, 2021, or 2020. Additionally, no customers accounted for more than 10% of accounts receivable as of December 31, 2022 or 2021.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 5 - Property, Plant, and Equipment - Net
Property, plant and equipment, net consisted of the following:

	December 31,
(Millions)	2022	2021
Property, plant and equipment - at cost
Buildings and leasehold improvements	$856	$808
Machinery and equipment	1,965	1,920
Construction in progress	240	219
Other fixed assets	29	33
Gross property, plant and equipment	3,090	2,980
Accumulated depreciation	(1,771)	(1,674)
Property, plant and equipment – net	$1,319	$1,306
Depreciation expense consisted of the following:

	For the years ended December 31,
(Millions)	2022	2021	2020
Depreciation expense	$177	$184	$184
Note 6 - Goodwill and Intangible assets
Goodwill
There was no goodwill recorded from acquisitions during 2022 or 2021.
The goodwill balance by business segment follows:

(Millions)	Health Information Systems	Medical Solutions	Oral Care Solutions	Separation & Purification Sciences	Total
Balance at December 31, 2020	$874	$3,875	$498	$1,617	$6,864
Translation impact	(1)	(112)	(26)	(59)	(198)
Balance at December 31, 2021	$873	$3,763	$472	$1,558	$6,666
Translation impact	(2)	(157)	(20)	(53)	(232)
Balance at December 31, 2022	$871	$3,606	$452	$1,505	$6,434

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Acquired Intangible Assets
The carrying amount and accumulated amortization of acquired intangible assets as of the dates below, follow:

	December 31,
(Millions)	2022	2021
Customer related intangible assets	$2,715	$2,755
Patents and other technology-based intangible assets	1,893	1,905
Tradenames and other amortizable intangible assets	706	712
Total gross carrying amount	5,314	5,372

Accumulated amortization — customer related	(924)	(785)
Accumulated amortization — patents and other technology-based	(880)	(707)
Accumulated amortization — tradenames and other	(283)	(246)
Total accumulated amortization	(2,087)	(1,738)

Total finite-lived intangible assets — net	3,227	3,634

Indefinite-lived tradenames	25	27
Total intangible assets — net	$3,252	$3,661
Amortization expense consisted of the following:

	For the years ended December 31,
(Millions)	2022	2021	2020
Amortization expense	$373	$381	$385
Expected amortization expense for acquired amortizable intangible assets recorded as of December 31, 2022 follows:

(Millions)	2023	2024	2025	2026	2027	After 2027
Amortization expense	$365	$345	$315	$314	$308	$1,580
The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.
Note 7 - Other Current Liabilities
“Other current liabilities” included in the Combined Balance Sheets consists of the following;

	December 31,
(Millions)	2022	2021
Accrued compensation	$65	$136
Accrued rebates	168	189
Other	171	187
Total other current liabilities	$404	$512

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 8 - Accumulated Other Comprehensive Income
Changes in Accumulated Other Comprehensive Income (Loss) by Component

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension Plans Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2020, net of tax	$(218)	$(29)	$(247)
Other comprehensive income (loss), before tax			—
Amounts before reclassification	325	(12)	313
Amounts reclassified out	—	2	2
Total other comprehensive income (loss), before tax	325	(10)	315
Tax effect	—	2	2
Total other comprehensive income (loss), after tax	325	(8)	317
Balance at December 31, 2020, net of tax	107	(37)	70
Other comprehensive income (loss), before tax			—
Amounts before reclassification	(280)	10	(270)
Amounts reclassified out	—	3	3
Total other comprehensive income (loss), before tax	(280)	13	(267)
Tax effect	—	(3)	(3)
Total other comprehensive income (loss), after tax	(280)	10	(270)
Balance at December 31, 2021, net of tax	(173)	(27)	(200)
Other comprehensive income (loss), before tax
Amounts before reclassification	(331)	45	(286)
Amounts reclassified out	—	2	2
Total other comprehensive income (loss), before tax	(331)	47	(284)
Tax effect	—	(13)	(13)
Total other comprehensive income (loss), after tax	(331)	34	(297)
Balance at December 31, 2022, net of tax	$(504)	$7	$(497)
Income taxes are not provided for foreign translation relating to permanent investments in international subsidiaries. Reclassification adjustments are made to avoid double counting in comprehensive income items that are subsequently recorded as part of net income.
Defined Benefit Pension Reclassification out of Accumulated Other Comprehensive Income (Loss)

	For the years ended December 31,			Location on the Combined Statements of Income
(Millions)	2022	2021	2020
Gains (losses) associated with defined benefit pension plans amortization, before tax
Transition asset	$1	$1	$1	Other expense (income) - net
Net actuarial loss	1	2	1	Other expense (income) - net
Total before tax	2	3	2
Tax effect	—	(1)	(1)
Net of tax	$2	$2	$1

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 9 - Income taxes
See Note 2 “Summary of Significant Accounting Policies” for a description of the Company’s accounting policies and separate return method of preparation for income taxes. The components of income before income taxes were:

	For the years ended December 31,
(Millions)	2022	2021	2020
United States	$1,276	$1,262	$1,087
International	416	620	353
Total	$1,692	$1,882	$1,440
The provision for income taxes consists of the following:

	For the years ended December 31,
(Millions)	2022	2021	2020
Currently payable
Federal	$355	$310	$155
State	53	36	27
International	82	114	88
Deferred
Federal	(127)	(52)	38
State	(8)	(2)	2
International	(6)	16	(8)
Total	$349	$422	$302
The Tax Cuts and Jobs Act (“TCJA”) imposes tax on U.S. shareholders for Global Intangible Low-Taxed Income (“GILTI”) earned by certain non-U.S. subsidiaries. The Company has elected to account for the income tax effects associated with the GILTI U.S. income inclusion as a period cost.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
The net deferred tax liabilities included in the Combined Balance Sheet consists of the following:

	December 31,
(Millions)	2022	2021
Deferred tax assets:
Miscellaneous accruals	$52	$64
Accrued compensation	35	44
Net operating/capital loss carryforward	95	81
Disallowed interest carryforward	11	30
Foreign tax credits	50	53
Advanced royalties	48	77
Research and experimentation capitalization	181	—
Other deferred tax assets	40	40
Gross deferred tax assets	512	389
Valuation allowance	(54)	(45)
Total deferred tax assets	458	344

Deferred tax liabilities:
Property, plant, and equipment	(128)	(130)
Intangible amortization	(392)	(411)
Total deferred tax liabilities	(520)	(541)

Net deferred tax asset (liability)	$(62)	$(197)
As of December 31, 2022, the Company had tax-effected operating loss carryforwards of $95 million and tax credit carryforwards of $50 million for federal, state, and international jurisdictions, with all amounts before limitation impacts and valuation allowances. Federal tax attributes will expire after one to ten years and international tax attributes after one to an indefinite carryover period. As of December 31, 2022, the Company has provided $54 million of valuation allowances, respectively, against certain of those deferred tax assets based upon management’s determination that it is more-likely-than-not that the tax benefits related to these assets will not be realized.
The difference between the U.S. statutory income tax rate and the effective income tax rate is as follows:

	For the years ended December 31,
	2022	2021	2020
U.S. Statutory income tax rate	21.0%	21.0%	21.0%
State income taxes - net of federal benefit	2.1%	1.4%	1.6%
International income taxes - net	(1.7)%	(2.0)%	(0.5)%
Global Intangible Low Taxed Income (GILTI)	0.7%	3.3%	0.5%
Foreign derived intangible income (FDII)	(2.5)%	(2.6)%	(1.0)%
U.S. research and development credit	(1.8)%	(0.9)%	(1.2)%
Reserves for tax contingencies	0.6%	0.4%	(2.1)%
Changes in valuation allowance	0.7%	1.1%	0.6%
Deferred rate change	(0.3)%	0.6%	0.6%
All other - net	1.8%	0.1%	1.5%
Effective income tax rate	20.6%	22.4%	21.0%

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
The effective income tax rate for 2022 was 20.6%, compared to 22.4% in 2021, a decrease of 1.8%. The decrease in the effective tax rate for 2022 is primarily resulting from unfavorable adjustments in 2021 related to impacts of U.S. international tax provisions.
The Company recognizes the amount of income tax benefit that has a greater than 50% likelihood of being ultimately realized upon settlement. Changes in unrecognized tax benefits impacting the provision for income taxes of the Company have been reflected in the Combined Statements of Income. Interest and penalties are also recognized in the provision for income taxes in the Combined Statements of Income. For uncertain tax positions that the Company expects to be legally liable for, the unrecognized tax benefits and interest and penalties of $138 million and $134 million have been recorded to “Other liabilities” as of December 31, 2022 and 2021, respectively on the Combined Balance Sheets. For uncertain tax positions where the Company is not legally and directly liable for, unrecognized tax benefits and interest and penalties are charged to “Net parent investment” on the Combined Balance Sheet. A rollforward of unrecognized tax benefits (UTB) is as follows:

	December 31,
(Millions)	2022	2021	2020
Gross UTB Balance at January 1	$308	$314	$367

Additions based on tax positions related to the current year	18	23	20
Additions for tax positions of prior years	17	2	5
Additions related to recent acquisitions	—	—	—
Reductions for tax positions of prior years	(19)	(11)	(36)
Settlements	—	—	—
Reductions due to lapse of applicable statute of limitations	(10)	(10)	(33)
Reductions for amounts recorded to Net parent investment	(7)	(10)	(9)

Gross UTB Balance at December 31	$307	$308	$314

UTB that would impact the effective tax rate at December 31	$244	$247	$262
It is reasonably possible that the amount of unrecognized tax benefits could significantly change within the next 12 months. The Company has ongoing federal, state and international income tax audits in various jurisdictions and evaluates uncertain tax positions that may be challenged by local tax authorities and not fully sustained. These uncertain tax positions are reviewed on an ongoing basis and adjusted in light of facts and circumstances including progression of tax audits, developments in case law and closing statutes of limitation. At this time, the Company is not able to estimate the range by which these potential events could impact the Company’s unrecognized tax benefits within the next 12 months.
The IRS has completed its field examination of 3M’s U.S. federal income tax returns through 2018, but the years 2005 through 2017 have not closed as 3M is in the process of resolving issues identified during those examinations. As noted previously, for uncertain tax positions that the Company is not legally and directly liable for, unrecognized tax benefits and interest and penalties are charged to Net parent investment. In addition to the U.S. federal examination, there is also audit activity in several U.S. state and foreign jurisdictions where the Company is subject to ongoing tax examinations and governmental assessments, which could be impacted by evolving political environments in those jurisdictions. As of December 31, 2022, no taxing authority proposed significant adjustments to the Company’s tax positions for which the Company is not adequately reserved.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. The Company recognized in the Combined Statements of Income on a gross basis approximately $3.9 million of expense, $1.1 million of expense, and $4.6 million of expense in 2022, 2021, and 2020, respectively. The amount of interest and penalties recognized may be an expense or benefit due to new or remeasured unrecognized tax benefit accruals. At December 31, 2022, and December 31, 2021, accrued interest and penalties in the combined balance sheet on a gross basis were $12.1 million and $8.1 million, respectively.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
As of December 31, 2022, the Company has approximately $1,357 million of undistributed earnings in its foreign subsidiaries. Approximately $913 million of these earnings are no longer considered permanently reinvested. The incremental tax cost to repatriate these earnings to the U.S. was immaterial. The Company has not provided deferred taxes on approximately $444 million of undistributed earnings from non-U.S. subsidiaries as of December 31, 2022, which are indefinitely reinvested in operations. Because of the multiple avenues by which to repatriate the earnings to minimize tax cost, and because a large portion of these earnings are not liquid, it is not practical to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely.
Note 10 - Postretirement Benefit Plans
3M Company Sponsored Pension and Postretirement Benefit Plans
Certain employees of the Health Care Business participate in U.S. and non-U.S. retirement plans sponsored by 3M. For purposes of the Combined Financial Statements, these plans are accounted for as multiemployer plans as they are not sponsored by the Health Care Business. Therefore, the related assets and liabilities are not reflected in the Combined Balance Sheets. The Combined Statements of Income reflects a proportionate allocation of service costs for the multiemployer plans associated with the Health Care Business’s employees. Expenses associated with employee's participation in 3M Company sponsored pension plans were $56 million, $64 million, and $66 million for the years ended December 31, 2022, 2021, and 2020, respectively.
Health Care Business Sponsored Defined Benefit Plans
The Health Care Business has company-sponsored retirement plans covering certain employees in France, Germany and Mexico. As these plans are sponsored by the Health Care Business, they are accounted for as single employer plans. Therefore, the funded status is reflected in the Combined Balance Sheets, and the net periodic benefit costs are included in the Combined Statements of Income.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
The following tables include a reconciliation of the beginning and ending balances of the benefit obligation and the fair value of plan assets as well as a summary of the related amounts recognized in the Health Care Business’s Combined Balance Sheets as of December 31, 2022 and 2021.

	December 31,
(Millions)	2022	2021
Change in benefit obligation
Benefit obligation at beginning of year	$159	$175
Service cost	6	6
Interest cost	2	2
Actuarial (gain) loss	(45)	(7)
Benefit payments	(3)	(5)
Foreign exchange rate changes	(9)	(12)
Other	(5)	—
Benefit obligation at end of year	$105	$159
Change in plan assets
Fair value of plan assets at beginning of year	9	10
Actual return on plan assets	(1)	1
Company contributions	4	5
Foreign exchange rate changes	—	—
Benefit payments	(3)	(5)
Other	—	(2)
Fair value of plan assets at end of year	$9	$9
Funded status at end of year	$(96)	$(150)

	December 31,
Amounts recognized in the Combined Balance Sheets (Millions)	2022	2021
Accrued benefit cost
Current liabilities	$2	$3
Non-current liabilities	94	147
Ending balance	$96	$150

	December 31,
Amounts recognized in accumulated other comprehensive income (Millions)	2022	2021
Net transition obligation (asset)	$—	$2
Net actuarial loss (gain)	(10)	34
Prior service cost (credit)	—	—
Ending balance	$(10)	$36
The balance of amounts recognized for non-U.S. plans in accumulated other comprehensive income (loss) as of December 31 in the preceding table are presented based on the foreign currency exchange rates on that date.
The pension accumulated benefit obligation represents the actuarial present value of benefits based on employee service and compensation as of the measurement date and does not include an assumption about future compensation levels. The following table summarizes the total accumulated benefit obligations, the accumulated benefit obligations and fair value of plan assets for defined benefit pension plans with accumulated benefit

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
obligations in excess of plan assets, and the projected benefit obligation and fair value of plan assets for defined benefit pension plans with projected benefit obligation in excess of plan assets as of December 31:

	December 31,
(Millions)	2022	2021
Accumulated benefit obligation	$96	$143
Plans with accumulated benefit obligation in excess of plan assets
Accumulated benefit obligation	$90	$138
Fair value of plan assets	3	3
Plans with projected benefit obligation in excess of plan assets
Projected benefit obligation	$106	$159
Fair value of plan assets	9	9
Components of net periodic cost and other amounts recognized in other comprehensive income
The service cost component of defined benefit net periodic benefit cost is recorded in cost of product sales; costs of software and rental; selling, general and administrative; and research and development. Components of net periodic benefit cost and other supplemental information for the years ended December 31 follow:

	For the years ended December 31,
(Millions)	2022	2021	2020
Net periodic benefit cost (benefit)
Operating expense
Service cost	$6	$6	$5
Non-operating expense
Interest cost	2	2	2
Expected return on plan assets	(1)	(1)	(1)
Amortization of transition asset	1	1	1
Amortization of prior service benefit	—	—	—
Amortization of net actuarial loss	1	2	1
Total non-operating expense (benefit)	3	4	3
Total net periodic benefit cost (benefit)	$9	$10	$8
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Amortization of transition asset	(1)	(1)	(1)
Prior service cost (benefit)	—	1	—
Net actuarial (gain) loss	(43)	(8)	8
Amortization of net actuarial loss	(1)	(2)	(1)
Foreign currency	(2)	(3)	4
Total recognized in other comprehensive (income) loss	$(47)	$(13)	$10
Total recognized in net periodic benefit cost (benefit) and other comprehensive (income) loss	$(38)	$(3)	$18
Weighted-average assumptions used to determine benefit obligations as of December 31

	2022			2021
	France	Germany	Mexico	France	Germany	Mexico
Discount rate	3.90%	3.81%	10.70%	0.90%	1.22%	9.40%
Compensation rate increase	2.50%	3.00%	5.00%	2.50%	3.00%	4.50%

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Weighted-average assumptions used to determine net cost for years ended December 31

	France			Germany			Mexico
	2022	2021	2020	2022	2021	2020	2022	2021	2020
Discount rate - service cost	0.90%	0.60%	0.60%	1.33%	0.90%	1.26%	9.40%	8.30%	9.00%
Discount rate - interest cost	0.90%	0.60%	0.60%	0.97%	0.53%	0.78%	9.40%	8.30%	9.00%
Expected return on assets	2.00%	2.00%	2.50%	2.00%	2.00%	3.00%	7.50%	8.25%	8.25%
Compensation rate increase	2.50%	2.25%	2.25%	3.00%	3.00%	3.00%	4.50%	4.50%	4.50%
The Company determines the discount rate used to measure plan liabilities as of the December 31 measurement date for the defined benefit plans, which is also the date used for the related annual measurement assumptions. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits. An increase in the discount rate decreases the Projected Benefit Obligation (PBO), the increase in the discount rate as of December 31, 2022 resulted in an approximately $46 million lower benefit obligation for the defined benefit plans.
The Company measures service cost and interest cost separately using the spot yield curve approach applied to each corresponding obligation. Service costs are determined based on duration-specific spot rates applied to the service cost cash flows. The interest cost calculation is determined by applying duration-specific spot rates to the year-by-year projected benefit payments. The spot yield curve approach does not affect the measurement of the total benefit obligations as the change in service and interest costs offset in the actuarial gains and losses recorded in other comprehensive income.
During 2022, the Company contributed $4 million to its defined benefit pension plans. In 2023, the Company expects to contribute approximately $5 million of cash to its defined benefit pension plans.
Future Pension Benefit Payments
The following table provides the estimated pension and postretirement benefit payments that are payable from the plans to participants.

(Millions)	2023	2024	2025	2026	2027	2028-2032
Estimated future benefit payments	$5	$6	$6	$6	$6	$36
Note 11 – Commitments and Contingencies
Legal Proceedings: The Company is involved in numerous claims and lawsuits, principally in the United States, and regulatory proceedings worldwide. These claims, lawsuits and proceedings relate to matters including, but not limited to, products liability (involving products that the Company now or formerly manufactured and sold), intellectual property, commercial, antitrust, federal healthcare program related laws and regulations, such as the False Claims Act and anti-kickback laws, securities, and environmental laws in the United States and other jurisdictions. Unless otherwise stated, the Company is vigorously defending all such litigation and proceedings. From time to time, the Company also receives subpoenas, investigative demands or requests for information from various government agencies in the United States and foreign countries. The Company generally responds in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Company. Such requests can also lead to the assertion of claims or the commencement of administrative, civil, or criminal legal proceedings against the Company and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Company’s operations or activities are not, or were not, in compliance with applicable laws or

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief.
Process for Disclosure and Recording of Liabilities Related to Legal Proceedings
Many lawsuits and claims involve highly complex issues relating to causation, scientific evidence, and alleged actual damages, all of which are otherwise subject to substantial uncertainties. Assessments of lawsuits and claims can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The categories of legal proceedings in which the Company is involved may include multiple lawsuits and claims, may be spread across multiple jurisdictions and courts which may handle the lawsuits and claims differently, may involve numerous and different types of plaintiffs, raising claims and legal theories based on specific allegations that may not apply to other matters, and may seek substantial compensatory and, in some cases, punitive, damages. These and other factors contribute to the complexity of these lawsuits and claims and make it difficult for the Company to predict outcomes and make reasonable estimates of any resulting losses. The Company's ability to predict outcomes and make reasonable estimates of potential losses is further influenced by the fact that a resolution of one or more matters within a category of legal proceedings may impact the resolution of other matters in that category in terms of timing, amount of liability, or both.
When making determinations about recording liabilities related to legal proceedings, the Company complies with the requirements of ASC 450, Contingencies, and related guidance, and records liabilities in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. Where the reasonable estimate of the probable loss is a range, the Company records as an accrual in its financial statements the most likely estimate of the loss, or the low end of the range if there is no one best estimate. The Company either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. The Company discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if the Company believes there is at least a reasonable possibility that a loss may be incurred. Based on experience and developments, the Company reexamines its estimates of probable liabilities and associated expenses and receivables each period, and whether a loss previously determined to not be reasonably estimable and/or not probable is now able to be reasonably estimated or has become probable. Where appropriate, the Company makes additions to or adjustments of its reasonably estimated losses and/or accruals. As a result, the current accruals and/or estimates of loss and the estimates of the potential impact on the Company’s combined financial position, results of operations and cash flows for the legal proceedings and claims pending against the Company will likely change over time.
Because litigation is subject to inherent uncertainties, and unfavorable rulings or developments could occur, the Company may ultimately incur charges substantially in excess of presently recorded liabilities, including with respect to matters for which no accruals are currently recorded because losses are not currently probable and reasonably estimable. Many of the matters described herein are at varying stages, seek an indeterminate amount of damages or seek damages in amounts that the Company believes are not indicative of the ultimate losses that may be incurred. It is not uncommon for claims to be resolved over many years. As a matter progresses, the Company may receive information, through plaintiff demands, through discovery, in the form of reports of purported experts, or in the context of settlement or mediation discussions that purport to quantify an amount of alleged damages, but with which the Company may not agree. Such information may or may not lead the Company to determine that it is able to make a reasonable estimate as to a probable loss or range of loss in connection with a matter. However, even when a loss or range of loss is not probable and reasonably estimable, developments in, or the ultimate resolution of, a matter could be material to the Company and could have a material adverse effect on the Company, its combined financial position, results of operations and cash flows. In addition, future adverse rulings or developments, or settlements in, one or more matters could result in future changes to determinations of probable and reasonably estimable losses in other matters.
Process for Disclosure and Recording of Insurance Receivables Related to Legal Proceedings
The Company estimates insurance receivables based on an analysis of the terms of its numerous policies, including their exclusions, pertinent case law interpreting comparable policies, its experience with similar claims, and assessment of the nature of the claim and remaining coverage, and records an amount it has concluded is

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
recognizable and expects to receive in light of the loss recovery and/or gain contingency models under ASC 450, ASC 610-30, and related guidance. For those insured legal proceedings where the Company has recorded an accrued liability in its financial statements, the Company also records receivables for the amount of insurance that it concludes as recognizable from the Company’s insurance program. For those insured matters where the Company has not recorded an accrued liability because the liability is not probable or the amount of the liability is not estimable, or both, but where the Company has incurred an expense in defending itself, the Company records receivables for the amount of insurance that it concludes as recognizable for the expense incurred.
Product Liability Litigation
The following sections first describe the significant legal proceedings in which the Company is involved, and then describe the liabilities and associated insurance receivables the Company has accrued relating to its significant legal proceedings.
The Company is a named defendant in over 5,000 lawsuits in the United States and one Canadian putative class action with a single named plaintiff, alleging that they underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections due to the use of the Bair Hugger™ patient warming system. The plaintiffs seek damages and other relief based on theories of strict liability, negligence, breach of express and implied warranties, failure to warn, design and manufacturing defect, fraudulent and/or negligent misrepresentation/concealment, unjust enrichment, and violations of various state consumer fraud, deceptive or unlawful trade practices and/or false advertising acts.
The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) consolidated all cases pending in federal courts to the U.S. District Court for the District of Minnesota to be managed in a multi-district litigation (“MDL”) proceeding. In July 2019, the court excluded several of the plaintiffs’ causation experts, and granted summary judgment for 3M in all cases pending at that time in the MDL. Plaintiffs appealed that decision to the U.S. Court of Appeals for the Eighth Circuit. Plaintiffs also appealed a 2018 jury verdict in favor of 3M in the first bellwether trial in the MDL and appealed the dismissal of another bellwether case. A panel of the appellate court in August 2021 reversed the district court’s exclusion of the plaintiffs’ causation experts and the grant of summary judgment for 3M. The Company sought further appellate en banc review by the full Eighth Circuit court. In November 2021, the Eighth Circuit court denied 3M’s petition for rehearing en banc. In February 2022, the Company filed a petition for a writ of certiorari in the U.S. Supreme Court. In May 2022, the U.S. Supreme Court declined 3M's request to review the Eighth Circuit court's decision. The MDL court has not yet issued a new case management order. Separately, in August 2021, the Eighth Circuit court affirmed the 2018 jury verdict in 3M’s favor in the only bellwether trial in the MDL.
In February 2022, the MDL court ordered the parties to engage in any mediation sessions that a court-appointed mediator deems appropriate. Mediation sessions took place in May and August 2022 without success in resolving the litigation. The MDL court has assigned a new mediator to facilitate discussions of the litigation and possible resolution. In April 2023, plaintiffs filed a motion to disqualify the judge and magistrate judge overseeing the MDL.
In addition to the federal cases, there are eight state court cases. Three are pending in Missouri state court and combine Bair Hugger product liability claims with medical malpractice claims. One of the Missouri cases was tried in September and October of 2022; the jury returned a verdict in 3M’s favor on all the claims. The trial court denied plaintiff’s motion for a new trial, and plaintiffs have filed a notice of appeal. Another Missouri case is scheduled for trial in 2024. There is also one case in Etowah County, Alabama that combines Bair Hugger product liability claims with medical malpractice claims. There have been state court cases filed in Pennsylvania and Montana that 3M has removed or will seek to remove to federal court and seek to have transferred to the MDL. 3M resolved for an immaterial amount the final state court case, which was filed in Hidalgo County, Texas.
3M had been named a defendant in 61 cases in Minnesota state court. In January 2018, the Minnesota state court excluded plaintiffs’ experts and granted 3M’s motion for summary judgment on general causation. The Minnesota Court of Appeals affirmed the state court orders in their entirety and the Minnesota Supreme Court denied plaintiffs’ petition for review and entered the final dismissal in 2019, effectively ending the Minnesota state court cases.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
In June 2016, the Company was served with a putative class action filed in the Ontario Superior Court of Justice for all Canadian residents who underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections that the representative plaintiff claims were due to the use of the Bair Hugger™ patient warming system. The representative plaintiff seeks relief (including punitive damages) under Canadian law based on theories similar to those asserted in the MDL.
For product liability litigation matters described in this section for which a liability has been recorded, the amount recorded is not material to the Company’s results of operations or financial condition. In addition, the Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Federal False Claims Act/Qui Tam Litigation
In October 2019, 3M acquired Acelity, Inc. and its KCI subsidiaries, including Kinetic Concepts, Inc. and KCI USA, Inc. As previously disclosed in the SEC filings by the KCI entities, in 2009, Kinetic Concepts, Inc. received a subpoena from the U.S. Department of Health and Human Services Office of Inspector General. In 2011, following the completion of the government’s review and its decision declining to intervene in two qui tam actions described further below, the qui tam relator-plaintiffs’ pleadings were unsealed.
The government inquiry followed two qui tam actions filed in 2008 by two former employees against Kinetic Concepts, Inc. and KCI USA, Inc. (collectively, the “KCI Defendants”) under seal in the U.S. District Court for the Central District of California. One qui tam action (the Godecke case) was dismissed in January 2022. In the remaining action (the Hartpence case), the complaint contains allegations that the KCI Defendants violated the federal False Claims Act by submitting false or fraudulent claims to federal healthcare programs by billing for V.A.C.® Therapy in a manner that was not consistent with the Local Coverage Determinations issued by the Durable Medical Equipment Medicare Administrative Contractors and seeks monetary damages.
In June 2019, the district court entered summary judgment in the KCI Defendants’ favor on all of the relator-plaintiff’s claims. The relator-plaintiff then filed an appeal in the U.S. Court of Appeals for the Ninth Circuit. Oral argument in the Hartpence case was held in July 2020. The appellate court issued an opinion in August 2022 reversing the decision of the district court and remanding the case for further proceedings. The district court held a status conference in January 2023 where no case deadlines were set; the litigation remains in a pre-trial stage. The KCI Defendants filed a renewed motion for summary judgment in March 2023.
For the matters described in this section for which a liability has been recorded, the amount recorded is not material to the Company’s combined results of operations or financial condition. The Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Compliance Matter
The Company, through its internal processes, discovered certain travel activities and related funding and record keeping issues raising concerns, arising from marketing efforts by certain business groups based in China. The Company initiated an internal investigation to determine whether the expenditures may have violated the U.S. Foreign Corrupt Practices Act (“FCPA”) or other potentially applicable anti-corruption laws. The Company has retained outside counsel and a forensic accounting firm to assist with the investigation. In July 2019, the Company voluntarily disclosed this investigation to both the Department of Justice and Securities and Exchange Commission and is cooperating with both agencies. The Company is in discussions related to potential resolution.
Warranties/Guarantees: The Health Care Business has not issued any material financial guarantees of loans with third parties or other guarantee arrangements. Furthermore, the Health Care Business does not disclose information on its product warranties, as management considers the balance immaterial to its combined results of operations and financial condition.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 12 – Leases
Operating lease costs for the years ended December 31, 2022, 2021, and 2020 were $32 million, $31 million, and $28 million, respectively. Finance lease, variable lease costs, short-term lease cost and income related to sub-lease activity is immaterial for the Company.
Supplemental balance sheet information related to leases is as follows:

		December 31,
(Millions unless noted)	Location on face of Balance Sheet	2022	2021
Operating leases:
Operating lease right of use assets	Other assets	$94	$110

Current operating lease liabilities	Other current liabilities	$27	$29
Noncurrent operating lease liabilities	Other liabilities	68	83
Total operating lease liabilities		$95	$112

Weighted average remaining lease term (in years):		5.2	5.7
Weighted average discount rate:		2.2%	1.7%
Supplemental cash flow and other information related to leases is as follows:

	For the years ended December 31,
(Millions)	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:	$31	$33	$29
Right of use assets obtained in exchange for lease liabilities:	14	57	45
Maturities of operating lease liabilities were as follows:

December 31,
(Millions)	2022
2023	$27
2024	21
2025	16
2026	12
2027	7
After 2027	14
Total	97
Less: Amounts representing interest	(2)
Present value of future minimum lease payments	95
Less: Current obligations	27
Long-term obligations	$68
Note 13 - Related Party Transactions and Corporate Allocations
Related Party Transactions
The Health Care Business has not entered into any related party transactions apart from those described below related to 3M. The Health Care Business has not historically entered into material arrangements with other businesses of 3M.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
The Company participates in centralized 3M Treasury programs. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from 3M during the periods presented. Centralized cash management arrangements are used to fund expansion and certain working capital needs. All adjustments relating to certain transactions among the Company and 3M, which include the transfer of the balance of cash to and from 3M, transfer of the balance of cash held in centralized cash management arrangements to and from 3M, and pushdown of all costs of doing business that were paid on behalf of the Company by 3M, are excluded from the asset and liability balances in the Combined Balance Sheets and have instead been reported within Net parent investment as a component of equity.
Corporate Allocations
The Combined Statements of Income include general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that are provided on a centralized basis, including the use of shared assets. As stated in the “Basis of Presentation” section of Note 1, these expenses have been included on a direct usage basis where costs are specifically identifiable to the Health Care Business or allocated primarily based on the Health Care Business’s pro rata proportion of revenue.
Management believes that the expense allocations have been determined on a basis that is a reasonable reflection of the utilization of services provided for or the benefit received by the Company during each of the periods presented. The amounts that would have been, or will be incurred, on a stand-alone basis could materially differ from the amounts allocated due to economies of scale, a requirement for more or fewer employees, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities.
3M expense allocations were recorded in the Combined Statements of Income within the following captions:

	For the years ended December 31,
(Millions)	2022	2021	2020
Cost of product revenue	$74	$106	$89
Cost of software and rentals	—	—	—
Selling, general and administrative	617	576	572
Research and development	87	96	107
Total	$778	$778	$768
Net Parent investment
Net transfers to Parent are included within Net Parent investment from the Combined Statements of Changes in Equity and within financing activities in the Combined Statements of Cash Flows and represent the net effect of transactions between the Company and 3M. The reconciliation of net transfers to Parent between the Combined Statements of Changes in Equity and the Combined Statements of Cash Flows are as follows:

	For the years ended December 31,
(Millions)	2022	2021	2020
Net transfers to Parent per the Combined Statements of Changes in Equity	$(1,363)	$(1,845)	$(1,683)
Stock compensation expense	(37)	(38)	(35)
Multiemployer pension expense	(56)	(64)	(66)
Net transfers to Parent per the Combined Statements of Cash Flows	$(1,456)	$(1,947)	$(1,784)

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Note 14 - Segment and geographical information
Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s Chief Operating December Maker (“CODM”) for the purpose of assessing performance and allocating resources. The Company’s CODM is the 3M Health Care Business Group President. Our operating activities are managed through four operating segments: Health Information Systems, Medical Solutions, Oral Care Solutions, and Separation and Purification Sciences. These segments have been identified based on the nature of the products sold and how the Company manages its operations. Transactions among reportable segments are recorded at cost. No operating segments have been aggregated to form reportable segments.
Beginning in December 2022, as we began to prepare our business for spin-off into a new public company our CODM evaluated how we intend to allocate resources and review business performance. As a result, starting in December 2022, we changed our measure of segment performance to net sales and an earnings metric defined as business segment operating income excluding amortization expense. This change has been applied consistently to all periods presented. Corporate and Unallocated includes amortization of acquired intangible assets, restructuring related charges, costs or benefits from the capitalization of manufacturing variances and other net costs that the Company chose not to allocate directly to its business segments. Because Corporate and Unallocated includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis. Business segment operating income is reconciled to total operating income and pre-tax income below.
Consistent accounting policies have been applied by all segments for all reporting periods. A description of our reportable segments as of and for the years ended December 31, 2022, 2021, and 2020 has been provided in Note 1.
Business Segment Offerings:

Business Segment	Representative revenue-generating activities, products or services
Health Information Systems	◦Health care procedure coding and reimbursement software
Medical Solutions	◦Skin, wound care, and infection prevention products and solutions
Oral Care Solutions	◦Dentistry and orthodontia solutions
Separation & Purification Sciences	◦Filtration and purification systems

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Business Segment Information

	For the years ended December 31,
Net Sales (Millions)	2022	2021	2020
Health Information Systems	$1,227	$1,160	$1,071
Medical Solutions	4,585	4,632	4,289
Oral Care Solutions	1,327	1,396	1,050
Separation & Purification Sciences	991	983	871
Corporate and Unallocated	—	—	—
Total Company	$8,130	$8,171	$7,281

	For the years ended December 31,
Operating Income (Millions)	2022	2021	2020
Health Information Systems	$359	$354	$300
Medical Solutions	1,061	1,226	1,139
Oral Care Solutions	437	482	234
Separation & Purification Sciences	177	229	212
Total business segment operating income	2,034	2,291	1,885
Corporate and Unallocated:
Amortization expense	(373)	(381)	(385)
Other Corporate and Unallocated	32	(31)	(70)
Total Corporate and Unallocated	$(341)	$(412)	$(455)
Total Company operating income	1,693	1,879	1,430

Other expense (income), net	1	(3)	(10)
Income before income taxes	$1,692	$1,882	$1,440
The Company does not report total assets by segment for internal or external reporting purposes as the Company’s CODM does not assess performance, make strategic decisions or allocate resources based on assets.
Export sales are generally reported within the geographic area where the final sales to Health Care Business customers are made.

	For the years ended December 31,
Net Sales (Millions)	2022	2021	2020
United States	$4,450	$4,392	$4,004
International	3,680	3,779	3,277
Worldwide	$8,130	$8,171	$7,281

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Notes to Combined Financial Statements
Long-lived assets include property, plant, and equipment, equipment rented to customers, as well as operating lease right-of-use assets. The following table presents long-lived assets based on the physical location of those assets.

	December 31,
Long-lived assets (Millions)	2022	2021
United States	$836	$837
Germany	412	406
Other countries	236	249
Worldwide	$1,484	$1,492
Note 15 – Subsequent Events
These Combined Financial Statements are derived from the consolidated financial statements of 3M Company, which issued its annual financial statements for the fiscal year ended December 31, 2022 on February 8, 2023. Accordingly, the Health Care Business has evaluated recognizable subsequent events through the date of February 8, 2023 and non-recognizable subsequent events through May 15, 2023, the date these financial statements were available for issuance.
On May 3, 2023, Health Care Business entered into agreements to sell certain assets associated with its dental local anesthetic portfolio, based in Seefeld, Germany, to Pierrel S.p.A., a global provider of services for the pharmaceutical industry, for a purchase price of $70 million, subject to closing and other adjustments. The business has annual sales of approximately $30 million. The transaction is expected to close in the third quarter of 2023.